       As filed with the Securities and Exchange Commission on June 4, 1999
                             Registration No. 333-____

                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, DC  20549
                               ---------------------


                                      FORM S-4

              REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ---------------------


                          UNITED COMMUNITY FINANCIAL CORP.
               ------------------------------------------------------
               (Exact name of registrant as specified in its charter)

             OHIO                          6035                  34-1856319
-----------------------------  ----------------------------  -----------------
 (State or other jurisdiction  (Primary Standard Industrial   (I.R.S. Employer
      of incorporation or       Classification Code Number)  Identification No.)
         organization)


                               275 Federal Plaza West
                               Youngstown, Ohio 44503
                                   (330) 742-0500
         -----------------------------------------------------------------
                (Address, including ZIP Code, and telephone number,
         including area code, of registrant's principal executive offices)


                                     Copies to:


   DOUGLAS M. MCKAY      KATHLEEN M. MOLINSKY, ESQ.     THOMAS C. BLANK, ESQ.
   United Community      Vorys, Sater, Seymour and      Werner & Blank Co.,
   Financial Corp.                Pease                         L.P.A.
275 Federal Plaza West       221 E. Fourth Street      7205 West Central Avenue
Youngstown, Ohio 44503     Suite 2100, Atrium Two         Toledo, Ohio 43617
    (330)742-9801           Cincinnati, Ohio  45202         (419) 841-8051
                               (513) 723-4089

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement has become effective and all other conditions to the consummation of the transactions have been satisfied or waived.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                         CALCULATION OF REGISTRATION FEE
                         -------------------------------

   Title of each                       Proposed maximum
class of securities   Amount to be    offering price per   Proposed maximum       Amount of
 to be registered      registered          unit (1)        aggregate price   registration fee
------------------- ----------------  ------------------   ----------------  -----------------
   Common Stock,    1,700,000 shares     $  12.47            $21,196,875         $5,893
   no par value     of Common Stock


----------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) on the basis of the market value of a common share of United Community Financial Corp. on June 1, 1999, as determined pursuant to Rule 457(c).

               PROSPECTUS                           PROXY STATEMENT
            UNITED COMMUNITY                       BUTLER WICK CORP.
            FINANCIAL CORP.                               for
         for issuance of up to              Special Meeting of Shareholders
        1,700,000 Common Shares


     The boards of directors of United Community Financial Corp. and Butler Wick Corp. have agreed to a merger transaction in which United Community will acquire Butler Wick. After the merger, Butler Wick will be a wholly-owned subsidiary of United Community. United Community will issue its common shares in exchange for the outstanding Butler Wick shares.

     If the merger is completed and you do not dissent from the merger, the number of United Community shares you will receive for each of your Butler Wick shares will depend on the average of the daily closing sales prices of United Community shares reported on the Nasdaq National Market for the 20 consecutive full trading days ending on the trading day before the completion of the merger.


     - If the average of the closing sales prices over the 20 trading day period is less than or equal to $15.00, you will receive, for each Butler Wick share you own, a number of common shares equal to 1.7 million divided by the number of Butler Wick shares issued and outstanding immediately before the completion of the merger. For example, if the merger had been completed on __________, 1999, the day before we printed this prospectus/proxy statement, you would have received _________ United Community shares for each of your Butler Wick shares, based on the 88,970 Butler Wick shares outstanding and the average sales price of $________, computed as of _________, 1999. If the average sales price is less than $10.00, the board of directors of Butler Wick has the right to terminate the merger.

     - If the average of the closing sales prices over the 20 trading day period is greater than $15.00, you will receive, for each Butler Wick share you own, a number of common shares equal to the quotient of (A) $25.5 million divided by the average price over the prior 20 day trading period, (B) divided by the number of Butler Wick shares outstanding immediately before the completion of the merger. For example, if the average sales price of United Community shares was $16.00 and there were 88,970 Butler Wick shares outstanding at the time of the completion of the merger, at United Community's option, you would receive approximately 17.9 United Community shares for each share of Butler Wick you own multiplied by the total number of Butler Wick shares you own.

     The merger cannot be completed unless the holders of at least 44,486 Butler Wick shares approve it. The board of directors of Butler Wick has scheduled a special meeting for its shareholders to vote on the merger. The date, time and place of the special meeting are as follows:

                              --------------------
                              --------------------
                              --------------------
                              --------------------

     United Community shares are listed on Nasdaq under the symbol "UCFC." On ________, 1999, the date before we printed this prospectus/proxy statement, United Community shares closed at $______ on Nasdaq.

     This prospectus/proxy statement provides detailed information about the merger. We encourage you to read this entire document carefully.

     Butler Wick shareholders who dissent from the merger and follow procedures specified on page _______ of this prospectus/proxy statement will be entitled to dissenters' rights if the proposed merger is completed.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE UNITED COMMUNITY SHARES TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROSPECTUS/PROXY STATEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE UNITED COMMUNITY SHARES ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

      Prospectus/Proxy Statement dated __________, 1999, and first mailed to shareholders of Butler Wick Corp. on or about ________, 1999.

                              TABLE OF CONTENTS

Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
   The companies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
   The merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
   Per share market price information. . . . . . . . . . . . . . . . . . . . . .    2
   Special meeting of Butler Wick  shareholders. . . . . . . . . . . . . . . . .    3
   Background and reasons for the merger . . . . . . . . . . . . . . . . . . . .    3
   Recommendation to shareholders. . . . . . . . . . . . . . . . . . . . . . . .    3
   Opinion of Austin Associates, Inc.. . . . . . . . . . . . . . . . . . . . . .    3
   Interests of directors and executive officers . . . . . . . . . . . . . . . .    3
   Rights of dissenting shareholders . . . . . . . . . . . . . . . . . . . . . .    4
   Tax consequences of the merger. . . . . . . . . . . . . . . . . . . . . . . .    4
   Termination and amendment of the merger agreement . . . . . . . . . . . . . .    4
   Accounting treatment. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
Comparative stock prices and dividends . . . . . . . . . . . . . . . . . . . . .    5
Selected consolidated financial data of United Community . . . . . . . . . . . .    7
Selected consolidated financial data of Butler Wick. . . . . . . . . . . . . . .    9
Comparative per share data . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
Purpose of this document . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
The merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
   Background and reasons for the merger . . . . . . . . . . . . . . . . . . . .   11
   Opinion of Austin Associates. . . . . . . . . . . . . . . . . . . . . . . . .   12
   Recommendation of the board of directors of Butler Wick . . . . . . . . . . .   14
   Conversion of Butler Wick shares. . . . . . . . . . . . . . . . . . . . . . .   14
   Fractional shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
   Exchange of certificates for Butler Wick shares . . . . . . . . . . . . . . .   15
   Representations and warranties. . . . . . . . . . . . . . . . . . . . . . . .   15
   Conduct of business pending the merger; other agreements. . . . . . . . . . .   16
   Conditions to the completion of the merger. . . . . . . . . . . . . . . . . .   18
   Effective time. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
   Termination, amendment and modification . . . . . . . . . . . . . . . . . . .   19
   Interests of certain persons in the merger. . . . . . . . . . . . . . . . . .   19
   Resale of United Community common shares. . . . . . . . . . . . . . . . . . .   22
   Income tax consequences . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
   Accounting treatment. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
Rights of dissenting shareholders. . . . . . . . . . . . . . . . . . . . . . . .   23
The special meeting of Butler Wick shareholders. . . . . . . . . . . . . . . . .   25
   Time, date and place. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
   Purpose of the meeting. . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
   Shares outstanding and entitled to vote; record date. . . . . . . . . . . . .   25
   Votes required. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
   Voting and solicitation and revocation of proxies . . . . . . . . . . . . . .   25
Unaudited pro forma condensed combined consolidated statement of financial
condition. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
Unaudited pro forma condensed combined consolidated statements of income . . . .   28
United Community management's discussion and analysis of financial condition
and results of operations. . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
    Comparison of financial condition at March 31, 1999 and December 31, 1998. .   30
    Comparison of operating results for the three months ended March 31, 1999
    and March 31, 1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
    Comparison of financial condition at December 31, 1998 and
    December 31, 1997. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
    Comparison of operating results for the years ended December 31, 1998
    and December 31, 1997. . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
    Comparison of operating results for the years ended December 31, 1997
    and December 31, 1996. . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
    Asset and liability management and market risk . . . . . . . . . . . . . . .   38
    Liquidity and capital. . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
    Effect of recent accounting pronouncements . . . . . . . . . . . . . . . . .   41
    1998 Quarterly financial data. . . . . . . . . . . . . . . . . . . . . . . .   42
    Year 2000 issue. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
Business of United Community . . . . . . . . . . . . . . . . . . . . . . . . . .   42
Lending activities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
Investment activities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
Regulation of United Community . . . . . . . . . . . . . . . . . . . . . . . . .   63

Taxation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   69
Security ownership of United Community . . . . . . . . . . . . . . . . . . . . .   72
Management of United Community . . . . . . . . . . . . . . . . . . . . . . . . .   73
Description of United Community shares . . . . . . . . . . . . . . . . . . . . .   78
Butler Wick management's discussions and analysis of financial condition and
results of operations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   79
    General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   79
    Changes in financial condition for the nine months ended March 31, 1999. . .   80
    Comparison of Operating Results for the Nine Months ending March 31, 1999
    and March 31, 1998 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   80
    Comparison of financial condition at June 26, 1998 and June 27, 1997 . . . .   82
    Comparison of operating results for the years ended June 26, 1998 and
    June 27, 1997. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   83
Business of Butler Wick. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   85
Security ownership of Butler Wick. . . . . . . . . . . . . . . . . . . . . . . .   86
Executive compensation of Butler Wick. . . . . . . . . . . . . . . . . . . . . .   87
Comparison of rights of holders of United Community common
shares and holders of Butler Wick shares . . . . . . . . . . . . . . . . . . . .   87
   Authorized shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   87
   Board of directors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   87
   Voting rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   88
   Preemptive rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   88
Antitakeover statutes applicable to United Community . . . . . . . . . . . . . .   88
Director and officer liability and indemnification . . . . . . . . . . . . . . .   89
Legal matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   90
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   90
Financial Statements of United Community and Butler Wick . . . . . . . . . . . .  F-1

ANNEX A        Agreement and Plan of Merger dated as of April 15, 1999, between
               Butler Wick Corp. and United Community

ANNEX B        Opinion of Austin Associates, Inc. dated April 15, 1999

ANNEX C        Ohio Revised Code Section 1701.59

                                   SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS/PROXY STATEMENT. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS REFERRED TO IN THIS DOCUMENT TO FULLY UNDERSTAND THE MERGER. PAGE REFERENCES ARE INCLUDED IN THIS SUMMARY TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF TOPICS DISCUSSED IN THIS DOCUMENT.

THE COMPANIES (PAGE ___)

United Community Financial Corp.
275 Federal Plaza West
Youngstown, Ohio  44503
(330) 742-0500

     United Community Financial Corp. is an Ohio corporation whose primary activity is holding the common shares of The Home Savings and Loan Company of Youngstown, Ohio, an Ohio savings and loan association. As of March 31, 1999, United Community had assets of approximately $1.3 billion and shareholders' equity of approximately $467.0 million.

     Home Savings currently conducts business from its main office in Youngstown, Ohio and 14 full service branches which serve its primary market area of northeastern Ohio. The principal business of Home Savings is the origination of first mortgage loans in its primary market area. Interest earned on loans is Home Savings' primary source of revenue.

Butler Wick Corp.
City Center One, Suite 700
Youngstown, Ohio  44501

     Butler Wick Corp., an Ohio corporation, is the parent company for three wholly-owned subsidiaries: Butler Wick & Co., Inc., Butler Wick Asset Management Company and Butler Wick Trust Company. Through these subsidiaries, Butler Wick's business includes investment brokerage, which it has conducted for over 70 years, and a network of integrated financial services including asset management, trust and estate services, public finance and insurance. Butler Wick and its subsidiaries have ten offices throughout northeastern Ohio and western Pennsylvania.

     After the merger, Butler Wick will be a wholly-owned subsidiary of United Community and will continue to operate under the name "Butler Wick Corp."

THE MERGER (PAGES ____ THROUGH ____)

     United Community and Butler Wick have executed an Agreement and Plan of Merger providing for the merger of Butler Wick with a subsidiary of United Community. The merger agreement must be adopted by the shareholders of Butler Wick. Even if the Butler Wick shareholders adopt the merger agreement, the board of directors of Butler Wick may decide not to complete the merger if the average closing sales price of a United Community common share on Nasdaq during the 20 trading day period before the merger is completed falls below $10.00.

     If the merger is completed and you do not dissent from the merger, the number of United Community shares you will receive in exchange for your Butler Wick shares will depend on whether the average of the daily closing sales prices of United Community shares for the 20 consecutive full trading days ending on the trading day before the completion of the merger is less than or greater than $15.00.

     - If the average of the closing sale prices over the 20 trading day period is less than or equal to $15.00, you will receive, for each Butler Wick share you own, a number of common shares equal to 1.7 million divided by the number of Butler Wick shares issued and outstanding immediately before the completion of the merger. For example, if the merger had been completed on __________, 1999, the day before we printed this prospectus/proxy statement, you would have received _________ United Community shares for each of your Butler Wick shares, based on the 88,970 Butler Wick shares outstanding and the average sales price of $________, computed as of ___________, 1999, for one share of United Community.

     - If the average of the closing sales price over the 20 trading day period is greater than $15.00, you will receive a number of common shares equal to the quotient of (A) $25.5 million divided by the average sales price over the prior 20 day trading period, (B) divided by the number of Butler Wick shares issued and outstanding immediately before the completion of the merger. For example, if the average sales price of United Community shares was $16.00 and there were 88,970 Butler Wick shares outstanding at the time of the completion of the merger, at United Community's option, you would receive approximately 17.9 United Community shares for each share of Butler Wick you own multiplied by the total number of Butler Wick shares you own.

     BECAUSE THE MARKET PRICE OF UNITED COMMUNITY SHARES FLUCTUATES, WE CANNOT PREDICT THE MARKET VALUE OF THE UNITED COMMUNITY SHARES YOU WILL RECEIVE IN THE MERGER. WE URGE YOU TO OBTAIN CURRENT PRICE QUOTATIONS FOR THE UNITED COMMUNITY SHARES BEFORE CASTING YOUR VOTE REGARDING THE MERGER. YOU MAY OBTAIN CURRENT STOCK QUOTATIONS FOR UNITED COMMUNITY SHARES FROM NEWSPAPERS, THE INTERNET OR YOUR BROKER.

     We have attached the merger agreement to this document as Annex A, and we incorporate it by reference into this prospectus/proxy statement. Please read the merger agreement. It is the legal document that governs the merger.

PER SHARE MARKET PRICE INFORMATION (PAGE _____)

     United Community shares are traded on Nasdaq. On April 15, 1999, the last full trading day before the public announcement of the proposed merger, United Community shares closed at $11.50. On ____________, 1999, the day before we printed this prospectus/proxy statement, United Community shares closed at $_______.

     Butler Wick shares are not listed on an exchange or quoted on Nasdaq. The last known sale of Butler Wick shares occurred on February 18, 1999, when Butler Wick repurchased 400 shares from an employee who had resigned. The purchase price was $105.21 per share, which was the value determined by the Butler Wick board of directors based on the book value of Butler Wick as of December 31, 1998.

     If the merger had occurred on _______, 1999, you would have received ____ United Community shares for each Butler Wick share you owned, based on an average sales price of $_____ during the 20 trading day period ending on _____________, 1999. The market value of the United Community shares you would have received for each Butler Wick share would have been $__________.

SPECIAL MEETING OF BUTLER WICK SHAREHOLDERS (PAGES ____ AND ____)

     The Butler Wick special meeting of shareholders will take place at _______ on _____________, 1999. You are entitled to cast one vote at the special meeting for each Butler Wick share you owned on ___________, 1999. To adopt the merger agreement, the holders of 44,486 shares, which is a majority of the outstanding Butler Wick shares, must vote in favor of the merger agreement.

     Each of the directors and executive officers of Butler Wick and its subsidiaries has agreed to vote all of his Butler Wick shares for the adoption of the merger agreement. As of May 1, 1999, the directors and executive officers had the power to vote, in the aggregate, 44,086 Butler Wick shares, which represents 49.6% of the outstanding shares and 99.1% of the shares needed to adopt the merger agreement.

BACKGROUND AND REASONS FOR THE MERGER (PAGES ___ THROUGH __)

     After careful review and consideration, the board of directors of United Community unanimously concluded on April 15, 1999, that the terms of the merger were fair to, and in the best interests of, the shareholders of United Community. The board of directors based this conclusion on a variety of factors, including the opportunity to increase the level of noninterest income of the company and to cross-sell the deposit and loan products of Home Savings.

     The board of directors of Butler Wick determined that the merger was in the best interests of its shareholders due to the more liquid nature of the common shares of United Community which are traded on Nasdaq, the potential ability of Butler Wick to expand through acquiring other securities firms and hiring additional personnel and the opinion of its financial advisor that the terms of the merger were fair from a financial point of view to Butler Wick shareholders. The board of directors approved the adoption and the execution of the merger agreement on April 14, 1999.

RECOMMENDATION TO SHAREHOLDERS (PAGE __)

     The board of directors of Butler Wick believes that the merger is in the best interest of Butler Wick and its shareholders and unanimously recommends that you vote in favor of the proposal to adopt the merger agreement.

OPINION OF AUSTIN ASSOCIATES, INC. (PAGES __ THROUGH ___)

     In deciding to approve the merger, the Butler Wick board of directors considered the oral opinion of its financial advisors, Austin Associates, Inc. Austin Associates issued its written opinion supporting its conclusion on April 15, 1999, that the exchange ratio was fair to Butler Wick shareholders from a financial point of view. The opinion is attached as Annex B to this prospectus/proxy statement. You should read the opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Austin Associates in providing the opinion.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS

     Some of the directors and officers of Butler Wick and its subsidiaries have interests in the merger that are different from, or in addition to, their interests as shareholders of Butler Wick.

     - Thomas J. Cavalier, currently Chairman of the board of directors and President of Butler Wick, will be appointed to the United Community board of directors and will continue to be the Chairman of the board of directors and President of Butler Wick.

     - Thomas J. Cavalier, Franklin S. Bennett, Jr., currently the Secretary and General Counsel of Butler Wick, Ralph T. Meacham, currently the Treasurer and Chief Financial Officer of Butler Wick, and James H. Sisek, currently the President and a director of Butler Wick Trust Company, a subsidiary of Butler Wick, will enter into three year employment agreements that entitle these individuals to certain salary and other payments upon certain terminations of employment.

     - United Community has agreed to establish a retention program for key employees of Butler Wick. This program will be funded by United Community with $3.7 million in cash.

     - Following the merger, United Community will indemnify and provide insurance for the officers and directors of Butler Wick for events occurring before the merger, including events related to the merger agreement.

RIGHTS OF DISSENTING SHAREHOLDERS (PAGES __ THROUGH __)

     Under Ohio law, you have the right to dissent from the merger and be paid cash equal to the fair cash value of your Butler Wick shares. To exercise this right, you must satisfy each of the following conditions:

     - You must be a shareholder of record of Butler Wick on _____________, 1999;

     - You must not vote in favor of the merger at the special meeting of shareholders; and

     - You must deliver a written demand for the fair cash value of your Butler Wick shares which complies with Ohio law to Franklin S. Bennett, Jr., the Secretary and General Counsel of Butler Wick, by ______________, 1999.

TAX CONSEQUENCES OF THE MERGER (PAGES ___ AND ___)

     In most cases, Butler Wick's shareholders who exchange their Butler Wick shares for United Community shares will not recognize a gain or loss for federal income tax purposes. If you exchange a fractional Butler Wick share for cash or if you dissent from the merger and receive cash in exchange for your Butler Wick shares, the Internal Revenue Service will treat the payment as a distribution in redemption of your Butler Wick shares subject to Section 302 of the Internal Revenue Code of 1986, as amended.

     Vorys, Sater, Seymour and Pease LLP, counsel to United Community, has issued a tax opinion in connection with the merger. Determining the actual tax consequences of the merger to you as an individual taxpayer, however, will depend on your specific situation and other variables that are not within United Community's or Butler Wick's control. You should consult a tax advisor for a complete understanding of the merger's tax consequences to you.

TERMINATION AND AMENDMENT OF THE MERGER AGREEMENT (PAGE __)

     We may agree to terminate the merger agreement at any time before the completion of the merger, even if you have voted to adopt the merger agreement. Also, either of us can decide, without the consent of the other, to abandon the merger if any of the following occurs:

     - Any federal or state regulatory authority denies an approval we need to complete the merger (in a final and nonappealable way), requests the permanent withdrawal of any application required to complete the merger or subjects the approval of the merger to conditions we deem unreasonable.

     - We have not completed the merger by December 31, 1999 (other than because of a knowing breach of the merger agreement by the party that wants to terminate it).

     - The other party breaches the merger agreement in a material way and does not (or cannot) correct the breach in 30 days.

     -    Butler Wick's shareholders vote not to adopt the merger agreement.

     In addition, United Community may abandon the merger if Butler Wick's board of directors withdraws its recommendation to you to adopt the merger agreement or modifies its recommendation in certain ways. If the merger is not completed because the Butler Wick board withdrew its recommendation after it solicited or encouraged inquiries or proposals, or provided confidential information or engaged in negotiations concerning a sale of or merger with another company, Butler Wick will have to pay $1.25 million to United Community.

     Butler Wick may decide not to complete the merger, without penalty, if the average closing sales price of a United Community share on Nasdaq during the 20 trading day period before the merger is completed falls below $10.00.

     We may amend the merger agreement by the mutual agreement of our boards of directors at any time before or after Butler Wick's shareholders vote to adopt the merger agreement. However, if the Butler Wick shareholders have already adopted the merger agreement, we may not amend the merger agreement without their approval if the amendment would materially and adversely affect their rights as shareholders.

ACCOUNTING TREATMENT (PAGE ___)

     We expect the merger to qualify as a pooling of interests. This means we will treat our companies as if they had always been combined for accounting and financial reporting purposes.


                    COMPARATIVE STOCK PRICES AND DIVIDENDS

     United Community shares are listed on Nasdaq under the symbol "UCFC." Butler Wick shares are not actively traded, have no established public market and are not listed on any national exchange or quotation system.

     As of _____, 1999, there were 34,715,625 United Community shares issued and held by approximately _____ holders of record. The following table shows the high and low bid prices for United Community shares as reported by Nasdaq, and the cash dividends per United Community share declared between July 8, 1999, the date United Community first issued shares to the public, and ____________, 1999.

                                                                                   CASH DIVIDEND
CALENDAR YEAR 1998                            HIGH               LOW                  DECLARED
------------------                            ----               ---               -------------
Third Quarter                                 $18.13            $13.50                   N/A
Fourth Quarter                                 15.00             12.88                 $.075

CALENDAR YEAR 1999
------------------
First Quarter
Second Quarter (through
  ____________, 1999)

     As of ____________, 1999, there were 88,970 common shares of Butler Wick outstanding and held by approximately 44 shareholders of record. Butler Wick has not paid a cash dividend on its shares since June 1987. The last known sale of Butler Wick shares was on February 18, 1999, when Butler Wick repurchased 400 shares from an employee who had resigned. The purchase price was $105.21, which was the value established by the Butler Wick board of directors based on the book value of Butler Wick as of December 31, 1998.

     The following table shows (a) the last reported sales prices as of April 15, 1999, the last trading day before the public announcement of the signing of the merger agreement, (b) the last reported sales price as of ____________, 1999, the last practicable trading day before the date of this prospectus/proxy statement, for United Community shares and Butler Wick shares, and (c) the equivalent pro forma price of Butler Wick shares, determined by multiplying the last reported sales price of United Community shares on April 15, 1999 by an exchange ratio of 19.11, and the last reported sales price of United Community, shares on ____________, 1999 by an exchange ratio of ___________. The exchange ratio of 19.11 is the exchange ratio that would apply based on the 88,970 Butler Wick shares outstanding on April 15, 1999, and the average closing sales price of $11.45 for UCFC shares over the 20 trading day period ending on April 15.
The exchange ratio of ________ for _________, 1999, is the exchange ratio that would apply based on the 88,970 Butler Wick shares outstanding on ________, 1999, and the average closing sales price of $_______ for the 20 trading day period ending on ________, 1999.

                                     Price per                 Price per           Equivalent price per
                              United Community share       Butler Wick share        Butler Wick share
                              ----------------------       -----------------       --------------------
April 15, 1999                       $11.50                      $105.21                   $219.77
___________, 1999

              SELECTED CONSOLIDATED FINANCIAL DATA OF UNITED COMMUNITY

     The tables below contain information regarding the financial condition and earnings of United Community for the five years ended December 31, 1998, based on the audited consolidated financial statements of United Community. United Community derived the historical consolidated financial data as of March 31, 1999, and for the three months ended March 31, 1999 and 1998, from its unaudited consolidated financial statements. In the opinion of United Community management, however, United Community has made all normal, recurring adjustments necessary for a fair presentation of consolidated financial condition and results of operations. Results from the three months ended March 31, 1999 are not necessarily indicative of the expected results for the full year. Please read these tables together with the consolidated financial statements, including the related notes, and other financial information of United Community included elsewhere in this prospectus/proxy statement.

                                               At March 31,                               At December 31,
                                         -----------------------   ----------------------------------------------------------------
STATEMENT OF FINANCIAL CONDITION DATA:      1999         1998         1998         1997          1996        1995         1994
                                         ----------   ----------   ----------   ----------    ----------   ----------   -----------
                                                                                            (In thousands)
Total assets                             $1,263,155   $1,049,459   $1,257,305   $1,044,993    $1,074,736  $1,077,523    $1,018,879
Cash and cash equivalents                   165,494       25,611      170,508       34,497        19,668      41,813        20,601
Investment securities:
   Available for sale                       129,221       51,316      110,888       39,402        14,659      32,125        33,415
   Held to maturity                               -        4,974        4,993        4,968        27,970      30,119        34,322
Mortgage-backed securities:
   Available for sale                        97,127       58,938       98,890       62,416        84,466     100,005        87,935
   Held to maturity                         166,996      239,777      182,999      243,848       286,384     302,107       312,300
Loans, net                                  670,865      635,295      657,498      633,236       616,923     546,689       503,413
Federal Home Loan Bank stock                 12,164       11,335       11,958       11,136        10,370       9,675         9,043
Deposits                                    781,301      888,471      777,583      886,808       932,060     938,855       898,912
Total shareholders' equity                  467,039      144,120      464,645      141,353       128,131     122,294       107,209

                                           Three months ended
                                                March 31,                               Year ended December 31,
                                         -----------------------   ---------------------------------------------------------------
SUMMARY OF EARNINGS:                       1999         1998         1998         1997          1996         1995         1994
                                         ----------   ----------   ----------   ----------    ----------   ----------   -----------
                                                                                      (In thousands)
                                                                                  except per share data
 Interest income                            $21,598      $19,678      $85,881      $82,685       $81,749      $79,834       $74,639
 Interest expense                             7,507        9,556       35,755       40,463        43,009       41,104        34,898
                                            -------      -------      -------      -------       -------      -------       -------
 Net interest income                         14,091       10,122       50,126       42,222        38,740       38,730        39,741
 Provision for (recovery of) loan loss
   allowances                                    75          250          650       (1,546)            -            -          (100)
                                            -------      -------      -------      -------       -------      -------       -------
 Net interest income after provision
   for (recovery of) loan loss
   allowances                                14,016        9,872       49,476       43,768        38,740       38,730        39,841
 Noninterest income                             390          378        2,289        1,564         1,291        1,554         1,018
 Noninterest expenses (1)(2)                  7,113        6,095       38,217       25,303        30,068       21,995        20,341
                                            -------      -------      -------      -------       -------      -------       -------
 Income before provision for
    income taxes                              7,293        4,155       13,548       20,029         9,963       18,289        20,518
Provision for income taxes                    2,582        1,454        4,849        6,982         3,332        6,707         7,294
                                            -------      -------      -------      -------       -------      -------       -------
   Net income                               $ 4,711      $ 2,701      $ 8,699      $13,047       $ 6,631      $11,582       $13,224
                                            -------      -------      -------      -------       -------      -------       -------
                                            -------      -------      -------      -------       -------      -------       -------
Basic and diluted earnings per share(3)     $   .15          N/A      $   .08          N/A           N/A          N/A           N/A
                                            -------      -------      -------      -------       -------      -------       -------
                                            -------      -------      -------      -------       -------      -------       -------
Dividends per share                         $  .075          N/A      $  .075          N/A           N/A          N/A           N/A
                                            -------      -------      -------      -------       -------      -------       -------
                                            -------      -------      -------      -------       -------      -------       -------

------------------------------

(1) For the year ended December 31, 1998, noninterest expense included $11.8 million as a result of the contribution of 1.2 million shares of United Community to the Home Savings Charitable Foundation.

(Footnotes continued on next page)

(2) For the year ended December 31, 1996, noninterest expense included a $5.9 million one-time assessment imposed on Home Savings as a result of legislation to recapitalize the Savings Association Insurance Fund.

(3) For the purpose of displaying six months earnings per share for the year ended December 31, 1998, it is assumed that the conversion of Home Savings from mutual to stock form was completed on July 1, 1998.

                                    At or for the three months
                                          ended March 31,                At or for the year ended December 31,
                                    --------------------------    ----------------------------------------------------
SELECTED FINANCIAL RATIOS AND          1999           1998          1998       1997       1996       1995       1994
OTHER DATA:                         ----------     -----------    --------   --------   --------   --------   --------
Performance ratios: (1)
   Return on average assets (2)         1.49%          1.03%         0.73%     1.23%      0.61%      1.11%      1.30%
   Return on average equity (3)         4.04           7.59          3.03      9.68       5.28       9.98      12.77
   Interest rate spread (4)             3.12           3.38          3.32      3.53       3.14       3.30       3.64
   Net interest margin (5)              4.58           3.96          4.33      4.09       3.65       3.79       4.01
   Noninterest expense to average
     assets                             2.26           2.33          3.21      2.39       2.77       2.10       2.01
   Efficiency ratio (6)                49.12          58.05         72.91     57.79      75.11      54.60      49.91
   Average interest-earning
     assets to average
     interest-bearing liabilities     159.79         115.50        132.69    114.26     112.82     111.93     110.58
Capital ratios:
   Average equity to average           36.95          13.60         24.13     12.74      11.58      11.08      10.21
     assets
   Equity to assets at period end      36.97          13.73         36.96     13.53      11.92      11.35      10.52
   Tangible capital                    26.97          13.67         26.80     13.47      11.87      11.24      10.70
   Core capital                        26.97          13.67         26.80     13.47      11.87      11.24      10.70
   Risk-based capital                  51.19          28.24         51.51     28.85      26.15      26.65      25.35
Asset quality ratios:
   Nonperforming loans to total         1.00           1.39          1.15      1.60       1.59       1.11       1.34
   loans at period end (7)
   Nonperforming assets to              0.54           0.84          0.64      0.96       0.91       0.59       0.82
     average assets (8)
   Nonperforming assets to total        0.54           0.84          0.61      0.98       0.92       0.57       0.82
   assets at period end (8)
   Allowance for loans losses as        0.95           0.96          0.96      0.94       0.81       0.93       1.01
     a percent of loans
   Allowance for loans losses as
     a percent of nonperforming        96.75          70.14         84.62     59.02      51.37      84.18      75.51
     loans (7)

-----------------------------

(1) Performance ratios for 1998 reflect the $11.8 million contribution to the Home Savings Charitable Foundation and performance ratios for 1996 reflect the $5.9 million one-time assessment imposed on Home Savings as a result of legislation to recapitalize the Savings Association Insurance Fund. Ratios for the three month periods are annualized.

(2) Net income divided by average total assets. Excluding the effect of the contribution to the Home Savings Charitable Foundation, the return on average assets would have been 1.37% for the year ended December 31, 1998. Excluding the effect of the one-time Savings Association Insurance Fund assessment, Home Savings' return on average assets would have been 0.96% for the year ended December 31, 1996.

(3) Net income divided by average total equity. Excluding the effect of the contribution to the Home Savings Charitable Foundation, the return on average equity would have been 5.63% for the year ended December 31, 1998. Excluding the effect of the one-time Savings Association Insurance Fund assessment, Home Savings' return on average equity would have been 8.29% for the year ended December 31, 1996.

(4) Difference between weighted average yield on interest-earning assets and weighted average cost of interest-bearing liabilities.

(Footnotes continued on next page)

(5)  Net interest income as a percentage of average interest-earning assets.

(6) Noninterest expense divided by the sum of net interest income and noninterest income. Excluding the effect of the contribution to the Home Savings Charitable Foundation, the efficiency ratio would have been 50.33% for the year ended December 31, 1998. Excluding the effect of the one-time Savings Association Insurance Fund assessment, the efficiency ratio would have been 60.37% for the year ended December 31, 1996.

(7)  Nonperforming loans include nonaccrual loans and restructured loans.

(8) Nonperforming assets consist of nonperforming loans and real estate acquired in settlement of loans.


                SELECTED CONSOLIDATED FINANCIAL DATA OF BUTLER WICK

     The tables below contain information regarding the financial condition and earnings of Butler Wick for the five years ended June 26, 1998, based on the audited consolidated financial statements of Butler Wick. Butler Wick derived the historical consolidated financial data as of March 31, 1999 and for the nine months ended March 31, 1999 and 1998, from its unaudited consolidated financial statements. In the opinion of Butler Wick management, the unaudited consolidated historical financial statements reflect all normal, recurring adjustments necessary for a fair presentation of consolidated financial condition and results of operations. Results from the nine months ended March 31, 1999, are not necessarily indicative of the expected results for the full year. Please read these tables together with the consolidated financial statements, including the related notes, and other financial information of Butler Wick included elsewhere in this prospectus/proxy statement.

                                               39 weeks ended                           Fiscal year ended(1),
                                         -------------------------   --------------------------------------------------------------
                                         March 26,       March 27,
STATEMENT OF FINANCIAL CONDITION DATA:      1999           1998         1998         1997          1996         1995         1994
                                         ----------     ----------   ----------   ----------    ----------   ----------   ---------
                                                                           (In thousands, except share and per share data)
Total assets                               $33,714        $24,281      $28,287      $18,321       $15,306      $11,175      $12,197
Shareholders' equity                         9,766          8,299        8,788        7,457         6,166        5,468        5,229

SUMMARY OF EARNINGS:

Revenues                                   $15,902        $14,600      $20,144      $16,544       $14,716      $11,475      $13,957
Income before income taxes                   1,566          1,426        2,115        1,709         1,180          325        1,232
Net Income                                   1,020            892        1,380        1,125           824          245          856

SELECTED OTHER DATA:

Net income per share                        $11.42          $9.94       $15.39       $12.56         $9.33        $2.74        $9.56
Average common shares outstanding           89,281         89,742       89,649       89,552        88,338       89,500       89,576

--------------------------

(1) The financial information presented for Butler Wick is for the years ended June 26, 1998, June 27, 1997, June 28, 1996, June 30, 1995 and
     June 24, 1994.


                             COMPARATIVE PER SHARE DATA

     Presented below are the book value per share and net earnings per share of
(a) United Community on a historical basis, (b) Butler Wick on a historical basis, (c) United Community on a pro forma basis and (d) Butler Wick on an equivalent pro forma basis adjusted to reflect the completion of the merger as of the beginning of each of the periods indicated. The information listed as "pro forma equivalent" was obtained for Butler Wick by multiplying the pro forma combined amounts for United Community by an exchange ratio of 19.11. The assumed exchange ratio of 19.11 is based on the average closing sales price of $11.45 for a United Community share over the 20 trading day period ending on April 15, 1999, the last trading day before we announced the merger. The actual exchange ratio will not be known until the day we complete the merger. See "Unaudited pro forma condensed combined consolidated statements of financial condition" on page __ and "Unaudited pro forma condensed combined statements of income" on pages __ and __. The pro forma information in the following table is not necessarily indicative of the results which actually would have been obtained if we had completed the merger before the periods indicated.

                                                 13 weeks ended                        Fiscal year(1)
                                            ------------------------    -------------------------------------
                                            March 26,      March 27,
                                               1999          1998          1998          1997         1996
                                            ----------    ----------    ----------    ---------    ----------
UNITED COMMUNITY HISTORICAL

Earnings per share (2)                      $     .15           N/A     $     .08          N/A           N/A
Book value per share                            14.52           N/A         14.46          N/A           N/A

BUTLER WICK HISTORICAL

Earnings per share                          $    4.63       $  2.72      $  15.39     $  12.56      $   9.33
Book value per share                           109.77         92.86         98.33        82.93         73.85

UNITED COMMUNITY PRO FORMA COMBINED

Earnings per share(3)                       $     .15           N/A      $    .10          N/A           N/A
Book value per share                            14.08           N/A         14.01          N/A           N/A

BUTLER WICK PRO FORMA EQUIVALENT

Earnings per share                          $    2.89           N/A      $   1.91          N/A           N/A
Book value per share                           269.07           N/A        267.73          N/A           N/A

-------------------------

(1) The financial information presented for Butler Wick is for the years ended June 26, 1998, June 27, 1997 and June 28, 1996.

(2) For purposes of presenting earnings per share information for the 1998 fiscal year, it is assumed that the conversion of Home Savings from mutual to stock form was completed on July 1, 1998.

(3) For the 1998 fiscal year, United Community pro forma combined earnings per share is computed using net income of Butler Wick for the six month period ended June 26, 1998.


                              PURPOSE OF THIS DOCUMENT

     This prospectus/proxy statement serves as both a prospectus of United Community for the issuance of up to 1.7 million United Community shares in connection with the merger and a proxy statement of Butler Wick for the solicitation of proxies by the board of directors of Butler Wick for the Butler Wick special meeting of shareholders. We will mail this prospectus/proxy statement to Butler Wick shareholders on or about _______, 1999.

     United Community and Home Savings provided all information in this prospectus/proxy statement relating to them, and Butler Wick provided all information relating to it and its subsidiaries. Each party is responsible for the accuracy of its information.

     YOU SHOULD RELY ONLY ON THE INFORMATION WHICH IS CONTAINED IN THIS DOCUMENT OR WHICH IS REFERRED TO IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.


                                     THE MERGER

     The following is a summary of the material provisions of the merger agreement. We urge you to read the merger agreement attached as Annex A carefully for details of the merger and the terms and conditions of the merger agreement.

BACKGROUND AND REASONS FOR THE MERGER

     UNITED COMMUNITY.   In July 1998, United Community completed its initial
public offering and the conversion of Home Savings from a mutual to a stock savings association. One of United Community's anticipated uses of the proceeds from the sale of its shares was to acquire other financial institutions and financial services companies. In pursuing a merger, United Community sought a company which could increase the core loan origination business of Home Savings through cross-selling opportunities and provide additional services and products to be offered to Home Savings' current customer base. In addition, the directors and management of United Community desired to create a stable source of non-interest income to mitigate the impact of interest rate swings on operating results. Currently, the operating results of United Community are dependent to a significant degree on the net interest income of Home Savings, which is the difference between interest earned on loans and other investments and interest paid on deposits. Diversifying its sources of revenue by increasing its levels of noninterest income through asset management and other fee-based services will not only improve the consistency and stability of its earnings, but also create new opportunities for enhanced growth.

     This merger is part of United Community's overall strategy to build a diversified financial services company while recognizing that many of its core strengths lie in the relationships Home Savings has developed with its community retail customers and its commercial banking corporate customers. Through cross-marketing between Home Savings and Butler Wick, United Community can utilize the strengths of its existing client relationships by offering customers the kinds of financial products and services that meet their needs. The merger will enhance Home Savings' product mix by providing complementary expertise in areas such as private client brokerage, asset management, trust services and public finance underwriting.

     The competitive environment within which United Community and Butler Wick currently operate has been rapidly changing. United Community believes that the merger will make United Community more competitive in this changing environment.

     Based upon all of the reasons discussed above, the directors of United Community concluded that the terms of the merger contained in the merger agreement were fair to, and in the best interests of, the shareholders of United Community and, on April 15, 1999, adopted a resolution approving the merger agreement.

     BUTLER WICK. The decision of the Butler Wick board of directors to sign the merger agreement and recommend that shareholders approve the merger is the result of the board's assessment of the opportunities to enhance shareholder value resulting from the proposed merger.

     During the 1990s, increasing legislative and regulatory attention has been paid to modernizing the financial services industry in the United States. Congress has been considering proposals to modify or eliminate long-standing restrictions on the ability of financial institutions to engage in underwriting corporate debt and equity securities and other securities-related activities and to allow for the affiliation of commercial and investment banking. Many such affiliations have occurred in the financial sector within the past few years. In addition to its review of industry developments, management also gave attention to various alternatives to independence. Butler Wick's knowledge of Home Savings and United Community, relationships with the management of Home Savings and United Community and the prospects of a combined company led to discussions between management of Butler Wick and United Community.

     In November 1998, representatives from both Butler Wick and United Community met to discuss the structure and potential pricing of an affiliation of the companies. Over the ensuing months, additional meetings and discussions were held which resulted in the receipt by Butler Wick of a nonbinding expression of interest letter from United Community on March 2, 1999, outlining basic terms of the merger. At a meeting on March 3, 1999, the board of directors of Butler Wick determined that the terms as outlined by United Community were sufficient to enter into more definitive discussions.

     Over the next few weeks, due diligence investigations occurred at the offices of Butler Wick and United Community. Concurrently, specific terms of the merger agreement were negotiated between the parties. At a board meeting held on April 14, 1999, the board of directors of Butler Wick met with legal and financial advisers and considered the terms of the merger agreement. The board unanimously approved adoption and execution of the merger agreement at that meeting. On April 15, 1999, the board of directors of United Community met to consider the merger agreement. The board of directors of United Community unanimously approved adoption and execution of the merger agreement. The merger agreement was executed on April 15, 1999.

     In the course of reaching the decision to approve the merger agreement, the board of directors of Butler Wick considered numerous factors including:

     - the economic conditions and prospects for the business in which Butler Wick operates, including competitive pressures in the securities industry in general;

     - the ability of Butler Wick shareholders to receive fair value in shares of United Community in the merger,

     - the ability of Butler Wick shareholders to receive a more liquid security;

     - the prospects for Butler Wick through United Community to complete additional acquisitions of securities companies and related businesses and to expand into new markets;

     - the ability of Butler Wick through United Community to recruit additional brokers with competitive compensation, stock options and other employee benefits; and

     - the opinion of Austin Associates to the effect that as of April 14, 1999, the terms of the merger were fair from a financial point of view to Butler Wick shareholders.

     This discussion represents a summary of the factors considered by the Butler Wick board of directors in reaching its decision to enter into the merger agreement.

OPINION OF AUSTIN ASSOCIATES

     Austin Associates is a recognized consulting and investment banking firm regularly engaged in the valuation of financial institutions and other businesses and their securities in connection with mergers and acquisitions and for other purposes. Butler Wick selected Austin Associates to serve as its financial advisor in connection with the merger on the basis of its reputation and qualifications in valuing financial institutions and in mergers and acquisitions.

     Austin Associates has rendered a written opinion to the board of directors of Butler Wick to the effect that the terms of the merger are fair, from a financial point of view, to the shareholders of Butler Wick. A copy of Austin Associates' fairness opinion is attached as Appendix B to this prospectus/proxy statement and should be read in its entirety. In arriving at its opinion, Austin Associates, among other things performed the following:

     - reviewed the financial statements and other financial information concerning Butler Wick set forth in this prospectus/proxy statement;

     - reviewed certain other internal financial information concerning Butler Wick;

     -    received financial information of comparable securities companies;

     - analyzed the financial terms, to the extent publicly available, of certain comparable transactions;

     - discussed with the management of Butler Wick and United Community the operations of their respective companies and the strategic objectives of the merger;

     - analyzed the pro forma impact of the merger on the combined company's financial performance; and

     - performed such other analyses and considered such other factors as it deemed relevant.

     The terms of the merger agreement were determined by Butler Wick and United Community, and their representatives, through arms-length negotiations between the parties. Austin Associates participated in the negotiations on behalf of Butler Wick.

     In connection with rendering its opinion, Austin Associates performed a variety of financial analyses, which are summarized below. Austin Associates believes its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying the Austin Associates opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. In its analyses, Austin Associates made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond Butler Wick's control. Any estimates contained in Austin Associates' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than the estimates.

     COMPARATIVE TRANSACTIONS. Austin Associates reviewed a comparison of prices paid for securities companies in general over the last two years. Specifically, Austin Associates reviewed a list of five transactions announced since 1997. The consideration paid to shareholders in the five comparable transactions had an average price-to-book ratio of 271%, a median price-to-pre-tax earnings multiple of 9.7 and a median price-to-revenue multiple of 1.2. Assuming a price of $12.75 for a UCFC share, the market value of the consideration to be received by Butler Wick shareholders will be approximately $21.7 million. The $21.7 million market value of the consideration to be received by Butler Wick shareholders is estimated at 222% of Butler Wick's book value at March 31, 1999. The market value of the estimated consideration is equal to 10.4 times Butler Wick's annualized pre-tax earnings for the nine months ending March 31, 1999. The estimated transaction value is .99 times Butler Wick's annualized revenue through March 31, 1999.

     VALUE OF UNITED COMMUNITY SHARES. During the last 20 trading days, United Community's common shares have traded between $12.25 and $13.25 per share with a current stock price of $12.75, as of May 21, 1999. United Community reported earnings per share of $.15 in the first quarter of 1999. At an annualized rate of $.60 per share, United Community's common shares trade at 21.3 times earnings and 88% of March 31, 1999 tangible book value. Austin Associates compared United Community's stock trading multiples to 15 thrift organizations with similar financial characteristics and assets ranging from $540.0 million to $2.6 billion. As of May 21, 1999, the median price-to-tangible book multiple for that 15-member peer group was 116% compared to United Community's multiple of 88% The median price-to-earnings multiple for the peer group was 16.5 compared to United Community's multiple of 21.3. The median dividend yield for the peer group was 2.5% compared to United Community's dividend yield of 2.4%. The median return on average assets of the peer group for the three months ended March 31, 1999, was 1.21% compared to United Community's return on average assets of 1.49% for the three months ended March 31, 1999. The median return on average equity of the peer group for the three months ended March 31, 1999, was
7.2% compared to United Community's return on average equity of 4.0%.   The
median leverage ratio of the peer group as of March 31, 1999, was 16.0% compared to United Community's leverage ratio of 37.0%.

     CONTRIBUTION ANALYSIS. Austin Associates compared the pro forma ownership interest in United Community that Butler Wick shareholders would receive, in the aggregate, to the contribution by Butler Wick of the equity and net income of the combined organization. Assuming an exchange of 1.7 million shares, Butler Wick shareholders would own approximately 5.0% of United Community on a pro forma basis. Butler Wick's contribution to total equity equaled 2.1% at March 31, 1999, and the contribution to net income for the three months ended March 31, 1999 equaled 8.1%.

     PRO FORMA MERGER ANALYSIS. Austin Associates also reviewed the pro forma effect of the merger on Butler Wick's earnings per share, book value per share and dividends per share at March 31, 1999. Butler Wick recorded earnings per share in the first quarter of 1999 of $4.63 and a book value of $109.38 per share as of March 31, 1999. Giving effect to the merger, the equivalent Butler Wick earnings per share would have equaled $2.89, a decrease of 38% over actual results. Book value per share would have increased to $269.07 per share, an increase of 146% over actual book value. Equivalent dividends to Butler Wick shareholders would have been $1.43 per share for the three-month period ending March 31, 1999. Butler Wick has not historically paid cash dividends.

     The summary set forth above does not purport to be a complete description of the analyses performed by Austin Associates and its discussions with the board of directors of Butler Wick. Austin Associates has assumed that the conditions to the merger contained in the merger agreement would be satisfied and that the merger would be consummated on a timely basis in the manner contemplated by the merger agreement. No limitations were imposed by Butler Wick or United Community on the scope of Austin Associates' investigation nor were any specific instructions given to Austin Associates in connection with its fairness opinion.

     For Austin Associates' services as financial advisor, Butler Wick has paid Austin Associates a total of $20,000 through the date of this prospectus/proxy statement. In addition, Austin Associates will be paid additional fees through closing based upon the total value of the transaction. It is estimated that Austin Associates will be paid additional fees of approximately $105,000.

     THE FULL TEXT OF THE OPINION OF AUSTIN ASSOCIATES, WHICH IS ATTACHED AS ANNEX B TO THIS PROSPECTUS/PROXY STATEMENT, SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY AUSTIN ASSOCIATES, AND SHOULD BE READ IN ITS ENTIRETY. THE SUMMARY OF THE OPINION OF AUSTIN ASSOCIATES IN THIS PROSPECTUS/PROXY STATEMENT IS QUALIFIED BY ITS FULL TEXT.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF BUTLER WICK

     The board of directors of Butler Wick unanimously recommends that the Butler Wick shareholders vote FOR the adoption of the merger agreement. The board of directors believes that the terms of the merger are fair to, and in the best interests of, Butler Wick's shareholders.

CONVERSION OF BUTLER WICK SHARES

     If the merger is completed, each Butler Wick share, which is issued and outstanding immediately before the completion of the merger, will be converted as follows:

     - If the average of the closing sales prices of United Community shares as reported on Nasdaq for the 20 consecutive full trading days ending at the close of trading on the day immediately preceding the completion of the merger is less than or equal to $15.00, each Butler Wick share will be converted into the right to receive a number of shares equal to 1.7 million divided by the number of Butler Wick shares issued and outstanding immediately before the completion of the merger. For example, if the merger had been completed on __________, 1999, the day before we printed this prospectus/proxy statement, you would have received ___ United Community shares for each of your Butler Wick shares, based on the 88,970 Butler Wick shares outstanding and the average sales price of $______, computed as of ______, 1999.

     - If the average of the closing sales prices of United Community shares as reported on Nasdaq for the 20 consecutive full trading days ending at the close of trading on the day immediately preceding the completion of the merger is greater than $15.00, you will receive, for each Butler Wick share you own, a number of shares equal to the quotient of (A) $25.5 million divided by the average sales price over the 20 day trading period, (B) divided by the number of Butler Wick shares outstanding immediately before the completion of the merger. For example, if the average closing sales price over the 20 trading day period is $16.00 and there are 88,970 Butler Wick shares outstanding, at United Community's option, you would receive approximately 17.9 United Community shares for each share of Butler Wick you own multiplied by the total number of Butler Wick shares you own.

FRACTIONAL SHARES

     United Community will not issue fractional shares in the merger. Instead, United Community will pay to each Butler Wick shareholder who otherwise would be entitled to receive a fraction of a United Community common share, cash based on the average closing sales price of a share of United Community on Nasdaq over the 20 trading day period ending on the day before the merger.

EXCHANGE OF CERTIFICATES FOR BUTLER WICK SHARES

     Promptly after the merger is effective, United Community will mail a form letter of transmittal to each person who owns Butler Wick shares. The letter of transmittal will contain instructions for exchanging your Butler Wick shares for United Community shares. When you deliver a properly executed letter of transmittal, you will be entitled to receive a certificate for the number of United Community shares to which you are entitled under the merger agreement. Until you deliver your executed letter of transmittal, United Community will not pay you any dividends or other distributions and you will not be able to vote as a shareholder of United Community.

     If you have questions about the number of Butler Wick shares you own, you should immediately call Franklin S. Bennett, Jr., the Secretary and General Counsel to Butler Wick at (330) 744-4351.

REPRESENTATIONS AND WARRANTIES

     Each of Butler Wick and United Community has made representations and warranties in the merger agreement regarding:

     -    corporate organization, authority and standing;

     -    corporate power to carry on business;

     - authorization, execution, delivery and enforceability of the merger agreement;

     -    required regulatory approvals or filings for the merger;

     -    capital structure and securities;

     -    subsidiaries;

     -    financial statements; and

     - the conduct of business in the ordinary course and the absence of adverse changes and material adverse effects.

     In addition, Butler Wick has made representations and warranties regarding:

     -    existing contracts;

     - compliance with applicable laws, registration and licensing requirements;

     -    property and equity security holdings;

     -    litigation and liabilities;

     -    labor matters;

     -    employment matters and employee benefit plans;

     -    environmental matters;

     -    internal accounting controls;

     -    intellectual property;

     -    insurance coverage;

     -    broker's fees; and

     -    the accuracy of its books and records.


CONDUCT OF BUSINESS PENDING THE MERGER; OTHER AGREEMENTS

     Butler Wick agreed in the merger agreement to refrain from taking the following actions before the completion of the merger, without the prior written consent of United Community:

     - conducting its business other than in the ordinary and usual course or failing to use its reasonable best efforts to preserve its business organization, assets and relationships, or engaging in any new lines of business;

     - issuing any additional shares or permitting any additional Butler Wick shares to become subject to new grants of employee or director stock options, or similar stock-based employee rights;

     - declaring or paying any dividend or making any distribution other than dividends from wholly-owned subsidiaries of Butler Wick to Butler Wick;

     - adjusting, splitting, combining, redeeming, reclassifying or acquiring any Butler Wick shares;

     - entering into, amending or renewing any employment, consulting, severance or similar agreement with any director, officer or employee, or granting any salary or wage increase or increasing any employee benefit, except for normal individual compensation increases in the ordinary course of business consistent with past practice and except as contemplated in the merger agreement;

     - entering into, establishing, adopting or amending any employee benefit, incentive or welfare contract, plan or arrangement, for any director, officer or employee, or taking any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable under any plans, contracts or arrangements;

     - selling, transferring, mortgaging, leasing, encumbering or disposing of or discontinuing any material portion of its assets, business or properties;

     - merging or consolidating with, or acquiring all or any material portion of the assets of, any other entity;

     - amending its articles of incorporation or code of regulations or the articles and codes of any of its subsidiaries;

     - implementing or adopting any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles;

     - entering into, renewing, terminating, amending or modifying any material contract except in the ordinary course of business consistent with past practice;

     -    settling any material claim, action or proceeding;

     - taking any action reasonably likely to prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

     - knowingly taking any action that is intended or is reasonably likely to result in any of its representations and warranties in the merger agreement being untrue in any material respect at any time at or prior to the completion of the merger;

     - knowingly taking any action that is intended or is reasonably likely to result in any of the conditions to the merger not being satisfied;

     - knowingly taking any action that is intended or is reasonably likely to result in a material violation of any provision of the merger agreement except, in each case, as may be required by applicable law;

     - except as required by applicable law, implementing or adopting any material change in Butler Wick's risk management policies, procedures or practices or failing to use commercially reasonable means to avoid any material increase in Butler Wick's aggregate exposure to risk from general United States securities markets;

     - authorizing or making any capital expenditures, other than budgeted amounts previously disclosed to United Community or in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 in the aggregate;

     - making or changing any material tax election, changing any annual tax accounting period, adopting or changing any method of tax accounting, filing any amended tax return, entering into any material closing agreement, settling any material tax claim or assessment, surrendering or compromising any right to claim a material tax refund, or consenting to any extension or waiver of the limitations period applicable to any material tax claim or assessment;

     - initiating any new business activity that would be impermissible for a "bank holding company" under the Bank Holding Company Act of 1956, as amended; and

     - agreeing or committing to do any of the foregoing without first receiving United Community's consent.

     United Community agreed in the merger agreement to refrain from taking the following actions before the completion of the merger, without the prior written consent of Butler Wick:

     - taking any action reasonably likely to prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or as a "pooling of interests" for accounting purposes;

     - knowingly taking any action that is intended or is reasonably likely to result in any of its representations and warranties in the merger agreement being or becoming untrue in any material respect at any time before the completion of the merger;

     - knowingly taking any action that is intended or is reasonably likely to result in any of the conditions to the merger in the merger agreement not being satisfied;

     - knowingly taking any action that is intended or is reasonably likely to result in a material breach of any provisions of the merger agreement, except, in each case, as may be required by applicable law; and

     -    declaring any extraordinary dividend.

     United Community and Butler Wick also have agreed to use their reasonable best efforts to take all actions and to do all things necessary, proper or desirable to complete the merger as soon as possible. United

Community and Butler Wick have each further agreed to give the other party reasonable access to all of their respective properties, books, personnel and records and to such other information as the other party may reasonably request.

CONDITIONS TO THE COMPLETION OF THE MERGER

     United Community and Butler Wick can complete the merger only if the merger agreement is adopted by holders of a majority of the outstanding Butler Wick shares and the 30-day waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has expired. In addition, United Community will not be required to complete the merger unless the following conditions are satisfied:

     - the truth of all of Butler Wick's representations and warranties in the merger agreement;

     - Butler Wick's satisfaction, in all material respects, of its obligations in the merger agreement;

     - the execution of employment agreements by Franklin S. Bennett, Jr., Thomas J. Cavalier, Ralph Meacham and James H. Sisek;

     - the exercise of dissenters' rights by the holders of not more than 5% of the outstanding Butler Wick shares; and

     Butler Wick will not be required to complete the merger unless the following conditions are satisfied:

     - the truth of all of United Community's representations and warranties in the merger agreement;

     - United Community's satisfaction, in all material respects, of its obligations in the merger agreement;

     - the execution of employment agreements by Franklin S. Bennett, Jr., Thomas J. Cavalier, Ralph Meacham and James H. Sisek; and

     - UCFC has established and funded a retention plan for key employees of Butler Wick.

EFFECTIVE TIME

     Following the satisfaction or waiver of all conditions in the merger agreement, we will file a Certificate of Merger as soon as practicable with the Ohio Secretary of State in order to complete the merger. We anticipate that we will complete the merger in ______ 1999.

TERMINATION, AMENDMENT AND MODIFICATION

     Either United Community or Butler Wick may terminate the merger agreement or the merger under the circumstances described below, whether or not the Butler Wick shareholders already have voted to adopt the merger agreement. Termination may occur by the mutual agreement of United Community and Butler Wick, or by either party if:

     - any federal or state regulatory authority denies an approval we need to complete the merger (in a final and nonappealable way), requests the permanent withdrawal of any application required to complete the merger or subjects the approval of the merger to conditions we deem unreasonable or takes certain other negative actions regarding any approval;

     - we do not complete the merger by December 31, 1999 (other than because of a knowing breach of the merger agreement by the party that wants to terminate it);

     - the other party breaches the merger agreement in a material way and does not (or cannot) correct the breach in 30 days; or

     -    Butler Wick's shareholders vote not to adopt the merger agreement.

     In addition, United Community may abandon the merger if Butler Wick's board of directors withdraws its recommendation to you to adopt the merger agreement or modifies its recommendation in certain ways. If the merger is not completed because the Butler Wick board withdrew its recommendation after it solicited or encouraged inquiries or proposals, or provided confidential information or engaged in negotiations concerning a sale of or merger with another company, Butler Wick will have to pay $1.25 million to United Community.

     The board of directors of Butler Wick may decide not to complete the merger, without penalty, if the average closing sales price of United Community shares on the Nasdaq during the 20 trading day period before the merger is completed falls below $10.00.

     We may amend or modify the merger agreement by the mutual agreement of our boards of directors at any time before or after the Butler Wick special meeting of shareholders. An amendment of the merger agreement which materially and adversely affects the rights of the shareholders of Butler Wick and which takes place after the Butler Wick special meeting of shareholders, however, will not be effective without further approval of the Butler Wick shareholders. If necessary, Butler Wick will seek approval at a subsequent meeting of shareholders.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Butler Wick's management have interests in the merger in addition to their interests solely as Butler Wick shareholders.

     BOARD OF UNITED COMMUNITY. Thomas J. Cavalier will be appointed to the United Community board of directors.

     EMPLOYMENT AGREEMENTS. In connection with the merger, Butler Wick will enter into employment agreements with Franklin S. Bennett, Jr., Thomas J. Cavalier and Ralph T. Meacham, and Butler Wick Trust Company a subsidiary of Butler Wick, will enter into an employment agreement with James H. Sisek. Each of the employment agreements will provide for a term of three years and performance reviews by the board of directors not less often than annually at which time the employment agreement may be extended for a period of one year. The employment agreements will also provide for the inclusion of the officers in any formally established employee benefit, bonus, pension, and profit-sharing plans which senior management personnel are eligible and for vacation and sick leave in accordance with the prevailing policies.

     The employment agreements will be terminable by Butler Wick or Butler Wick Trust Company at any time. In the event of termination for "just cause," as defined in the employment agreements, the employee will have no right to receive any compensation or other benefits for any period after such termination. In the event of termination other than for just cause or in connection with a "change of control," as defined in the employment agreements, the employee will be entitled to a continuation of salary payments for a period of time equal to the remaining term of the employment agreement and a continuation of benefits substantially equal to those being provided at the date of termination of his employment until the earliest to occur of the end of the term of the employment agreement or the date on which the employee becomes employed full-time by another employer.

     Each employment agreement also will contain provisions with respect to the occurrence of a "change of control" and (1) the termination of the employee's employment for any reason other than just cause, or (2) a constructive termination resulting from change in the capacity or circumstances in which the employee is employed or a material reduction in his responsibilities, authority, compensation, or other benefits provided under the employment agreement without the employee's written consent. In the event of any such occurrence, the employee will be entitled to payment of an amount equal to 2.99 times the employee's annual compensation immediately preceding the termination of his employment. In addition, the employee will be entitled to continued coverage under all benefit plans until the earliest of the end of the term of his employment agreement or the date on which he is included in another employer's benefit plans as a full-time employee. The maximum which the employee may receive, however, is limited to an amount which will not result in the imposition of a penalty tax pursuant to Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended.

     INCENTIVE PLAN. The merger agreement provides that United Community will seek the approval of its shareholders regarding the adoption of an incentive plan for key employees of United Community and its subsidiaries prior to the completion of the merger. The shareholders of United Community will be asked to approve an incentive plan at a special meeting on July 12, 1999. Pursuant to the incentive plan, the maximum number of United Community shares that may be issued pursuant to awards of stock options, stock appreciation rights, restricted shares, performance awards or other forms of stock-based incentive awards will be 3,471,562. If all shares reserved for issuance pursuant to the awards granted under the incentive plan are issued, the voting power of existing shareholders will be diluted by approximately 9.1%, and the influence of directors and officers of United Community over the outcome of the vote on any matters submitted to United Community shareholders, including changes in control, will increase.

     If an incentive plan is approved, United Community will grant options to purchase not less than 165,000 common shares of United Community to officers and employees of Butler Wick and its subsidiaries. No options will be granted prior to completion of the merger.

     The incentive plan will be administered by a committee of directors composed of two or more directors of United Community who are not employees of United Community or Home Savings. The benefit committee may grant options under the incentive plan at such times as it deems most beneficial to United Community and its subsidiaries on the basis of the individual participant's position and duties and the value of the individual's services and responsibilities to United Community and it s subsidiaries.

     Without further approval of the shareholders, the board of directors may at any time terminate the incentive plan or may amend it from time to time as the board of directors may deem advisable, except that the board of directors may not, without the approval of the shareholders, make any amendment which would
(a) increase the aggregate number of common shares that may be issued under the incentive plan (except for adjustments to reflect certain changes in the capitalization of United Community), (b) materially modify the requirements as to eligibility for participation in the incentive plan, or (c) materially increase the benefits accruing to participants under the incentive plan. Notwithstanding the foregoing, the board of directors may amend the incentive plan to take into account changes in applicable securities, federal income tax and other applicable laws.

     Options granted to the officers and employees under the incentive plan may be "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or may be options which do not qualify under
Section 422 of the Code. Options granted under the incentive plan to directors who are not employees of United Community or a subsidiary will be non-qualified stock options. No individual may be granted options to purchase more than 25% of the shares that may be issued pursuant to the incentive plan.

     The exercise price of each option granted under the incentive plan will be determined by the benefit committee at the time the option is granted; provided, however, that the exercise price of an option may not be less than 100% of the fair market value of the shares on the date of the grant. In addition, the exercise price of an incentive stock option may not be less than 110% of the fair market value of the shares on the date of the grant if the recipient owns more than 10% of the outstanding common shares of United Community. The benefit committee will fix the term of each option, except that an incentive stock option will not be exercisable after the expiration of ten years from the date it is granted; provided, however, that if a recipient of an incentive stock option owns a number of shares representing more than 10% of United Community shares outstanding at the time the incentive stock option is granted, the term of the incentive stock option will not exceed five years. If the fair market value of shares awarded pursuant to incentive stock options that are exercisable for the first time during any calendar year by a participant under the incentive plan exceeds $100,000, the incentive stock options will be non-qualified stock options to the extent of such excess.

     An option recipient cannot transfer or assign an option other than by will or in accordance with the laws of descent and distribution. Termination of an option recipient's employment for cause, as defined in the incentive plan, will result in the annulment of any outstanding exercisable options. Any outstanding options that have not yet been exercised will terminate upon the resignation, removal or retirement of a director of United Community or a subsidiary, or upon the termination of employment of an officer or employee of United Community or a subsidiary, except in the case of death, disability or retirement between ages 60 and 64 with 15 years of service to United Community or a subsidiary, or retirement at age 65, of the recipient or a change in control of United Community or Home Savings, as defined in the incentive plan.

     United Community will receive no monetary consideration for the granting of options under the incentive plan. Upon the exercise of options, United Community will receive payment of cash or, if acceptable to the benefit committee, common shares of United Community or the surrender of outstanding stock options.. The holding period for such additional shares will commence as of the date of exercise or such other relevant date.

     RETENTION PROGRAM. In an effort to retain key employees of Butler Wick and its subsidiaries after the completion of the merger, United Community will establish a retention plan, funded with $3.7 million, prior to the completion of the merger. Participants in the retention plan will become vested in their benefits after five years of service, subject to acceleration in the event of a change in control of United Community or Butler Wick. If a participant voluntarily leaves the employ of Butler Wick or a subsidiary, or is fired for cause, before the expiration of the five-year vesting period, the participant will forfeit all funds in the plan. If a participant dies, becomes disabled or retires at or after age 65 and prior to the expiration of the five-year vesting period, the participant, or the participant's estate, will be entitled to receive the funds allocated to him or her under the plan, increased for any earnings or reduced for any loss on such funds, at the end of the five-year vesting period.

     INDEMNIFICATION AND INSURANCE. After the completion of the merger, Butler Wick will continue to indemnify its directors, agents and employees to the extent permitted by its articles of incorporation and code of regulations for claims arising out of matters existing before or after the completion of the merger. United Community has also agreed to purchase directors' and officers' liability insurance to cover the directors and officers of Butler Wick and its subsidiaries for three years following the completion of the merger.

RESALE OF UNITED COMMUNITY SHARES

     United Community has registered the common shares to be issued to Butler Wick shareholders with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The United Community shares will be freely transferable, except for shares received by persons who may be considered to be affiliates of Butler Wick or United Community. The term "affiliate" is defined in Rule 145 issued under the Securities Act and generally includes executive officers and directors. Affiliates may not sell their United Community shares, except if there is effective registration statement under the Securities Act covering their United Community shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In addition, all directors, officers and affiliates of Butler Wick have agreed not to dispose of their United Community shares if the disposition would prevent United Community from treating the merger as a pooling of interests for accounting purposes.

INCOME TAX CONSEQUENCES

     United Community and Butler Wick have received an opinion of Vorys, Sater, Seymour and Pease LLP that the merger will produce the following material federal income tax consequences for Butler Wick and the shareholders of Butler
Wick:

     - The merger will constitute a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended;

     - No gain or loss will be recognized by Butler Wick as a result of the merger;

     - You will not recognize gain or loss when you receive United Community shares in exchange for your Butler Wick shares;

     - Your basis in the United Community shares you receive will be the same as your basis in the Butler Wick shares you surrendered, decreased by the amount of cash you received for fractional shares surrendered and increased by the amount of gain, if any, you recognized because of the exchange of shares;

     - The holding period for the United Community shares you receive after the merger will include the period during which you held the Butler Wick shares you surrendered as long as you held the Butler Wick shares as a capital asset; and

     - If you received a cash payment instead of fractional United Community shares, the cash payment will be treated as a distribution in accordance with Section 302 of the Internal Revenue Code.

     For federal income tax purposes, any cash you receive instead of a fractional United Community share will be treated as received in exchange for the fractional share and gain or loss will be recognized for federal income tax purposes, measured by the difference between the amount of cash you received and the portion of the basis of the United Community common share allocable to the fractional share. Any gain or loss should be long-term capital gain or loss if you held your Butler Wick share as a capital asset for more than one year at the effective time of the merger. Generally, any long-term capital gain resulting from your receipt of cash instead of a fractional United Community common share will be taxed at a maximum rate of 20%.

     If you exercise dissenters' rights and receive a cash payment of the fair cash value of your Butler Wick shares, you will be treated as having received the payment in redemption of your shares. This redemption will be governed by
Section 302 of the Internal Revenue Code, including the attribution rules of
Section 318 of the Internal Revenue Code. In general, if you hold Butler Wick shares as a capital asset when the merger is completed and dissent from the merger, you will recognize capital gain or loss measured by the difference between the amount of cash you received and the basis for your shares. If, however, you own, either actually or constructively, any other Butler Wick shares, the payment made to you could be treated as dividend income. In general, under the constructive ownership rules of the Internal Revenue Code, a holder may be considered to own stock that is owned, and in some cases constructively owned, by related individuals or entities, as well as stock that the holder (or related individuals or entities) has the right to acquire by exercising an option or converting a convertible security. If you contemplate exercising dissenters' rights, you should consult your own tax advisor regarding the federal and other tax consequences of the merger.

     BECAUSE OF THE COMPLEXITIES OF THE FEDERAL, STATE AND LOCAL TAX LAWS, WE RECOMMENDED THAT YOU CONSULT YOUR OWN TAX ADVISOR.

     With respect to United Community:

     - The merger will constitute a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code; and

     - No gain or loss will be recognized by United Community or its wholly owned subsidiary that merges with Butler Wick upon the receipt of assets of Butler Wick in exchange for United Community shares.

ACCOUNTING TREATMENT

     The merger is expected to be treated as a pooling of interests for accounting purposes. Accordingly, the assets and liabilities of Butler Wick will be combined with those of United Community and carried forward at historical cost. In addition, the statements of operations of Butler Wick will be retroactively combined with the statements of operations of United Community on a consolidated basis.

                      RIGHTS OF DISSENTING SHAREHOLDERS

     If you are not in favor of the merger, you are entitled to relief as a dissenting shareholder under Ohio Revised Code Section 1701.85. You will be entitled to such relief, however, only if you comply strictly with all of the procedural and other requirements of Section 1701.85. The following summary is not a complete statement of the method of compliance with Section 1701.85. A copy of Section 1701.85 is attached to this prospectus/proxy statement as Annex
C.  We urge you to read Annex C.

     If you wish to perfect your dissenting shareholder's rights in the event the merger agreement is adopted, you must satisfy the following conditions:

     - you must have been a record holder of Butler Wick shares on ____________, 1999;

     -    you must NOT vote in favor of adoption of the merger agreement; and

     - you must deliver to Butler Wick by ____________, 1999, a writing that lists your name, address, the number of Butler Wick shares you own and the amount you claim as the fair cash value of your Butler Wick shares.

     Your vote against the adoption of the merger agreement will not satisfy the requirements of a written demand for payment. You must send a written demand to: Butler Wick Corp., City Center One, Suite 700, Youngstown, Ohio 44501,
Attention: Franklin S. Bennett, Jr., Secretary and General Counsel. Because your written demand must be received by Butler Wick by ____________, 1999, we recommend that you use certified or registered mail, return receipt requested, to confirm that you have made a timely delivery.

If you wish to exercise dissenters' rights you must either (a) not sign and return your proxy or, (b) if you sign and return your proxy, vote against or abstain from voting. If you sign a proxy but do not provide voting instructions, your proxy will be voted in favor of the adoption of the merger agreement and you will not be entitled to exercise dissenter rights.

     Upon receipt of appropriate notice from a dissenting shareholder, Butler Wick will make a notation of such dissent in its shareholder records.

     Unless you and Butler Wick agree on the fair cash value per share of your Butler Wick shares, either you or Butler Wick may, within three months after the delivery of your written demand, file a petition in the Court of Common Pleas of Mahoning County, Ohio. If the court finds that you are entitled to be paid the fair cash value of any shares, the court may appoint one or more appraisers to receive evidence and to recommend a decision on the amount of the fair cash value.

     The determination of "fair cash value" will be made according to the following guidelines:

     - it will be determined as of ____________, 1999, the day before the special meeting of Butler Wick shareholders;

     - it will be the amount a willing seller and willing buyer would accept or pay with neither being under compulsion to sell or buy;

     -    it will not exceed the amount specified in your written demand; and

     - it will exclude any appreciation or depreciation in market value resulting from the merger.

     The court will make a finding as to the fair cash value of a share and render judgment against Butler Wick for the payment of the fair cash value with interest at the rate and from the date that the court considers equitable. The costs of proceedings shall be assessed or apportioned as the court considers equitable.

     Your rights as a dissenting shareholder will terminate if:

     - You do not fully comply with Section 1701.85, unless the Butler Wick board of directors waives your failure to comply;

     - Butler Wick abandons or is enjoined or prevented from carrying out, or the shareholders of Butler Wick rescind their adoption of, the merger agreement;

     -    You withdraw your written demand; or

     - You and Butler Wick have not agreed upon the fair cash value per share of your Butler Wick shares and neither you nor Butler Wick have timely filed or joined in a petition in an appropriate court for a determination of the fair cash value of your shares.


               THE SPECIAL MEETING OF BUTLER WICK SHAREHOLDERS

TIME, DATE AND PLACE

     The Butler Wick special meeting of shareholders will be held at ______ __.m., Eastern Time, on ____________, 1999, at _________________________,
Youngstown, Ohio.

PURPOSE OF THE MEETING

     At the special meeting of shareholders, you will be asked to consider and vote upon a proposal to adopt the merger agreement.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

     Only shareholders of record on ____________, 1999, will be entitled to notice of and to vote at the special meeting of shareholders. At the close of business on ____________, 1999, there were 88,970 Butler Wick shares outstanding and entitled to vote. The Butler Wick shares were held of record by approximately 44 shareholders. Each Butler Wick share entitles the holder to one vote on all matters properly presented at the special meeting of shareholders.

VOTES REQUIRED

     The holders of a majority of the outstanding Butler Wick shares, or 44,486 shares, must vote in favor of the merger agreement. As of May 1, 1999, the directors and executive officers of Butler Wick and its subsidiaries owned or had voting power, in the aggregate, with respect to 44,086 Butler Wick shares, or 49.6% of the outstanding Butler Wick shares, and had agreed to vote all of their Butler Wick shares for the adoption of the merger agreement. The affirmative vote of the holders of an additional 400 shares, representing approximately an additional .5% of the outstanding Butler Wick shares, will be necessary to adopt the merger agreement.

     A quorum, consisting of the holders of 50.1% of the outstanding Butler Wick shares, or 44,486 shares, must be present in person or by proxy at the special meeting before any action can be taken.

     Under Ohio law, shares which are held by a nominee for a beneficial owner and which are represented in person or by proxy at the special meeting will be counted as being present for purposes of establishing a quorum. If you abstain or fail to vote your shares, it will be the same as a vote against the adoption of the merger agreement. If your proxy is signed and dated, but no vote is specified, it will be voted "FOR" the adoption of the merger agreement.

VOTING AND SOLICITATION AND REVOCATION OF PROXIES

     With each copy of this prospectus/proxy statement mailed to Butler Wick shareholders, we have included a form of proxy for use at the special meeting of shareholders. This proxy is solicited by the Butler Wick board of directors. Whether or not you attend the special meeting, the Butler Wick board of directors urges you to use the enclosed proxy. Your attendance at the special meeting will not, by itself, revoke your proxy. If you have executed a proxy, you may revoke it at any time before the vote by:

     - filing with Butler Wick, at City Center One, Suite 700, Youngstown, Ohio 44501, written notice of revocation;

     -    executing and returning a later-dated proxy; or

     - attending the special meeting and giving notice of revocation in person.

     We do not expect any matter other than the merger to be brought before the special meeting of shareholders. If any other matters are brought before the meeting, the persons named as proxies will use their best judgment in voting on any such matters.

     Butler Wick will pay its expenses incurred in connection with preparing and mailing this prospectus/proxy statement, the accompanying proxy and any other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Butler Wick board of directors. United Community will pay the costs and expenses incurred by United Community in connection with preparing and printing this prospectus/proxy statement. Proxies will be solicited by mail and may be further solicited, for no additional compensation, by officers, directors or employees of Butler Wick. Butler Wick will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of Butler Wick shares not beneficially owned by them, for forwarding the proxy materials to, and obtaining proxies from, the beneficial owners of Butler Wick shares entitled to vote at the special meeting of shareholders.

             UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                          STATEMENT OF FINANCIAL CONDITION


     The following unaudited pro forma condensed combined statement of financial condition as of March 31, 1999, combines components of the historical consolidated statements of financial condition of United Community and its subsidiary, and Butler Wick and its subsidiaries, as if the merger has been completed on March 31, 1999, after giving effect to certain pro forma adjustments described in the accompanying notes. The following unaudited pro forma condensed combined statements of income for the three-month periods ended March 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1998, present the combined historical results of operations of United Community and its subsidiaries and Butler Wick and its subsidiaries, as if the merger had been completed on January 1, 1996. Since Butler Wick has a fiscal year end as of the last Friday in June, all financial information for Butler Wick is stated as of the year ended June 26, 1998, June 27, 1997 and June 28, 1996. Butler Wick reported revenues, net income and income per share for the six months ended December 31, 1998, of $10.1 million, $606,000 and $6.78, respectively. Pro forma per share amounts are based on an exchange ratio of 19.11 shares of United Community for each share of Butler Wick.

     The unaudited pro forma condensed combined financial statements and related footnotes account for the merger using the pooling of interests method of accounting. Under the pooling of interest method of accounting, the recorded assets, liabilities, stockholders' equity, income and expenses of United Community and Butler Wick are combined and recorded at their historical cost-based amounts, except as noted in the footnotes.

     The unaudited pro forma condensed combined financial statements are intended for informational purposes and are not necessarily indicative of the future consolidated financial position or future results of operations of the combined entity that would have been achieved had the merger been completed as of the date or at the beginning of the periods presented. The unaudited pro forma condensed combined statements of income do not reflect the cost to effect the merger and to combine operations, or any expected cost savings from the merger. These statements should be read in conjunction with, and are qualified in their entirety by, the separate historical consolidated financial statements and notes thereto of United Community and Butler Wick, which are included at the back of this document.

                UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                          STATEMENT OF FINANCIAL CONDITION


                                                                                             At March 31, 1999
                                                                         -------------------------------------------------------
                                                                            United         Butler
                                                                          Community,      Wick, as     Pro forma       Combined
                                                                          as reported     reported     adjustments     pro forma
                                                                         ------------     ---------   ------------    ----------
                                                                                           (Dollars in thousands)
ASSETS
   Cash and deposits with banks                                          $    13,357      $   1,310   $      (625)(2) $   14,042
   Federal funds sold and other                                              152,137              -             -        152,137
   Investment securities:
     Available for sale - at market                                          129,221          2,943             -        132,164
   Mortgage-backed securities:
     Available for sale - at market                                           97,127              -             -         97,127
      Held to maturity - at cost                                             166,996              -             -        166,996
   Loans, net                                                                670,865              -             -        670,865
   Federal Home Loan Bank stock                                               12,164              -             -         12,164
   Premises and equipment                                                      7,416          1,623             -          9,039
   Accrued interest receivable                                                 7,132              -             -          7,132
   Real estate owned                                                             196              -             -            196
   Other assets                                                                6,544         27,838             -         34,382
                                                                         ------------     ---------   ------------    ----------

       TOTAL ASSETS                                                       $1,263,155      $  33,714   $      (625)    $1,296,244
                                                                         ------------     ---------   ------------    ----------
                                                                         ------------     ---------   ------------    ----------

LIABILITIES
   Deposits                                                              $   781,301      $       -   $         -     $  781,301
   Advance payments by borrowers for taxes and insurance                       2,321              -             -          2,321
   Accrued interest payable                                                      683              -             -            683
   Accrued expenses and other liabilities                                     11,811         12,225             -         24,036
   Notes payable                                                                   -         11,723             -         11,723
                                                                         ------------     ---------   ------------    ----------

       TOTAL LIABILITIES                                                     796,116         23,948             -        820,064

  COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
   Preferred stock                                                                 -              -             -              -
   Common stock and paid-in capital                                          342,921          3,129           (97)(1)    345,953
   Retained earnings                                                         149,235          6,734          (625)(2)    155,344
   Treasury stock                                                                  -            (97)           97(1)           0
   Other comprehensive income                                                    289              -             -            289
   Unearned compensation                                                     (25,406)             -             -        (25,406)
                                                                         ------------     ---------   ------------    ----------

      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                          $1,263,155        $33,714   $      (625)    $1,296,244
                                                                         ------------     ---------   ------------    ----------
                                                                         ------------     ---------   ------------    ----------


-----------------------------

(1)  Due to the elimination of Butler Wick's treasury shares.

(2) Transaction costs (primarily investment banker and other professional fees) are expected to be in the range of $500,000 to $750,000.
     The unaudited pro forma condensed combined statements of income do not reflect these charges. The unaudited pro forma condensed combined statement of financial condition reflects these charges at the mid-point of the expected range ($625,000). It is anticipated that these charges will be incurred and recognized prior to September 30, 1999.

                UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                                STATEMENTS OF INCOME


                                                                    Three months ended March 31,
                                          --------------------------------------------------------------------------------------
                                                           1999                                          1998
                                          ----------------------------------------      ----------------------------------------
                                            United         Butler                         United          Butler
                                          Community,       Wick,         Combined       Community,         Wick         Combined
                                          as reported   as reported      pro forma      as reported    as reported     pro forma
                                          -----------   -----------   ------------      -----------    -----------    ----------
                                                                   (Dollars in thousands, except per share data)
Interest income                               $21,598     $   448         $22,046         $19,678        $   375         $20,053
Interest expense                                7,507         195           7,702           9,556            175           9,731
                                          -----------   -----------   ------------      -----------    -----------    ----------
Net interest income                            14,091         253          14,344          10,122            200          10,322
Provision for loan loss allowances                 75           -              75             250              -             250
                                          -----------   -----------   ------------      -----------    -----------    ----------
Net interest income after provision
   for loan loss allowances                    14,016         253          14,269           9,872            200          10,072
Noninterest income                                390       5,360           5,750             378          4,513           4,891
Noninterest expense                             7,113       4,980          12,093           6,095          4,312          10,407
                                                        -----------   ------------      -----------    -----------    ----------

Income before income taxes                      7,293         633           7,926           4,155            401           4,556
Provision for income taxes                      2,582         219           2,801           1,454            157           1,611
                                          -----------   -----------   ------------      -----------    -----------    ----------
Net income                                   $  4,711     $   414        $  5,125        $  2,701         $  244         $ 2,945
                                          -----------   -----------   ------------      -----------    -----------    ----------
                                          -----------   -----------   ------------      -----------    -----------    ----------

Earnings per share                          $     .15      $ 4.63      $     .15              N/A         $ 2.72             N/A
                                          -----------   -----------   ------------                     -----------    ----------
                                          -----------   -----------   ------------                     -----------    ----------
Weighted average shares                    32,152,489      89,281      33,852,489             N/A         89,742             N/A
                                          -----------   -----------   ------------                     -----------    ----------
                                          -----------   -----------   ------------                     -----------    ----------


       UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF INCOME


                                                                              Year ended December 31,
                                               ----------------------------------------------------------------------------------
                                                                1998                                      1997
                                               ---------------------------------------  -----------------------------------------
                                                  United       Butler                     United         Butler
                                               Community,      Wick,         Combined     Community,      Wick,        Combined
                                               as reported  as reported(2)  pro forma     as reported   as reported(2) pro forma
                                               -----------  -----------    ----------     -----------   -----------    ----------
                                                                    (Dollars in thousands, except per share data)
Interest income                                    $85,881     $  1,426       $87,307       $82,685       $  1,001      $83,686
Interest expense                                    35,755          533        36,288        40,463            317       40,780
Net interest income                                 50,126          893        51,019        42,222            684       42,906
Provision for (recovery of) loan loss
   allowances                                          650            -           650        (1,546)             -       (1,546)
                                                ----------   -----------   ----------      ---------    -----------    ----------

Net interest income after provision for
   (recovery of) loan loss allowances               49,476          893        50,369        43,768            684       44,452
Noninterest income                                   2,289       18,717        21,006         1,564         15,543       17,107
Noninterest expense                                 38,217       17,495        55,712        25,303         14,518       39,821
                                                ----------   -----------   ----------      ---------    -----------    ----------

Income before income taxes                          13,548        2,115        15,663        20,029          1,709       21,738
Provision for income taxes                           4,849          735         5,584         6,982            584        7,566
                                                ----------   -----------   ----------      ---------    -----------    ----------
Net income                                        $  8,699      $ 1,380       $10,079       $13,047        $ 1,125      $14,172
                                                ----------   -----------   ----------      ---------    -----------    ----------
                                                ----------   -----------   ----------      ---------    -----------    ----------

Earnings per share(1)                           $      .08       $15.39          $.10           N/A         $12.56          N/A
Weighted average shares                         32,083,400       89,649    33,783,400           N/A         89,552          N/A




                                                       Year ended December 31,
                                            ---------------------------------------------
                                                                1996
                                            ---------------------------------------------
                                                   United       Butler
                                                 Community,      Wick,       Combined
                                               as reported   as reported    pro forma
                                               ------------   ----------   -----------
                                            (Dollars in thousands, except per share data)
Interest income                                    $81,749     $  1,002       $82,751
Interest expense                                    43,009          368        43,377
Net interest income                                 38,740          634        39,374
Provision for (recovery of) loan loss
   allowances                                            -           -              -
                                               ------------   ----------   -----------

Net interest income after provision for
   (recovery of) loan loss allowances               38,740          634        39,374
Noninterest income                                   1,291       13,715        15,006
Noninterest expense                                 30,068       13,169        43,237
                                               ------------   ----------   -----------

Income before income taxes                           9,963        1,180        11,143
Provision for income taxes                           3,322          356         3,688
                                               ------------   ----------   -----------
Net income                                        $  6,631      $   824       $ 7,455
                                               ------------   ----------   -----------
                                               ------------   ----------   -----------

Earnings per share                                     N/A      $  9.33           N/A
Weighted average shares                                N/A       88,338           N/A

---------------------------
(1) For purposes of presenting earnings per share information for the 1998 fiscal year, it is assumed that the conversion of Home Savings from mutual to stock form was completed on July 1, 1998. Accordingly, combined pro forma earnings information is computed using net income of Butler Wick for the six month period ended June 30, 1998.

(2) The financial information for Butler Wick is for the years ended June 26, 1998, June 27, 1997 and June 28, 1996.

                                  UNITED COMMUNITY
                        MANAGEMENT'S DISCUSSION AND ANALYSIS
                  OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
GENERAL

     United Community was incorporated for the purpose of owning all of the outstanding shares of Home Savings.

COMPARISON OF FINANCIAL CONDITION AT MARCH 31, 1999 AND DECEMBER 31, 1998

     Total assets increased $5.9 million from December 31, 1998 to March 31, 1999. The primary reason for the increase in total assets was a result of an increase in net loans of $13.4 million which was partially offset by decreases of $4.4 million in the investment portfolio and $5.0 million in cash and cash equivalents.

     Net loans increased $13.4 million, or 2.03% to $670.9 million at March 31, 1999, compared to $657.5 million at December 31, 1998. The most significant increases were in loans secured by one- to four-family residences, which increased $7.7 million and commercial loans, which increased $8.9 million, compared to December 31, 1998. These increases were offset by decreases of $1.0 million in nonresidential real estate loans and $0.9 million in consumer loans.

     Funds that are not currently needed for general corporate purposes, including loan originations, enhanced customer services and possible acquisitions, are invested at this time in overnight funds, investment securities and mortgage backed securities. Overnight funds decreased $1.7 million to $152.1 million at March 31, 1999, from $153.8 million at December 31, 1998. Securities available for sale, which includes investment securities and mortgage backed securities, increased $16.6 million since December 31, 1998. Securities held to maturity, which include investment securities and mortgage backed securities, decreased $21.0 million since December 31, 1998. Securities available for sale and overnight funds enable United Community to fully employ excess funds while providing a great deal of liquidity and flexibility as United Community pursues alternative other investment opportunities.

     Nonaccrual loans decreased approximately $873,000 to $4.9 million at March 31, 1999, from $5.7 million at December 31, 1998. Nonaccrual commercial loans decreased $714,000, primarily attributable to one loan becoming current. At March 31, 1999, total nonaccrual and restructured loans accounted for 1.00% of net loans receivable, compared to 1.15% at December 31, 1998. Total nonperforming assets were 0.54% of total assets as of March 31, 1999, a decrease of 0.07% from 0.61% as of December 31, 1998.

     Total deposits increased $3.7 million from December 31, 1998. The primary reason for this increase was the introduction of a new market rate account that provides for the interest rate to be tiered to the dollar amount maintained in the account.

     Shareholders' equity increased $2.4 million to $467.0 million at March 31, 1999, from $464.6 million at December 31, 1998, primarily due to first quarter earnings which were partially offset by the first quarter dividend of $0.075 per share paid on March 31, 1999. Book value per share was $14.52 as of March 31, 1999.

COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND MARCH 31, 1998

     NET INCOME. Net income for the three months ended March 31, 1999, was $4.7 million, or $0.15 per common share. Net income for the comparable period in 1998 was $2.7 million. The increase of $2.0 million, or 74.42%, for the three months ended March 31, 1999, compared to the same period in 1998 was primarily due to an increase in net interest income. United Community's annualized return on average assets and return on average equity were 1.49% and 4.04%, respectively, for the three months ended March 31, 1999. The annualized return
                                    -29-
on average assets and return on average equity for the comparable period in 1998 were 1.03% and 7.59%, respectively.

     NET INTEREST INCOME. Net interest income increased $4.0 million or 39.21% for the first quarter of 1999 compared to the first quarter of 1998. Two factors contributed to this increase in net interest income. The first was an increase in interest-earning assets for the three months ended March 31, 1999, compared to the three months ended March 31, 1998, due to the stock conversion. The second was a decrease in interest-bearing deposits, which resulted from the withdrawal of deposits to purchase United Community shares, combined with a reduction in interest rates of the interest bearing liabilities as a result of the interest rate environment for the first quarter 1999 versus the first quarter 1998.

     PROVISION FOR LOAN LOSSES. Provisions for loan losses are charged to operations to bring the total allowance for loan losses to a level considered by management to be adequate to provide for estimated losses based on management's evaluation of such factors as the delinquency status of loans, current economic conditions, the net realizable value of the underlying collateral, changes in the composition of the loan portfolio and prior loan loss experience. The provision for loan loss allowance was $75,000 for the first quarter of 1999, as a result of continuing growth of the loan portfolio, compared to the first quarter of 1998 provision of $250,000. The decrease in the provision is attributed to a decrease in nonperforming loans, delinquency rates and an improvement in the local economy. Home Savings' allowance for loan losses totaled $6.5 million at March 31, 1999, which represented 0.95% of total loans.

     NONINTEREST INCOME. Noninterest income increased $12,000, or 3.2%, to $390,000 at March 31, 1999, compared to $378,000 at March 31, 1998, primarily due to a $52,000 loss recognized in 1998 due to the sale of real estate owned.

     NONINTEREST EXPENSE. Total noninterest expense increased $1.0 million, or 16.70%, to $7.1 million for the first quarter 1999 from $6.1 million for the first quarter 1998. The primary reason for the increase was employee compensation expense for the employee stock ownership plan of approximately $581,000.

     FEDERAL INCOME TAXES. The provision for federal income taxes increased $1.1 million, or 77.6%, for the first quarter of 1999, compared to the first quarter of 1998, primarily due to the higher pre-tax income for the first quarter of 1999 compared to the first quarter of 1998.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1998 AND DECEMBER 31, 1997

     Total assets were $1.3 billion at December 31, 1998, a $212.3 million, or
20.3%, increase compared to December 31, 1997.   The increase in total assets
was primarily attributable to the sale of United Community's shares in connection with the conversion of Home Savings from mutual to stock form.

     Total loans increased $39.8 million, or 6.0%, to $699.8 million at December 31, 1998, compared to $660.0 million at December 31, 1997. The most significant increases were in loans secured by one- to four-family residences, which increased $27.1 million and commercial loans, which increased $15.2 million, compared to the prior year. These increases were offset by decreases of $2.2 million in nonresidential real estate loans and $1.6 million in consumer loans.

     Funds not currently utilized for general corporate purposes, including loan originations, enhanced customer services and possible acquisitions, are invested in overnight funds, investment securities and mortgage-backed securities. Overnight funds increased $133.9 million to $153.8 million at December 31, 1998 from $19.9 million at December 31, 1997 investment securities and mortgage-backed securities available for sale increased $71.5 million and $36.5 million, respectively, since December 31, 1997. These increases reflect the investment of the conversion proceeds in overnight funds and investment and mortgage-backed securities available for sale which provide a great deal of liquidity and flexibility as United Community pursues alternative investment opportunities.

     Total deposits decreased $109.2 million, or 12.3%, from December 31, 1997. This reduction was primarily due to deposits withdrawn for the purchase of United Community shares in connection with the conversion of Home Savings from mutual to stock form. The deposit decrease included an $18.7 million reduction in savings accounts and a $90.6 million decrease in certificate accounts. Transaction accounts increased by $160,000.

     Total equity increased $323.3 million at December 31, 1998, compared to December 31, 1997, primarily due to the conversion. Book value per share was $14.46 as of December 31, 1998.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997

     NET INCOME. Net income for the year ended December 31, 1998, was $8.7 million, compared to $13.0 million for the year ended December 31, 1997. The decline in net income resulted primarily from the contribution of $11.8 million to the Home Savings Charitable Foundation in 1998. United Community believes that the contribution of common shares to the Home Savings Charitable Foundation will benefit the long-term value of Home Savings' community banking franchise by enabling the communities served by Home Savings to share in the potential growth and success of Home Savings and United Community. Also contributing to the decline in the current year was a recovery in 1997 of $3.3 million of interest and a loan loss recovery of $2.8 million in connection with three loans that had
previously been charged off.   These charges were partially offset by a $3.2
million increase in total interest income and $4.7 million decrease in interest expense.

     Earnings per share since the conversion from mutual to stock form, for the six-month period ended December 31, 1998, was $0.08. Without the contribution to the Home Savings Charitable Foundation earnings per share for the same period would have been $0.32. There are no comparable per share earnings for 1997 as Home Savings was a mutual association.

     Core earnings, defined as pre-tax earnings adjusted for securities sales transactions and unusual or nonrecurring expense or income items, for the year ended December 31, 1998, were $25.2 million compared to $15.0 million in 1997. The $10.2 million increase resulted primarily from an increase in net interest income. The following table summarizes the components of adjusted pre-tax core earnings:


                                                  Year Ended December 31,
                                            -------------------------------
                                              1998                     1997
                                            --------                 -------
                                                      (In thousands)
Net interest income                          $50,126                 $38,914
Provision for loan losses                        650                     700
Noninterest income                             2,104                   1,518
Noninterest expense                           26,383                  24,703
                                            --------                 -------
   Adjusted pre-tax core earnings            $25,197                 $15,029
                                            --------                 -------
                                            --------                 -------


     NET INTEREST INCOME. Net interest income increased $7.9 million, or 18.70%, to $50.1 million in 1998 from $42.2 million for 1997. Total interest income increased $3.2 million and interest expense declined $4.7 million.
The increase in total interest income was primarily due to an increase in interest-earning assets as a result of the investment of proceeds from the conversion. The average balance of interest-earning assets was $124.8 million higher for the year ended December 31, 1998 compared to 1997. The decrease in interest expense was due to a decline in the weighted average interest rate and a reduction in the average balance due to the withdrawal of funds to purchase stock in the conversion. The interest rate spread decreased 21 basis points to 3.32% for 1998 from 3.53% for 1997 as United Community experienced a 59 basis point decrease in the yield on its interest-earning assets and a 38 basis point decrease in the cost of its interest-bearing liabilities. The interest rate spread was also impacted by the recovery of delinquent interest discussed above.

     Total interest income increased $3.2 million, or 3.9%, in 1998 from 1997. The average yield on interest-earning assets, including the effects of the recovery of delinquent interest in 1997 discussed above, decreased to 7.42% in 1998 from 8.01% in 1997. Without the $3.3 million recovery of delinquent interest, total interest income for 1997 would have been $79.3 million resulting in a $6.6 million, or 8.3%, increase in total interest income when comparing 1998 to 1997. The resulting average yield in interest-earning assets would have been 7.68% for 1997 absent the $3.3 million recovery, approximately 33 basis points below the yield achieved as a result of the interest recovery and 26 basis points above the yield for 1998. Similarly, the interest rate spread would have been 3.20% for 1997 compared to 3.32% for 1998.

     Interest income on loans receivable decreased $1.1 million in 1998, primarily as a result of the recovery of interest in 1997 without the 1997 recovery of interest, interest income on loans receivable would have increased $2.2 million from 1997 to 1998. The average yield on loans receivable without the recovery would have been 8.15% for 1997, compared to 8.26% for 1998. The average balance of net loans receivable increased $18.6 million for the year ended December 31, 1998 compared to 1997.

     The average balances of investment securities and other interest-earning assets increased by $161.5 million in 1998 compared to 1997, resulting in an additional $8.7 million of interest income for 1998. As previously stated, much of the proceeds from the conversion were invested primarily in these instruments for liquidity and flexibility. The average balance of mortgage-backed securities decreased by $55.3 million during 1998 compared to 1997, resulting in a reduction of interest income of $4.5 million. The reduction in the average balance of mortgage-backed securities was due to repayments and maturities of mortgage-backed securities.

     Total interest expense decreased $4.7 million, or 11.6%, from 1997 to 1998. The average balance of interest-bearing liabilities decreased $31.5 million, or 3.5%, primarily due to the withdrawal of deposits to purchase United Community shares. The average rate paid decreased to 4.10% in 1998 from 4.48% in 1997.

     PROVISION FOR LOAN LOSSES. Provisions for loan losses are charged to operations to bring the total allowance for loan losses to a level considered by management to be adequate to provide for estimated losses based on management's evaluation of such factors as the delinquency status of loans, current economic conditions, the net realizable value of the underlying collateral, changes in the composition of the loan portfolio and prior loan loss experience. The provision for loan loss allowance was $650,000 in 1998, as a result of continuing growth in the loan portfolio, particularly in commercial loans, at December 31, 1998, compared a net recovery of $1.5 million in 1997 due to the loan recovery discussed above. Home Savings' allowance for loan losses totaled $6.4 million at December 31, 1998, which was .96% of total loans.

     NONINTEREST INCOME. Noninterest income increased $725,000, or 46.4%, to $2.3 million for the year ended December 31, 1998, from $1.6 million for the year ended December 31, 1997. The increase was primarily due to a gain of approximately $253,000 on the sale of mortgage-backed securities along with approximately $375,000 in fees and commissions related to check services during the conversion. The level of noninterest income was also impacted by an increase in automated teller machine service charges and NOW non-sufficient funds fees of approximately $84,000, and a rebate of approximately $29,000 from the Ohio Bureau of Workers' Compensation.

     NONINTEREST EXPENSE. Noninterest expense increased $12.9 million to $38.2 million for 1998, from $25.3 million in 1997. This increase was primarily attributable to the charitable donation of $11.8 million to the Home Savings Charitable Foundation and an increase of $921,000 in salary and employee benefits primarily as a result of the implementation of the Employee Stock Ownership Plan.

     FEDERAL INCOME TAXES. Federal income taxes decreased $2.1 million, or 30.6%, in 1998 compared to 1997, primarily due to bower pre-tax income as a result of the contribution to the Home Savings Charitable Foundation in 1998 and the recovery on the three loans in 1997 stated above.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996

     NET INCOME. Net income increased $6.4 million, or 96.8%, to $13.0 million for the year ended December 31, 1997, compared to $6.6 million for the year ended December 31, 1996. The results for 1996 reflect the payment of a $5.9 million one-time assessment to recapitalize the Savings Association Insurance Fund. Other factors accounting for the increase in net income from 1996 to 1997 were a $3.3 million increase in net interest income, a $2.8 million loan loss recovery and a decrease in deposit insurance premiums, which were partially offset by a $2.0 million increase in salaries and employee benefits and a $3.7 million increase in federal income taxes.

     NET INTEREST INCOME. Net interest income increased $3.5 million, or 9.0%, to $42.2 million in 1997 from $38.7 million for 1996. Home Savings' interest rate spread increased 39 basis points to 3.53% for 1997 from 3.14% for 1996 as Home Savings experienced a 30 basis point increase in the yield on its interest-earning assets and a nine basis point decrease in the cost of its interest-bearing liabilities. The interest rate spread was favorably impacted by the recovery of delinquent interest on several large loans, discussed below.

     Total interest income increased $936,000, or 1.1%, in 1997 from 1996. Interest income on loans receivable increased $5.6 million, primarily as a result of an increase of $33.4 million, or 5.7%, in the average balance of net loans and a recovery of $3.3 million of interest on three previously delinquent loans. The increase in average loan balances was primarily in higher yielding commercial loans, although one- to four-family loans also increased year to year. Home Savings has emphasized growth in loans, particularly commercial and consumer loans, in order to achieve a higher net yield and to increase the loan to deposit ratio. The growth in interest income on loans was partially offset by a reduction in interest income on mortgage-backed securities, as Home Savings reduced the average balance of these lower-yielding investments. The reduction in the average balance of mortgage-backed securities has resulted from the repayments and maturities of mortgage-backed securities, the proceeds of which have been used primarily to fund deposit outflows and the increase in net loan balances. The average yield on Home Savings' interest-earning assets, including the effects of the recovery of delinquent interest discussed below, increased to 8.01% from 7.71%.

     Total interest income for 1997 was affected by recoveries of approximately $3.3 million of interest on three loans that had been nonaccruing for a significant period of time. Without this recovery of delinquent interest, Home Savings' total interest income for 1997 would have been $79.3 million, resulting in a $2.4 million, or 2.9%, decrease in total interest income compared to 1996. The resulting average yield on interest-earning assets would have been 7.68% for 1997, approximately 33 basis points below the yield achieved as a result of the interest recovery and three basis points below the yield for 1996. Similarly, the Home Savings' interest rate spread would have been 3.20% for 1997 compared to 3.14% for 1996.

     Total interest expense decreased $2.5 million, or 5.9%, from 1996 to 1997. The average balance of interest-bearing liabilities decreased $36.4 million, or 3.9%, and the average rate paid decreased to 4.48% in 1997 from 4.57% in 1996. Deposits, primarily certificate of deposits, declined year to year, primarily as a result of maturing certificates being reinvested in alternative investments, such as mutual funds.

     PROVISION FOR LOAN LOSSES. Based on management's evaluation of such factors as the delinquency status of loans, current economic conditions, the net realizable value of the underlying collateral, changes in the composition of the loan portfolio, particularly in commercial loans, and prior loan loss experience, a net recovery of $1.5 million was credited to operations in 1997, and no amounts were recorded as provisions or recoveries in

1996. The recovery recorded in 1997 was due to the significant settlement of several large loans which also affected Home Savings' total interest income for 1997. In 1997, Home Savings recovered $2.9 million that had been charged off in prior years. Approximately $2.8 million of the recovery related to a $4.3 million loan. At December 31, 1997, Home Savings' allowance for loan losses totaled $6.0 million, which equaled .9% of total loans.

     NONINTEREST INCOME. Noninterest income increased $273,000, or 21.1%, to $1.6 million for 1997 from $1.3 million for 1996. Substantially all of Home Savings' other income is derived from service fees and other charges which totaled $1.1 million for 1997 compared to $755,000 for 1996. Service fees, primarily service fees on deposit accounts, increased during the year due to an increase in service charge fee schedules based on current market conditions.

     NONINTEREST EXPENSE. Noninterest expense decreased $4.8 million, or 15.8%, to $25.3 million for 1997 from $30.1 million in 1996. This decrease was primarily attributable to the $5.9 million one-time Savings Association Insurance Fund assessment in 1996. Excluding the Savings Association Insurance Fund one-time assessment, noninterest expense was $24.2 million for 1996. As a result of the recapitalization of the Savings Association Insurance Fund, the Federal Deposit Insurance Company substantially reduced deposit insurance premiums. Since January 1, 1997, Home Savings has paid deposit insurance premiums at the rate of $.063 per $100 of deposits. Prior to the recapitalization of the Savings Association Insurance Fund, deposit insurance premiums were $.23 per $100 of deposits. Salaries and employee benefits costs increased $2.0 million, or 15.5%, as a result of normal wage increases and an increase in benefits costs for health care and postretirement health benefits.

     FEDERAL INCOME TAXES. Federal income taxes totaled $7.0 million for 1997, an increase of $3.7 million, or 109.5%, compared to $3.3 million in 1996. Income taxes in 1996 were lower because of the one-time Savings Association Insurance Fund assessment, resulting in decreased pre-tax income.

     YIELDS EARNED AND RATES PAID

     The following table sets forth certain information relating to United Community's average balance sheet information and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balances of interest-earning assets or interest-bearing liabilities, respectively, for the periods presented. Average balances are derived from daily balances. Nonaccruing loans have been included in the table as loan carrying a zero yield. The average balance for securities available for sale is computed using the carrying value and the average yield on securities available for sale has been computed using the historical amortized average balance.

                                                                        Year ended December 31,
                                  -------------------------------------------------------------------------------------------------
                                                1998                              1997                             1996
                                  ------------------------------   -------------------------------   ------------------------------
                                    Average    Interest              Average     Interest              Average    Interest
                                  outstanding   earned/   Yield/   outstanding   earned/    Yield/   outstanding   earned/   Yield/
                                     balance      paid     rate       balance      paid      rate      balance       paid     rate
                                  -----------  --------   ------   -----------   --------   ------   -----------  --------   ------
                                                                        (Dollars in thousands)
Interest-earning assets:
   Net loans (1)                  $  642,168   $53,063      8.26%  $  623,546    $54,148      8.68%  $  590,128   $48,586      8.23%
   Mortgage-backed securities:
    Available for sale                66,450     4,351      6.55       73,053      5,122      7.01       96,229     6,871      7.14
    Held to maturity                 218,510    15,344      7.2       267,242     19,024      7.12      305,583    21,988      7.20
   Investment securities:
    Available for sale                70,810     4,194      5.92       33,883      2,169      6.40       17,903     1,226      6.85
    Held to maturity                   4,859       319      6.57       13,333        843      6.32       29,944     1,780      5.94
   Other interest-earning assets     154,784     8,610      5.56       21,716      1,379      6.35       21,034     1,298      6.17
                                  ----------   -------    ------   ----------    -------    ------   ----------   -------    ------

     Total interest-earning        1,157,581    85,881      7.42    1,032,773     82,685      8.01    1,060,821    81,749      7.71
     assets

Noninterest-earning assets            32,575                           24,985                            23,809
                                  ----------                       ----------                        ----------
     Total assets                 $1,190,156                       $1,057,758                        $1,084,630
                                  ----------                       ----------                        ----------
                                  ----------                       ----------                        ----------

Interest-bearing liabilities:
   Checking and demand accounts   $  123,742     2,619      2.21   $  120,962      2,906      2.40   $  122,993     3,248      2.64
   Savings accounts                  243,765     7,114      2.60      248,914      7,387      2.97      257,806     7,879      3.06
   Certificates of deposit           474,912    26,022      5.48      534,038     30,170      5.65      559,485    31,882      5.70
                                  ----------   -------    ------   ----------    -------    ------   ----------   -------

       Total                         872,419    35,755      4.10      903,914     40,463      4.48      940,284    43,009      4.57

     Total interest-bearing
        liabilities                  872,419    35,755      4.10      903,914     40,463      4.48      940,284    43,009      4.57
                                               -------    ------                 -------    ------                -------    ------

Noninterest-bearing liabilities       30,521                           19,109                            18,744
                                  ----------                       ----------                        ----------

       Total liabilities             902,940                          923,023                           959,028

Equity                               287,216                          134,735                           125,602
                                  ----------                       ----------                        ----------

    Total liabilities and equity  $1,190,156                       $1,057,758                        $1,084,630
                                  ----------                       ----------                        ----------
                                                                   ----------                        ----------

   Net interest income and
     interest rate spread                      $50,126      3.32%                $42,222      3.53%               $38,740      3.14%
                                               -------    ------                 -------    ------                -------    ------
                                               -------    ------                 -------    ------                -------    ------

   Net yield on interest-earning
     assets                                                 4.33%                             4.09%                            3.65%
                                                          ------                            ------                           ------
                                                          ------                            ------                           ------

Average interest-earning assets
   to average interest-bearing
   liabilities                                            132.69%                           114.26%                          112.82%
                                                          ------                            ------                           ------
                                                          ------                            ------                           ------

-----------------------------
(1)  Nonaccrual loans are included in the average balance.

     The following table presents the total dollar amounts of interest income and interest expense on the indicated amounts of average interest-earning assets or interest-bearing liabilities together with the weighted average interest rates for the three-month periods ended March 31, 1999 and 1998. Average balance calculations are based on daily balances.

                                                  Three months ended March 31,
                                  ----------------------------------------------------------------
                                               1999                                   1998
                                  ------------------------------   -------------------------------
                                    Average    Interest              Average     Interest
                                  outstanding   earned/   Yield/   outstanding   earned/    Yield/
                                     balance      paid     rate       balance      paid      rate
                                  -----------  --------   ------   -----------   --------   ------
                                                           (Dollars in thousands)
Interest-earning assets:
   Net loans (1)                  $  664,260   $13,254      7.98%  $  633,096    $13,072      8.26%
   Mortgage-backed securities:
    Available for sale                95,528     1,452      6.08       60,966      1,043      6.84
    Held to maturity                 175,140     3,050      6.97      245,353      4,311      7.03
   Investment securities:
    Available for sale               118,200     1,675      5.67       49,510        748      6.04
    Held to maturity                   4,940        78      6.32        5,163         79      6.12
   Other interest-earning assets     171,948     2,089      4.86       27,667        425      6.14
                                  ----------   -------    ------   ----------    -------    ------

     Total interest-earning        1,230,016    21,598      7.02    1,021,755     19,678      7.70
     assets

Noninterest-earning assets            31,437                           25,440
                                  ----------                       ----------
     Total assets                 $1,261,453                       $1,047,195
                                  ----------                       ----------
                                  ----------                       ----------

Interest-bearing liabilities:
   Deposits:
   Checking and demand accounts   $  115,024       649      2.26   $  119,711        666      2.23
   Savings accounts                  225,430     1,376      2.44      244,776      1,639      2.68
   Certificates of deposit           429,325     5,482      5.11      520,119      7,251      5.58
                                  ----------   -------    ------   ----------    -------    ------

     Total interest-bearing
        liabilities                  769,779     7,507      3.90      884,606      9,556      4.32
                                                          ------                 -------    ------

Noninterest-bearing liabilities       25,588                           20,152
                                  ----------                       ----------

       Total liabilities             795,367                          904,758

Equity                               466,086                          142,427
                                  ----------                       ----------

    Total liabilities and equity  $1,261,453                       $1,047,195
                                  ----------                       ----------
                                  ----------                       ----------

   Net interest income and
     interest rate spread                      $14,091      3.12%                $10,122      3.38%
                                               -------    ------                 -------    ------
                                               -------    ------                 -------    ------

   Net yield on interest-earning
     assets                                                 4.58%                             3.96%
                                                          ------                            ------
                                                          ------                            ------

Average interest-earning assets
   to average interest-bearing
   liabilities                                            159.79%                           115.50%
                                                          ------                            ------
                                                          ------                            ------

-----------------------------
(1)  Nonaccrual loans are included in the average balance.

The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected Home Savings' interest income and interest expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior period rate),
(ii) changes in rate (change in rate multiplied by prior period volume) and
(iii) total changes in rate and volume. The combined effects of changes in both volume and rate, which cannot be separately identified, have been allocated in proportion to the changes due to volume and rate:

                                       For the three months
                                          ended March 31,                             Year ended December 31,
                                   -----------------------------   -------------------------------------------------------------
                                           1999 vs. 1998                   1998 vs. 1997                   1997 vs. 1996
                                   -----------------------------   -----------------------------   -----------------------------
                                      Increase           Total        Increase           Total        Increase           Total
                                   (decrease) due      increase    (decrease) due      increase    (decrease) due      increase
                                        to                              to                              to
                                   ---------------                 ---------------                 ---------------
                                    Rate    Volume    (decrease)    Rate    Volume    (decrease)    Rate    Volume    (decrease)
                                   ------   ------    ----------   ------   ------    ----------   ------   ------    ----------
                                                                         (In thousands)
Interest-earning assets:
   Loans                           $(393)   $   575    $   182     $(2,828)  $ 1,743   $(1,085)    $2,734    $ 2,828   $ 5,562
   Mortgage-backed securities:
     Available for sale             (100)       509        409        (326)     (445)     (771)      (122)    (1,627)   (1,749)
     Held to maturity                (38)    (1,223)    (1,261)       (255)   (3,425)   (3,680)      (232)    (2,732)   (2,964)
   Investment securities:
     Available for sale              (13)       940        927        (149)    2,174     2,025        (74)     1,017       943
     Held to maturity                  3         (4)        (1)         34      (558)     (524)       121     (1,058)     (937)
   Other interest-earning assets     (75)     1,739      1,664        (149)    7,380     7,231         38         43        81
                                   -----    -------    -------     -------   -------   -------     ------    -------   -------

     Total interest-earning
       assets                      $(616)   $ 2,536    $ 1,920     $(3,673)  $ 6,869   $ 3,196     $2,465    $(1,529)      936
                                   -----    -------    -------     -------   -------   -------     ------    -------   -------
                                   -----    -------    -------     -------   -------   -------     ------    -------

Interest-bearing liabilities:
   Savings accounts                $(139)   $  (124)   $  (263)    $(1,384)  $ 1,112   $  (272)      (225)      (267)     (492)
   Checking accounts                 (29)        12        (17)       (356)       69      (287)      (289)       (53)     (342)
   Certificates of deposit          (575)    (1,194)    (1,769)       (888)   (3,261)   (4,149)      (271)    (1,441)   (1,712)
                                   -----    -------    -------     -------   -------   -------     ------    -------   -------

    Total interest-bearing
       liabilities                 $(743)   $(1,306)   $(2,049)    $(2,628)  $(2,080)  $(4,708)    $ (785)   $(1,761)   (2,546)
                                   -----    -------    -------     -------   -------   -------     ------    -------   -------
                                   -----    -------    -------     -------   -------   -------     ------    -------   -------

Change in net interest income                          $ 3,969                         $ 7,904                         $ 3,482
                                                       -------                         -------                         -------
                                                       -------                         -------                         -------


ASSET AND LIABILITY MANAGEMENT AND MARKET RISK

     QUALITATIVE ASPECTS OF MARKET RISK. The principal market risk affecting Home Savings is interest rate risk. Home Savings does not maintain a trading account for any class of financial instrument, and Home Savings is not affected by foreign currency exchange rate risk or commodity price risk. Because Home Savings does not hold any equity securities other than stock in the Federal Home Loan Bank of Cincinnati, Home Savings is not subject to equity price risk.

     Home Savings, like other financial institutions, is subject to interest rate risk to the extent that its interest-earning assets reprice differently than its interest-bearing liabilities. Interest rate risk is defined as the sensitivity of an institution's earnings and net asset values to changes in interest rates. As part of its efforts to monitor and manage the interest rate risk of Home Savings, the Board of Directors has adopted an interest rate risk policy which charges the Board to review quarterly reports related to interest rate risk and to set exposure limits for Home Savings as a guide to senior management in setting and implementing day to day operating strategies.

     QUANTITATIVE ASPECTS OF MARKET RISK. As part of its interest rate risk analysis, Home Savings uses the "net portfolio value" methodology adopted by the Office of Thrift Supervision as part of its capital regulations and also considers the Office of Thrift Supervision methodology in light of the rate shock estimates contained in the quarterly rate shock risk reports prepared by an outside consulting firm that specializes in interest rate risk assessments as well as the sensitivity of earnings to changes in interest rates and the corresponding impact on net interest income. Generally, net portfolio value is the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing and other liabilities.

The application of the methodology attempts to quantify interest rate risk as the change in the net portfolio value and net interest income that would result from various levels of theoretical basis point changes in market interest rates.

     Home Savings uses a net portfolio value and earnings simulation model prepared by a third party as its primary method to identify and manage its interest rate risk profile. The model is based on actual cash flows and repricing characteristics for all financial instruments and incorporates market-based assumptions regarding the impact of changing interest rates on future volumes and the prepayment rate of applicable financial instruments. Assumptions based on the historical behavior of deposit rates and balances in relation to changes in interest rates are also incorporated into the model. These assumptions are inherently uncertain and, as a result, the model cannot precisely measure net portfolio value or net interest income or precisely predict the impact of fluctuations in interest rates on net interest rate changes as well as changes in market conditions and management strategies.

     Presented below is an analysis of Home Savings' interest rate risk as measured by changes in net portfolio value and net interest income for instantaneous and sustained parallel shifts of 100 basis point increments in market interest rates. The percentage changes fall within the policy limits set by the board of directors of Home Savings as the maximum change in net portfolio value that the board of directors deems advisable in the event of various changes in interest rates.

                                               Year ended December 31, 1998
--------------------------------------------------------------------------------------------------------------------------
                                                                      NPV as % of portfolio            Next 12 months
      Change                    Net portfolio value                      value of assets             Net interest income
     in rates          -------------------------------------       ---------------------------      ----------------------
  (Basis points)       $ Amount       $ Change      % Change       NPV Ratio       Change in %      $ Change      % Change
 ---------------       --------       --------      --------       ---------       -----------      --------      --------
                                                 (Dollars in thousands)
       +400            $269,636        $(75,189)      (21.80)%        26.74%         (3.65)%        $(2,907)       (6.59)%
       +300             287,238         (57,587)      (16.70)         27.67          (2.72)          (2,098)       (4.75)
       +200             307,696         (37,129)      (10.77)         28.73          (1.66)          (1,259)       (2.85)
       +100             327,953         (16,872)       (4.89)         29.70          (0.69)            (507)       (1.15)
     Static             344,825               -           -           30.39              -                -             -
      (100)             344,333            (492)       (0.14)         30.00          (0.39)            (553)       (1.25)
      (200)             337,232          (7,593)       (2.20)         29.19          (1.20)          (2,345)       (5.32)
      (300)             332,677         (12,148)       (3.52)         28.54          (1.85)          (4,068)       (9.22)
      (400)             330,958         (13,867)       (4.02)         28.05          (2.34)          (5,158)      (11.69)

     As illustrated in the table, Home Savings' net portfolio value is more sensitive to increases in interest rates than to decreases. Home Savings' sensitivity to increases in rates occurs principally because, as rates increase, borrowers become less likely to prepay fixed-rate loans than when interest rates are declining, and the majority of Home Savings' loans have fixed rates of interest. In addition, loan demand is adversely affected by increases in interest rates. Thus, in a rising interest rate environment, the amount of interest Home Savings would receive on its loans would increase relatively slowly as loans are slowly prepaid and new loans at higher rates are made, while the interest Home Savings would pay on its deposits would increase rapidly because deposits generally have shorter periods to repricing than loans.

     As with any method of measuring interest rate risk, certain shortcomings are inherent in the net portfolio value approach. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, expected rates of prepayment on loans and early withdrawal levels from certificates of deposit may deviate significantly from those assumed in making risk calculations.

     The Board of Directors and management of Home Savings believe that certain factors afford Home Savings the ability to operate successfully despite its exposure to interest rate risk. Home Savings manages its interest rate risk by maintaining capital well in excess of regulatory requirements.

LIQUIDITY AND CAPITAL

     Home Savings' liquidity, primarily represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the three months ended March 31, 1999, and for the years ended December 31, 1998, 1997 and 1996.

                                                            Three months                  Years ended December 31,
                                                           ended March 31,      ---------------------------------------------
                                                               1999               1998              1997               1996
                                                           ---------------      --------          --------           --------
                                                                                      (In thousands)
Net income                                                    $  4,711          $  8,699          $ 13,047           $  6,631
Adjustments to reconcile net income to net cash from
   operating activities                                            382             5,754               136               (683)
                                                              --------          --------          --------           --------
Net cash from operating activities                               5,093            14,453            13,183              5,948
Net cash from investing activities                              (9,782)          (71,048)           47,035            (20,532)
Net cash from financing activities                                (325)          192,606           (45,389)            (7,562)
                                                              --------          --------          --------           --------
Net change in cash and cash equivalents                         (5,014)          136,011            14,829            (22,146)
Cash and cash equivalents at beginning of period               170,508            34,497            19,668             41,814
                                                              --------          --------          --------           --------
Cash and cash equivalents at end of period                    $165,494          $170,508          $ 34,497           $ 19,668
                                                              --------          --------          --------           --------
                                                              --------          --------          --------           --------

     The principal sources of funds for United Community and Home Savings are deposits, loan repayments, maturities of securities, and other funds provided by operations. Home Savings also has the ability to borrow from the Federal Home Loan Bank. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan prepayments are more influenced by interest rates, general economic conditions and competition. Investments in liquid assets maintained by United Community and Home Savings are based upon management's assessment of (1) need for funds, (2) expected deposit flows, (3) yields available on short-term liquid assets and (4) objectives of the asset and liability management program. At March 31, 1999, approximately $281.8 million of Home Savings' certificates of deposit were expected to mature within one year. Based on past experience and Home Savings' prevailing pricing strategies, management believes that a substantial percentage of such certificates will be renewed with Home Savings at maturity, although there can be no assurance that this will occur.

     Office of Thrift Supervision regulations presently require Home Savings to maintain an average daily balance of investments in United States Treasury, federal agency obligations and other investments in an amount equal to 4% of the sum of Home Savings' average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement is intended to provide a source of relatively liquid funds upon which Home Savings may rely, if necessary, to fund loan originations, deposit withdrawals or other short-term funding needs. As of March 31, 1999 Home Savings' liquidity rate was 51.66%.

     Home Savings is required by Office of Thrift Supervision regulations to meet certain minimum capital requirements, which must be generally as stringent as the requirements established for banks. Current capital requirements call for tangible capital of 1.5% of adjusted total assets, core capital (which for Home Savings consists solely of tangible capital) of 3.0% of adjusted total assets and risk-based capital (which for Home Savings consists of core capital and general valuation allowances) of 8% of risk-weighted assets (assets are weighted at percentage levels ranging from 0% to 100% depending on their relative risk).

     The following table summarizes Home Savings' regulatory capital requirements and actual capital at March 31, 1999.


                                                                                 Excess of actual capital
                              Actual capital         Current requirement         over current requirement         Applicable
                            -------------------      --------------------        ------------------------           asset
                            Amount      Percent       Amount      Percent        Amount           Percent           total
                            ------      -------       ------      -------        ------           -------         ----------
                                                                (Dollars in thousands)
Tangible capital            $303,666      26.97%     $16,888       1.50%         $286,778          25.47%        $1,125,836
Core capital                 303,666      26.97       33,775       3.00           269,891          23.97          1,125,836
Risk-based capital           310,031      51.19       48,455       8.00           261,576          43.19            605,685


EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

     A discussion of recently issued accounting pronouncements and their impact on United Community's Consolidated Financial Statements is provided at pages ___ and ___ in Note 1 to the Notes to Consolidated Financial Statements.

1998 QUARTERLY FINANCIAL DATA

     The following table presents summarized quarterly data for each of the years indicated.


                                          First            Second            Third              Fourth             Total
                                         Quarter           Quarter          Quarter             Quarter             Year
                                         -------           -------          -------             -------           -------
                                                               (In thousands, except per share data)
1998:
Total interest income                     $19,678           $21,017          $23,212            $21,974           $85,881
Total interest expense                      9,556             9,960            8,462              7,777            35,755
Net interest income                        10,122            11,057           14,750             14,197            50,126
Provision for loan loss
allowances                                    250               150              100                150               650
Noninterest income                            378               684              745                482             2,289
Noninterest expense                         6,095             6,263           18,613              7,246            38,217
Income taxes                                1,454             1,866           (1,196)             2,725             4,849
Net income (loss)                           2,701             3,462           (2,022)             4,558             8,699
Earnings (loss) per share:
     Basic                                    N/A               N/A           (0.06)                0.14            $0.08
     Diluted                                  N/A               N/A           (0.06)                0.14            $0.08

1997:
Total interest income                     $20,001           $23,082          $20,040            $19,562           $82,685
Total interest expense                     10,211            10,165           10,089              9,998            40,463
Net interest income                         9,790            12,917            9,951              9,564            42,222
Provision for (recovery of)
   loan loss allowances                         -            (2,246)               -                700            (1,546)
Noninterest income                            298               376              386                504             1,564
Noninterest expense                         6,005             6,228            6,097              6,973            25,303
Income taxes                                1,360             3,187            1,338              1,097             6,982
Net income                                  2,723             6,124            2,902              1,298            13,047


YEAR 2000 ISSUE

     With the year 2000 approaching, there is concern that the change of date could affect any system that relies on computers, computer software programs or computer chips. Many computer systems have been designed to store and recognize the year in two digits rather than four digits and to assume that the first two digits are 19. Beginning in the year 2000, therefore, the possibility exists that some computers may misinterpret "00" as 1900 instead of 2000. If not remedied, such a scenario could expose Home Savings and United Community to business risks resulting from the interruption or shut-down of normal business operations.

     To prepare for the change, Home Savings formed a Year 2000 compliance initiative committee to oversee all necessary corrective actions. A Year 2000 Project Plan was initiated to identify potential operational and business risks, assess systems and equipment, perform and test all renovations, and implement renovated systems. If the disruption of any system could inhibit Home Savings from interacting with or serving its customers, then it has been identified as "mission critical". The year 2000 compliance committee has determined that the greatest potential impact upon Home Savings and United Community is the effect of the year 2000 problem on Home Savings' core transaction processing system which is managed by an outside data processing service bureau. The outside service bureau, working in conjunction with Home Savings, has installed and successfully tested a year 2000 compliant processing system.

     In addition to comprehensive internal preparations, Home Savings is developing contingency plans for all "mission critical" systems which could be disrupted by year 2000 failures outside of its control. The impact of various external failures is being analyzed, including disruption of utilities and essential services. Alternative procedures are being developed, documented and tested which would enable Home Savings to maintain delivery of products and services to customers. Such contingency plans include automated and manual procedures for controlling cash reserves, recording customers account transactions, providing back-up voice and data communications, reacting to utility interruptions, engaging external check processing services, ensuring adequate or increased security levels, and maintaining other necessary daily operations.

     As of March 31, 1999, Home Savings had incurred costs of approximately $257,000. Additional costs to complete this project are currently estimated to be $103,000.


                            BUSINESS OF UNITED COMMUNITY

     United Community was incorporated in the State of Ohio in February 1998 for the purpose of owning all of the outstanding capital stock of Home Savings issued upon the conversion of Home Savings from a mutual savings association to a permanent capital stock savings association, which was completed on July 8, 1998.

     Home Savings was organized as a mutual savings association under Ohio law in 1889. As an Ohio savings association, Home Savings is subject to supervision and regulation by the Office of Thrift Supervision, the Ohio Department of Commerce, Division of Financial Institutions and the Federal Deposit Insurance Corporation. Home Savings is a member of the Federal Home Loan Bank of Cincinnati and the deposits of Home Savings are insured up to applicable limits by the Federal Deposit Insurance Corporation in the Savings Association Insurance Fund.

     As a savings and loan holding company, United Community is subject to regulation, supervision and examination by the Office of Thrift Supervision. United Community's activities have been limited primarily to holding the common stock of Home Savings since acquiring such common stock in the Conversion. Consequently, the following discussion focuses primarily on the business of Home Savings.

     Home Savings conducts business from its main office located in Youngstown, Ohio and 13 full-service branches, located in northeastern Ohio. The principal business of Home Savings is the origination of mortgage loans on one- to four-family residential real estate located in Home Savings' primary market area, which consists of northern Columbiana County, Mahoning County and southern Trumbull County. Home Savings also originates loans secured by nonresidential real estate in its primary market area. In addition to real estate lending, Home Savings originates commercial loans and various types of consumer loans, including home equity loans, education loans, loans secured by savings accounts, motor vehicles, boats and recreational vehicles and unsecured loans. For liquidity and interest rate risk management purposes, Home Savings invests in interest-bearing deposits in other financial institutions, federal funds and U.S. Treasury and agency securities. Funds for lending and other investment activities are obtained primarily from savings deposits, which are insured up to applicable limits by the Federal Deposit Insurance Corporation in the Savings Association Insurance Fund, principal repayments of loans and maturities of securities.

     Interest on loans and other investments is Home Savings' primary source of income. Home Savings' principal expense is interest paid on deposit accounts. Operating results are dependent to a significant degree on the net interest income of Home Savings, which is the difference between interest earned on loans and other investments and interest paid on deposits. Like most thrift institutions, Home Savings' interest income and interest expense are significantly affected by general economic conditions and by the policies of various regulatory authorities.

                                 LENDING ACTIVITIES

     GENERAL. Home Savings' principal lending activity is the origination of conventional real estate loans secured by one- to four-family residences located in Home Savings' primary market area. Home Savings also originates loans secured by multifamily and nonresidential real estate and originates loans for the construction of one- to four-family residences, multifamily properties and nonresidential real estate projects. In addition to real estate lending, Home Savings originates commercial loans and various types of consumer credits, including home equity loans, education loans, loans secured by savings accounts, motor vehicles, boats and recreational vehicles and unsecured loans.

     LOAN PORTFOLIO COMPOSITION. The following table presents certain information regarding the composition of Home Savings' loan portfolio at the dates indicated:


                                                                                 At December 31,
                                                          ----------------------------------------------------------------
                                   At March 31, 1999            1998                   1997                  1996
                                 ---------------------   -------------------   --------------------  ---------------------
                                           Percent of             Percent of             Percent of            Percent of
                                   Amount  total loans    Amount  total loans    Amount  total loans   Amount  total loans
                                 --------- -----------   -------- -----------  --------  -----------  -------  -----------
                                                                   (Dollars in thousands)
  Real estate loans:
   Permanent
     One- to four-family          $524,485    73.40%     $516,767     73.84%   $489,677     74.19%   $482,089     75.23%
     Multifamily                     8,160     1.14         8,172      1.17       8,944      1.36       8,778      1.37
     Nonresidential                 30,281     4.24        31,308      4.47      33,479      5.07      35,315      5.51
     Land                              151     0.02           190      0.03         285      0.04         195      0.03
                                 --------- -----------   -------- -----------  --------  -----------  -------  -----------
       Total permanent             563,077    78.80       556,437     79.51     532,385     80.66     526,377     82.14

   Construction loans:
     One- to four-family            25,985     3.64        25,691      3.67      24,044      3.64      27,610      4.31
     Multifamily and
     non-residential                   721     0.10           833      0.12         325      0.05         490      0.08
                                 --------- -----------   -------- -----------  --------  -----------  -------  -----------
       Total construction           26,706     3.74        26,524      3.79      24,369      3.69      28,100      4.39
                                 --------- -----------   -------- -----------  --------  -----------  -------  -----------

  Total real estate loans          589,783     82.54      582,961     83.30     556,754     84.35     554,477     86.53

  Consumer loans
   Home equity                      17,705     2.48        18,321      2.62      17,097      2.59      14,581      2.28
   Auto                              1,443     0.20         1,603      0.23       2,457      0.37       3,486      0.54
   Education                         4,306     0.60         3,993      0.57       3,479      0.53       2,701      0.42
   Other (1)                        17,372     2.43        17,856      2.55      20,355      3.08      18,837      2.94
                                 --------- -----------   -------- -----------  --------  -----------  -------  -----------
    Total consumer                  40,826     5.71        41,773      5.97      43,388      6.57      39,605      6.18

  Commercial loans                  83,946    11.75        75,085     10.73      59,897      9.08      46,742      7.29
                                 --------- -----------   -------- -----------  --------  -----------  -------  -----------

  Total loans                      714,555   100.00%      699,819    100.00%    660,039    100.00%    640,824    100.00%
                                           -----------            -----------            -----------           -----------
                                           -----------            -----------            -----------           -----------

  Less net items                    43,690                 42,321                26,803                23,901
                                 ---------              ---------             ---------             ---------

     Total loans, net             $670,865               $657,498              $633,236              $616,923
                                 ---------              ---------             ---------             ---------
                                 ---------              ---------             ---------             ---------




                                                 At December 31,
                                  --------------------------------------------
                                           1995                  1994
                                   --------------------  ---------------------
                                             Percent of            Percent of
                                     Amount  total loans   Amount  total loans
                                   --------  -----------  -------- -----------
                                            (Dollars in thousands)
  Real estate loans:
   Permanent

     One- to four-family           $428,213     75.39%    $386,663     73.72%
     Multifamily                     16,042      2.82       14,838      2.83
     Nonresidential                  36,845      6.48       43,235      8.24
     Land                             1,280      0.23        1,666      0.32
                                   --------  -----------  -------- -----------
       Total permanent              482,380     84.92      446,402     85.11

   Construction loans:
     One- to four-family             19,804      3.49       18,200      3.47
     Multifamily and
     non-residential                    597      0.11          994      0.19
                                   --------  -----------  -------- -----------
       Total construction            20,401      3.60       19,194      3.66
                                   --------  -----------  -------- -----------

  Total real estate loans           502,781     88.52      465,596     88.77

  Consumer loans
   Home equity                       11,439      2.01       11,265      2.15
   Auto                               4,582      0.81        2,339      0.45
   Education                          2,788      0.49        2,217      0.42
   Other (1)                         17,384      3.06       15,907      3.03
                                   --------  -----------  -------- -----------
    Total consumer                   36,193      6.37       31,728      6.05

  Commercial loans                   29,043      5.11       27,165      5.18
                                   --------  -----------  -------- -----------

  Total loans                       568,017    100.00%     524,489    100.00%

                                             -----------           -----------
                                             -----------           -----------
  Less net items                     21,328                 21,076
                                   --------               --------

     Total loans, net              $546,689               $503,413
                                   --------               --------
                                   --------               --------


----------------------------

(1) Consists of overdraft protection loans and loans to individuals secured by demand accounts, deposits, automobiles, boats and one- to four-family residences.

     LOAN MATURITY. The following table sets forth certain information as of December 31, 1998, regarding the dollar amount of loans maturing in Home Savings' portfolio based on their contractual terms to maturity. Demand loans and other loans having no stated schedule of repayments or no stated maturity are reported as due in one year or less. Mortgage loans originated by Home Savings generally include due-on-sale clauses that provide Home Savings with the contractual right to deem the loan immediately due and payable in the event the borrower transfers the ownership of the property without Home Savings' consent. The table does not include the effects of possible prepayments. Management expects prepayments will cause maturities to be shorter.


                                           Principal repayments contractually due in the years ended December 31,
                                   -----------------------------------------------------------------------------------
                                                                     2002 -     2004 -      2009 -   2014 and
                                      1999      2000       2001      2003       2008        2013    thereafter   Total
                                      ----      ----       ----    --------    --------    -------  ----------   -----
                                                                       (In thousands)
Residential mortgage loans (1)     $51,255   $28,596    $28,164   $58,142    $152,271    $106,188   $126,655   $551,271
Nonresidential real estate loans       968       901        870     5,493      14,600       5,790      3,068     31,690
Commercial loans                    27,867     7,703      3,145    11,568      10,661       7,604      6,537     75,085
Consumer loans                       5,394     4,178      3,795     5,443      18,808         866      3,289     41,773
                                  --------- ---------  --------- ---------  ----------  ---------  ---------  ---------

    Total                          $85,484   $41,378    $35,974   $80,646    $196,340    $120,448   $139,549   $699,819
                                  --------- ---------  --------- ---------  ----------  ---------  ---------  ---------
                                  --------- ---------  --------- ---------  ----------  ---------  ---------  ---------


-------------------------

(1) Includes permanent and construction loans for one- to four-family and multi-family properties and land loans.

     The next table sets forth the dollar amount of all loans due after December 31, 1999, which have fixed or adjustable interest rates:


                                             Due after December 31, 1999
                                             ---------------------------
                                                   (In thousands)
      Fixed rate of interest                          $473,037
      Adjustable rate of interest                      141,298
                                                     ---------
                                                      $614,335
                                                     ---------
                                                     ---------


     LOANS SECURED BY ONE- TO FOUR-FAMILY REAL ESTATE. The principal lending activity of Home Savings is the origination of conventional loans secured by first mortgages on one- to four-family residences, primarily single-family homes, located within Home Savings' primary market area. At March 31, 1999, Home Savings' one- to four-family residential real estate loans totaled approximately $524.5 million, or 73.4% of total loans. At March 31, 1999, $3.4 million, or 0.6%, of Home Savings' one-to four-family loans were nonperforming.

     Office of Thrift Supervision regulations and Ohio law limit the amount which Home Savings may lend in relationship to the appraised value of the real estate and improvements which will secure the loan at the time of loan origination. In accordance with such regulations, Home Savings makes loans on one- to four-family residences of up to 90% of the value of the real estate and improvements thereon, though the majority of such loans have loan to value ratios of 80% or less. Loans on single-family, owner-occupied residences located in low-to-moderate income census track locations are granted up to a 95% loan to value ratio, although Home Savings requires private mortgage insurance on the portion of the principal amount that exceeds 80% of the appraised value of the property securing the loan.

     Home Savings currently offers fixed-rate mortgage loans and adjustable-rate mortgage loans for terms of up to 30 years. Although Home Savings' loan portfolio includes a significant amount of 30-year fixed-rate loans, most loans currently originated by Home Savings are 15-year fixed-rate loans. The interest rate adjustment periods on adjustable-rate mortgage loans are typically one or three years. The maximum interest rate adjustment on most of the adjustable-rate mortgage loans is 2.0% on any adjustment date and a total of 6.0% over the life of the loan. The interest rate adjustments on one-year and three-year adjustable-rate mortgage loans presently offered by Home Savings are indexed to the weekly average rate on the one-year and three-year U.S. Treasury securities, respectively. Rate adjustments are computed by adding a stated margin, typically 2.75%, to the index. Home Savings does not offer adjustable-rate mortgage loans to borrowers on one- to four-family residences with loan to value ratios of 95%.

     Home Savings issues standby loan origination commitments to qualified borrowers primarily for the purchase of single-family residential real estate. Such commitments are made on specified terms and conditions and are made for periods of up to 60 days, during which time the interest rate is locked in.

     Home Savings has purchased interests in loans at times when there was low demand in Home Savings' primary market area, although Home Savings has not purchased interests in one- to four-family loans during the past 10 years. Home Savings' loan portfolio includes 215 participation interests in several groups of single-family loans located within and outside of Home Savings primary lending area. At March 31, 1999, the outstanding balance of participation loans purchased, which is included in the one- to four-family loan portfolio, was $3.3 million, or 0.6% of Home Savings' total one- to four-family loan portfolio.

     LOANS SECURED BY MULTIFAMILY RESIDENCES. Home Savings originates loans secured by multifamily properties which contain more than four units, although this is not a significant component of Home Savings' lending activities. Multifamily loans are offered with adjustable rates of interest, which adjust according to a specified index, and typically have terms ranging from five to ten years and loan to value ratios of up to 75%.

     Multifamily lending is generally considered to involve a higher degree of risk than one- to four-family residential lending because the borrower typically depends upon income generated by the project to cover operating expenses and debt service. The profitability of a project can be affected by economic conditions, government policies and other factors beyond the control of the borrower. Home Savings attempts to reduce the risk associated with multifamily lending by evaluating the creditworthiness of the borrower and the projected income from the project and by obtaining personal guaranties on loans made to corporations and partnerships. Home Savings requires borrowers to submit financial statements annually to enable Home Savings to monitor the loan and requires an assignment of rents.

     At March 31, 1999, loans secured by multifamily properties totaled approximately $8.2 million, or 1.1% of total loans. The largest loan had a principal balance of $1.4 million.

     LOANS SECURED BY NONRESIDENTIAL REAL ESTATE. Home Savings originates loans for the purchase of nonresidential real estate. Home Savings' nonresidential real estate loans have adjustable rates, terms of up to 20 years and generally loan to value ratios of up to 80%. Rate adjustments on adjustable-rate mortgage loans secured by nonresidential real estate are determined by adding 3.5% to the current U.S. Treasury index. Among the properties securing Home Savings' nonresidential real estate loans are shopping centers, hotels, motels and freezer warehouses. The majority of such properties are located outside of Home Savings' primary lending area. Home Savings has been involved for over 20 years in freezer warehouse financing through a Youngstown area real estate developer who specializes in the construction of freezer facilities.

     Nonresidential real estate lending is generally considered to involve a higher degree of risk than residential lending due to the relatively larger loan amounts and the effects of general economic conditions on the successful operation of income-producing properties. Home Savings has endeavored to reduce such risk by evaluating the credit history of the borrower, the location of the real estate, the financial condition of the borrower, the quality and characteristics of the income stream generated by the property and the appraisals supporting the property's valuation. At March 31, 1999, Home Savings' largest loan secured by nonresidential real estate was a participation with an $5.1 million balance and such loan was performing according to its terms.

     At March 31, 1999, approximately $30.3 million, or 4.2%, of Home Savings' total loans were secured by mortgages on nonresidential real estate.

     CONSTRUCTION LOANS. Home Savings makes loans for the construction of one-to four-family residences, multifamily properties and nonresidential real estate projects. Residential construction loans are made to both owner-occupants and to builders on a speculative (unsold) basis.
Construction loans to owner-occupants are structured as permanent loans with fixed or adjustable rates of interest and terms of up to 30 years. During the first year, while the residence is being constructed, the borrower is required to pay interest only at a fixed rate. Construction loans for one- to four-family residences have loan to value ratios of up to 80%, and construction loans for commercial, multifamily and nonresidential properties have loan to value ratios of up to 75%, with the value of the land included as part of the owner's equity. At March 31, 1999, Home Savings had approximately $26.7 million, or 3.7% of its total loans, invested in construction loans, including $26.0 million in one- to four-family residential construction and approximately $700,000 in multifamily construction loans. No commercial construction loans were outstanding at that date.

     Approximately 50% of Home Savings' construction loans to builders are made for homes as to which the builder does not have a contract with a buyer. Home Savings, however, generally limits speculative loans to builders with whom Home Savings has a long-standing relationship and limits the number of outstanding loans on unsold homes under construction within a specific area.

     Construction loans generally involve greater underwriting and default risks than do loans secured by mortgages on existing properties because construction loans are more difficult to appraise and to monitor. Loan funds are advanced upon the security of the project under construction, which is more difficult to value before the completion of construction. Moreover, because of the uncertainties inherent in estimating construction costs, it is not always possible to evaluate accurately the loan to value ratios and the total loan funds required to complete a project. In the event a default on a construction loan occurs and foreclosure follows, Home Savings must take control of the project and attempt either to arrange for completion of construction or dispose of the unfinished project.

     Home Savings also originates a limited number of loans secured by vacant land for the construction of single-family houses. Home Savings' land loans are generally fixed-rate loans for terms up to five years and require a loan to value ratio of 75% or less. At March 31, 1999, approximately $151,000, or 0.02%, of Home Savings' total loans were secured by land loans made to developers and to individuals intending to construct and occupy single-family residences on the properties.

     COMMERCIAL LOANS. Home Savings makes commercial loans to businesses in its primary market area, including traditional lines of credit, revolving lines of credit, term loans and acquisition and development loans. The loan to value ratio for commercial loans depend upon the nature of the underlying collateral, but generally commercial loans are made with loan to value ratios of 70 to 75% and have adjustable interest rates. Lines of credit and revolving credits are generally priced on an adjustable rate basis, which is tied to the prime rate or U.S. Treasury bill rate. Term and time loans are usually adjustable, but can have fixed rates of interest and terms from one to five years.

     At March 31, 1999, Home Savings had approximately $83.9 million, or 11.8% of total loans, invested in commercial loans. The majority of these loans are secured by a security interest in inventory, accounts receivable, machinery, investment property, vehicles or other assets of the borrower. Home Savings also originates unsecured commercial loans including lines of credit for periods of less than 12 months, short-term loans and, occasionally, term loans for periods of up to 36 months. These loans are underwritten based on the credit-worthiness of the borrowers and the guarantors. In the last five years, Home Savings has more than doubled its commercial loan portfolio, and Home Savings intends continue to increase its unsecured commercial loan volume in the future.

     Commercial loans are generally deemed to entail significantly greater risk than real estate lending. The repayment of commercial loans is typically dependent on the income stream and successful operation of a business, which can be affected by economic conditions. The collateral for commercial loans, if any, often consists of rapidly depreciating assets.

     CONSUMER LOANS. Home Savings originates various types of consumer credit loans, including home equity loans, education loans, loans secured by savings accounts, motor vehicles and unsecured loans. Consumer loans are made at fixed and adjustable rates of interest and for varying terms based on the type of loan. Consumer loans secured by a deposit or savings account are made for up to 90% of the principal balance of the account and generally have adjustable rates which adjust based on the weekly average yield on U.S. Treasury securities plus a margin.

     For new automobiles, loans are originated for up to 90% of the value of the car with terms of up to five years, and for used automobiles, loans are made for up to the average value of the car model and a term of three years. All automobile loans are originated directly by Home Savings. At March 31, 1999, automobile loans amounted to $1.4 million, or .20%, of Home Savings' consumer loan portfolio.

     Home Savings makes closed-end home equity loans in an amount which, when added to the prior indebtedness secured by the real estate, does not exceed 90% of the estimated value of the real estate. Home equity loans are typically secured by a second mortgage on the real estate. Home Savings frequently holds the first mortgage, although Home Savings will make home equity loans in cases where another lender holds the first mortgage. Home Savings also offers home equity loans with a line of credit feature. Home equity loans are made with adjustable and fixed rates of interest. Fixed-rate home equity loans have terms of ten years but can be called after five years. Rate adjustments on adjustable home equity loans are determined by adding a 3.0% margin for loans on one- to four-family residences of up to 80% loan to value ratio or by adding a 4.0% margin for loans on one- to four-family residences of up to 90% loan to value ratio to the one-year U.S. Treasury index. At March 31, 1999, approximately $17.7 million, or 2.5%, of Home Savings' consumer loan portfolio consisted of home equity loans.

     Consumer loans may entail greater credit risk than do residential mortgage loans. The risk of default on consumer loans increases during periods of recession, high unemployment, and other adverse economic conditions. Although Home Savings has not had significant delinquencies on consumer loans, no assurance can be provided that delinquencies will not increase.

     At March 31, 1999, Home Savings had approximately $40.8 million, or 5.7% of its total loans, invested in consumer loans. Home Savings anticipates a moderate increase in its consumer loan portfolio in the future as a result of increased cross-selling efforts to existing customers.

     LOAN SOLICITATION AND PROCESSING. The lending activities of Home Savings are subject to the written, non-discriminatory underwriting standards and loan origination procedures approved by Home Savings' board of directors. Loan originations are generally obtained from existing customers and members of the local community and from referrals by real estate brokers, lawyers, accountants, and current and former customers. Home Savings also advertises in the local print media, radio and television.

     Each of Home Savings' 14 offices has loan personnel who can accept loan applications, which are then forwarded to Home Savings' Underwriting Department for processing and approval. In underwriting real estate loans, Home Savings typically obtains a credit report, verification of employment and other documentation concerning the creditworthiness of the borrower. An appraisal of the fair market value of the real estate that will be given as security for the loan is prepared by one of Home Savings' in-house licensed appraisers or an approved fee appraiser. For certain large nonresidential real estate loans, the appraisal will be conducted by an outside fee appraiser whose report is reviewed by Home Savings' chief appraiser. Upon the completion of the appraisal and the receipt of information on the credit history of the borrower, the application for a loan is submitted for review to the appropriate persons. Nonresidential real estate loans up to $100,000 require two approvals, loans up to $200,000 require three approvals, and loans of $200,000 up to $1.0 million require five approvals from a member of Home Savings' underwriting staff, the Senior Loan Officer, the Lending Operations Officer or any other senior officer of Home Savings. Commercial loans up to $200,000 may be approved by one of Home Savings' commercial loan officers. Commercial loans of $200,000 or more but less than $1.0 million must be approved by two members of the Underwriting Department, the Senior Loan Officer or the Lending Operations Officer and any two of the following officers: the President, the Chief Financial Officer, the Senior Vice President of Retail Banking or the Vice President of Facilities Management. In addition to the approval by the officers described above, loans for over $1.0 million require the prior approval of a majority of the outside directors of Home Savings.

     Borrowers are required to carry satisfactory fire and casualty insurance and flood insurance, if applicable, and to name Home Savings as an insured mortgagee. Home Savings generally obtains an attorney's opinion of title, although title insurance may be obtained on larger nonresidential real estate loans.

     The procedure for approval of construction loans is the same as for permanent real estate loans, except that an appraiser evaluates the building plans, construction specifications and estimates of construction costs. Home Savings also evaluates the feasibility of the proposed construction project and the experience and record of the builder. Once approved, the construction loan is disbursed in installments based upon periodic inspections of construction progress.

     Consumer loans are underwritten on the basis of the borrower's credit history and an analysis of the borrower's income and expenses, ability to repay the loan, and the value of the collateral, if any.

     LOAN ORIGINATIONS AND PURCHASES. Historically, Home Savings has originated substantially all of the loans in its portfolio and has held them until maturity. Nevertheless, Home Savings' residential loans are generally made on terms and conditions and documentation which conform to the secondary market guidelines for sale to the Federal Home Loan Mortgage Company and other institutional investors in the secondary market. Education loans are sold, once the borrower has graduated, to the Student Loan Marketing Association. Home Savings does not originate first mortgage loans insured by the Federal Housing Authority or guaranteed by the Veterans Administration, but it has purchased such loans as well as participation interests in such loans.

     Home Savings has not sold any loans for the three month period ended March 31, 1999 and during the years ended December 31, 1998, 1997 and 1996. The following table presents Home Savings' total loan origination and repayment activity for the years indicated:


                                                      Three months ended                   Year ended December 31,
                                                        March 31, 1999             1998             1997                1996
                                                      ------------------     ------------        -----------        ------------
                                                                                               (In thousands)
Loans originated:
   Real estate:
     Permanent:
       One- to four-family                                 $33,061               $140,344            $68,303           $129,074
       Multifamily                                               -                      -                  -                225
       Nonresidential                                           23                    340                218                136
       Land                                                      -                    810                  -                  -
                                                      ------------           ------------        -----------        ------------
         Total permanent                                    33,084                141,494             68,521            129,435

     Construction:
       One- to four-family                                   6,292                 28,226             25,440             26,545
       Multifamily                                             340                    180              1,390                740
                                                      ------------           ------------        -----------        ------------
         Total construction                                  6,632                 28,406             26,830             27,285
                                                      ------------           ------------        -----------        ------------
         Total real estate loans originated                 39,716                169,900             95,351            156,720

   Consumer                                                  2,811                 15,535             17,038             16,199
   Commercial                                               14,015                 44,050             20,968             21,731
                                                      ------------           ------------        -----------        ------------
         Total loans originated                             56,542                229,485            133,357            194,650

Loans purchased                                                  -                     11                116                 24
                                                      ------------           ------------         ----------        -----------
Total loans originated and purchased                        56,542                229,496            133,473            194,674
Principal repayments                                        43,288                205,791            119,120            125,550
                                                      ------------           ------------        -----------        ------------
Net increase in loans                                      $13,254              $  23,705          $  14,353          $  69,124
                                                      ------------           ------------        -----------        ------------
                                                      ------------           ------------        -----------        ------------


     At March 31, 1999, Home Savings had $18.9 million of outstanding commitments to originate loans and $22.5 million available to borrowers under consumer and commercial lines of credit. At March 31, 1999, Home Savings had $10.2 million in undisbursed funds related to construction loans in process.

     LOAN ORIGINATION AND OTHER FEES. Home Savings realizes loan origination fees and other fee income from its lending activities. A fee of 2.0% of the loan amount, up to $1,000 is charged for fixed-rate residential real estate loans and Home Savings charges an origination fee of two percent of the loan amount, up to $850, for adjustable-rate residential real estate loans. Loan origination fees for nonresidential real estate loans and commercial loans are negotiated on an individual basis. In addition, Home Savings realizes income from late payment charges and fees for other miscellaneous services.

     Loan origination fees and other fees are a volatile source of income, varying with the volume of lending, loan repayments and general economic conditions. All nonrefundable loan origination fees and certain direct loan origination costs are deferred and recognized in accordance with Statement of Financial Accounting Standards No. 91 as an adjustment to yield for the life of the related loan.

     LOANS TO ONE BORROWER LIMITS. Office of Thrift Supervision regulations generally limit the aggregate amount that a savings association may lend to any one borrower to an amount equal to 15.0% of Home Savings' unimpaired capital and unimpaired surplus. A savings association may lend to one borrower an additional amount not to exceed 10.0% of Home Savings' unimpaired capital and unimpaired surplus if the additional amount is fully secured by certain forms of "readily marketable collateral." Real estate is not considered "readily marketable collateral." In applying this limit, the regulations require that loans to certain related or affiliated borrowers be aggregated.

     Based on such limits, Home Savings could lend approximately $46.5 million to one borrower at March 31, 1999. The largest amount Home Savings had outstanding to one borrower at March 31, 1999, was $11.9 million, which consisted of three loans primarily secured by a first mortgage on a freezer warehouse. At March 31, 1999, this loan was performing in accordance with its terms.

     DELINQUENT LOANS, NONPERFORMING ASSETS AND CLASSIFIED ASSETS. Home Savings attempts to maintain a high level of asset quality through sound underwriting policies and aggressive collection practices.

     At the beginning of each month, the Collections Department of Home Savings receives a report on all delinquent loans, and Home Savings' personnel telephone the delinquent borrowers and mail delinquency notices. When a loan payment has not been made by the fifteenth of the month, a late notice is sent and a penalty of five percent of the payment due is assessed. Once a loan is 60 days delinquent, a second notice is sent and the Collections Department contacts the borrower by telephone. The Collections Department will generally continue to attempt to bring the loan current through telephone calls or personal visits until the loan has been delinquent 90 to 120 days. If the loan has not been brought current by the 120th day, a member of the Collections Department will present the loan to Home Savings' Pre-Foreclosure Committee which meets weekly. If the Pre-Foreclosure Committee agrees to recommend the commencement of foreclosure proceedings, the loan is presented to the Executive Committee of Home Savings (Executive Committee) of the Board, which normally refers the loan to Home Savings' in-house legal staff. A decision as to whether and when to initiate foreclosure proceedings is based on such factors as the amount of the outstanding balance in relation to the original indebtedness, the extent of the delinquency, the borrower's ability and willingness to cooperate in curing the delinquency and any environmental issues that may need to be addressed.

     The following table reflects the amount of loans in a delinquent status as of the dates indicated:


                                                                                      At December 31,
                                                              --------------------------------------------------------------
                                   At March 31, 1999                      1998                              1997
                             -----------------------------    ----------------------------     -----------------------------
                                                  Percent                          Percent                           Percent
                                                    of                               of                                of
                             Number     Amount     total      Number     Amount     total      Number     Amount      total
                                                   loans                            loans                             loans
                             --------  --------  ---------    --------  --------  ---------    --------  --------  ---------
                                                               (Dollars in thousands)
Loans delinquent for:

  30-59 days                   196      $ 5,480      .82%       232     $ 8,236      1.25%       242     $ 6,895       1.09%
  60-89 days                    97        2,234      .33         89       2,462      0.37        132       4,415       0.70
  90 days or over              167        4,856      .72        189       5,729      0.87        298       9,491       1.50
                             --------  --------  ---------    --------  --------  ---------    --------  --------  ---------
    Total delinquent loans     460      $12,570     1.87%       510     $16,427      2.49%       672     $20,801       3.29%
                             --------  --------  ---------    --------  --------  ---------    --------  --------  ---------
                             --------  --------  ---------    --------  --------  ---------    --------  --------  ---------

     Nonperforming assets include nonaccruing loans, restructured loans, real estate acquired by foreclosure or by deed-in-lieu thereof, in-substance foreclosures and repossessed assets.

     Loans are reviewed through monthly reports to the board of directors or weekly reports to senior management and are placed on nonaccrual status when collection in full is considered doubtful by management. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income. Subsequent cash payments are generally applied to interest income unless, in the opinion of management, the collection of principal and interest is doubtful. In those cases, subsequent cash payments would be applied to principal.

     The following table sets forth information with respect to Home Savings' nonperforming loans and other assets at the dates indicated:

                                                                              At December 31,
                                              At March 31,    ----------------------------------------------
                                                  1999         1998      1997      1996      1995      1994
                                              ------------    ------    ------    ------    ------    ------
                                                                          (Dollars in thousands)
Nonperforming loans:
  Nonaccrual loans
    Real estate loans:
      One- to four-family                        $3,361       $3,655    $ 5,540   $5,343    $3,542    $3,491
      Multifamily and nonresidential                431          378        649      704     1,082       104
      Construction (net of Loan In Process)
         and land                                   174          233        769      491         7         -
                                                 ------       ------    -------   ------    ------    ------
        Total real estate loans                   3,966        4,266      6,958    6,538     4,631     3,595
    Consumer                                        458          317        404      517       298       274
    Commercial                                      432        1,146      2,129    2,059       260       219
                                                 ------       ------    -------   ------    ------    ------
        Total nonaccrual loans                    4,856        5,729      9,491    9,114     5,189     4,088
  Restructured real estate loans                  1,823        1,832        644      698       891     2,681
                                                 ------       ------    -------   ------    ------    ------
        Total nonperforming loans                 6,679        7,561     10,135    9,812     6,080     6,769
Real estate acquired through foreclosure
   and other repossessed assets                     196           78         55       29        46     1,570
                                                 ------       ------    -------   ------    ------    ------
        Total nonperforming assets               $6,875       $7,639    $10,190   $9,841    $6,126    $8,339
                                                 ======       ======    =======   ======    ======    ======

Nonperforming loans as a percent of loans          1.00%        1.15%      1.60%    1.59%     1.11%     1.34%
Nonperforming assets as a percent of total
  assets                                           0.54         0.61       0.98     0.92      0.57      0.82
Allowance for loan losses as a percent of
   nonperforming loans                            96.75        84.62      59.02    51.37     84.18     75.51
Allowance for loan losses as a percent of
   total loans before allowance                    0.95         0.96       0.94     0.81      0.93      1.01

     For the three months ended March 31, 1999, approximately $344,000 in interest income would have been recorded had nonaccruing and restructured loans been accruing pursuant to contractual terms. During that period interest collected on such loans and included in net income was approximately $47,000.

     Real estate acquired in settlement of loans is classified separately on the balance sheet at fair value as of the date of acquisition. After foreclosure, the loan is written down to the value of the underlying collateral by a charge to the allowance for loan losses, if necessary. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income or loss on disposition, are included in other expenses. At March 31, 1999, the carrying value of real estate acquired in settlement of loans was $196,000, and consisted of five single-family properties and one commercial property.

     Home Savings classifies its assets in accordance with federal regulations. Problem assets are classified as "special mention," "substandard," "doubtful" or "loss." "Substandard" assets have one or more defined weaknesses and are characterized by the distinct possibility that Home Savings will sustain some loss if the deficiencies are not corrected. "Doubtful" assets have the same weaknesses as "substandard" assets, with the additional characteristics that (i) the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, questionable and (ii) there is a high possibility of loss. An asset classified as "loss" is considered uncollectible and of such little value that its continuance as an asset of Home Savings is not warranted. Federal regulations also contain a "special mention" category, consisting of assets which do not currently expose an institution to a sufficient degree of risk to warrant classification but which possess credit deficiencies or potential weaknesses deserving management's close attention.

     Home Savings classifies its commercial loans on a periodic basis, not less often than quarterly, according to a nine-level risk rating system that includes, in addition to the "substandard," "doubtful" and "loss," categories discussed above, further classifications of "prime," "good," "satisfactory," "fair," "watch" and "uncertain."

     Commercial loans that are classified "prime," "good," "satisfactory" or "fair" possess levels of risk, if any, which are generally acceptable to Home Savings. "Watch" assets are the equivalent of "special mention" assets discussed above and a loan which is classified as "uncertain" represents a loan for which there is insufficient current information on the borrower to evaluate the primary source of payment. A loan may only be maintained as "uncertain" for 90 days while additional information is obtained, subject to one 90-day extension by the Commercial Loan Manager or a higher level officer.

     The aggregate amounts of Home Savings' classified assets at March 31, 1999 was as follows:

                                                      At March 31,
                                                          1999
                                                      ------------
                   Classified assets:
                     Substandard                         $7,451
                     Doubtful                                 -
                     Loss                                    95
                                                        -------
                      Total classified assets            $7,546
                                                        =======

     Home Savings analyzes each classified asset on a quarterly basis to determine whether changes in the classifications are appropriate under the circumstances. Such analysis focuses on a variety of factors, including the amount of, and the reasons for, any delinquency, the use of the real estate securing the loan, the financial condition of the borrower, and the appraised value of the real estate. As such factors change, the classification of the asset will change accordingly.

     Home Savings establishes a general allowance for loan losses for any loan classified as special mention, substandard or doubtful. If an asset, or portion thereof, is classified as loss, Home Savings establishes a specific allowance for loss in the amount of 100% of the portion of the asset classified loss or charges off the portion of any real estate loan deemed to be uncollectible.

     ALLOWANCE FOR LOAN LOSSES. Management reviews on a quarterly basis the allowance for loan losses as it relates to a number of relevant factors, including, but not limited to, growth and changes in the composition of the loan portfolio, trends in the level of delinquent and problem loans, current economic conditions in the primary lending area, past loss experience, and possible losses arising from specific problem assets.

     While management believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in adjustments and net income could be significantly affected if circumstances differ substantially from the assumptions used in making the final determination. In addition, Home Savings' determination as to the amount of its allowance for loan losses is subject to review by the Office of Thrift Supervision, as part of its examination process, which may result in the establishment of an additional allowance based upon the judgment of the Office of Thrift Supervision after a review of the information available at the time of the Office of Thrift Supervision examination.

     The following table sets forth an analysis of Home Savings' allowance for loan losses for the periods indicated:

                                              Three months                Year ended December 31,
                                             ended March 31,  ----------------------------------------------
                                                  1999         1998      1997      1996      1995      1994
                                              ------------    ------    ------    ------    ------    ------
                                                                          (Dollars in thousands)
Balance at beginning of period                   $6,398       $5,982    $5,040    $5,118    $5,111    $5,397

Provision for (recovery of) loan loss                75          650    (1,546)        -         -      (100)
   allowances
Charge-offs:
   Real estate                                       (6)         (47)     (403)      (28)     (373)     (170)
   Consumer                                         (16)         (72)      (43)      (57)      (21)      (16)
   Commercial                                         -         (151)        -         -         -       (60)
                                                 -------      -------   -------   -------   -------   -------
     Total charge-offs                              (22)        (270)     (446)      (85)     (394)     (246)
                                                 -------      -------   -------   -------   -------   -------

Recoveries:
   Real estate                                        6           25     2,930         4       365        52
   Consumer                                           2           10         4         3        10         8
   Commercial                                         1            1         -         -        26
                                                 -------      -------   -------   -------   -------   -------
     Total recoveries                                 9           36     2,934         7       401        60
                                                 -------      -------   -------   -------   -------   -------

Net recoveries (charge-offs)                        (13)        (234)    2,488       (78)        7      (186)
                                                 -------      -------   -------   -------   -------   -------
Balance at end of period                         $6,460       $6,398    $5,982    $5,040    $5,118    $5,111
                                                 =======      =======   =======   =======   =======   =======
Ratio of net recoveries (charge-offs)
   to average net loans                           (0.00)%      (0.04)%    0.40%    (0.01)%    0.00%    (0.04)%

Ratio of net recoveries  (charge-offs) to
   provision for (recovery of) loan loss           17.33%      36.00%   160.93%      N/A       N/A   (186.00)%
   allowances

     The following table sets forth the allocation of the allowance for loan losses by category. The allocations are based on management's assessment of the risk characteristics of each of the components of the total loan portfolio and are subject to change as and when the risk factors of each component change.
The allocation is not indicative of either the specific amounts or the loan categories in which future charge-offs may be taken, nor should it be taken as an indicator of future loss trends. The allocation of the allowance to each category is not necessarily indicative of future loss in any particular category and does not restrict the use of the allowance to absorb losses in any category.

                                                                         At December 31,
                           At March 31,       -----------------------------------------------------------------------
                              1999                    1998                      1997                    1996
                     ----------------------   ----------------------   ----------------------   ---------------------
                                Percent of               Percent of               Percent of               Percent of
                              loans in each            loans in each            loans in each            loans in each
                               category to              category to              category to              category to
                     Amount    total loans    Amount    total loans    Amount    total loans    Amount    total loans
                     ------   -------------   ------   -------------   ------   -------------   ------   -------------
                                                                      (Dollars in thousands)
Real estate loans    $4,220       82.54%      $4,220       83.30%      $4,242       84.35%      $4,561       86.53%
Consumer loans          598        5.71          611        5.97          673        6.57          322        6.18
Commercial loans      1,643       11.75        1,567       10.73        1,067        9.08          157        7.29
                     ------      ------       ------       -----      -------      -------      ------      ------
      Total          $6,461      100.00%      $6,398      100.00%      $5,982      100.00%      $5,040      100.00%
                     ======      ======       ======      ======       ======      ======       ======      ======



                                     At December 31,
                     ----------------------    ----------------------
                              1995                     1994
                     ----------------------    ----------------------
                                Percent of               Percent of
                              loans in each             loans in each
                               category to               category to
                     Amount    total loans     Amount    total loans
                     ------   -------------    ------   -------------
                                  (Dollars in thousands)
Real estate loans    $4,585       88.52%       $4,593       88.77%
Consumer loans          376        6.37           349        6.05
Commercial loans        157        5.11           169        5.18
                     ------      -------       ------      -------
      Total          $5,118      100.00%       $5,111      100.00%
                     ======      =======       ======      =======

                                INVESTMENT ACTIVITIES

     Federal regulations and Ohio law permit Home Savings to invest in various types of investment securities, including interest-bearing deposits in other financial institutions, federal funds, U.S. Treasury and agency obligations, mortgage-backed securities, and certain other specified investments. The Board has adopted an investment policy which authorizes management to make investments in U.S. Treasury obligations, U.S. Federal agency and federally-sponsored corporation obligations, investment-grade municipal obligations, creditworthy, unrated securities issued by municipalities in which an office of Home Savings is located, investment-grade corporate debt securities, investment-grade asset-backed securities, certificates of deposit that are fully-insured by the Federal Deposit Insurance Corporation, bankers' acceptances, federal funds, money market funds and interest-bearing time deposits with other financial institutions. Home Savings' investment policy is designed primarily to provide and maintain liquidity within regulatory guidelines, to maintain a balance of high quality investments to minimize risk, and to maximize return without sacrificing liquidity and safety. The investment activities of Home Savings are supervised by Home Savings' Investment Committee and investment purchases are monitored weekly by the Executive Committee.

     Home Savings maintains a significant portfolio of mortgage-backed securities in the form of Federal National Mortgage Association, Government National Mortgage Association and Federal Home Loan Mortgage Company participation certificates. Mortgage-backed securities generally entitle Home Savings to receive a portion of the cash flows from an identified pool of mortgages. Government National Mortgage Association securities, Federal National Mortgage Association securities and a majority of Home Savings' Federal Home Loan Mortgage Company securities are guaranteed by the issuing agency as to timely payment of principal and interest. The balance of Home Savings' Federal Home Loan Mortgage Company securities are guaranteed as to timely payment of interest and eventual payment of principal.

     Home Savings purchases mortgage-backed securities primarily as an alternative to originating loans for its portfolio. In recent years, Home Savings' funds available for investment have exceeded the volume of loan originations based on loan demand in Home Savings' primary market area. Purchases of mortgage-backed securities enable Home Savings to generate positive interest rate spreads with minimal administrative expense and reduce credit risk due to the guarantees provided by the issuer. Mortgage-backed securities classified as available for sale also provide Home Savings with an additional source of liquid funds. Home Savings also invests generally in short maturity, medium-term corporate notes of investment grade. The notes, which include debentures and collateralized notes, generally provide a spread above the risk-free rate afforded by comparable maturity U.S. Treasury Securities.

     Although Home Savings' mortgage-backed securities are generally guaranteed as to repayment of principal and interest, Home Savings is exposed to prepayment risk and reinvestment risk to the extent that the issuer redeems the security or that actual prepayments on the underlying mortgages are greater than estimated over the life of the security. Although prepayments of underlying mortgages depend on many factors, the difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates generally is the most significant determinant of the rate of the prepayments. During periods of declining mortgage interest rates, refinancing generally increases and accelerates the prepayment of the underlying mortgages and the related security. Prepayments may require Home Savings to make adjustments to the amortization of any premium or accretion of any discount relating to the securities, thereby changing the net yield on such securities. Home Savings reviews prepayment estimates for mortgage-backed securities at purchase to ensure that prepayment assumptions are reasonable considering the underlying collateral for the securities at issue and current interest rates and to determine the yield and estimated maturity of the mortgage-backed security portfolio.

     To the extent that Home Savings' mortgage-backed securities prepay faster than anticipated in a declining rate environment, Home Savings may not be able to reinvest the proceeds of such prepayments at a comparable rate of return, which could adversely affect net interest income. Conversely, in a rising interest rate environment, prepayments may occur at a slower than projected pace, thereby extending the estimated life of the security and depriving Home Savings of the ability to reinvest cash flows at higher rates of interest. In addition, the market value of such securities may be adversely affected by changes in interest rates. As discussed below, a decline in the market value of securities classified as available for sale may adversely affect Home Savings' retained earnings.

     Since the conversion, funds not currently utilized by United Community for general corporate purposes, including possible acquisitions, are invested in similar investments previously discussed as authorized Home Savings' investments. In addition, United Community invested in Eurodollars, which is a short-term investment. These type of investments provide a great deal of liquidity and flexibility as United Community pursues alternative investment opportunities.

     Investment and mortgage-backed securities are classified upon acquisition as available for sale or held to maturity. Securities classified as available for sale are carried at estimated fair value with the unrealized holding gain or loss, net of taxes, reflected as a component of other comprehensive income. Securities classified as held to maturity are carried at amortized cost. Home Savings recognizes premiums and discounts in interest income over the period to maturity by the level yield method and realized gains or losses on the sale of debt securities based on the amortized cost of the specific securities sold. Security sales are recorded on a trade date basis.

     The following table sets forth the amortized cost and fair value of United Community and Home Savings' short-term investments, Federal Home Loan Bank stock, equity investments, investment securities and mortgage-backed securities at the dates indicated.

                                                                                       At December 31
                                                 At March 31,              ---------------------------------------
                                                    1999                                    1998
                                  --------------------------------------   --------------------------------------
                                  Amortized     % of      Fair      % of   Amortized     % of      Fair      % of
                                     Cost      Total     Value     Total      Cost      Total     Value     Total
                                  ---------    -----   --------    -----   ---------    -----   --------    -----
                                                             (Dollars in thousands)
Available for sale:
  Short-term investments:
    Federal funds                  $ 24,435     4.39%  $ 24,435     4.36%   $ 12,798     2.28%   $12,798     2.25%
    Money market fund                 3,754     0.67      3,754     0.67       5,002     0.89      5,002     0.88
    Eurodollars                     121,761    21.85    121,761    21.71     133,813    23.79    133,813    23.58
    Other                             2,187     0.39      2,187     0.39       2,162     0.38      2,162     0.38
  Federal Home Loan Bank stock       12,164     2.18     12,164     2.17      11,958     2.13     11,958     2.11
  Equity investments                  1,274     0.23      1,221     0.22           -        -          -        -
  Investment securities:
    U.S. Treasury obligations        12,539     2.25     12,759     2.28      15,045     2.68     15,376     2.71
    U.S. Government agency           33,048     5.93     33,004     5.89      13,000     2.31     13,060     2.30
       obligations
    Corporate notes                  82,162    14.75     82,237    14.66      82,249    14.63     82,452    14.53
  Mortgage-backed securities
    FHLMC                            35,540     6.38     36,074     6.43      38,732     6.89     39,450     6.95
    FNMA                             18,637     3.35     18,586     3.31      19,691     3.50     19,811     3.49
    Private issues                    2,056     0.37      1,980     0.35       2,106     0.37      2,029     0.36
  Collateralized mortgage
      obligations
    FNMA                             11,219     2.01     11,222     2.00      13,075     2.32     13,046     2.30
    Private issues                   29,428     5.28     29,265     5.22      24,753     4.40     24,554     4.33
                                   --------   -------  --------   -------   --------   -------  --------   -------
      Total available for sale      390,204    70.03    390,649    69.66     374,384    66.57    375,511    66.17
                                   --------   -------  --------   -------   --------   -------  --------   -------
Held to maturity:
  Investment securities:
    U.S. Treasury obligations             -     0.00          -     0.00       4,993     0.89      5,016     0.88
    Corporate notes                       -     0.00          -     0.00           -        -          -        -
  Mortgage-backed securities:
    GNMA                              6,261     1.13      6,579     1.17       7,057     1.25      7,413     1.30
    FHLMC                           104,551    18.76    106,242    18.95     114,208    20.31    116,443    20.52
    FNMA                             56,184    10.08     57,306    10.22      61,734    10.98     63,154    11.13
                                   --------   -------  --------   -------   --------   -------  --------   -------
      Total held to maturity        166,996    29.97    170,127    30.34     187,992    33.43    192,026    33.83
                                   --------   -------  --------   -------   --------   -------  --------   -------
      Total investment portfolio   $557,200   100.00%  $560,776   100.00%   $562,376   100.00%  $567,537   100.00%
                                   ========   =======  ========   =======   ========   =======  ========   =======



                                                                  At December 31
                                  -------------------------------------------------------------------------------
                                                    1997                                    1996
                                  --------------------------------------   --------------------------------------
                                  Amortized     % of      Fair      % of   Amortized     % of      Fair      % of
                                     Cost      Total     Value     Total      Cost      Total     Value     Total
                                  ---------    -----   --------    -----   ---------    -----   --------    -----
                                                             (Dollars in thousands)
Available for sale:
  Short-term investments:
    Federal funds                  $ 19,879    5.22%   $ 19,879     5.15%   $  5,982     1.39%  $  5,982     1.39%
    Money market fund                     -       -           -        -           -        -          -        -
    Eurodollars                           -       -           -        -           -        -          -        -
    Other                                 -       -           -        -           -        -          -        -
  Federal Home Loan Bank stock       11,136    2.93      11,136     2.89      10,370     2.42     10,370     2.40
  Equity investments                      -       -           -         -         -         -          -        -
  Investment securities:
    U.S. Treasury obligations        20,072    5.27      20,224     5.24      12,517     2.92     12,613     2.92
    U.S. Government agency            5,000    1.31       5,038     1.31           -        -          -        -
       obligations
    Corporate notes                  14,019    3.68      14,140     3.66       2,026     0.47      2,046     0.47
  Mortgage-backed securities
    FHLMC                            54,039   14.20      54,827    14.21      73,748    17.19     74,420    17.23
    FNMA                              5,265    1.39       5,345     1.39       7,489     1.75      7,613     1.76
    Private issues                    2,322    0.62       2,244     0.58       2,499     0.58      2,419     0.57
  Collateralized mortgage
      obligations
    FNMA                                  -       -           -        -           -        -          -        -
    Private issues                        -       -           -        -           -        -          -        -
                                   --------  -------   --------   -------   --------   -------  --------   -------
      Total available for sale      131,372   34.62     132,833    34.43     114,631    26.72    115,463    26.74
                                   --------  -------   --------   -------   --------   -------  --------   -------
Held to maturity:
  Investment securities:
    U.S. Treasury obligations         4,968    1.31       5,013     1.30      14,967     3.49     15,051     3.49
    Corporate notes                       -       -           -        -      13,003     3.03     13,057     3.02
  Mortgage-backed securities:
    GNMA                              9,072    2.39       9,492     2.46      11,163     2.60     11,627     2.69
    FHLMC                           156,988   41.25     158,939    41.19     184,363    42.98    184,838    42.81
    FNMA                             77,783   20.43      79,555    20.62      90,858    21.18     91,754    21.25
                                   --------  -------   --------   -------   --------   -------  --------   -------
      Total held to maturity        248,816   65.38     252,999    65.57     314,354    73.28    316,327    73.26
                                   --------  -------   --------   -------   --------   -------  --------   -------
      Total investment portfolio   $380,548  100.00%    385,832   100.00%   $428,985   100.00%  $431,790   100.00%
                                   ========  =======   ========   =======  ========    =======  ========   =======

     The maturities of United Community and Home Savings' short-term investments and investment securities at March 31, 1999, excluding Federal Home Loan Bank stock, are indicated in the following table:

                                                               At March 31, 1999
                                     ----------------------------------------------------------------------
                                                           After one through
                                       One year or less       five years                  Total
                                     -------------------  ------------------  -----------------------------
                                      Amortized  Average  Amortized  Average  Amortized     Fair    Average
                                         cost     yield      cost     yield      cost      value     Yield
                                     ----------  -------  ---------  -------  ---------  --------   -------
                                                              (Dollars in thousands)
Short-term investments:
  Federal funds                      $ 24,435     4.73%    $     -       -%   $ 24,435   $ 24,435    4.73%
  Eurodollars                         121,761     4.73           -       -     121,761    121,761    4.73
  Money market fund                     3,754     4.04           -       -       3,754      3,754    4.04
  Liquid cash                           2,187     4.72           -       -       2,187      2,187    4.72
                                     ---------    -----   --------  -------   --------   --------    ----
      Total short-term investments   $152,137     4.71%   $      -       -%   $152,137   $152,137    4.71%
                                     ========     =====   ========  =======   ========   ========    ====
Investment securities:
   Available for sale                $ 36,203     5.44%   $91,546     5.71%   $127,749   $128,000    5.63%
   Held to maturity                         -        -          -        -           -          -       -
                                     ---------    -----   --------  -------   --------   --------    ----
    Total investment securities      $ 36,203     5.44%   $91,546     5.71%   $127,749   $128,000    5.63%
                                     ========     =====   ========  =======   ========   ========    ====

SOURCES OF FUNDS

     GENERAL. Deposits have traditionally been the primary source of Home Savings' funds for use in lending and other investment activities. In addition to deposits, Home Savings derives funds from interest payments and principal repayments on loans and income on earning assets. Loan payments are a relatively stable source of funds, while deposit inflows and outflows fluctuate in response to general interest rates and money market conditions. Home Savings may also borrow from the Federal Home Loan Bank as a source of funds.

     DEPOSITS. Deposits are attracted principally from within Home Savings' primary market area through the offering of a selection of deposit instruments, including regular passbook savings accounts, demand deposits, individual retirement accounts, NOW accounts, money market accounts, and certificates of deposit. Interest rates paid, maturity terms, service fees, and withdrawal penalties for the various types of accounts are monitored weekly by the Executive Committee. Home Savings does not use brokers to attract deposits. The amount of deposits from outside Home Savings' primary market area is not significant.

     The following table sets forth the dollar amount of deposits in the various types of accounts offered by Home Savings at the dates indicated:

                                                                                      At December 31,
                                     At March 31,             --------------------------------------------------------------
                                         1999                              1998                             1997
                             -----------------------------    ------------------------------    ----------------------------
                                       Percent    Weighted               Percent    Weighted              Percent   Weighted
                                       of total   average                of total   average               of total   average
                             Amount    deposits     rate      Amount     deposits     rate      Amount    deposits     rate
                             ------    --------   --------    ------     --------   --------    ------    --------  --------
                                                                    (Dollars in thousands)
Interest-bearing            $ 68,375       8.75%    1.87%    $ 69,284       8.91%     1.86%    $ 58,707      6.62%      2.03%
Noninterest-bearing            6,730       0.86        -        6,933       0.89                  5,387      0.61
Savings accounts             226,606      29.00     2.50      224,840      28.92      2.50      243,588     27.47       2.99
Money market accounts         49,453       6.33     2.94       44,764       5.76      2.57       56,727      6.40       2.99
                            --------   --------              --------   --------             ----------  --------

Total transaction accounts   351,164      44.94        -      345,821      44.48         -      364,409     41.10          -

Certificates of deposit:
   4.00% or less                 297       0.04        -          506       0.06         -          448      0.05          -
   4.01% - 6.00%             373,858      47.85        -      374,090      48.11         -      415,045     46.80          -
   6.01% - 8.00%              55,982       7.17        -       57,166       7.35         -      106,835     12.04          -
   8.01% - 10.00%                  -          -        -            -          -         -           71      0.01          -
                            --------   --------     ----     --------   --------      ----    ---------   -------       ----
Total certificates of
deposit                      430,137      55.06     5.21      431,762      55.52      5.35      522,399     58.90       5.78
                            --------    -------              --------    -------              ---------   -------

   Total deposits           $781,301     100.00%    3.94%    $777,583     100.00%     4.02%    $886,808    100.00%      4.56%
                            ========     ======              ========     ======               ========    ======

     The following table shows rate and maturity information for Home Savings' certificates of deposit at March 31, 1999:


                                                             At March 31, 1999
                                      ---------------------------------------------------------------
                                                     Over           Over
                                       Up to       1 year to     2 years to
     Rate                             one year      2 years        3 years      Thereafter      Total
     ----                             --------     ---------     ----------     ----------      -----
                                                               (In thousands)
4.00% or less                         $    259      $     3        $     4       $    31       $    297
4.01% to 6.00%                         268,378       58,827         26,396        20,257        373,858
6.01% to 8.00%                          13,173       14,883         12,122        15,804         55,982
                                      --------     ---------     ----------     ----------     --------
   Total certificates of deposit      $281,810      $73,713        $38,522       $36,092       $430,137
                                      ========     =========     ==========     ==========     ========
   Percent of total certificates
         of deposit                      65.52%       17.14%          8.95%         8.39%        100.00%


     At March 31, 1999, approximately $281.8 million of Home Savings' certificates of deposit mature within one year. Based on past experience and Home Savings' prevailing pricing strategies, management believes that a substantial percentage of such certificates will be renewed with Home Savings at maturity. If, however, Home Savings is unable to renew the maturing certificates for any reason, borrowings of up to $243.0 million are available from the Federal Home Loan Bank of Cincinnati.

     The following table presents the amount of Home Savings' certificates of deposit of $100,000 or more by the time remaining until maturity at March 31, 1999:


                   Maturity                             Amount
                   --------                             ------
                                                    (In thousands)
         Three months or less                             $ 9,594
         Over 3 months to 6  months                         7,405
         Over 6 months to 12 months                         8,109
         Over 12 months                                    13,136
                                                         --------

             Total                                        $38,244
                                                         ========

Management believes that a substantial percentage of the above certificates will be renewed with Home Savings at maturity.

     The following table sets forth Home Savings' deposit account balance activity for the periods indicated:


                                                      Three months                Year ended December 31,
                                                     ended March 31,            ---------------------------
                                                          1999                  1998                   1997
                                                     ---------------            ----                   ----
                                                                     (Dollars in thousands)
             Beginning balance                         $777,583                $ 886,808             $ 932,060
             Net decrease in deposits                    (3,778)                (145,153)              (85,868)
                                                     ----------              -----------           -----------
             Net deposits before interest
                credited                                773,805                  741,655               846,192
             Interest credited                            7,496                   35,928                40,616
                                                     ----------              -----------           -----------
             Ending balance                            $781,301                $ 777,583             $ 886,808
                                                     ==========              ===========           ===========

               Net increase/(decrease)               $    3,718                $(109,225)           $  (45,252)
                                                     ==========              ===========           ===========

               Percent increase/(decrease)                 0.48%                 (12.32)%                (4.86)%

     BORROWINGS. The Federal Home Loan Bank system functions as a central reserve bank providing credit for its member institutions and certain other financial institutions. As a member in good standing of the Federal Home Loan Bank of Cincinnati, Home Savings is authorized to apply for advances from the Federal Home Loan Bank of Cincinnati, provided certain standards of creditworthiness have been met. Under current regulations, an association must meet certain qualifications to be eligible for Federal Home Loan Bank advances. The extent to which an association is eligible for such advances will depend upon whether it meets the Qualified Thrift Lender Qualified Thrift Lender test. If an association meets the Qualified Thrift Lender test, Home Savings will be eligible for 100% of the advances it would otherwise be eligible to receive. If an association does not meet the Qualified Thrift Lender test, the association will be eligible for such advances only to the extent it holds specified Qualified Thrift Lender test assets. At March 31, 1999, Home Savings was in compliance with the Qualified Thrift Lender test. Although Home Savings may borrow up to $243.0 million from the Federal Home Loan Bank, there are no outstanding advances.

COMPETITION

     Home Savings faces competition for deposits and loans from commercial banks, savings and loan associations, mortgage bankers (especially those affiliated with local residential real estate brokers), credit unions, money market funds, insurance companies and a growing list of other local, regional and national institutions which offer financial services. The primary factors in competition for deposits are customer service, convenience of office location and interest rates. Home Savings competes for loan originations primarily through the interest rates and loan fees it charges and through the efficiency and quality of services it provides to borrowers. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels and other factors which are not readily predictable. Home Savings does not offer all of the products and services offered by some of its competitors, particularly commercial banks.

EMPLOYEES

     At March 31, 1999, Home Savings had 417 full-time equivalent employees. Home Savings believes that relations with its employees are good. Home Savings offers health, life and disability benefits to all employees, a 401(k) plan, an employee stock ownership plan and a post-retirement health plan for its eligible employees. Home Savings has a defined benefit pension plan; however, as of December 31, 1998, the plan was amended to freeze benefit accruals. None of the employees of Home Savings is represented by a collective bargaining unit.

DESCRIPTION OF PROPERTY

     The following table shows certain information at March 31, 1999, regarding the properties on which the main office and the branch offices of Home Savings are located:


                                         Owned or              Year            Net book
Location                                  leased              opened             value           Deposits
--------                                 --------             ------           --------          --------
                                                                            (In thousands)
275 Federal Plaza West                     Owned               1919               $1,004          $70,532
Youngstown, Ohio

32 State Street                            Owned               1916                  301           83,788
Struthers, Ohio

4005 Hillman Way                           Owned               1958                  495           98,214
Boardman, Ohio

650 East State Street                      Owned               1925                  174           62,528
Salem, Ohio

6000 Mahoning Avenue                      Leased               1959                   16           71,386
Austintown, Ohio

7525 Market Street                         Owned               1971                  521           95,549
Boardman, Ohio

4259 Kirk Road                             Owned               1975                  580           77,170
Austintown, Ohio

202 South Main Street                      Owned               1975                  221           65,519
Poland, Ohio

3500 Belmont Avenue                        Owned               1976                  314           55,193
Youngstown, Ohio

29 North Broad Street                      Owned               1977                  290           30,177
Canfield, Ohio

980 Great East Plaza                      Leased               1980                   12           19,312
Niles, Ohio

127 North Market Street                    Owned               1987                  126           30,181
East Palestine, Ohio

210 West Lincoln Way                       Owned               1987                  317           16,467
Lisbon, Ohio

148725 South Avenue Ext.                   Owned               1997                  800            5,285
Columbiana, Ohio

                           REGULATION OF UNITED COMMUNITY

GENERAL

     As a savings and loan association incorporated under the laws of Ohio, Home Savings is subject to regulation, examination and oversight by the Office of Thrift Supervision and the Division. Because Home Savings' deposits are insured by the Federal Deposit Insurance Corporation, Home Savings is also subject to general oversight by the Federal Deposit Insurance Corporation. Home Savings must file periodic reports with the Office of Thrift Supervision, the Division and the Federal Deposit Insurance Corporation concerning its activities and financial condition. Examinations are conducted periodically by federal and state regulators to determine whether Home Savings is in compliance with various regulatory requirements and is operating in a safe and sound manner. Home Savings is a member of the Federal Home Loan Bank of Cincinnati.

     United Community is a savings and loan holding company within the meaning of the Home Owners Loan Act, as amended. Consequently, United Community is subject to regulation, examination, and oversight by the Office of Thrift Supervision and is required to submit periodic reports to the Office of Thrift Supervision. Because United Community and Home Savings are corporations organized under Ohio law, they are also subject to the provisions of the Ohio Revised Code applicable to corporations generally, including laws which restrict takeover bids, tender offer and control-share acquisitions involving public companies which have significant ties to Ohio.

     Congress is considering legislation to eliminate the federal savings and loan charter and the separate federal regulation of savings and loan associations. Pursuant to such legislation, Congress may eliminate the Office of Thrift Supervision and Home Savings may be regulated under federal law as a bank or be required to change its charter. Such change in regulation or charter would likely change the range of activities in which Home Savings may engage and would probably subject Home Savings to more regulation by the Federal Deposit Insurance Corporation. In addition, United Community might become subject to different holding company regulations limiting the activities in which United Community may engage and subjecting United Community to additional regulatory requirements, including separate capital requirements. At this time, United Community cannot predict when or whether Congress may actually pass legislation regarding United Community's and Home Savings' regulatory requirements or charter. Although such legislation may change the activities in which either United Community and Home Savings may engage, it is not anticipated that the current activities of United Community or Home Savings will be materially affected by those activity limits.

OHIO SAVINGS AND LOAN LAW

     The Ohio Division of Financial Institutions is responsible for the regulation and supervision of Ohio savings and loan associations in accordance with the laws of the State of Ohio. Ohio law prescribes the permissible investments and activities of Ohio savings and loan associations, including the types of lending that such associations may engage in and the investments in real estate, subsidiaries, and corporate or government securities that such associations may make. The ability of Ohio associations to engage in these state-authorized investments and activities is subject to oversight and approval by the Federal Deposit Insurance Corporation, if such investments or activities are not permissible for a federally chartered savings and loan association.

     The Ohio Division of Financial Institutions also has approval authority over any mergers or acquisitions of control of Ohio savings and loan associations. The Ohio Division of Financial Institutions may initiate certain supervisory measures or formal enforcement actions against Ohio associations. Ultimately, if the grounds provided by law exist, the Ohio Division of Financial Institutions may place an Ohio association in conservatorship or receivership.

     The Ohio Division of Financial Institutions conducts regular examinations of Home Savings approximately once every eighteen months. Such examinations are usually conducted jointly with one or both federal regulators. The Ohio Division of Financial Institutions imposes assessments on Ohio associations based on their asset size to cover the cost of supervision and examination.

OFFICE OF THRIFT SUPERVISION

     GENERAL. The Office of Thrift Supervision is an office in the Department of the Treasury and is responsible for the regulation and supervision of all federally chartered savings and loan associations and all other savings and loan associations the deposits of which are insured by the Federal Deposit Insurance Corporation. The Office of Thrift Supervision issues regulations governing the operation of savings and loan associations, regularly examines such associations and imposes assessments on savings associations based on their asset size to cover the costs of this supervision and examination. The Office of Thrift Supervision also may initiate enforcement actions against savings and loan associations and certain persons affiliated with them for violations of laws or regulations or for engaging in unsafe or unsound practices. If the grounds provided by law exist, the Office of Thrift Supervision may appoint a conservator or receiver for a savings and loan association.

     Savings associations are subject to regulatory oversight under various consumer protection and fair lending laws. These laws govern, among other things, truth-in-lending disclosures, equal credit opportunity, fair credit reporting and community reinvestment. Failure to abide by federal laws and regulations governing community reinvestment could limit the ability of an association to open a new branch or engage in a merger. Community reinvestment regulations evaluate how well and to what extent an institution lends and invests in its designated service area, with particular emphasis on low- to moderate-income communities and borrowers in that area. Home Savings has received a "satisfactory" examination rating under those regulations.

     REGULATORY CAPITAL REQUIREMENTS. Home Savings is required by Office of Thrift Supervision regulations to meet certain minimum capital requirements. Current capital requirements call for tangible capital of 1.5% of adjusted total assets, core capital (which for Home Savings consists solely of tangible capital) of 3.0% of adjusted total assets and risk-based capital (which for Home Savings consists of core capital and general valuation allowances) of 8.0% of risk-weighted assets (assets, including certain off-balance sheet items, are weighted at percentage levels ranging from 0% to 100% depending on the relative risk).

     The Office of Thrift Supervision has adopted an interest rate risk component to the risk-based capital requirement, though the implementation of that component has been delayed. Pursuant to that requirement, a savings association would have to measure the effect of an immediate 200 basis point change in interest rates on the value of its portfolio as determined under the methodology of the Office of Thrift Supervision. If the measured interest rate risk is above the level deemed normal under the regulation, Home Savings will be required to deduct one-half of such excess exposure from its total capital when determining its risk-based capital. Pending implementation of the interest rate risk component, the Office of Thrift Supervision has the authority to impose a higher individualized capital requirement on any savings association it deems to have excess interest rate risk. The Office of Thrift Supervision also may adjust the risk-based capital requirement on an individualized basis to take into account risks due to concentrations of credit and non-traditional activities.

     The Office of Thrift Supervision has adopted regulations governing prompt corrective action to resolve the problems of capital deficient and otherwise troubled savings and loan associations. At each successively lower defined capital category, an association is subject to more restrictive and numerous mandatory or discretionary regulatory actions or limits, and the Office of Thrift Supervision has less flexibility in determining how to resolve the problems of the institution. In addition, the Office of Thrift Supervision generally can downgrade an association's capital category, notwithstanding its capital level, if, after notice and opportunity for hearing, the association is deemed to be engaging in an unsafe or unsound practice because it has not corrected deficiencies that resulted in it receiving a less than satisfactory examination rating on matters other than capital or it is deemed to be in an unsafe or unsound condition. An undercapitalized association must submit a capital restoration plan to the Office of Thrift Supervision within 45 days after it becomes undercapitalized. Undercapitalized associations will be subject to increased monitoring and asset growth restrictions and will be required to obtain prior approval for acquisitions, branching and engaging in new lines of business. Critically undercapitalized institutions must be placed in conservatorship or receivership within 90 days of reaching that capitalization level, except under limited circumstances. Home Savings' capital at March 31, 1999 meets the standards for a well-capitalized institution.

     Federal law prohibits a savings and loan association from making a capital distribution to anyone or paying management fees to any person having control of the association if, after such distribution or payment, the association would be undercapitalized. In addition, each company controlling an undercapitalized association must guarantee that the association will comply with its capital plan until the association has been adequately capitalized on an average during each of four preceding calendar quarters and must provide adequate assurances of performance. The aggregate liability pursuant to such guarantee is limited to the lesser of (i) an amount equal to 5% of the association's total assets at the time the association became undercapitalized or (ii) the amount that is necessary to bring the association into compliance with all capital standards applicable to such association at the time the association fails to comply with its capital restoration plan.

     LIQUIDITY. Office of Thrift Supervision regulations require that savings associations maintain an average daily balance of liquid assets (cash, certain time deposits, association's acceptances, and specified United States Government, state or federal agency obligations) equal to a monthly average of not less than 4% of its net withdrawable savings deposits plus borrowings payable in one year or less. Monetary penalties may be imposed upon member institutions failing to meet liquidity requirements. The eligible liquidity of Home Savings at March 31, 1999, was approximately $399.1 million, or 51.66%, which exceeded the applicable 4% liquidity requirement by approximately $368.2 million.

     QUALIFIED THRIFT LENDER TEST. Savings associations are required to maintain a specified level of investments in assets that are designated as qualifying thrift investments, which are generally related to domestic residential real estate and manufactured housing and include stock issued by any Federal Home Loan Bank, the Federal Home Loan Mortgage Company or the Federal National Mortgage Association. Under this test, 65% of an institution's "portfolio assets" (total assets less goodwill and other intangibles, property used to conduct business, and 20% of liquid assets) must consist of qualifying thrift investments on a monthly average basis in 9 out of every 12 months. Effective September 30, 1996, a savings association may also qualify as a qualified thrift lender by meeting the definition of "domestic building and loan association" under the Internal Revenue Code of 1986, as amended. In order to be considered a domestic building and loan association under the Internal Revenue Code of 1986, as amended, at least 60% of the institution's assets must consist of specified assets (generally loans secured by residential real estate or deposits, educational loans, cash, and certain governmental obligations). The Office of Thrift Supervision may grant exceptions to the qualified thrift lender test under certain circumstances. If a savings association fails to meet the qualified thrift lender test, the association and its holding company become subject to certain operating and regulatory restrictions. A savings association that fails to meet the qualified thrift lender test will not be eligible for new Federal Home Loan Bank advances. At March 31, 1999, Home Savings met the Qualified Thrift Lender test.

     LENDING LIMIT. Office of Thrift Supervision regulations generally limit the aggregate amount that a savings association can lend to one borrower to an amount equal to 15% of the association's Lending Limit Capital. A savings association may lend to one borrower an additional amount not to exceed 10% of the association's Lending Limit Capital, if the additional amount is fully secured by certain forms of "readily marketable collateral." Real estate is not considered "readily marketable collateral." Certain types of loans are not subject to this limit. In applying the limit on loans to one borrower, the regulations require that loans to certain related borrowers be aggregated. A general exception to the 15% limit permits loans of any type to one borrower up to $500,000.

     Based on such limits, Home Savings was able to lend approximately $46.5 million to one borrower at March 31, 1999. The largest amount Home Savings had outstanding to one borrower at March 31, 1999, was $11.9 million, which consisted of three loans primarily secured by a first mortgage lien on a freezer warehouse. At March 31, 1999, such loan was performing in accordance with its terms.

     TRANSACTIONS WITH INSIDERS AND AFFILIATES. Loans to executive officers, directors, and principal shareholders and their related interests must conform to the lending limit on loans to one borrower, and the total of such loans to executive officers, directors, principal shareholders, and their related interests cannot exceed Home Savings' Lending Limit Capital (or 200% of Lending Limit Capital for qualifying institutions with less than $100 million in assets). Most loans to directors, executive officers, and principal shareholders must be approved in advance by a majority of the "disinterested" members of the Board with any "interested" director not participating. All loans to directors, executive officers, and principal shareholders must be made on terms substantially the same as offered in comparable transactions with the general public or as offered to all employees in a company-wide benefit program, and loans to executive officers are subject to additional limitations. Home Savings was in compliance with such restrictions at March 31, 1999.

     All transactions between a savings association and its affiliates must comply with Sections 23A and 23B of the Federal Reserve Act. An affiliate of a savings association is any company or entity that controls, is controlled by or is under common control with, the savings association. United Community is an affiliate of Home Savings. Generally, Sections 23A and 23B of the FRA (i) limit the extent to which a savings association or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus, (ii) limit the aggregate of all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus, and (iii) require that all such transactions be on terms substantially the same, or at least as favorable to the association, as those provided in transactions with a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee, and other similar types of transactions. In addition to the limits in Sections 23A and 23B, a savings association may not make any loan or other extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for a bank holding company and may not purchase or invest in securities of any affiliate except shares of a subsidiary. Home Savings was in compliance with these requirements and restrictions at March 31, 1999.

     LIMITATIONS ON CAPITAL DISTRIBUTIONS. The Office of Thrift Supervision imposes various restrictions or requirements on the ability of associations to make capital distributions, including dividend payments. An association which has converted from mutual to stock form is prohibited from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the net worth of the association would be reduced below the amount required to be maintained for the liquidation account established in connection with its mutual to stock conversion. Office of Thrift Supervision regulations also establish a three-tier system limiting capital distributions according to ratings of associations based on their capital level and supervisory condition.

     Tier 1 consists of associations that, before and after the proposed distribution, meet their fully phased-in capital requirements. Associations in this category may make capital distributions during any calendar year up to the greater of (i) 100% of net income, current year-to-date, plus 50% of the amount by which the lesser of the association's tangible, core or risk-based capital exceeds its fully phased-in capital requirement for such capital component, as measured at the beginning of the calendar year, and
(ii) the amount authorized for a Tier 2 association. A Tier 1 association deemed to be in need of more than normal supervision by the Office of Thrift Supervision may be downgraded to a Tier 2 or Tier 3 association. Home Savings meets the requirements for a Tier 1 association and has not been notified of any need for more than normal supervision.

     Tier 2 consists of associations that, before and after the proposed distribution, meet their current minimum, but not fully phased-in, capital requirements. Associations in this category may make capital distributions of up to 75% of net income over the most recent four quarters. Tier 3 associations do not meet current minimum capital requirements and must obtain Office of Thrift Supervision approval of any capital distribution. Tier 2 associations that propose to make a capital distribution in excess of the noted safe harbor level must also obtain Office of Thrift Supervision approval. Tier 2 associations proposing to make a capital distribution within the safe harbor provisions and Tier 1 associations proposing to make any capital distribution need only submit written notice to the Office of Thrift Supervision 30 days prior to such distribution.

     As a subsidiary of United Community, Home Savings is required to give the Office of Thrift Supervision 30 days' notice prior to declaring any dividend on its stock. The Office of Thrift Supervision may object to the distribution during such 30-day period based on safety and soundness concerns. Home Savings did not pay any dividends to United Community in 1998 or during the three months ended March 31, 1999.

     HOLDING COMPANY REGULATION.   United Community is a savings and loan
holding company within the meaning of the Home Owner's Loan Act. As such, United Community has registered with the Office of Thrift Supervision and is subject to Office of Thrift Supervision regulations, examination, supervision, and reporting requirements.

     The Home Owner's Loan Act generally prohibits a savings and loan holding company from controlling any other savings and loan association or savings and loan holding company, without prior approval of the Office of Thrift Supervision, or from acquiring or retaining more than 5% of the voting shares of a savings and loan association or holding company thereof, which is not a subsidiary. Under certain circumstances, a savings and loan holding company is permitted to acquire, with the approval of the Office of Thrift Supervision, up to 15% of the previously unissued voting shares of an undercapitalized savings and loan association for cash without being deemed to control the association. Except with the prior approval of the Office of Thrift Supervision, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock may also acquire control of any savings institution, other than a subsidiary institution, or any other savings and loan holding company.

     United Community is a unitary savings and loan holding company. Under current law, there are generally no restrictions on the activities of unitary savings and loan holding companies and such companies are the only financial institution holding companies which may engage in commercial, securities, and insurance activities without limitation. The broad latitude under current law can be restricted if the Office of Thrift Supervision determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness, or stability of its subsidiary savings and loan association. The Office of Thrift Supervision may impose such restrictions as deemed necessary to address such risk, including limiting (i) payment of dividends by the savings and loan association; (ii) transactions between the savings and loan association and its affiliates; and (iii) any activities of the savings and loan association that might create a serious risk that the liabilities of United Community and its affiliates may be imposed on the savings and loan association. Notwithstanding the foregoing rules as to permissible business activities of a unitary savings and loan holding company, if the savings and loan association subsidiary of a holding company fails to meet the Qualified Thrift Lender test, then such unitary holding company would become subject to the activities restrictions applicable to multiple holding companies. At December 31, 1998, Home Savings met the Qualified Thrift Lender test.

     If United Community were to acquire control of another savings institution, other than through a merger or other business combination with Home Savings, United Community would become a multiple savings and loan holding company. Unless the acquisition is an emergency thrift acquisition and each subsidiary savings and loan association meets the qualified thrift lender test, the activities of United Community and any of its subsidiaries (other than Home Savings or other subsidiary savings and loan associations) would thereafter be subject to activity restrictions.

     The Office of Thrift Supervision may approve an acquisition resulting in the formation of a multiple savings and loan holding company that controls savings and loan associations in more than one state only if the multiple savings and loan holding company involved controls a savings and loan association that operated a home or branch office in the state of Home Savings to be acquired as of March 5, 1987, or if the laws of the state in which the institution to be acquired is located specifically permit institutions to be acquired by state-chartered institutions or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions). As under prior law, the Office of Thrift Supervision may approve an acquisition resulting in a multiple savings and loan holding company controlling savings and loan associations in more than one state in the case of certain emergency thrift acquisitions. Bank holding companies have had more expansive authority to make interstate acquisitions than savings and loan holding companies since August 1995.

     FEDERAL REGULATION OF ACQUISITIONS OF CONTROL OF UNITED COMMUNITY AND HOME SAVINGS. In addition to the Ohio law limitations on the merger with, and acquisition of, United Community, federal limitations generally require regulatory approval of acquisitions at specified levels. Under pertinent federal law and regulations, no person, directly or indirectly, or acting in concert with others, may acquire control of Home Savings or United Community without 60 days' prior notice to the Office of Thrift Supervision. "Control" is generally defined as having more than 25% ownership or voting power; however, ownership or voting power of more than 10% may be deemed "control" if certain factors are in place. If the acquisition of control is by a company, the acquiror must obtain approval, rather than give notice, of the acquisition as a savings and loan holding company.

     In addition, any merger of Home Savings must be approved by the Office of Thrift Supervision as well as the Ohio Division of Financial Institutions. Further, any merger of United Community in which United Community is not the resulting company must also be approved by both the Office of Thrift Supervision and the Ohio Division of Financial Institutions.

FEDERAL DEPOSIT INSURANCE CORPORATION REGULATIONS

     DEPOSIT INSURANCE AND ASSESSMENTS. The Federal Deposit Insurance Corporation is an independent federal agency that insures the deposits, up to prescribed statutory limits, of federally insured banks and thrifts and safeguards the safety and soundness of the banking and thrift industries.
The Federal Deposit Insurance Corporation administers two separate insurance funds, the Bank Insurance Fund for commercial banks and state savings banks and the Savings Association Insurance Fund for savings associations. The Federal Deposit Insurance Corporation is required to maintain designated levels of reserves in each fund. Home Savings' deposit accounts are insured by the Federal Deposit Insurance Corporation in the Savings Association Insurance Fund up to the prescribed limits. The Federal Deposit Insurance Corporation has examination authority over all insured depository institutions, including Home Savings, and has authority to initiate enforcement actions against federally insured savings associations if the Federal Deposit Insurance Corporation does not believe the Office of Thrift Supervision has taken appropriate action to safeguard safety and soundness and the deposit insurance fund.

     The Federal Deposit Insurance Corporation is required to maintain designated levels of reserves in each fund. The Federal Deposit Insurance Corporation may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to its target level within a reasonable time and may decrease such rates if such target level has been met. The Federal Deposit Insurance Corporation has established a risk-based assessment system for both Savings Association Insurance Fund and Bank Insurance Fund members. Under this system, assessments vary based on the risk the institution poses to its deposit insurance fund. The risk level is determined based on the institution's capital level and the Federal Deposit Insurance Corporation's level of supervisory concern about the institution.

FEDERAL RESERVE BANK REGULATIONS

     Federal Reserve Bank regulations currently require savings associations to maintain reserves of 3% of net transaction accounts (primarily NOW accounts) up to $46.5 million (subject to an exemption of up to $4.9 million), and of 10% of net transaction accounts over $46.5 million. At March 31, 1999, Home Savings was in compliance with this reserve requirement.

FEDERAL HOME LOAN BANKS

     The Federal Home Loan Banks provide credit to their members in the form of advances. Home Savings is a member of the Federal Home Loan Bank of Cincinnati and must maintain an investment in the capital stock of the Federal Home Loan Bank of Cincinnati in an amount equal to the greater of 1% of the aggregate outstanding principal amount of Home Savings' residential mortgage loans, home purchase contracts, and similar obligations at the beginning of each year, and 5% of its advances from the Federal Home Loan Bank. Home Savings is in compliance with this requirement with an investment in stock of the Federal Home Loan Bank of Cincinnati of $12.2 million at March 31, 1999.

     Federal Home Loan Bank advances to member institutions who meet the Qualified Thrift Lender Test are generally limited to the lower of (i) 50% of the member's assets or (ii) 20 times the member's investment in Federal Home Loan Bank stock. At March 31, 1999, Home Savings' maximum limit on advances was approximately $243.0 million. The granting of advances is also subject to the Federal Home Loan Bank's collateral and credit underwriting guidelines.

     Upon the origination or renewal of a loan or advance, the Federal Home Loan Bank of Cincinnati is required by law to obtain and maintain a security interest in collateral in one or more of the following categories: fully disbursed, whole first mortgage loans on improved residential property or securities representing a whole interest in such loans; securities issued, insured or guaranteed by the U.S. Government or an agency thereof; deposits in any Federal Home Loan Bank; or other real estate related collateral (up to 30% of the member association's capital) acceptable to the applicable Federal Home Loan Bank, if such collateral has a readily ascertainable value and the Federal Home Loan Bank can perfect its security interest in the collateral.

     Each Federal Home Loan Bank is required to establish standards of community investment or service that its members must maintain for continued access to long-term advances from the Federal Home Loan Banks. The standards take into account a member's performance under the Community Reinvestment Act and its record of lending to first-time home buyers. All long-term advances by each Federal Home Loan Bank must be made only to provide funds for residential housing finance.

                                      TAXATION

FEDERAL TAXATION

     United Community and Home Savings are each subject to the federal tax laws and regulations which apply to corporations generally. In addition to the regular income tax, United Community and Home Savings may be subject to an alternative minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on "alternative minimum taxable income" (which is the sum of a corporation's regular taxable income, with certain adjustments, and tax preference items), less any available exemption. Such tax preference items include interest on certain tax-exempt bonds issued after August 7, 1986. In addition, 75% of the amount by which a corporation's "adjusted current earnings" exceeds its alternative minimum taxable income computed without regard to these preference items and prior to reduction by net operating losses, is included in alternative minimum taxable income. Net operating losses can offset no more than 90% of alternative minimum taxable income. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax. Payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. The Taxpayer Relief Act of 1997 repealed the alternative minimum tax for certain "small corporations" for tax years beginning after December 31, 1998.

     Based on Home Savings average gross receipts of approximately $85.2 million for the three tax years immediately proceeding, Home Savings would not qualify as a small corporation exempt from the alternative minimum tax.

     Prior to the enactment of the Small Business Jobs Protection Act (Small Business Act), which was signed into law on August 21, 1996, certain thrift institutions, were allowed deductions for bad debts under methods more favorable than those granted to other taxpayers. Qualified thrift institutions could compute deductions for bad debts using either the specific charge off method of Section 166 of the Internal Revenue Code of 1986, as amended, or one of the two reserve methods of Section 593 of the Internal Revenue Code of 1986, as amended. The reserve methods under Section 593 of the Internal Revenue Code of 1986, as amended permitted a thrift institution annually to elect to deduct bad debts under either (i) the "percentage of taxable income" method applicable only to thrift institutions, or (ii) the "experience" method that also was available to small banks. Under the "percentage of taxable income" method, a thrift institution generally was allowed a deduction for an addition to its bad debt reserve equal to 8% of its taxable income (determined without regard to this deduction and with additional adjustments). Under the experience method, a thrift institution was generally allowed a deduction for an addition to its bad debt reserve equal to the greater of (i) an amount based on its actual average experience for losses in the current and five preceding taxable years, or (ii) an amount necessary to restore the reserve to its balance as of the close of the base year. A thrift institution could elect annually to compute its allowable addition to bad debt reserves for qualifying loans either under the experience method or the percentage of taxable income method.

     The Small Business Act eliminated the percentage of taxable income reserve method of accounting for bad debts by thrift institutions, effective for taxable years beginning after December 31, 1995. Thrift institutions that would be treated as small banks are allowed to utilize the experience method applicable to such institutions, while thrift institutions that are treated as large banks are required to use only the specific charge off method.

     A thrift institution required to change its method of computing reserves for bad debts will treat such change as a change in the method of accounting, initiated by the taxpayer, and having been made with the consent of the Secretary of the Treasury. Section 481(a) of the Internal Revenue Code of 1986, as amended requires certain amounts to be recaptured with respect to such change. Generally, the amounts to be recaptured will be determined solely with respect to the "applicable excess reserves" of the taxpayer. The amount of the applicable excess reserves will be taken into account ratably over a six-taxable year period, beginning with the first taxable year beginning after 1995, subject to the residential loan requirement described below. In the case of a thrift institution that becomes a large bank, the amount of the institution's applicable excess reserves generally is the excess of (i) the balances of its reserve for losses on qualifying real property loans (generally loans secured by improved real estate) and its reserve for losses on nonqualifying loans (all other types of loans) as of the close of its last taxable year beginning before January 1, 1996, over
(ii) the balances of such reserves as of the close of its last taxable year beginning before January 1, 1988 (i.e., pre-1988 reserves). In the case of a thrift institution that becomes a small bank, the amount of the institution's applicable excess reserves generally is the excess of (i) the balances of its reserve for losses on qualifying real property loans and its reserve for losses on nonqualifying loans as of the close of its last taxable year beginning before January 1, 1996, over (ii) the greater of the balance of (a) its pre-1988 reserves or (b) what the thrift's reserves would have been at the close of its last year beginning before January 1, 1996, had the thrift always used the experience method.

     For taxable years that begin on or after January 1, 1996, and before January 1, 1998, if a thrift meets the residential loan requirement for a tax year, the recapture of the applicable excess reserves otherwise required to be taken into account as Internal Revenue Code of 1986, as amended Section 481(a) adjustment for the year will be suspended. A thrift meets the residential origination loan requirement if, for the tax year, the principal origination amount of residential loans made by the thrift during the year is not less then its base amount. The "base amount" generally is the average of the principal origination amounts of the residential loans made by the thrift during the six most recent tax years beginning before January 1, 1996. A residential loan is a loan as described in Section 7701(a)(19)(C)(v) (generally a loan secured by residential real and church property and certain mobile homes), but only to the extent that the loan is made to the owner of the property.

     The balance of the pre-1988 reserves is subject to the provisions of
Section 593(e) as modified by the Small Business Act which require recapture in the case of certain excessive distributions to shareholders. The pre-1988 reserves may not be utilized for payment of cash dividends or other distributions to a shareholder (including distributions in dissolution or liquidation) or for any other purpose (except to absorb bad debt losses). Distribution of a cash dividend by a thrift institution to a shareholder is treated as made: first, out of the institution's post-1951 accumulated earnings and profits; second, out of the pre-1988 reserves; and third, out of such other accounts as may be proper. To the extent a distribution by Home Savings to United Community is deemed paid out of its pre-1988 reserves under these rules, the pre-1988 reserves would be reduced and Home Savings gross income for tax purposes would be increased by the amount which, when reduced by the income tax, if any, attributable to the inclusion of such amount in its gross income, equals the amount deemed paid out of the pre-1988 reserves. As of March 31, 1999, Home Savings' pre-1988 reserves for tax purposes totaled approximately $14.4 million. Home Savings believes it had approximately $165 million of accumulated earnings and profits for tax purposes as of March 31, 1999, which would be available for dividend distributions, provided regulatory restrictions applicable to the payment of dividends are met. No representation can be made as to whether Home Savings will have current or accumulated earnings and profits in subsequent years.

     The tax returns of Home Savings have been audited or closed without audit through fiscal year 1994. In the opinion of management, any examination of open returns would not result in a deficiency which could have a material adverse effect on the financial condition of Home Savings.

OHIO TAXATION

     United Community is subject to the Ohio corporation franchise tax, which, as applied to United Community, is a tax measured by both net earnings and net worth. The rate of tax is the greater of (i) 5.1% on the first $50,000 of computed Ohio taxable income and 8.9% of computed Ohio taxable income in excess of $50,000 and (ii) 0.582% times taxable net worth. For returns filed in 1999 and thereafter the rate of tax is the greater of (i) 5.1% on the first $50,000 of computed Ohio taxable income and 8.5% of computed Ohio taxable income in excess of $50,000 or (ii) .400% times taxable net worth, not to exceed $150,000.

     A special litter tax is also applicable to all corporations, including United Community, subject to the Ohio corporation franchise tax other than "financial institutions." Where the franchise tax is paid on the net income basis, the litter tax is equal to 0.11% of the first $50,000 of computed Ohio taxable income and 0.22% of computed Ohio taxable income in excess of $50,000.

     United Community, effective for its 1999 Ohio franchise tax return, has elected to be taxed as a qualified holding company in the State of Ohio. In order to be taxed as a qualified holding company, certain requirements must be satisfied. A qualified holding company is exempt from the net worth base of the franchise tax but is not exempt from the net income base.

     Home Savings is a "financial institution" for State of Ohio tax purposes. As such, it is subject to the Ohio corporate franchise tax on "financial institutions," which is imposed annually at a rate of 1.5% of Home Savings' apportioned book net worth, determined in accordance with GAAP, less any statutory deduction. For tax year 1999, however, the franchise tax on financial institutions will be 1.4% of the taxable book net worth and for tax year 2000 and years thereafter the tax will be 1.3% of the taxable book net worth. As a "financial institution," Home Savings is not subject to any tax based upon net income or net profits imposed by the State of Ohio.

                       SECURITY OWNERSHIP OF UNITED COMMUNITY

     The following table shows stock ownership information for the only person known to United Community to own beneficially more than five percent of the outstanding shares of United Community as of May 1, 1999:


                                                          Amount and nature of                      Percent of
Name and address                                          beneficial ownership                  shares outstanding
----------------                                          --------------------                  ------------------
United Community Financial Corp.
Employee Stock Ownership Plan                                  2,677,250 (1)                            7.71%
5700 RiverTech Court
Riverdale, Maryland  20737

--------------------------

(1) Includes 2,586,161 unallocated shares with respect to which Riggs Bank N.A., as the Trustee for the United Community Financial Corp. Employee Stock Ownership Plan, has shared voting power.

     The following table shows beneficial stock ownership information for each director and for the directors and executive officers of United Community as a group as of May 1, 1999:


                                                              Amount and nature of
                                                               beneficial ownership
                                                  --------------------------------------------
                                                   Sole voting and           Shared voting and              Percent of
Name and address (1)                              investment power            investment power          shares outstanding
--------------------                              ----------------            ----------------          ------------------
Richard M. Barrett                                       17,770                     17,529                     0.11%
Douglas M. McKay                                         35,007                     78,764                     0.33
Herbert F. Schuler, Sr.                                   9,684                     40,860                     0.15
Donald J. Varner                                         17,164                     32,838                     0.14
John F. Zimmerman, Jr.                                      590                     11,480                     0.03
All directors and executive
   officers as a group (6 persons)                      109,997                    204,000                     0.90%
--------------------------


(1) Each of the persons listed in this table may be contacted at the address of United Community.

                           MANAGEMENT OF UNITED COMMUNITY

DIRECTORS

     The following table presents information regarding the directors of United
Community:


                                                                                                     Director of
                                                                      Director of United            Home Savings
Name                        Age (1)     Positions held                Community since (2)          and Loan since
----                        -------     --------------                -------------------          --------------
Richard M. Barrett             60       Director                             1998                       1976
Douglas M. McKay               51       Director, Chairman of the            1998                       1995
                                           Board and President
Herbert F. Schuler, Sr.        59       Director                             1998                       1977
Donald J. Varner               67       Director and Secretary               1999                       1987
John F. Zimmerman, Jr.         51       Director                             1998                       1991

-----------------------------

(1)  As of May 1, 1999.

(2) Except for Mr. Varner, each person became a director of United Community in connection with the conversion of Home Savings from mutual to stock form and the formation of United Community as the holding company for Home Savings. Mr. Varner was appointed to the board in 1999 to fill the vacancy created by the death of Gary Keller, and he was re-elected to the board in April 1999.

     RICHARD M. BARRETT. Prior to his retirement in 1995, Mr. Barrett was the President of Barrett Cadillac, Inc., an automobile dealership located in Youngstown, Ohio.

     DOUGLAS M. MCKAY. Mr. McKay joined Home Savings in 1971. Since 1995, Mr. McKay has served as Chief Executive Officer and Chairman of the Board of Home Savings and, since 1996, has also served as President of Home Savings. From 1991 to 1995, Mr. McKay was the Executive Vice President of Home Savings.

     HERBERT F. SCHULER, SR. Mr. Schuler is the President and Chief Executive Officer of General Extrusions, Inc., an aluminum parts manufacturer, and the President and Treasurer of Genex Tool & Die, Inc. Mr. Schuler has been employed by each company since the 1960s.

     DONALD J. VARNER. Mr. Varner, an attorney, has worked for Home Savings for the past 41 years, and from 1976 to 1995, he served Home Savings as Vice President and Corporate Counsel. Mr. Varner is currently the Corporate Secretary of Home Savings and Senior Vice President of Home Savings' Retail Banking Division. Mr. Varner has been a director of Home Savings since 1987.

     JOHN F. ZIMMERMAN, JR. Mr. Zimmerman, an attorney, is a partner in the law firm of Manchester, Bennett, Powers and Ullman, a Legal Professional Association, located in Youngstown, Ohio, and has been associated with the firm since 1974.

EXECUTIVE OFFICERS

     In addition to Mr. McKay, the President of United Community and Home Savings, and Mr. Varner, the Secretary of United Community and a Senior Vice President of Home Savings, the following person is an executive officer of United Community and holds the designated positions:


Name                          Age (1)     Position(s) held
----                          -------     ----------------
Patrick A. Kelly                40        Treasurer of United Community,
                                          Treasurer, Chief Financial Officer and
                                          Senior Vice President of Home Savings
--------------------------


(1)  As of May 1, 1999.

     PATRICK A. KELLY. Mr. Kelly was appointed Treasurer of Home Savings in April 1992 and named Senior Vice President of Home Savings in November 1995. Mr. Kelly has been employed by Home Savings since February 1983, and has been a director of Home Savings since 1996.

EXECUTIVE COMPENSATION

     The following table presents certain information regarding the compensation paid to the chief executive officer of United Community and each executive officer of United Community who received cash and cash equivalent compensation in excess of $100,000 from United Community and Home Savings for services rendered to United Community and Home Savings during 1998.

                             SUMMARY COMPENSATION TABLE


                                                             Annual compensation
                                                    --------------------------------------
Name and principal                     Year           Salary ($)(1)         Bonus ($)               All other
   position                                                                                     compensation ($)
-------------------------------- ------------------ ------------------- ------------------ ----------------------------
Douglas M. McKay                       1998               $300,000           $185,481                $41,717 (2)
  President                            1997                239,934            120,614                 28,455 (3)

Donald J. Varner                       1998               $135,800            $76,671                $41,795 (4)
  Secretary                            1997                126,588             56,418                 24,823 (5)

Patrick A. Kelly                       1998               $133,700            $76,057                $41,738 (6)
  Treasurer                            1997                115,184             54,859                 24,412 (7)
-------------------------------- ------------------ ------------------- ------------------ ----------------------------


(1) Does not include amounts attributable to other miscellaneous benefits received by executive officers. The cost to Home Savings of providing such benefits to each named executive officer was less than 10% of his cash compensation.

(2) Consists of directors' fees of $16,800, a matching contribution of $2,500 paid by Home Savings to Mr. McKay's account in The Home Savings Company 401(k) Savings Plan and the $22,417 value at December 31, 1998, of 1,507 shares allocated to Mr. McKay's ESOP account.

(Footnotes continued on next page)

(3) Consists of directors' fees of $16,000, a matching contribution of $9,595 and a discretionary contribution of $2,860 paid by Home Savings to Mr. McKay's account in the 401(k) Plan.

(4) Consists of directors' fees of $17,200, a matching contribution of $2,178 paid by Home Savings to Mr. Varner's account in the 401(k) Plan and the $22,417 value at December 31, 1998, of 1,507 shares allocated to Mr. Varner's ESOP account.

(5) Consists of directors' fees of $15,600, a matching contribution of $7,777 and a discretionary contribution of $1,446 paid by Home Savings to Mr. Varner's account in the 401(k) Plan.

(6) Consists of directors' fees of $17,200, a matching contribution of $2,121 paid by Home Savings to Mr. Kelly's account in the 401(k) Plan and the $22,417 value at December 31, 1998, of 1,507 shares allocated to Mr. Kelly's ESOP account.

(7) Consists of directors' fees of $16,000, a matching contribution of $7,127 and a discretionary contribution of $1,285 paid by Home Savings to Mr. Kelly's account in the 401(k) Plan.

EMPLOYMENT AGREEMENTS

     On December 17, 1998, Home Savings entered into employment agreements with Douglas M. McKay, Donald J. Varner and Patrick A. Kelly (collectively, Employment Agreements). Each of the Employment Agreements provide for a term of three years and performance reviews by the Board of Directors not less often than annually at which time the Employment Agreement may be extended for a period of one year. The Employment Agreements also provide for the inclusion of the officers in any formally established employee benefit, bonus, pension, and profit-sharing plans for which senior management personnel are eligible and for vacation and sick leave in accordance with Home Savings' prevailing policies.

     The Employment Agreements are terminable by Home Savings at any time. In the event of termination by Home Savings for "cause," as defined in the Employment Agreements, the employee has no right to receive any compensation or other benefits for any period after such termination. In the event of termination by Home Savings other than for cause or in connection with a "change of control," as defined in the Employment Agreements, the employee is entitled to a continuation of salary payments for a period of time equal to the remaining term of the Employment Agreement, a continuation of benefits substantially equal to those being provided at the date of termination of his employment until the earliest to occur of the end of the term of the Employment Agreement or the date on which the employee becomes employed full-time by another employer, and a cash bonus equal to the cash bonus, if any, paid to the employee in the twelve-month period prior to the termination of his employment.

     In the event of termination in connection with a "change in control," the employee is entitled to payment of an amount equal to 2.99 times the employee's annual compensation immediately preceding the termination of his employment. In addition, the employee is entitled to continued coverage under benefit plans until the earliest of the end of the term of his Employment Agreement or the date on which he is included in another employer's benefit plans as a full-time employee. The maximum which the employee may receive, however, is limited to an amount which will not result in the imposition of a penalty tax pursuant to
Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended. "Control," as defined in the Employment Agreements, generally refers to the acquisition by any person or entity of the ownership or power to vote 10% or more of the voting stock of Home Savings or United Community, the control of the election of a majority of the directors of Home Savings or United Community, or the exercise of a controlling influence over the management or policies of Home Savings or United Community.

     The aggregate payments that would have been made to Messrs. McKay, Varner and Kelly pursuant to the Employment Agreements, assuming their termination at January 1, 1999, following a change of control, would have been approximately $923,910, $418,223 and $411,756, respectively.


PENSION PLAN

     Home Savings maintains and currently administers a defined benefit retirement plan (Pension Plan). Prior to December 31, 1998, employees became eligible to participate in the Pension Plan on the first day of the plan year coincident with or next following the later of the date the employee (i) attained age 20, or (ii) completed six months of continuous employment with Home Savings. In May 1999, the board of directors adopted a resolution terminating the Pension Plan due to the implementation of the ESOP.

     Participants become 100% vested in the Pension Plan upon completion of five years of service or upon termination of the Pension Plan. Upon retirement at age 65, vested participants are entitled to annual benefits equal to the sum of:
(i) .95% of the average of a participant's highest five of the last ten consecutive years of service (the Final Average Compensation), multiplied by the number of years of credited service, not to exceed 35 years; plus (ii) .65% of the Final Average Compensation in excess of the Social Security taxable wage base multiplied by the participant's credited service, not to exceed 35 years; plus (iii) 1.5% of the Final Average Compensation multiplied by the participant's credited service in excess of 35 years, but not to exceed five years. The Pension Plan permits early retirement after age 60 with 15 or more years of service at a reduced benefit level.

     Home Savings funding policy is to contribute amounts to the Pension Plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as Home Savings may determine to be appropriate from time to time. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

     The following table indicates the annual retirement benefit that would be payable under the Pension Plan upon retirement at age 65 to a participant electing to receive his retirement benefit in the standard form of benefit:


                                                           Years of credited service
     Average compensation          ----------------------------------------------------------------------
     (highest 5 years)(1)             15              20              25             30              35
    -----------------------        --------        --------         --------      --------       --------
      $  20,000                    $  2,545        $  3,393         $  4,242      $  5,090       $  5,938
         35,000                       3,818           5,090            6,363         7,635          8,908
         40,000                       5,538           7,384            9,230        11,076         12,922
         50,000                       7,681          10,242           12,802        15,363         17,923
         60,000                       9,824          13,099           16,374        19,649         22,924
         70,000                      11,968          15,957           19,946        23,935         27,925
        100,000                      18,398          24,530           30,663        36,795         42,928
        150,000                      29,114          38,818           48,523        58,227         67,932
--------------------------


(1) The maximum amount of annual compensation which can be considered in computing benefits under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended is $160,000.

     Mr. McKay, Mr. Kelly and Mr. Varner have approximately 26, 16 and 42 years of credited service under the Pension Plan, respectively. Their base salary and bonuses are reported above in the Summary Compensation Table.

COMPENSATION COMMITTEE REPORT

     The business of United Community consists principally of holding the stock of Home Savings. The functions of the executive officers of United Community, who are also executive officers of Home Savings, pertain primarily to the operations of Home Savings. The executive officers receive their compensation, therefore, from Home Savings, rather than from United Community. The Salary Committee of the Home Savings Board of Directors has furnished the following report concerning executive compensation.

PROCESS FOR DETERMINING COMPENSATION

     The compensation of the executive officers is reviewed annually by the Salary Committee. The Salary Committee utilizes industry survey data and takes into consideration asset bases and geographic location. In addition, the Salary Committee assesses each executive officer's contribution to United Community and Home Savings, the skills and experiences required for each officer's position and potential contributions of the officer to the future of United Community and Home Savings. Based on these assessments, the Salary Committee makes a recommendation to the Board of Directors of Home Savings. The Board reviews the recommendations of the Salary Committee, except that the executive officers that also serve as Board members do not participate in discussions or decisions relative to their own compensation.

COMPENSATION POLICIES

     The executive compensation program of United Community and Home Savings is designed to attract and retain key executives by providing comparable compensation opportunities to those offered by peer group companies. The program includes a pay-for-performance component that is intended to provide rewards to executive officers for corporate performance and to motivate the officers to reach specific strategic business objectives.

DETERMINATION OF CEO'S COMPENSATION

     The Salary Committee recommended and the Board approved the 1998 compensation of Mr. McKay, the President and Chief Executive Officer of United Community and Home Savings, pursuant to the policies described above for executive officers. The increase in Mr. McKay's compensation was based on comparative salary data gathered from various industry compensation surveys, as well as the Salary Committee's assessment of the performance of Mr. McKay, Home Savings and United Community during 1998.

Submitted by the Salary Committee of Home Savings' Board of Directors:

Richard M. Barrett   Charles B. Cushwa, III   Herbert F. Schuler, Sr.
John F. Zimmerman, Jr.
James E. Bennett     Donald R. Inglis         Clarence R. Smith, Jr.

DIRECTOR COMPENSATION

     No fees are paid for service as a director of United Community. Each director of Home Savings currently receives a retainer of $10,000 per year and $400 per meeting of the full Board attended. Non-employee directors of Home Savings receive an additional fee of $400 per committee meeting attended and $600 per committee meeting if they serve as chairman of the committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1998, no member of the Salary Committee was a current or former executive officer or employee of United Community or Home Savings or had a reportable business relationship with United Community or Home Savings.

[Performance graph represented by the following chart.]


                                                                          Period Ending
                                          ----------------------------------------------------------------------------------
Index                                     7/9/98      7/31/98      8/31/98     9/30/98     10/31/98     11/30/98    12/31/98
United Community Financial Corp.            100.0      113.33        93.33        93.33       93.33        87.97       99.70
NASDAQ - Total US                           100.0       96.75        77.78        88.52       92.14       101.22      114.17
SNL Thrift Index                            100.0       91.68        70.11        76.33       79.36        83.47       82.99


CERTAIN TRANSACTIONS

     Home Savings makes loans to executive officers and directors of Home Savings and United Community in the ordinary course of business and on the same terms and conditions, including interest rates and collateral, as those of comparable loans to other persons. All outstanding loans to executive officers and directors were made pursuant to such policy, do not involve more than the normal risk of collectibility or present other unfavorable features and are current in their payments.


                       DESCRIPTION OF UNITED COMMUNITY SHARES

GENERAL

     Holders of United Community shares have no conversion rights or other rights to subscribe for additional shares. There are no redemption or sinking fund provisions with respect to any outstanding United Community shares aside from any provision required by law.

     The following is a summary description of the rights of the common shares of the United Community including the material express terms of such shares as set forth in the United Community's articles of incorporation.

AUTHORIZED CAPITAL STOCK

     United Community's authorized capital stock consists of 499 million common shares and one million preferred shares, each without par value. As of ____________, 1999, the date before the printing of this prospectus/proxy statement, 34,715,625 common shares were issued. No preferred shares have ever been issued.

VOTING RIGHTS

     The holders of United Community shares possess exclusive voting rights in United Community. Each holder of common shares is entitled to one vote for each share held of record on all matters submitted to a vote of holders of common shares. Article Sixth of the articles of incorporation of United Community provides that, in the event the board of directors recommends against the approval of any of the following matters, the holders of at least 75% of the voting shares of United Community are required to approve any such matters:

     -    A proposed amendment to the articles of incorporation of United
          Community;

     -    A proposed amendment to the code of regulations of United Community;

     - A proposal to change the number of directors by action of the shareholders;

     - An agreement of merger or consolidation providing for the proposed merger or consolidation of United Community with or into one or more other corporations;

     - A proposed combination or majority share acquisition involving the issuance of shares of United Community and requiring shareholder approval;

     - A proposal to sell, exchange, transfer or otherwise dispose of all, or substantially all, of the assets, with or without the goodwill, of United Community; or

     -    A proposed dissolution of United Community.

     The articles of incorporation of United Community have been amended to eliminate cumulative voting.

DIVIDENDS

     The holders of United Community shares are entitled to the payment of dividends when, as and if declared by the board of directors and paid out of funds, if any, available under applicable laws and regulations for the payment of dividends. The payment of dividends is subject to federal and state statutory and regulatory restrictions.

LIQUIDATION RIGHTS

     In the event of the complete liquidation or dissolution of United Community, the holders of its common shares will be entitled to receive all assets of United Community available for distribution, in cash or in kind, after payment or provision for payment of the following

          -    all debts and liabilities of United Community,

          -    any accrued dividend claims, and

          - any interests in a liquidation account created in connection with the conversion of Home Savings from mutual to stock form payable as a result of a liquidation of Home Savings.

PREEMPTIVE RIGHTS

     No United Community shareholder has, as a matter of right, the preemptive right to purchase or subscribe for shares of any class, or to purchase or subscribe for securities or other obligations convertible into or exchangeable for such shares or which by warrants or otherwise entitle the holders thereof to subscribe for or purchase any such share.


                                    BUTLER WICK
                       MANAGEMENT'S DISCUSSIONS AND ANALYSIS
                  OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The principal assets of Butler Wick are receivables from customers, consisting of fully secured margin accounts, and securities owned. Marketable securities, primarily municipal bonds, are owned as active inventory to accommodate client demand for these securities. The principal liabilities of Butler Wick are short-term borrowings, payable to customers, consisting of credit balances on client accounts and, for selected large clients, direct obligations of Butler Wick & Co., Inc., and accrued compensation and profit sharing contributions.

     Butler Wick's revenues are derived primarily from commissions, principal transactions, underwriting and investment banking activities, interest and dividends and service fees. Operating expenses include employee compensation and benefits, occupancy and equipment costs and other operating expenses.

     Butler Wick's fiscal year ends on the last Friday in June each year.

CHANGES IN FINANCIAL CONDITION FOR THE NINE MONTHS ENDED MARCH 31, 1999

     Total assets increased by $5.4 million, or 19.2%, since June 26, 1998, to $33.7 million at March 31, 1999. The increase in total assets was primarily attributable to a $5.2 million, or 24.3%, increase in receivable from customers, continuing the trend that began in prior periods. Receivable from customers, which totalled $26.7 million at March 31, 1999, consist of fully-secured margin accounts. Internet stocks have attracted considerable investor interest over the past nine months. Because Internet stocks are very volatile, management has restricted the margin ratio on these issues relative to more seasoned stocks.

     At March 31, 1999, marketable securities owned increased to $2.9 million, up approximately 8% from $2.7 million at June 26, 1998. Marketable securities, which are primarily municipal bonds, are owned as active inventory to accommodate client demand for these securities. Average inventory in fiscal 1998 was $1.7 million. When compared to average inventory, municipal bond inventory turned every 2.4 days. Total municipal securities sales for the nine months ended March 31, 1999, were $143.9 million, compared to $199.2 million for the comparable period during 1998. Included in 1999 sales were underwritings totaling $41.2 million, compared to $111.1 million in the first nine months of 1998. Firm municipal trading increased in total securities bought and sold by 8% to $96.4 million in 1999 from $89.2 million in 1998. This higher level of activity is not indicative of any major changes in the market.

     A significant investment was made during fiscal 1998 in equipment and facilities due primarily to the firm-wide installation of a new network system and office expansion. The upgrades and improvements continued through the first nine months of fiscal 1999. Expenditures for furniture, fixtures and equipment totaled $417,000 for the nine months ended March 31, 1999. Enhancements to information technology equipment accounted for $205,000 of the total, as that project nears completion. Other capital expenditures for the nine months ended March 31, 1999 relate primarily to office renovation, relocation and expansion.

     Butler Wick's growth during the nine months ended March 31, 1999, was funded by an increase of $2.4 million in short-term borrowings, an increase of $1.9 million in payable to customers and period earnings of $1.0 million. Payable to customers includes credit balances on client accounts and, for selected large clients, interest-bearing direct obligations of Butler Wick.
Bank borrowing was reduced from $9.3 million at June 26, 1998 to $6.1 million at March 31, 1999. Stock loans were $5.4 million at March 31, 1999. There were no stock loans at June 26, 1998.

     Total equity of Butler Wick increased by year to date income of $1.0 million, and was reduced by additional treasury stock, in the amount of $42,000, resulting from the resignation of a shareholder. All of Butler Wick's shareholders are Butler Wick employees, and they are required to sell their shares back to Butler Wick when they terminate their employment.

COMPARISON OF OPERATING RESULTS FOR THE NINE MONTHS ENDING MARCH 31, 1999 AND MARCH 31, 1998

     GENERAL. Total income for the nine months ended March 31, 1999, was $1.0 million, an increase of $128,000, or 14.3%, over the nine months ended March 31, 1998. An increase of $1.3 million or 8.9%, in total revenues was offset somewhat by an increase of $1.2 million, or 8.8%, in total expenses. Commissions, interest and service fees contributed to the increase in revenues, while insurance revenues declined.

     COMMISSION INCOME. Commissions on securities transactions grew from $7.1 million to $7.9 million, an increase of 12.5%, reflecting the increase in trade volume handled by Butler Wick reflecting the continuing strength in the securities markets.

     PRINCIPAL TRANSACTIONS. Butler Wick's principal transactions are municipal and government bond transactions for clients and stock trades where Butler Wick acts as a principal rather than as an agent. The continued rise in the stock market caused investors to move away from bonds to equities for overall return. This resulted in a reduced volume of bond transactions and virtually no growth in revenues from this source from March 31, 1998 to March 31, 1999. To a lesser extent, Butler Wick acts as principal in equity trades, primarily involving selected stocks of local financial institutions. To limit risk, Butler Wick has otherwise refrained from market making in equities.

     UNDERWRITING AND INVESTMENT BANKING FEES. Underwriting and investment banking fees are derived from Butler Wick's municipal bond activities. The amount and timing of these fees is contingent upon the transactions being brought to market and, therefore, vary in each accounting period. From March 31, 1998 to March 31, 1999, underwriting fees increased approximately 2.7%, to $658,000 from $641,000. In each nine-month period, three issues were underwritten by Butler Wick.

     INTEREST AND DIVIDEND INCOME. Interest and dividend income is primarily derived from interest on client margin accounts and interest from securities held in inventory. The significant growth in margin accounts from March 31, 1998 to March 31, 1999, caused interest income to increase by 26.4% to $1.3 million.

     INSURANCE. The insurance group of Butler Wick & Company, Inc. provides investment insurance products, primarily annuities, to clients through registered representatives with the appropriate insurance licenses. The products offered are not proprietary products of Butler Wick, but are underwritten by major insurance companies. As a result of the relative attractiveness of equity products, revenue from sales of insurance products were down markedly from $678,000 to $441,000, a decrease of 35%.

     SERVICE FEES. Services fees are derived primarily from fees charged by Butler Wick's asset management subsidiary and its trust company subsidiary. Service fees increased 25%, from $1.4 million to $1.7 million for the nine months ended March 31, 1998 and 1999, respectively due to growth in the asset management and trust company subsidiaries. Service fees represented 9% of total revenues for the nine months ended March 31, 1998, and 11% for the nine months ended March 31, 1999.

     TOTAL EXPENSES. Total expenses through March 31, 1999, closely matched the increase in total revenues, with expenses increasing by 8.8% as revenues increased by 8.9%. As a percentage of revenues to expenses, expenses were 90% of revenues in both 1998 and 1999.

     EMPLOYEE COMPENSATION AND BENEFITS. The largest component of compensation is broker commissions. With the increase in trading volume, commissions increased accordingly. Compensation increased by 8.7% in the nine months ending March 31, 1999, over the comparable period in 1998, from $8.9 million to $9.7 million. Total employees in the asset management company and trust company remained constant over the two periods, while the number of broker/dealer employees increased by one income-producing person and five support employees.

     EXECUTION CHARGES AND OTHER OPERATING EXPENSE. In addition to compensation, other categories of expense vary directly with trading volume.
As a self-clearing broker, execution charges are fees Butler Wick pays for transacting trades. These charges were 3% of total revenues for the periods ended March 31, 1998 and March 31, 1999. With the increase in commissions, execution charges increased by 15.7%, from $382,000 for the nine months ended March 31, 1998 to $442,000 for the nine months ended
March 31, 1999. Other operating expense includes service bureau fees, professional fees, research, advertising, and other miscellaneous expenses. These expenses increased by 1.4% to $2.0 million over the nine months ended March 31, 1998. Other expenses were 13% of total revenues, which was consistent with prior periods. The consistency over the two periods is indicative of the continued effort of Butler Wick to control costs, while trading volumes increase and new information systems are brought on line.

     OCCUPANCY AND EQUIPMENT COSTS. Between March 31, 1998 and March 31, 1999, the renovations of the Youngstown offices were substantially completed, the Salem office was relocated, the Canton office was relocated to new construction, and the Canfield office was opened. All of these events resulted in higher lease payments for rental space, since more space was leased usually at a higher cost per square foot. All offices are leased.

     Butler Wick continued to replace all computers, the bulk of which were installed in fiscal 1998. The computers include network servers and attendant communications lines.

     PROVISION FOR INCOME TAXES. The provision for income taxes increased $12,600, or 2.4%, primarily as a result of the increase in income before income taxes. The effective tax rate was 34.9% and 37.4% for March 31, 1999 and March 31, 1998, respectively.

COMPARISON OF FINANCIAL CONDITION AT JUNE 26, 1998 AND JUNE 27, 1997

     Total assets increased $10.0 million, or 54.4%, during the 1998 fiscal year. The increase occurred primarily in customer borrowings, which increased by $8.7 million, or 67.2%, over the prior year. The continuing climb in the stock market generally and the United Community initial public offering were the primary reasons for the increased borrowings. Many Butler Wick customers who are Home Savings depositors used their Butler Wick margin accounts as a source of funds for purchasing United Community stock.

     The balance of the increase in total assets occurred in securities owned, which increased $691,000, or 32.5%, and furniture, equipment and leasehold improvements, which increased $623,000, or 88.1%.

     At fiscal 1998 year end, marketable securities owned totaled $2.7 million, a 27% increase over the $2.1 million balance at June 27, 1997. Average inventory in fiscal 1998 was $1.7 million. When compared to average inventory, municipal bond inventory turned every 2.4 days. Total municipal securities sales for the year ending June 26, 1998 were $280 million, compared to $158 million in 1997. Included in fiscal 1998 sales were underwritings totaling $160 million. During fiscal 1997, underwritings totaled $26.3 million. Total securities bought and sold decreased $7.4 million, or 7% to $117.6 million at June 26, 1998, from $125 million at June 27, 1997. The decrease was attributable to the market preference for equities over bonds.

     The increase in furniture, equipment and leasehold improvements of $623,000, or 88.1%, related to the firm-wide installation of a new computer system. In addition to placing considerable information and research capabilities at each employee's desk, the new system is Year 2000 compliant. The Youngstown office was also renovated to accommodate current space needs and to permit future growth.

     The increase in client margin accounts was funded by an increase of $2.1 million in short-term secured bank borrowings and an increase of $6.3 million in payables to customers. Payables to customers includes credit balances on client accounts and, for selected large clients, interest-bearing direct obligations of Butler Wick.

     Butler Wick's stockholders' equity consists primarily of $3.1 million of common stock and $5.7 million in retained earnings. Retained earnings was enhanced by the addition of 1998 net earnings of $1.38 million. During

1998, treasury shares increased by $49,000 as a result of the resignation of a shareholder from Butler Wick. All of the Butler Wick shareholders are Butler Wick employees, and they are required to sell their shares back to Butler Wick when they terminate their employment.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 26, 1998 AND JUNE 27, 1997

     GENERAL. During the 1998 fiscal year, total revenues increased by $3.6 million, or 21.8%, over the prior fiscal year, to $20.1 million. Every category of revenue showed significant growth except revenues for principal transactions on securities and insurance.

     COMMISSION INCOME. Commissions on securities transactions grew from $7.9 million to $9.7 million, an increase of 23.4%, reflecting the increase in trade volume handled by Butler Wick.

     PRINCIPAL TRANSACTIONS. Income from principal transactions, which consist primarily of municipal and government bond transactions, declined slightly during fiscal 1998. The continued rise in the stock market caused investors to move away from bonds and into equities for overall return. The resulting decline in transaction volume adversely affected revenues from this source in fiscal 1998. To a much lesser extent, income from principal transactions is derived from stock trades where Butler Wick acted as a principal rather than as agent. Butler Wick acts as principal only in equity trades of selected stocks of local financial institutions. To limit risk, Butler Wick has otherwise refrained from market-making in equities.

     UNDERWRITING AND INVESTMENT BANKING FEES. Underwriting and investment banking fees are derived from Butler Wick's municipal bond activities. The amount and timing of these fees is contingent upon the transactions being brought to market and, therefore, vary in each accounting period. From fiscal 1997 to fiscal 1998, underwriting fees doubled to $1.3 million, corresponding to increased underwriting activity in 1998.

     INTEREST AND DIVIDEND INCOME. Interest and dividend income is primarily derived from interest on client margin accounts and interest from securities held in inventory. The significant growth in margin accounts during fiscal 1998 caused interest income to increase by 42.5% over the prior year, to $1.4 million at June 26, 1998.

     INSURANCE. The insurance group of Butler Wick & Company, Inc. provides investment insurance products, primarily annuities, to clients through registered and licensed representatives. Again, given the relative attractiveness of equity products, revenue from sales of annuity products were down slightly from the prior year, from $916,000 to $834,000, a decrease of 9%.

     SERVICE FEES. Service fees increased by $712,000, or 44.2%, in fiscal 1998 due to growth of the trust company and asset management company subsidiaries.

     TOTAL EXPENSES. Total expenses for fiscal 1998 closely matched the increase in total revenues, increasing by 21.5%, compared to a 21.8% increase in total revenues. As a percentage of revenues to expenses, expenses remained at 90% of revenues in both 1997 and 1998.

     EMPLOYEE COMPENSATION AND BENEFITS. The largest component of compensation is broker commissions. With the increase in trading volume, commissions increased accordingly. Compensation increased by $1.9 million, or 18.9%, in fiscal 1998 over 1997, to $9.7 million. The total number of employees increased over this period from 147 to 159, although the number of brokers and other income-producing personnel remained constant.

     EXECUTION CHARGES AND OTHER OPERATING EXPENSE. In addition to compensation, other categories of expense vary directly with trading volume. As a self-clearing broker, execution charges are fees Butler Wick pays for transacting trades. These charges increased by $39,000, or 10.1%, to $424,000 in 1998. Other operating expense includes service bureau fees, professional fees, research, advertising, and other miscellaneous expenses. These expenses increased by $770,000, or 36.9%, in 1998, to $2.9 million. In 1997, other operating expenses were 13% of total revenues, increasing to 14% of total revenues in 1998. The consistency between the two periods is indicative of the continued effort to control costs while trading volumes increase and the new information systems are brought on line.

     OCCUPANCY AND EQUIPMENT COSTS. During fiscal 1998, the Youngstown headquarters were completely renovated. The firm occupied an additional 2,350 square feet in City Centre One, providing additional space for brokers, operations, and asset management. The Salem office moved to larger, more modern space, providing the possibility for future growth. All of Butler Wick's offices are leased.

     Butler Wick continued to replace all computers, the bulk of which were installed in fiscal 1998. Capital expenditures of $956,000 in 1998 caused depreciation expense to increase by $103,000, or 52.1%, in 1998. Capital expenditures were $208,000, in fiscal 1997. Management expects that capital requirements will be reduced in future years.

     PROVISION FOR INCOME TAXES. The provision for income taxes increased $151,000, or 25.9%, primarily as a result of the increase in income before income taxes. The effective tax rates were 34.7% and 33.6% for fiscal 1998 and fiscal 1997, respectively.

MARKET RISK

     The categories of Butler Wick's primary market risk exposures are limited. Butler Wick is not subject to foreign currency exchange rate risk or commodity price risk; these areas are not part of the business of Butler Wick. Butler Wick is not a market maker in equity securities, and therefore does not have exposure in this area. Butler Wick does have exposure to interest rate risk in its investment portfolio and funding of Butler Wick, and principal risk in its investment portfolio. As an underwriter of municipal securities, Butler Wick incurs certain underwriting risks.

INTEREST RATE RISK

     To support customer margin account balances, Butler Wick must borrow funds. To fund these balances, Butler Wick borrows on a daily basis from a commercial bank, clients, and securities lending activity. On margin accounts, customers are charged a rate of interest which is subject to change by Butler Wick without prior notice. This rate of interest is based on the broker call rate, published daily and subject to change daily. This rate in fact has not changed in 1999. Butler Wick is able to adjust interest income to accommodate its interest expense each day.

     Butler Wick carries an inventory of municipal securities to meet the needs of clients. These securities are almost entirely state and municipal obligations of Ohio and Pennsylvania. During fiscal 1998, these bonds turned in inventory every 2.4 days. Since bond inventory is constantly changing, interest rate risk is minimized.

PRINCIPAL RISK

     With interest risk managed, the principal value of the securities is not subject to adverse changes. Further, the securities carried in inventory are of high quality, making the chance of defalcation remote. Bond inventory is carefully monitored by experienced bond traders on a daily basis.

UNDERWRITING RISK

     There are several risks associated with bond underwriting. The underwriter may not be able to market all bonds committed to in the offering. The underwriter may be obligated to make a market in the bonds in the secondary market. Butler Wick has been successful in pre-selling all bonds in underwritten issues. At times, bonds have been intentionally retained in inventory expressly for subsequent sale to clients. Butler Wick does not obligate itself to make a market in the bonds it underwrites.

LIQUIDITY RISK

     The majority of Butler Wick's assets are highly liquid and short-term in nature. Cash and liquid assets, principally receivables from customers, receivables from brokers and dealers, and securities owned, represented approximately 93% of Butler Wick's assets at March 31, 1999. These assets are financed by a number of sources, including payables to clients and brokers, short-term borrowings, and equity capital.

CAPITAL REQUIREMENTS

     Certain minimum amount of capital must be maintained by Butler Wick's subsidiary, Butler, Wick & Co., Inc., to satisfy the regulatory requirements of the Securities and Exchange Commission and the National Association of Securities Dealers. The regulatory requirements represent Uniform Net Capital Rules designed to measure the general financial integrity and liquidity of registered broker/dealers and to provide minimum acceptable net capital levels to meet the continuing commitments to customers. Net capital, as defined, changes from day to day. At March 26, 1999, Butler, Wick & Co., Inc. was in compliance with Uniform Net Capital Rules with net capital of $5.9 million, which was $5.4 million in excess of the minimum required.

YEAR 2000 ISSUE

     The problems associated with the ability of computers to recognize the year 2000 have been brought to the attention of the public and, more importantly, the regulators of Butler Wick. Butler Wick has devoted the resources necessary to assure continued operations in the year 2000. Both financial and human assets have been allocated. A committee was formed during 1998, comprised of managers and operations personnel, to study the impact and propose solutions to the Year 2000 issue. This committee has made periodic reports to the board of Butler Wick. All hardware, software and imbedded computer chips were identified and evaluated for readiness, as well as Butler Wick's physical plant and equipment. A plan was developed and implemented, including contingency plans, to address the required changes. Butler Wick has contacted its third-party vendors, including providers of software, hardware, facilities and other services, to determine their Year 2000 readiness, and has obtained written assurances from these vendors where possible. Either direct or proxy testing was conducted on the critical systems and equipment to assure Year 2000 readiness.

     The securities industry has conducted widespread testing of mission critical systems, with great success. Butler Wick has satisfied its various regulators that it has taken the appropriate steps to be Year 2000 compliant. Management personnel have attended industry conferences and have served on committees to assure that Butler Wick is taking a comprehensive approach to this issue. To inform clients of its progress, Butler Wick has sent letters reporting on its efforts.

     In 1998, Butler Wick began replacing its internal computer systems. This program included installing a network system throughout Butler Wick utilizing Year 2000 compliant personal computers, network servers and software. The cost to date of this project has exceeded $600,000.

                           BUSINESS OF BUTLER WICK

     Butler Wick is a holding company for three subsidiaries: Butler, Wick & Co., Inc., Butler Wick Asset Management Company, and Butler Wick Trust Company. Through its subsidiaries, Butler Wick Corp. is involved in retail investment brokerage, public finance underwriting, municipal trading, asset management, and trust services. Butler, Wick & Co., Inc. was founded as a partnership in 1926 and incorporated under the laws of the State of Ohio in June 1983. Butler Wick Asset Management Company was incorporated under the laws of the State of Ohio in July 1989, and Butler Wick Trust Company was incorporated under the laws of the State of Ohio in January 1998. Butler Wick was formed as a holding company and incorporated under the laws of the State of Ohio in June 1989. Butler Wick Corp. has ten offices throughout northeastern Ohio and western Pennsylvania, including its principal office in Youngstown, Ohio.

     Throughout its history, Butler Wick has enjoyed consistent profitability and financial stability. For the fiscal year ended June 26, 1998, approximately 73% of total revenues were derived from agency commissions, principal transactions, and insurance products and services, 14% from trust, asset management, service and other fees, 7% from interest and dividend income and 6% from underwriting and investment banking.

     Butler, Wick & Co., Inc. is a member of the Chicago Stock Exchange, NASD and SIPC.

     The address of the principal executive office of Butler Wick is City Centre One Bldg., Suite 700, Youngstown, Ohio 44503.

                      SECURITY OWNERSHIP OF BUTLER WICK

     The following table shows stock ownership information for the only persons known to Butler Wick to own beneficially more than five percent of the outstanding common shares of Butler Wick as of May 1, 1999:

                                                      Amount and nature of
                                                      beneficial ownership
                                           -----------------------------------------
                                           Sole voting and         Shared voting and             Percent of
Name and address(1)                        investment power        investment power          shares outstanding
----------------                           ----------------        -----------------         ------------------
Thomas J. Cavalier                              5,000                     -                           5.62%
Thomas D. Kepler                                6,100                     -                           6.86
George C. Ward, Jr.                             7,232                     -                           8.13

-------------------------

(1) Each of the persons listed in this table may be contacted at the address of Butler Wick.

     The following table shows beneficial stock ownership information for each director and for all directors and executive officers of Butler Wick as a group as of May 1, 1999:


                                                      Amount and nature of
Name and address (1)                                  beneficial ownership
-------------------                        -----------------------------------------
                                            Sole voting and         Shared voting and             Percent of
                                           investment power          investment power         shares outstanding
                                           ----------------         -----------------         ------------------
Thomas J. Cavalier                               5,000                      -                          5.62
Keith E. Downard                                 2,700                      -                          3.03
Thomas D. Kepler                                 6,100                      -                          6.86
William R. Liber                                 3,200                      -                          3.60
Robert A. Perrier                                3,630                      -                          4.08
John P. Peters                                     200                      -                           .22
George C. Ward, Jr.                              7,232                      -                          8.13
Directors and executive officers of             28,662                                                32.22%
   Butler Wick as a group (10 persons)
-----------------------

(1) Each of the persons listed in this table may be contacted at the address of Butler Wick.


     THOMAS J. CAVALIER. After the completion of the merger, Mr. Cavalier will be appointed a director of United Community. Mr. Cavalier, who presently serves as the President and Chairman of the board of Butler Wick, is 46 years old. Mr. Cavalier has been a director of Butler Wick since June 1989, a director of Butler Wick Asset Management since July 1989, a director of Butler Wick & Co., Inc. since September 1985, and a director of Butler Wick Trust Company since January 1998.

                       EXECUTIVE COMPENSATION OF BUTLER WICK

     The following table presents certain information regarding the compensation paid to Thomas J. Cavalier during 1998 and 1997.

                             SUMMARY COMPENSATION TABLE


--------------------------- ------------------------ ------------------------------------------------- ------------------------
                                                                   Annual compensation
                                                     -------------------------------------------------
Name and principal                   Year                  Salary ($)                Bonus($)                 All other
   position                                                                                               compensation ($)
--------------------------- ------------------------ ------------------------ ------------------------ ------------------------
Thomas J. Cavalier                   1998                   $174,400                 $191,963               $175,228(1)
   President                         1997                    145,500                  148,545                135,499(2)
--------------------------- ------------------------ ------------------------ ------------------------ ------------------------

(1) Consists of $161,554 for expense allowances and commissions, $11,174 which was contributed on Mr. Cavalier's behalf to Butler Wick's profit sharing plan and a matching contribution of $2,500 to Butler Wick's 401(k) plan.

(Footnotes continued on next page)

(2) Consists of $123,179 for expense allowances and commissions, $9,945 which was contributed on Mr. Cavalier's behalf to Butler Wick's profit sharing plan and a matching contribution of $2,375 to Butler Wick's 401(k) plan.

CERTAIN TRANSACTIONS

     Mr. Cavalier and other officers of Butler Wick and their associates are customers of and have had transactions with Butler Wick from time to time in the ordinary course of business. Such transactions have been made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons and did not and will not involve more than the normal risk of collectibility or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future.


             COMPARISON OF RIGHTS OF HOLDERS OF UNITED COMMUNITY SHARES
                          AND HOLDERS OF BUTLER WICK SHARES

     As a result of the merger, all of the Butler Wick shareholders will become shareholders of United Community, except for those Butler Wick shareholders who exercise dissenters' rights. The rights of holders of United Community shares and those of holders of Butler Wick shares are similar in most material respects, but there are some differences.

AUTHORIZED SHARES

     The amended articles of incorporation of United Community authorize 499 million common shares and one million preferred shares. Butler Wick's amended articles of incorporation authorize 200,000 common shares and no preferred shares.

BOARD OF DIRECTORS

     GENERAL. United Community's code of regulations provides for a board of directors consisting of between five and thirteen persons. Presently there are five directors of United Community and they each serve a one-year term. The code of regulations states that if the number of directors is six, seven or eight, there will be two classes of directors and each director will be elected for a term of two years. After the merger is completed, the number of directors will be increased to six and Thomas J. Cavalier, President and Chairman of the Board of Butler Wick, will become a director of United Community. Therefore it would take two annual elections to replace a majority of the board. The code of regulations require that any shareholder nomination for the election of directors must be received on or before the sixtieth day before the anniversary of the most recent annual meeting.

     Butler Wick's code of regulations provides for a board of directors consisting of at least three directors, unless the number of shareholders is less than three. There are currently seven directors of Butler Wick. Each director serves for a one-year term.

     REMOVAL. The directors of United Community may be removed only by the vote of the holders of 75% of the United Community shares entitled to vote at an election of directors.

     The directors of Butler Wick may be removed only by the vote of the holders of a majority of the shares entitled to vote at an election of directors.

     VACANCIES. United Community's and Butler Wick's codes of regulations provide that vacancies on the board of directors may be filled by one affirmative vote of a majority of the remaining directors. Any director chosen to fill a vacancy will serve until the next election of the class in which the director is a member.

VOTING RIGHTS

     CUMULATIVE VOTING. The holders of United Community shares do not have cumulative voting rights. The Butler Wick shareholders may cumulate their votes in the election of directors.

     SPECIAL VOTING REQUIREMENTS. The holders of at least 75% of the voting shares of United Community are required to adopt any of the following matters if the directors of United Community recommend against approval:

     -    a proposed amendment to United Community's articles of incorporation;

     -    a proposed amendment to the code of regulations of United Community;

     - a proposal to change the number of directors by action of the shareholders;

     - an agreement of merger or consolidation providing for the proposed merger or consolidation of United Community with or into one or more other corporations;

     - a proposed combination or majority share acquisition involving the issuance of United Community shares and requiring shareholder approval;

     - a proposal to sell, exchange, transfer or otherwise dispose of all, or substantially all, of the assets, with or without the goodwill, of United Community; or

     -    a proposed dissolution of United Community.


     Amendments to Butler Wick's articles of incorporation and code of regulations must be approved by a majority of the outstanding Butler Wick shares.

PREEMPTIVE RIGHTS

     None of the shareholders of United Community or Butler Wick have preemptive rights.


                ANTITAKEOVER STATUTES APPLICABLE TO UNITED COMMUNITY

     The following Ohio laws apply to United Community and are intended to discourage takeovers:

     OHIO CONTROL SHARE ACQUISITION ACT. The Ohio Control Share Acquisition Act provides that specified notice and informational filings and special shareholder meetings and voting procedures must occur before consummation of a proposed "control share acquisition," which is defined as any acquisition of an issuer's shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges: (a) one-fifth or more but less than one-third of the voting power; (b) one-third or more but less than a majority of the voting power; or (c) a majority or more of such voting power. Assuming compliance with the notice and information filing requirements prescribed by the statute, the proposed control share acquisition may take place only if, at a duly convened special meeting of shareholders, the acquisition is approved by both a majority of the voting power of the issuer represented at the meeting and a majority of the voting power remaining after excluding the combined voting power of the intended acquirer and the directors and officers of the issuer. The Control Share Acquisition Act does not apply to a corporation whose articles of incorporation or regulations so provide.
United Community and Butler Wick have not opted out of the application of The Control Share Acquisition Act.

     OHIO MERGER MORATORIUM STATUTE. Chapter 1704 of the Ohio Revised Code prohibits specified business combinations and transactions between an "issuing public corporation" and a beneficial owner of 10% or more of the shares of the corporation, an "interested shareholder," for at least three years after the interested shareholder attains 10% ownership, unless the board of directors of the issuing public corporation approves the transaction before the interested shareholders attains 10% ownership. An "issuing public corporation" is defined as an Ohio corporation with 50 or more stockholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no close corporation agreement exists. Examples of transactions regulated by the merger moratorium provisions include the disposition of assets, mergers, consolidations, voluntary dissolutions, and the transfer of shares. Subsequent to the three-year period, a moratorium transaction may take place provided that certain conditions are satisfied, including that (a) the board of directors approves the transaction, (b) the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation (or a different proportion set forth in the articles of incorporation), including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder, or (c) the business combination results in stockholders, other than the interested shareholder, receiving a fair price plus interest for their shares. Although the merger moratorium provisions may apply, a corporation may elect not to be covered by the merger moratorium provisions, or subsequently elect to be covered, with an appropriate amendment to its articles of incorporation. The merger moratorium provisions apply to United Community and Butler Wick and they have not taken any corporate action to opt out of the Ohio merger moratorium statute.

                 DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION

     The code of regulations of United Community provides that United Community shall indemnify its directors or officers against expenses, judgments, fines, and amounts paid in settlement by reason of the fact that they are or were directors, officers, employees or agents of the corporation or, at the request of United Community, were serving another organization in a similar capacity, if the directors or officers acted in good faith and in a manner they reasonably believed to be in the best interests of the corporation. With regard to criminal matters, directors and officers must be indemnified by the corporation if the directors or officers had no reasonable cause to believe their conduct was unlawful. Directors or officers claiming indemnification shall be presumed to have acted in good faith and in a manner they reasonably believed to be not opposed to the best interests of the corporation and, with respect to any criminal matter, to have had no reasonable cause to believe their conduct was unlawful.

     United Community may not indemnify any officer or director of the corporation who was a party to any completed action or suit instituted by (or in the right of) the corporation for any matter asserted in the action as to which the officer or director shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation. However, should the court in which the action was brought determine that the officer or director is fairly and reasonably entitled to indemnity, United Community shall indemnify the officer or director to the extent permitted by the court.

     Any indemnification not precluded by judgment shall be made by the corporation only upon a determination that the director has met the applicable standard of conduct. This determination may be made only (a) by a majority vote of a quorum of disinterested directors, (b) if the quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel, (c) by the shareholders or (d) by the court, if any, in which the action was brought. Expenses incurred in defending any action, suit or proceeding shall be paid by United Community in advance upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if the director or officer is not entitled to be indemnified by the corporation.

     United Community has agreed to indemnify each of its directors and officers against expenses, judgments, fines, and amounts paid in settlement by reason of the fact that he is or was a director, officer, employee or agent of the corporation or, at the request of United Community, was serving another organization in a similar capacity, if the director or officer acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation and if, with respect to any criminal action or proceeding, the director or officer had no reason to believe that his conduct was unlawful. Indemnification shall be made, however, only upon a determination by the directors or shareholders of United Community, the Court of Common Pleas of Mahoning County or written opinion of legal counsel appointed by United Community that the director or officer has adhered to the appropriate standard of conduct.

     Butler Wick's code of regulations provide that Butler Wick will indemnify each director, officer and member of a committee of Butler Wick, and any person who may have served at the request of Butler Wick as a director, officer or member of a committee of any other corporation in which Butler Wick is a creditor, and his heirs, executors and administrators, against all costs and expenses reasonably incurred concerning, or in connection with, the defense of any claim asserted or suit or proceeding brought against him by reason of his conduct or actions as a director, officer or members of a committee of Butler Wick, or as a director, officer or member of a committee of another corporation in which Butler Wick is a creditor, whether or not he continues to serve in that capacity at the time he incurs the costs or expenses. Butler Wick will not indemnify anyone who was acting willfully derelict in the performance of his duties. A person will not be considered to have acted willfully derelict unless it is determined in an adjudication or by a majority of the disinterested directors or a committee of disinterested shareholders that he was acting in a willfully derelict manner. Butler Wick will pay for the cost of reasonable settlements, judgments, attorney fees, cost of suit, fines and penalties and other liabilities.

                                   LEGAL MATTERS

     The validity of the issuance of United Community shares being offered by this document and the federal income tax consequences of the merger have been passed upon by Vorys, Sater, Seymour and Pease LLP, Suite 2100, Atrium Two, 221 East Fourth Street, P.O. Box 0236, Cincinnati, Ohio 45201-0236.

                                      EXPERTS

     The consolidated financial statements of United Community as of December 31, 1998 and 1997, and for each of the two years then ended, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of Deloitte & Touche LLP, given upon their authority as experts in accounting and auditing.

     The financial statements of Home Savings as of December 31, 1996, and for the year then ended, have been audited by Packer, Thomas & Co., independent auditors, as stated in their report appearing herein, and have been included in reliance upon the report of Packer, Thomas & Co., given upon their authority as experts in accounting and auditing.

     The financial statements of Butler Wick at June 26, 1998 and June 27, 1997, and for each of the two years then ended, have been audited by Packer, Thomas & Co., independent auditors, as stated in their report included in this document, and have been included in reliance upon the report of Packer, Thomas & Co., given upon their authority as experts in accounting and auditing.

                       BUTLER WICK CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)

                                                                              March 31, 1999          June 26, 1998
                                                                              --------------          -------------
ASSETS
Cash and cash equivalents                                                     $    907,724.11        $  1,505,232.00
Deposits with clearing organizations                                               402,521.43             402,092.00
Receivable from customers                                                       26,756,614.55          21,533,537.00
Receivable from brokers and dealers                                                583,087.60             113,600.00
Securities owned:
   Marketable                                                                    2,943,375.33           2,717,134.00
   Not readily marketable                                                                   -             100,000.00
Furniture, equipment and leasehold improvements, net of
   accumulated depreciation and amortization
   of $1,444,631.40 and $1,174,618.00 at March 31, 1999 and
   June 26, 1998, respectively                                                   1,622,908.82           1,329,919.00
Other assets                                                                       497,556.27             585,305.00
                                                                              ---------------        ---------------
TOTAL ASSETS                                                                  $ 33,713,788.11        $ 28,286,819.00
                                                                              ---------------        ---------------
                                                                              ---------------        ---------------

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Short-term borrowings                                                         $ 11,722,528.10        $  9,295,000.00
Payable to brokers and dealers                                                     208,200.27             162,606.00
Payable to customers                                                             9,606,279.76           7,739,923.00
Securities sold, but not yet purchased, at market value                                     -             161,590.00
Accrued compensation and profit sharing contribution                               992,464.83           1,611,962.00
Accounts payable, accrued expenses and other liabilities                         1,418,291.87             527,454.00
                                                                              ---------------        ---------------

TOTAL LIABILITIES                                                               23,947,764.83          19,498,535.00
                                                                              ---------------        ---------------

COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY:
Common stock, no par value, 200,000 shares authorized; 89,370 and 88,970 shares issued and outstanding at March 27, 1998 and March 26, 199 , respectively, after deducting 630 and 1,030 treasury shares,
   respectively                                                                  3,105,325.17           3,105,325.00
Additional paid-in capital                                                          23,834.90              23,835.00
Retained earnings                                                                6,733,670.31           5,713,847.00
Less common stock in treasury, at cost                                             (96,807.10)            (54,723.00)
                                                                              ---------------        ---------------

TOTAL STOCKHOLDERS' EQUITY                                                       9,766,023.28           8,788,284.00
                                                                              ---------------        ---------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                    $ 33,713,788.11        $ 28,286,819.00
                                                                              ---------------        ---------------
                                                                              ---------------        ---------------

                       BUTLER WICK CORP. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                                               For the nine months ended March 31,
                                                                              --------------------------------------
                                                                                   1999                  1998
                                                                                   ----                  ----
REVENUES
Commissions                                                                   $  7,999,705.53        $  7,108,530.86
Principal transactions                                                           3,331,081.20           3,290,786.24
Underwriting and investment banking                                                658,473.90             641,156.37
Interest and dividends                                                           1,309,762.63           1,035,869.94
Insurance                                                                          440,890.31             677,752.33
Service fees                                                                     1,699,329.53           1,359,970.34
Other                                                                              463,077.95             486,172.73
                                                                              ---------------        ---------------

TOTAL REVENUES                                                                  15,902,321.05          14,600,238.81
                                                                              ---------------        ---------------

EXPENSES
Employee compensation and benefit                                                9,708,223.59           8,931,861.48
Execution charges                                                                  442,250.19             381,635.53
Communications                                                                     806,452.16             727,068.89
Occupancy and equipment costs                                                      815,885.04             732,422.34
Interest                                                                           551,230.76             417,970.04
Other operating expenses                                                         2,011,865.72           1,983,772.76
                                                                              ---------------        ---------------

TOTAL EXPENSES                                                                  14,335,907.46          13,174,731.04
                                                                              ---------------        ---------------

INCOME BEFORE INCOME TAXES                                                       1,566,413.59           1,425,507.77

PROVISION FOR INCOME TAXES                                                        (546,590.00)           (533,987.00)
                                                                              ---------------        ---------------

NET INCOME                                                                    $  1,019,823.59        $    891,520.77
                                                                              ---------------        ---------------
                                                                              ---------------        ---------------

                       BUTLER WICK CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                  Three months ended March 31,
                                                                                -------------------------------
                                                                                  1999                  1998
                                                                                 ------                ------
CASH FLOWS FROM OPERATIONS
Net income                                                                      $ 1,019,824          $    891,520
Adjustments to reconcile net income to net
   cash provided by operating activities:
     Depreciation and amortization                                                  270,013               114,477
     Loss (gain) on disposition of fixed assets                                           -                     -
     Changes in assets and liabilities:
       (Increase) in deposits with clearing organizations                              (429)                 (441)
       (Increase) in receivable from customers                                   (5,223,078)           (3,285,158)
       (Increase) in receivable from brokers & dealers                             (469,487)                2,963
       (Increase) in securities owned                                              (126,241)           (1,045,888)
       Decrease (increase) in other assets                                           87,749               187,018
       (Decrease) increase in payable to brokers & dealers                           45,594               292,579
       Increase (decrease) in payable to customers                                1,866,357             1,147,701
       Increase (decrease) in securities sold, but not yet purchased               (161,590)                    -
       Increase in accounts payable, accrued expenses and other                     271,341               164,962
                                                                                -----------          ------------
       liabilities
         NET CASH (USED IN ) OPERATIONS                                          (2,419,947)           (1,530,265)

CASH FLOWS FROM INVESTING ACTIVITIES
   Capital expenditures                                                            (563,003)             (605,577)
   Proceeds from sale of fixed assets                                                     -                     -
                                                                                -----------          ------------
         NET CASH (USED IN) INVESTING ACTIVITIES                                   (563,003)             (605,577)

CASH FLOWS FROM FINANCING ACTIVITIES
   Increase in short-term borrowings                                              2,427,528             3,512,180
   Purchase of treasury stock                                                       (42,084)              (48,717)
   Proceeds from sale of treasury stock                                                   -                      -
                                                                                -----------          ------------
         NET CASH PROVIDED BY FINANCING ACTIVITIES                                2,385,444             3,463,463
                                                                                -----------            ----------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                          (597,506)            1,327,621
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                    1,505,232             1,370,924
                                                                                -----------          ------------
CASH AND CASH EQUIVALENTS AT MARCH 31, 1999                                     $   907,724            $2,698,545
                                                                                -----------          ------------
                                                                                -----------          ------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the year for:
     Interest                                                                   $   551,231            $  392,381
     Income taxes                                                                   546,590               491,407

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.   BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared by Butler Wick Corp. and subsidiaries (the "Company") pursuant to the rules of the Securities and Exchange Commission ("SEC") and, in the opinion of the Company, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of financial position, results of operations and cash flows. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such SEC rules. The Company believes that the disclosures made are adequate to make the information presented not misleading. The accompanying unaudited consolidated financial statements should be read in conjunction with the Company's annual financial statements and footnotes, which describe the Company's summary of significant accounting policies. The unaudited consolidated statement of net income for the 39 weeks ended March 31, 1999, is not necessarily indicative of the results to be expected for the full year.

2.   SUBSEQUENT EVENTS

     On April 15, 1999, United Community Financial Corp., the holding company of The Home Savings and Loan Company of Youngstown, Ohio, and the Company entered into an agreement and Plan of Merger (the "Agreement") to merge in a stock-for-stock exchange. The merger, which would be accounted for as a pooling of interests, is expected to close near the end of the third quarter of 1999. The Agreement has been approved by the boards of directors of both companies, however, the transaction requires the approval of the shareholders of Butler Wick.


CONTENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
REPORT OF INDEPENDENT AUDITORS                                       F-6

CONSOLIDATED FINANCIAL STATEMENTS

   Consolidated statement of financial condition                     F-7

   Consolidated statement of income                                  F-8

   Consolidated statement of changes in stockholders' equity         F-9

   Consolidated statement of cash flows                              F-10

   Notes to consolidated financial statements                        F-11 to F-16


REPORT OF INDEPENDENT AUDITORS

STOCKHOLDERS AND BOARD OF DIRECTORS
BUTLER WICK CORP.

We have audited the accompanying consolidated statement of financial condition of Butler Wick Corp. and Subsidiaries as of June 26, 1998 and June 27, 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Butler Wick Corp. and Subsidiaries as of June 26, 1998 and June 27, 1997, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

/s/ Packer Thomas & Co.

Youngstown, Ohio
July 27, 1998

BUTLER WICK CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                                                                                       JUNE 26,             June 27,
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                                                         1998                 1997
---------------------------------------------------------------------------------------------------------------------------
ASSETS

     Cash and cash equivalents                                                            $ 1,505,232          $ 1,370,924
     Deposits with clearing organizations                                                     402,092              401,514
     Receivable from customers                                                             21,533,537           12,878,486
     Receivable from brokers and dealers                                                      113,600               68,000
     Securities owned:
         Marketable                                                                         2,717,134            2,125,775
         Not readily marketable                                                               100,000                    -
     Furniture, equipment and leasehold improvements (at cost), net of accumulated depreciation and amortization of $1,174,618 and
         $1,061,458 at June 26, 1998 and June 27, 1997, respectively                        1,329,919              706,793
     Other assets                                                                             585,305              769,174

---------------------------------------------------------------------------------------------------------------------------
                TOTAL ASSETS                                                             $ 28,286,819         $ 18,320,666
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
     Short-term borrowings                                                                $ 9,295,000          $ 7,185,000
     Payable to brokers and dealers                                                           162,606              324,052
     Payable to customers                                                                   7,739,923            1,487,299
     Securities sold, but not yet purchased, at market value                                  161,590                    -
     Accrued compensation and profit sharing contribution                                   1,511,962            1,317,139
     Accounts payable, accrued expenses and other liabilities                                 627,454              550,531
---------------------------------------------------------------------------------------------------------------------------
         TOTAL LIABILITIES                                                                 19,498,535           10,864,021
---------------------------------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY
     Common stock, no par value, 200,000 shares authorized; 89,370 and 89,920 shares issued and outstanding at June 26, 1998 and June 27, 1997, respectively, after
         deducting 630 and 80 treasury shares, respectively                                 3,105,325            3,105,325
     Additional paid-in capital                                                                23,835               23,835
     Retained earnings                                                                      5,713,847            4,333,491
     Less common stock in treasury, at cost                                                   (54,723)              (6,006)
---------------------------------------------------------------------------------------------------------------------------
         TOTAL STOCKHOLDERS' EQUITY                                                         8,788,284            7,456,645
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
                TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $ 28,286,819         $ 18,320,666
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

BUTLER WICK CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME

                                                                             YEARS ENDED
                                                                    JUNE 26,             June 27,
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
                                                                      1998                 1997
--------------------------------------------------------------------------------------------------------
REVENUES
     Commissions                                                       $ 9,708,750          $ 7,868,862
     Principal transactions                                              4,180,196            4,187,002
     Underwriting and investment banking                                 1,299,423              630,475
     Interest and dividends                                              1,426,460            1,001,192
     Insurance                                                             834,202              916,163
     Service fees                                                        2,323,071            1,611,530
     Other                                                                 371,838              329,228

--------------------------------------------------------------------------------------------------------
         TOTAL REVENUES                                                 20,143,940           16,544,452
--------------------------------------------------------------------------------------------------------

EXPENSES
     Employee compensation and benefits                                 12,217,123           10,277,633
     Execution charges                                                     423,541              384,769
     Communications                                                        989,774              954,338
     Occupancy and equipment costs                                       1,006,519              812,863
     Interest                                                              533,233              317,087
     Other operating expenses                                            2,858,764            2,088,606

--------------------------------------------------------------------------------------------------------
         TOTAL EXPENSES                                                 18,028,954           14,835,296
--------------------------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                                               2,114,986            1,709,156

PROVISION FOR INCOME TAXES                                                 734,630              584,250

-------------------------------------------------------------------------------------------------------
NET INCOME                                                             $ 1,380,356          $ 1,124,906
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

NET INCOME PER SHARE--BASIC                                                $ 15.39              $ 12.56
                    --DILUTED                                              $ 15.39              $ 12.56

AVERAGE NUMBER OF SHARES OUTSTANDING                                        89,649               89,552


The accompanying notes are an integral part of these financial statements.

BUTLER WICK CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN
STOCKHOLDERS' EQUITY

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
                                                             Additional
                                          Common               Paid-in             Retained             Treasury
                                           Stock               Capital             Earnings               Stock
                                         ------------------------------------------------------------------------------
BALANCE--JUNE 28, 1996                      $ 3,105,325              $ 5,759          $ 3,208,585           $ (153,816)

Purchase of 1,080 shares of
     treasury stock                                   -                    -                    -              (76,166)

Sale of 3,450 shares of
     treasury stock                                   -               18,076                    -              223,976

Net income for year ended
     June 27, 1997                                    -                    -            1,124,906                    -
                                         ------------------------------------------------------------------------------

BALANCE--JUNE 27, 1997                        3,105,325               23,835            4,333,491               (6,006)

Purchase of 5,950 shares of
     treasury stock                                   -                    -                    -             (534,123)

Sale of 5,400 shares of
     treasury stock                                   -                    -                    -              485,406

Net income for year ended
     June 26, 1998                                    -                    -            1,380,356                    -

-----------------------------------------------------------------------------------------------------------------------
BALANCE--JUNE 26, 1998                      $ 3,105,325             $ 23,835          $ 5,713,847            $ (54,723)
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

BUTLER WICK CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                             YEARS ENDED
                                                                                     JUNE 26,             June 27,
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                                                                       1998                 1997
------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATIONS
     Net income                                                                        $ 1,380,356          $ 1,124,906
     Adjustments to reconcile net income to net
         cash provided by operating activities:
            Depreciation and amortization                                                  301,124              197,919
            Loss (gain) on disposition of fixed assets                                         758                 (210)
            Changes in assets and liabilities:
                (Increase) in deposits with clearing organizations                            (578)             (25,521)
                (Increase) in receivable from customers                                 (8,655,051)          (2,438,120)
                (Increase) in receivable from brokers and dealers                          (45,600)             (68,000)
                (Increase) in securities owned                                            (691,359)             (42,887)
                Decrease (increase) in other assets                                        214,353             (180,641)
                (Decrease) increase in payable to brokers and dealers                     (161,446)             178,961
                Increase (decrease) in payable to customers                              6,252,624             (101,032)
                Increase (decrease) in securities sold, but not yet purchased              161,590              (19,682)
                Increase in accounts payable, accrued
                    expenses and other liabilities                                         271,746              480,931
------------------------------------------------------------------------------------------------------------------------
                       NET CASH (USED IN) OPERATIONS                                      (971,483)            (893,376)
------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
     Capital expenditures                                                                 (956,292)            (208,046)
     Proceeds from sale of fixed assets                                                        800                  210
------------------------------------------------------------------------------------------------------------------------
         NET CASH (USED IN) INVESTING ACTIVITIES                                          (955,492)            (207,836)
------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
     Increase in short-term borrowings                                                   2,110,000            1,185,000
     Purchase of treasury stock                                                           (534,123)             (76,166)
     Proceeds from sale of treasury stock                                                  485,406              242,052
------------------------------------------------------------------------------------------------------------------------
         NET CASH PROVIDED BY FINANCING ACTIVITIES                                       2,061,283            1,350,886
------------------------------------------------------------------------------------------------------------------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                                  134,308              249,674
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                           1,370,924            1,121,250
------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                               $ 1,505,232          $ 1,370,924
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
     Cash paid during the year for:
         Interest                                                                        $ 533,200            $ 329,000
                                                                                    ------------------------------------
                                                                                    ------------------------------------
         Income taxes                                                                    $ 710,000            $ 550,584
                                                                                    ------------------------------------
                                                                                    ------------------------------------

The accompanying notes are an integral part of these financial statements.

BUTLER WICK CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 26, 1998 AND JUNE 27, 1997

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPALS OF CONSOLIDATION
The accompanying consolidated financial statements include the accounts of the Company and all of its wholly owned subsidiaries, Butler, Wick & Co., Inc., Butler Wick Asset Management Co. and Butler Wick Trust Co. (both Ohio and Pennsylvania corporations). Intercompany transactions and balances have been eliminated in consolidation.

BUTLER WICK TRUST CO.
On November 28, 1995, the Company formed Butler Wick Trust Co., incorporated in the Commonwealth of Pennsylvania to provide trust management services. Because of a change in Ohio bank laws, a new trust company was formed and certified by the state of Ohio as a state-chartered bank on January 5, 1998. The Pennsylvania trust company is in the process of being dissolved and substantially all assets have been transferred to Butler Wick Corp. and all customer trust accounts have been transferred to the Ohio trust company.

NATURE OF OPERATIONS
The Company, through its subsidiaries, is engaged in the businesses of a securities broker and dealer and trust company.

FISCAL YEAR
The Company's fiscal year is the 52 or 53 week period ending on the last Friday in June. The trust companies' year end is June 30.

REVENUE RECOGNITION
Securities transactions and related commission revenue and expense are recorded on a settlement date basis, generally the third business day following the trade date. The effect on the financial statements of using the settlement date basis rather than the trade date basis is not material.

Underwriting and investment banking revenues are recognized as earned, which is generally the settlement date of the underlying securities issue.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents consist of cash on hand, in banks, and cash equivalents with maturities of three months or less when purchased.

SECURITIES OWNED AND SECURITIES SOLD
Marketable securities are valued at market value and securities not readily marketable are valued at fair value as determined by management. The resulting difference between cost and market (or fair value) is included in income.

FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS
Depreciation is provided under the straight-line and accelerated methods, using an estimated useful life of five to ten years. Leasehold improvements are amortized over the life of the lease or the useful life of the improvement, whichever is less. Depreciation and amortization charged to operations was $301,124 and $197,919 for the years ended June 26, 1998 and June 27, 1997, respectively.

ADVERTISING COSTS
Advertising costs are expensed as incurred.

DEFERRED INCOME TAXES
Deferred income taxes are provided for the temporary differences between financial and tax reporting in accordance with the liability method under the provisions of Financial Accounting Standard No. 109, Accounting for Income Taxes. Temporary differences giving rise to the deferred tax asset result from the difference of accounting for the allowance for doubtful note between financial reporting and tax purposes.

NET INCOME PER SHARE
Basic net income per share is based on the weighted average number of common shares outstanding during the year. Diluted net income per share is based on the weighted average number of common shares and common share equivalents outstanding during the year.

BUTLER WICK CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 26, 1998 AND JUNE 27, 1997


SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (CONTINUED)

USE OF ESTIMATES
The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

FAIR VALUE OF FINANCIAL INSTRUMENTS
Substantially all of the Company's financial assets and liabilities are carried at market value or at amounts which, because of the short-term nature of the financial instruments, approximate current fair value.

RECLASSIFICATION
Certain amounts from the prior year have been reclassified to conform with the current year presentation.

NOTE B--ORGANIZATIONAL COSTS

Organizational costs incurred in the state of Ohio totaled $33,025. These costs have been capitalized and are being amortized on the straight line method over 5 years. Amortization expenses charged to operations for the period January 5, 1998 to June 26, 1998 was $2,996.


NOTE C--RECEIVABLE FROM AND PAYABLE TO CUSTOMERS

Accounts receivable from and payable to customers include amounts due on cash and margin transactions. Securities owned by customers are held as collateral for receivables. Such collateral is not reflected in the financial statements.

The receivable from customers also includes trust fee receivables representing management fees periodically charged to trust accounts.

NOTE D--SECURITIES OWNED AND SECURITIES SOLD BUT NOT YET PURCHASED

Marketable securities owned and sold but not yet purchased consist of trading and investment securities at quoted market values or fair values at June 26, 1998 and June 27, 1997, as follows:

                                                  June 26, 1998                     June 27, 1997
                                        --------------------------------------------------------------------
                                                             Sold but                          Sold but
                                                              not yet                           not yet
                                              Owned          purchased          Owned          purchased
------------------------------------------------------------------------------------------------------------
Marketable securities:
     U.S. government obligations             $   203,461        $       -      $   115,304              $ -
     State and municipal
         obligations                           2,355,577                -        1,992,773                -
     Corporate stocks and warrants               158,096          161,590           17,698                -

------------------------------------------------------------------------------------------------------------
     Totals                                  $ 2,717,134        $ 161,590      $ 2,125,775              $ -
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

Securities not readily marketable include investment securities (a) for which there is no market on a securities exchange or no independent publicly quoted market, (b) that cannot be publicly offered or sold unless registration has been effected under the Securities Act of 1933, or (c) that cannot be offered or sold because of other arrangements, restrictions, or conditions applicable to the securities or to the Company.

At June 26, 1998, these securities at estimated fair value consist of certificates of deposit at $100,000.

In order to qualify as a fiduciary in both the state of Ohio and the Commonwealth of Pennsylvania, Butler Wick Trust Co., deposited United States Government Obligations having a principal value of $100,000 with the Federal Reserve Bank, for each state incorporation. The amount for the Pennsylvania trust company will remain on deposit until the company is completely dissolved.

BUTLER WICK CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 26, 1998 AND JUNE 27, 1997

NOTE E--NOTE RECEIVABLE

On June 30, 1992, Butler Wick Asset Management Co. loaned $250,000 to a limited partnership. The loan is due in July 2002. Payments are due monthly including interest at prime plus two percent. The loan is collateralized by security interests in real estate of the limited partnership. The terms were adjusted to interest only payments for one year effective in April 1993. The loan principal balance of $238,511 is fully reserved by an allowance for doubtful note at June 26, 1998 and June 27, 1997. No payments of principal or interest have been received since April 1994.

NOTE F--FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

A summary of the cost and accumulated depreciation on furniture, equipment and leasehold improvements is as follows:




                                          JUNE 26,        June 27,
----------------------------------------------------------------------
                                            1998            1997
----------------------------------------------------------------------
Leasehold improvements                     $   606,032    $   406,934
Furniture and equipment                      1,898,505      1,361,317
                                      --------------------------------
     TOTAL FURNITURE,
         EQUIPMENT AND
         LEASEHOLD
         IMPROVEMENTS                        2,504,537      1,768,251
Less accumulated depreciation               (1,174,618)    (1,061,458)
----------------------------------------------------------------------
     NET FURNITURE,
         EQUIPMENT AND
         LEASEHOLD
         IMPROVEMENTS                      $ 1,329,919    $   706,793
----------------------------------------------------------------------
----------------------------------------------------------------------

NOTE G--SHORT-TERM BORROWINGS

Short-term bank loans outstanding at June 26, 1998 and June 27, 1997 bear interest at the federal funds rate plus 1% and are payable on demand. The loans are fully collateralized by marketable securities valued at $22,721,419 and $11,932,000 at June 26, 1998 and June 27, 1997, respectively. Such collateral includes $20,360,869 and $10,127,000 of customers' margin account securities and $2,360,550 and $1,805,000 of securities owned by Butler, Wick & Co., Inc. at June 26, 1998 and June 27, 1997, respectively. The interest rate on June 26, 1998 is 6.470%.

As of June 26, 1998 and June 27, 1997 Butler, Wick & Co., Inc. had short-term borrowings available to the extent of the loan value of the marketable securities.

NOTE H--PROFIT SHARING PLAN

Butler, Wick & Co., Inc. contributes to a profit sharing plan for the benefit of employees meeting certain eligibility requirements. Under the plan Butler, Wick & Co., Inc.'s contribution is determined annually by the Board of Directors. The amounts charged to operations for the years ended June 26, 1998 and June 27, 1997 were $450,000 and $296,000, respectively.

The Butler, Wick & Co., Inc. profit sharing plan also includes a 401(k) feature. Participants may contribute a percentage of compensation, but not in excess of the maximum allowed under the Internal Revenue Code. The plan provides for a partial matching contribution by Butler, Wick & Co., Inc. which amounted to $101,309 and $80,406 for the years ended June 26, 1998 and June 27, 1997, respectively.

NOTE I--ADVERTISING

Advertising expense for the years ended June 26, 1998 and June 27, 1997 was $289,629 and $267,442, respectively.

NOTE J--COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, the Company enters into commitments resulting from transactions incidental to its securities business.

BUTLER WICK CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 26, 1998 AND JUNE 27, 1997

NOTE J--COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

The Company is a defendant in various lawsuits incidental to its securities business, and in the opinion of management, liability, if any, resulting from such litigation, will not have a material adverse effect on the Company's financial condition.

Aggregate commitments under operating leases for office space with remaining noncancellable terms in excess of one year at June 26, 1998, are approximately as follows:

                                                      Minimum
Years ended                                            Lease
   June                                               Payments
-----------------------------------------------------------------
     1999                                            $   366,000
     2000                                                355,000
     2001                                                238,000
     2002                                                146,000
     2003                                                 58,000
-----------------------------------------------------------------
         Total minimum
            lease payments                           $ 1,163,000
-----------------------------------------------------------------
-----------------------------------------------------------------

In the normal course of business, operating leases are generally renewed or replaced with other leases. Rental expense amounted to approximately $487,000 and $413,000 for the years ended June 26, 1998 and June 27, 1997, respectively.

NOTE K--RELATED PARTY TRANSACTIONS

Trading accounts of directors and officers are included in amounts receivable from and payable to customers since they are subject to normal terms and regulations as to payment and are not significant in the aggregate.


NOTE L--STOCKHOLDERS' EQUITY

The majority of shares of the Company are subject to the provisions in the stock redemption agreement that, upon the occurrence of certain events as specified in the stock redemption agreement, the Company is obligated to purchase certain stockholders' shares at book value, as defined.

NOTE M--NET CAPITAL REQUIREMENTS

The Company is subject to the Securities and Exchange Commission's Uniform Net Capital Rule (rule 15c3-1), which requires the maintenance of minimum net capital. The Company has elected to use the alternative method, permitted by rule, which requires that the Company and its subsidiaries maintain minimum net capital, as defined, equal to the greater of $250,000 or 2 percent of aggregate debit balances arising from customer transactions, as defined. (The net capital rule of the "applicable" exchange also provides that equity capital may not be withdrawn or cash dividends paid if resulting net capital would be less than 5 percent of aggregate debits.) At June 25, 1998, the Company had net capital of $5,133,739, which was 24.0 percent of aggregate debit balances and $4,711,455 in excess of required net capital.

NOTE N--FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET AND CREDIT RISK

In the normal course of business, the Company's activities involve the execution, settlement, and financing of various securities transactions. These activities may expose the Company to risk in the event the customer is unable to fulfill its contractual obligations. The Company maintains cash and margin accounts for its customers located primarily in northeastern Ohio and western Pennsylvania.

BUTLER WICK CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 26, 1998 AND JUNE 27, 1997

NOTE N--FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET AND CREDIT RISK (continued)

The Company, as a part of its normal brokerage activities, may assume short positions on securities. The establishment of short positions exposes the Company to off balance sheet risk in the event prices change, as the Company may be obligated to cover such positions at a loss.

The Company enters into security sales transactions as principal. If the securities subject to such transactions are not in the possession of the Company, the Company may incur a loss if the related security is not received and the market value has fluctuated from the contract amount of the transaction.

As a securities broker and dealer, a substantial portion of the Company's transactions are collateralized. The Company's exposure to credit risk associated with nonperformance in fulfilling contractual obligations pursuant to securities transactions can be directly impacted by volatile trading markets, which may impair the customer's ability to satisfy its obligations to the Company.

The Company seeks to control the risks associated with its customer activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines. The Company monitors required margin levels daily and pursuant to such guidelines, requires the customers to deposit additional collateral, or reduce securities positions, when necessary.

In the normal course of business, the Company enters into underwriting commitments. Transactions relating to such commitments at June 26, 1998 and June 27, 1997 were subsequently settled and had no material effect on financial position.

NOTE O--INCOME TAXES

The provision for income taxes consists of the following:

                                               YEARS ENDED
                                         JUNE 26,         June 27,
----------------------------------------------------------------------
                                            1998            1997
----------------------------------------------------------------------
Federal income tax:
     Current                                 $ 734,630      $ 584,250
----------------------------------------------------------------------
         Total provision for
            income taxes                     $ 734,630      $ 584,250
----------------------------------------------------------------------
----------------------------------------------------------------------

The reconciliation of federal income tax at statutory rates to the total provision for income tax is as follows:

                                               YEARS ENDED
                                         JUNE 26,         June 27,
----------------------------------------------------------------------
                                            1998            1997
----------------------------------------------------------------------
Federal income tax at statutory
     rates                                   $ 719,095      $ 581,113
Increases (reductions) in tax
     resulting from:
         Net tax exempt income                 (12,620)       (21,342)
         Other items, net                       28,155         24,479
----------------------------------------------------------------------
         Total provisions for
            income tax                       $ 734,630      $ 584,250
----------------------------------------------------------------------
----------------------------------------------------------------------

Amounts for deferred tax assets and liabilities are as follows:

Deferred tax asset                            $ 81,000       $ 81,000
----------------------------------------------------------------------
----------------------------------------------------------------------
Deferred tax liability                        $    -         $    -
----------------------------------------------------------------------
----------------------------------------------------------------------

NOTE P--PARENT COMPANY FINANCIAL STATEMENTS

Below is condensed financial information of Butler Wick Corp. (parent company only). In this information, the parent's investments in subsidiaries are stated at cost plus equity in undistributed earnings of subsidiaries since acquisition. This information should be read in conjunction with the consolidated financial statements.

BUTLER WICK CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 26, 1998 AND JUNE 27, 1997

NOTE-P--PARENT COMPANY FINANCIAL STATEMENTS (continued)

BALANCE SHEET

                                         JUNE 26,        June 27,
---------------------------------------------------------------------
                                           1998            1997
---------------------------------------------------------------------
ASSETS
Cash and cash equivalents               $       371     $    50,016
Investment in subsidiaries                8,836,766       7,240,119
Accounts receivable--subsidiary             229,180         263,777
Organizational cost--subsidiary              30,485               -
Other assets                                 58,883               -
---------------------------------------------------------------------
         TOTAL ASSETS                   $ 9,155,685     $ 7,553,912
---------------------------------------------------------------------
---------------------------------------------------------------------
LIABILITIES
Accounts payable and
     accrued expenses                   $   193,975     $    91,117
Accounts payable--subsidiary                  3,426           6,150
Note payable--subsidiary                    170,000               -
---------------------------------------------------------------------
     TOTAL LIABILITIES                      367,401          97,267
---------------------------------------------------------------------
STOCKHOLDERS'
     EQUITY
Common stock                              3,105,325       3,105,325
Additional paid in capital                   23,835          23,835
Retained earnings                         5,713,847       4,333,491
Treasury stock                              (54,723)         (6,006)
---------------------------------------------------------------------
     TOTAL STOCKHOLDERS'
         EQUITY                           8,788,284       7,456,645
---------------------------------------------------------------------

---------------------------------------------------------------------
     TOTAL LIABILITIES AND
         STOCKHOLDERS'
         EQUITY                         $ 9,155,685     $ 7,553,912
---------------------------------------------------------------------
---------------------------------------------------------------------

STATEMENT OF INCOME

                                                YEARS ENDED
                                         JUNE 26,        June 27,
---------------------------------------------------------------------
                                           1998            1997
---------------------------------------------------------------------
INCOME FROM
     SUBSIDIARIES
Dividends                                $        -      $    50,000
Equity in undistributed .
     earnings of subsidiaries              1,451,968       1,120,608
---------------------------------------------------------------------
         TOTAL INCOME
            FROM
            SUBSIDIARIES                   1,451,968       1,170,608
---------------------------------------------------------------------
OTHER INCOME
     (EXPENSE)
Interest                                           -             192
Other expenses                              (114,812)        (69,394)
---------------------------------------------------------------------
     TOTAL OTHER INCOME
         (EXPENSE)                          (114,812)        (69,202)
---------------------------------------------------------------------
INCOME BEFORE INCOME
     TAXES                                 1,337,156       1,101,406
INCOME TAX BENEFITS                           43,200          23,500
---------------------------------------------------------------------
NET INCOME                               $ 1,380,356     $ 1,124,906
---------------------------------------------------------------------
---------------------------------------------------------------------

STATEMENT OF CASH FLOWS


                                                YEARS ENDED
                                          JUNE 26,        June 27,
----------------------------------------------------------------------
                                            1998            1997
----------------------------------------------------------------------
CASH FLOWS FROM
     OPERATIONS
Net income                                $ 1,380,356     $ 1,124,906
Adjustments to reconcile net
     income to net cash
     provided by operating
     activities:
Decrease (increase) in
     accounts receivable                       34,597        (127,065)
(Increase) in other assets                    (58,883)              -
Earnings from subsidiaries                 (1,596,647)     (1,170,608)
Increase in accounts
     payable and accrued
     expenses                                 100,134           6,800
----------------------------------------------------------------------
         NET CASH (USED IN)
            OPERATIONS                       (140,443)       (165,967)
----------------------------------------------------------------------
CASH FLOWS FROM
     INVESTING ACTIVITIES
Dividends received from
     subsidiary                                     -          50,000
Capital expenditures                          (30,485)              -
----------------------------------------------------------------------
         NET CASH (USED IN)
            PROVIDED
            BY INVESTING
            ACTIVITIES                        (30,485)         50,000
----------------------------------------------------------------------
CASH FLOWS FROM
     FINANCING ACTIVITIES
Short-term financing                          170,000               -
Purchase of treasury stock                   (534,123)        (76,166)
Proceeds from sale of
     treasury stock                           485,406         242,052
----------------------------------------------------------------------
         NET CASH PROVIDED
            BY FINANCING
            ACTIVITIES                        121,283         165,886
----------------------------------------------------------------------
NET (DECREASE) INCREASE
     IN CASH AND CASH
     EQUIVALENTS                              (49,645)         49,919
CASH AND CASH
     EQUIVALENTS
     AT BEGINNING OF YEAR                      50,016              97
----------------------------------------------------------------------
CASH AND CASH
     EQUIVALENTS
     AT END OF YEAR                       $       371     $    50,016
----------------------------------------------------------------------
----------------------------------------------------------------------

                            UNITED COMMUNITY FINANCIAL CORP.
                     CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                       (Unaudited)

                                                                                          March 31,       December 31,
                                                                                            1999              1998
                                                                                         -----------      -----------
                                                                                                (In thousands)
ASSETS
Cash and deposits with banks                                                            $    13,357      $    16,733
Federal funds sold and other                                                                152,137          153,775
                                                                                        -----------      -----------
     Total cash and cash equivalents                                                        165,494          170,508
                                                                                        -----------      -----------
Investment securities:
  Available for sale (amortized cost of $129,023 and $110,294,  respectively)               129,221          110,888
  Held to maturity (fair value of $0 and $5,016, respectively)                                   --            4,993
Mortgage-backed securities:
  Available for sale (amortized cost of $96,880 and $98,357, respectively)                   97,127           98,890
  Held to maturity (fair value of $170,127 and $187,010, respectively)                      166,996          182,999
Loans, net (including allowance for loan losses of $6,461 and $6,398, respectively)         670,865          657,498
Federal Home Loan Bank stock                                                                 12,164           11,958
Premises and equipment                                                                        7,416            7,523
Accrued interest receivable                                                                   7,132            7,259
Real estate owned                                                                               196               78
Other assets                                                                                  6,544            4,711
                                                                                        -----------      -----------
     TOTAL ASSETS                                                                       $ 1,263,155      $ 1,257,305
                                                                                        -----------      -----------
                                                                                        -----------      -----------
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Deposits                                                                                $   781,301      $   777,583
Advance payments by borrowers for taxes and insurance                                         2,321            3,954
Accrued interest payable                                                                        683              672
Accrued expenses and other liabilities                                                       11,811           10,451
                                                                                        -----------      -----------
     TOTAL LIABILITIES                                                                      796,116          792,660
                                                                                        -----------      -----------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
Preferred stock-no par value; 1,000,000 shares authorized and unissued
  at March 31, 1999                                                                              --               --
Common stock-no par value; 499,000,000 shares authorized; 34,715,625
  shares issued-and 32,175,008 outstanding at March 31, 1999                                342,921          342,840
Retained earnings                                                                           149,235          146,934
Other comprehensive income                                                                      289              733
Unearned compensation                                                                       (25,406)         (25,862)
                                                                                        -----------      -----------
     TOTAL SHAREHOLDERS' EQUITY                                                             467,039          464,645
                                                                                        -----------      -----------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                         $ 1,263,155      $ 1,257,305
                                                                                        -----------      -----------
                                                                                        -----------      -----------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                        UNITED COMMUNITY FINANCIAL CORP.

                        CONSOLIDATED STATEMENTS OF INCOME

                                   (Unaudited)

                                                                                          For the Three Months Ended
                                                                                                   March 31,
                                                                                     --------------------------------------
                                                                                           1999                 1998
                                                                                     -----------------    -----------------
                                                                                      (In thousands, except per share data)
INTEREST INCOME
    Loans                                                                                    $ 13,254             $ 13,072
    Mortgage-backed securities:
      Available for sale                                                                        1,452                1,043
      Held to maturity                                                                          3,050                4,311
    Investment securities:
      Available for sale                                                                        1,675                  748
      Held to maturity                                                                             78                   79
    FHLB stock dividend                                                                           206                  199
    Other interest-earning assets                                                               1,883                  226
                                                                                     -----------------    -----------------
        Total interest income                                                                  21,598               19,678
INTEREST EXPENSE
    Interest expense on deposits                                                                7,507                9,556
                                                                                     -----------------    -----------------
NET INTEREST INCOME                                                                            14,091               10,122
PROVISION FOR LOAN LOSS ALLOWANCES                                                                 75                  250
                                                                                     -----------------    -----------------
NET INTEREST INCOME AFTER PROVISION FOR
     LOAN LOSS ALLOWANCES                                                                      14,016                9,872
                                                                                     -----------------    -----------------
NONINTEREST INCOME
    Service fees and other charges                                                                273                  280
    Net gains (losses):
      Mortgage-backed securities                                                                    -                   13
      Other                                                                                         1                  (52)
    Other income                                                                                  116                  137
                                                                                     -----------------    -----------------
        Total noninterest income                                                                  390                  378
                                                                                     -----------------    -----------------
NONINTEREST EXPENSES
    Salaries and employee benefits                                                              4,183                3,581
    Occupancy                                                                                     301                  313
    Equipment and data processing                                                                 646                  603
    Deposit insurance premiums                                                                    117                  139
    Franchise tax                                                                                 462                  479
    Advertising                                                                                   275                  255
    Other expenses                                                                              1,129                  725
                                                                                     -----------------    -----------------
        Total noninterest expenses                                                              7,113                6,095
                                                                                     -----------------    -----------------
INCOME BEFORE INCOME TAXES                                                                      7,293                4,155
INCOME TAXES                                                                                    2,582                1,454
                                                                                     -----------------    -----------------
NET INCOME                                                                                    $ 4,711              $ 2,701
                                                                                     -----------------    -----------------
                                                                                     -----------------    -----------------
Earnings per share:
    Basic                                                                                      $ 0.15           N/A
    Diluted                                                                                    $ 0.15           N/A
    Average common shares outstanding                                                      32,152,489           N/A

SEE NOTE TO CONSOLIDATED FINANCIAL STATEMENTS.

                        UNITED COMMUNITY FINANCIAL CORP.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (Unaudited)

                                                                                         Three Months Ended March 31,
                                                                                    ----------------------------------------
                                                                                         1999                    1998
                                                                                    ----------------        ----------------
                                                                                                (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net Income                                                                              $ 4,711                 $ 2,701
    Adjustments to reconcile net income to net cash
     provided by operating activities:
         Provision for loan loss allowances                                                      75                     250
         Net (gains) losses                                                                      (1)                     39
         Accretion of discounts and amortization of premiums                                   (178)                   (333)
         Depreciation                                                                           250                     274
         FHLB stock dividends                                                                  (206)                   (199)
         Decrease (increase) in interest receivable                                             127                     (28)
         Increase in interest payable                                                            11                      79
         Increase in post retirement benefit obligation                                          83                      93
         Increase in prepaid and other assets                                                (1,832)                 (1,051)
         Increase in other liabilities                                                        1,516                   1,332
         Change in unearned compensation                                                        537                       -
                                                                                    ----------------        ----------------
              Net cash provided by operating activities                                       5,093                   3,157
                                                                                    ----------------        ----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from principal repayments and maturities of:
         Mortgage-backed securities held to maturity                                         15,911                  12,004
         Mortgage-backed securities available for sale                                        8,419                   3,552
         Investment securities held to maturity                                               5,000                       -
         Investment securities available for sale                                             2,500                     153
    Proceeds from sale of:
         Mortgage-backed securities available for sale                                            -                     114
         Mortgage-backed securities held to maturity                                              -                     119
    Purchases of:
         Investment securities available for sale                                           (20,057)                (17,949)
         Equity securities available for sale                                                (1,274)                      -
         Mortgage-backed securities available for sale                                       (6,894)                      -
         Mortgage-backed securities held to maturity                                              -                  (8,047)
    Principal collected on loans                                                             43,288                  37,672
    Loans originated                                                                        (56,542)                (39,709)
    Purchases of premises and equipment                                                        (143)                   (132)
    Other                                                                                        10                      21
                                                                                    ----------------        ----------------
              Net cash used in investing activities                                          (9,782)                (12,202)
                                                                                    ----------------        ----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
        Net increase in NOW, savings and money market accounts                                5,341                   3,551
        Net decrease in certificates of deposit                                              (1,623)                 (1,860)
        Net decrease in advance payments by borrowers
          for taxes and insurance                                                            (1,633)                 (1,532)
        Dividends paid                                                                       (2,410)                      -
                                                                                    ----------------        ----------------
              Net cash (used in) provided by financing activities                              (325)                    159
                                                                                    ----------------        ----------------
Decrease in cash and cash equivalents                                                        (5,014)                 (8,886)
Cash and cash equivalents, beginning of year                                                170,508                  34,497
                                                                                    ----------------        ----------------
Cash and cash equivalents, end of period                                                  $ 165,494                $ 25,611
                                                                                    ----------------        ----------------
                                                                                    ----------------        ----------------
Supplemental disclosures of cash flow information:
    Cash paid during the period for:
      Interest on deposits and borrowings                                                   $ 7,496                 $ 9,477
      Income taxes                                                                            2,021                       -
Supplemental schedule of noncash activities:
    Transfers from loans to real estate owned                                                   128                      29

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                        UNITED COMMUNITY FINANCIAL CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (UNAUDITED)

1.   BASIS OF PRESENTATION

United Community Financial Corp. (UCFC) was incorporated under Ohio law in February 1998 by The Home Savings and Loan Company of Youngstown, Ohio (Home Savings) in connection with the conversion of Home Savings from an Ohio mutual savings and loan association to an Ohio capital stock savings and loan association, the issuance of Home Savings' stock to UCFC and the offer and sale of UCFC's common stock (Conversion). Upon consummation of the Conversion on July 8, 1998, UCFC became the unitary savings and loan holding company for Home Savings. See Note 2 for a more detailed description of the Conversion.

The accompanying consolidated financial statements of UCFC have been prepared in accordance with instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. However, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for fair statement of results for the interim periods.

The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999. The consolidated financial statements and notes thereto should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1998, contained in UCFC's Form 10-K for the year ended December 31, 1998.

2.    CONVERSION TO CAPITAL STOCK FORM OF OWNERSHIP

On December 9, 1997, the Board of Directors of Home Savings adopted a Plan of Conversion to convert from an Ohio mutual savings and loan association to an Ohio capital stock savings and loan association. The Conversion was accomplished through the formation of UCFC in February 1998, the adoption of an Ohio stock charter by Home Savings, the sale of all of Home Savings' stock to UCFC on July 8, 1998 and the issuance of UCFC's stock to the public on July 8, 1998.

UCFC issued 34,715,625 shares in connection with the Conversion. Gross proceeds from the offering were $347,156,250, which includes the $10 value of the 2,677,250 shares issued to the United Community Financial Corp. Employee Stock Ownership Plan (ESOP) and the 1,183,438 shares sold to Home Savings for contribution to the Home Savings Charitable Foundation. Conversion costs amounted to $4.6 million.

Home Savings issued all of its outstanding capital stock to UCFC in exchange for approximately one-half of the net proceeds from the Conversion. UCFC accounted for the purchase in a manner similar to a pooling of interests whereby assets and liabilities of Home Savings maintain their historical cost basis in the consolidated company.

3.    EARNINGS PER COMMON SHARE

Earnings per share has been computed for the quarter ended March 31, 1999, based upon weighted average common shares outstanding of 32,152,489. Earnings per share for all prior periods are not presented as there was no common stock issued or outstanding.

4.    COMPREHENSIVE INCOME

Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income" was issued in June 1997 and became effective on January 1, 1998. SFAS No. 130 requires companies to report all items that are recognized as components of comprehensive income under accounting standards. UCFC's comprehensive income for the three months ended March 31, 1999 and 1998 are as follows:

                                                                             Three Months Ended March 31,

                                                                   -------------------------------------------------
                                                                           1999                        1998
                                                                   --------------------        ---------------------
                                                                                    (In thousands)
     Net income                                                          $4,711                       $2,701
     Unrealized holding gains (losses) arising
       during the period, net of tax effect of
       ($239) and $39, respectively                                       (444)                           71
     Reclassification adjustment for gains (losses)
       included in  net income, net of tax effect of ($3),
       for 1998                                                              -                            (5)
                                                                   --------------------        ---------------------

     Comprehensive income                                                $4,267                       $2,767
                                                                   --------------------        ---------------------
                                                                   --------------------        ---------------------


5.  SALE OF HELD TO MATURITY MORTGAGE-BACKED SECURITIES

There were no sales of mortgage-backed securities held to maturity during the three month period ended March 31, 1999. In January 1998, Home Savings sold approximately $114 thousand of mortgage-backed securities held to maturity with outstanding balances less than 15% of the principal outstanding since acquisition. A gain of approximately $6 thousand was recorded on the sale.

6.  SUBSEQUENT EVENT

In April 1999, the board of directors of UCFC entered into a definitive agreement to acquire Butler Wick Corp., a full service investment and financial service provider headquartered in Youngstown, Ohio. Under the terms of the agreement, UCFC will issue, in a tax-free exchange, 1,700,000 shares of UCFC common stock for all the issued and outstanding common shares of Butler Wick Corp., subject to possible adjustments based upon the market price of UCFC shares. In addition, UCFC will establish a $3.7 million retention program for certain investment brokers and senior managers, subject to a five-year vesting schedule. The transaction will be accounted for as a pooling of interests and is expected to close during the third quarter of 1999, subject to shareholder approval and regulatory filings.

                                                    INDEPENDENT AUDITORS' REPORT

[LOGO]

To the Shareholders and Board of Directors
United Community Financial Corp.

       We have audited the accompanying consolidated statements of financial condition of United Community Financial Corp. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of The Home Savings and Loan Company of Youngstown, Ohio (subsidiary of United Community Financial Corp.) for the year ended December 31, 1996 were audited by other auditors whose report, dated February 28, 1997, expressed an unqualified opinion on those statements.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, such 1998 and 1997 consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/ Deloitte & Touche LLP


CLEVELAND, OHIO
January 29, 1999

INDEPENDENT AUDITORS REPORT



TO THE BOARD OF DIRECTORS
THE HOME SAVINGS AND LOAN COMPANY
OF YOUNGSTOWN, OHIO

We have audited the accompanying statements of financial condition of The Home Savings and Loan Company of Youngstown, Ohio as of December 31, 1996, and the related statements of income, equity, and cash flows for each of the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Home Savings and Loan Company of Youngstown, Ohio at December 31, 1996, and the results of its operations and its cash flows of each of the two years then ended in conformity with generally accepted accounting principles.



                                       /s/ Packer, Thomas & Co.


Youngstown, Ohio
February 28, 1997

                                  CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                                                                    December 31,
------------------------------------------------------------------------------------------------------------------------
                                                                                             1998                 1997
------------------------------------------------------------------------------------------------------------------------
                                                                                                   (IN THOUSANDS)
Assets
Cash and deposits with banks                                                               $   16,733         $   14,618
Federal funds sold and other                                                                  153,775             19,879
------------------------------------------------------------------------------------------------------------------------
  Total cash and cash equivalents                                                             170,508             34,497
------------------------------------------------------------------------------------------------------------------------
Investment securities:
  Available for sale (amortized cost of $110,294 and $39,091,
    respectively)                                                                             110,888             39,402
  Held to maturity (fair value of $5,016 and $5,013, respectively)                              4,993              4,968
Mortgage-backed securities:
  Available for sale (amortized cost of $98,357 and $61,626, respectively)                     98,890             62,416
  Held to maturity (fair value of $187,010 and $247,986, respectively)                        182,999            243,848
Loans, net (including allowance for loan losses of $6,398 and $5,982, respectively)           657,498            633,236
Federal Home Loan Bank stock                                                                   11,958             11,136
Premises and equipment                                                                          7,523              7,930
Accrued interest receivable                                                                     7,259              6,421
Real estate owned                                                                                  78                 55
Other assets                                                                                    4,711              1,084
------------------------------------------------------------------------------------------------------------------------
    Total assets                                                                           $1,257,305         $1,044,993
------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
Liabilities
Deposits                                                                                   $  777,583         $  886,808
Advance payments by borrowers for taxes and insurance                                           3,954              3,715
Accrued interest payable                                                                          672                845
Accrued expenses and other liabilities                                                         10,451             12,272
------------------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                         792,660            903,640
------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies
Stockholders' Equity
Preferred stock-no par value; 1,000,000 shares authorized and unissued at December 31, 1998
Common stock--no par value; 499,000,000 shares authorized; 34,715,625
  shares issued--and 32,129,463 outstanding at December 31, 1998                              342,840
Retained earnings                                                                             146,934            140,636
Other comprehensive income                                                                        733                717
Unearned compensation                                                                         (25,862)
------------------------------------------------------------------------------------------------------------------------
    Total stockholders' equity                                                                464,645            141,353
------------------------------------------------------------------------------------------------------------------------
    Total liabilities and stockholders' equity                                             $1,257,305         $1,044,993
------------------------------------------------------------------------------------------------------------------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                               CONSOLIDATED STATEMENTS OF INCOME


                                                                           Year Ended December 31,
--------------------------------------------------------------------------------------------------------------
                                                                 1998                1997               1996
--------------------------------------------------------------------------------------------------------------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income
  Loans                                                         $53,063             $54,148           $48,586
  Mortgage-backed securities:
    Available for sale                                            4,351               5,122             6,871
    Held to maturity                                             15,344              19,024            21,988
  Investment securities:
    Available for sale                                            4,194               2,169             1,226
    Held to maturity                                                319                 843             1,780
  FHLB stock dividend                                               822                 766               695
  Other interest-earning assets                                   7,788                 613               603
-------------------------------------------------------------------------------------------------------------
    Total interest income                                        85,881              82,685            81,749
Interest expense
  Interest expense on deposits                                   35,755              40,463            43,009
-------------------------------------------------------------------------------------------------------------
Net interest income                                              50,126              42,222            38,740
Provision for (recovery of) loan loss allowances                    650              (1,546)
-------------------------------------------------------------------------------------------------------------
Net interest income after provision for
  (recovery of) loan loss allowances                             49,476              43,768            38,740
-------------------------------------------------------------------------------------------------------------
Noninterest income
  Service fees and other charges                                  1,186               1,092               755
  Net gains (losses):
    Mortgage-backed securities available for sale                   147                  80
    Mortgage-backed securities held to maturity                     106
    Investment securities available for sale                                                               45
    Other                                                           (68)                (34)              (45)
  Other income                                                      918                 426               536
-------------------------------------------------------------------------------------------------------------
    Total noninterest income                                      2,289               1,564             1,291
-------------------------------------------------------------------------------------------------------------
Noninterest expenses
  Salaries and employee benefits                                 15,631              14,710            12,735
  Occupancy                                                       1,324               1,256             1,250
  Equipment and data processing                                   2,573               2,534             2,181
  Deposit insurance premiums                                        631                 588             2,033
  Federal deposit insurance special assessment                                                          5,903
  Franchise tax                                                   1,917               1,752             1,643
  Advertising                                                     1,181               1,045             1,000
  Other expenses                                                  3,116               2,811             2,715
  Charitable contributions                                       11,844                 607               608
-------------------------------------------------------------------------------------------------------------
    Total noninterest expenses                                   38,217              25,303            30,068
-------------------------------------------------------------------------------------------------------------
Income before income taxes                                       13,548              20,029             9,963
Income taxes                                                      4,849               6,982             3,332
-------------------------------------------------------------------------------------------------------------
Net income                                                      $ 8,699             $13,047           $ 6,631
-------------------------------------------------------------------------------------------------------------
Earnings Per Share
  Basic                                                         $           0.08
--------------------------------------------------------------------------------
  Diluted                                                       $           0.08
--------------------------------------------------------------------------------
  Average common shares outstanding                                   32,083,400
--------------------------------------------------------------------------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                               Accumulated
                                                                                  Other
                                                   Common      Retained        Comprehensive      Unearned
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)   Stock       Earnings           Income        Compensation       Total
--------------------------------------------------------------------------------------------------------------------------
Balance January 1, 1996                                        $120,958          $ 1,335                          $122,293
Comprehensive income:
  Net income                                                      6,631                                              6,631
  Change in net unrealized gain (loss) on
    securities, net of tax and reclassification
    adjustment                                                                      (793)                             (793)
--------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                                                                 5,838
Balance December 31, 1996                                       127,589              542                           128,131
--------------------------------------------------------------------------------------------------------------------------

Comprehensive income:
  Net income                                                     13,047                                             13,047
  Change in net unrealized gain (loss) on
    securities, net of tax and reclassification
    adjustment                                                                       175                               175
--------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                                                                13,222
Balance December 31, 1997                                       140,636              717                           141,353
--------------------------------------------------------------------------------------------------------------------------

Comprehensive income:
  Net income                                                      8,699                                              8,699
  Change in net unrealized gain (loss) on
    securities, net of tax and reclassification
    adjustment                                                                        16                                16
--------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                                                                 8,715

Issuance of 34,715,625 common shares            $342,602                                         $(26,773)         315,829
Shares distributed by ESOP trust                     238                                              911            1,149
Dividends paid, $0.075 per share                                 (2,401)                                            (2,401)
--------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1998                       $342,840       $146,934           $  733         $(25,862)        $464,645
--------------------------------------------------------------------------------------------------------------------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                          CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                        Year Ended December 31,
--------------------------------------------------------------------------------------------------------------------------
                                                                             1998                1997               1996
--------------------------------------------------------------------------------------------------------------------------
                                                                                            (IN THOUSANDS)
Cash Flows from Operating Activities
  Net income                                                                $  8,699            $ 13,047          $  6,631
  Adjustments to reconcile net income to net cash
  provided by operating activities:
    Provision for (recovery of) loan loss allowances                             650              (1,546)
    Net gains                                                                   (185)                (46)
    Accretion of discounts and amortization of premiums                       (1,425)             (1,090)           (1,499)
    Depreciation                                                               1,022               1,080             1,016
    FHLB stock dividends                                                        (822)               (766)             (695)
    (Increase) decrease in interest receivable                                  (838)                 43             1,319
    Decrease in interest payable                                                (173)               (155)              (18)
    Increase in post retirement benefit obligation                               320                 321               312
    (Increase) decrease in prepaid and other assets                           (3,627)                137              (182)
    (Decrease) increase in other liabilities                                  (2,151)              2,165              (929)
    Change in unearned compensation                                            1,149
    Charitable contribution of stock                                          11,834
--------------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                               14,453              13,190             5,955
--------------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
    Proceeds from principal repayments and maturities of:
    Mortgage-backed securities held to maturity                               66,328              42,885            46,034
    Mortgage-backed securities available for sale                             19,452              19,094            23,007
    Investment securities held to maturity                                                        23,000             2,000
    Investment securities available for sale                                  11,114               6,312             3,653
  Proceeds from sale of:
    Mortgage-backed securities available for sale                             13,145               3,065
    Mortgage-backed securities held to maturity                                2,764
    Investment securities available for sale                                                                        21,004
  Purchases of:
    Mortgage-backed securities held to maturity                               (8,047)                              (30,031)
    Mortgage-backed securities available for sale                            (69,119)                               (8,110)
    Investment securities available for sale                                 (82,466)            (30,876)           (7,544)
  Principal collected on loans                                               205,791             119,120           125,550
  Loans originated                                                          (229,485)           (133,357)         (194,650)
  Purchases of premises and equipment                                           (621)             (2,414)           (1,516)
  Other                                                                           96                 199                64
--------------------------------------------------------------------------------------------------------------------------
      Net cash (used in) provided by investing activities                    (71,048)             47,028           (20,539)
--------------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
  Net decrease in Now, Savings and Money Market Accounts                     (18,590)            (16,842)             (241)
  Net decrease of Certificates of Deposit                                    (90,637)            (28,410)           (6,554)
  Net increase (decrease) in advance payments by borrowers
    for taxes and insurance                                                      239                (137)             (767)
  Net proceeds from the sale or issuance of common shares                    303,995
  Dividends paid                                                              (2,401)
--------------------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) financing activities                    192,606             (45,389)           (7,562)
--------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                             136,011              14,829           (22,146)
Cash and cash equivalents, beginning of year                                  34,497              19,668            41,814
--------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                                      $170,508            $ 34,497          $ 19,668
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       The accounting policies of United Community Financial Corp., a unitary savings and loan holding company (UCFC) and The Home Savings & Loan Company of Youngstown, Ohio, a state chartered savings and loan company, (Home Savings), conform to generally accepted accounting principles and prevailing practices within the banking and thrift industry. A summary of the more significant accounting policies follows.

NATURE OF OPERATIONS
       UCFC was incorporated under Ohio law in February 1998 by Home Savings in connection with the conversion of Home Savings from an Ohio mutual savings and loan association to an Ohio capital stock savings and loan association, the issuance of Home Savings' stock to UCFC and the offer and sale of UCFC's common stock by UCFC (Conversion). Upon consummation of the Conversion on July 8, 1998, UCFC became the unitary savings and loan holding company for Home Savings. The business of Home Savings and, therefore, the primary business of UCFC is providing consumer and business banking service to its market area in northeastern Ohio. At the end of 1998, Home Savings was doing business through 14 full service banking branches. Loans and deposits are primarily generated from the areas where banking branches are located. Home Savings' income is derived predominantly from interest on loans, securities, and to a lesser extent, noninterest income. Home Savings' principal expenses are interest paid on deposits and normal operating costs. Home Savings' operations are principally in the savings and loan industry. Consistent with internal reporting Home Savings' operations are reported in one operating segment, which is retail banking.

CONVERSION TO CAPITAL STOCK FORM OF OWNERSHIP
       UCFC issued 34,715,625 common shares in connection with the Conversion. Gross proceeds from the offering were $347,156,250, which includes 2,677,250 shares issued to the United Community Financial Corp. Employee Stock Ownership Plan and 1,183,438 shares sold to Home Savings for transfer to the Home Savings Charitable Foundation. Conversion costs amounted to $4.6 million.

       Home Savings issued all its outstanding common stock to UCFC in exchange for approximately one-half of the net proceeds. UCFC accounted for the purchase in a manner similar to a pooling of interests whereby assets and liabilities of Home Savings maintain their historical cost basis in the consolidated company.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS
       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVESTMENT AND MORTGAGE-BACKED SECURITIES
       Securities are classified as available for sale or held to maturity upon their acquisition. Securities classified as available for sale are carried at estimated fair value with the unrealized holding gain or loss reflected as a component of equity, net of taxes. Securities classified as held to maturity are carried at amortized cost. Premiums and discounts are recognized in interest income over the period to maturity by the level yield method. Realized gains or losses on the sale of debt securities are recorded based on the amortized cost of the specific securities sold. Security sales are recorded on a trade date basis.

LOANS
       Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances. For balance sheet presentation, the balances are presented net of deferred fees or costs on originated loans or unamortized premiums or discounts on purchased loans. Discounts and premiums are accreted or amortized using the interest method over the remaining period to contractual maturity. Unamortized net fees or costs are recognized upon early repayment of the loans. Unamortized net fees or costs on loans sold are included in the basis of the loans in calculating gains and losses.

       Loans intended for sale are carried at the lower of cost or estimated market value determined on an aggregate basis. Net unrealized losses are recognized through a valuation allowance by a charge to income. Gains or losses on the sale of loans are determined under the specific identification method.

       A loan (including a loan impaired under SFAS No. 114) is classified as nonaccrual when collectability is in doubt (this is generally when the borrower is 90 days past due on contractual principal or interest payments). A loan may be considered impaired, but remain on accrual status, when the borrower demonstrates (by continuing to make payments) a willingness to keep the loan current and by reducing the delinquency to less than 90 days. When a loan is placed on nonaccrual status, unpaid interest is reversed and an allowance is established by a charge to interest income equal to all accrued interest. Income is subsequently recognized only to the extent that cash payments are received. Cash receipts received on impaired loans are generally applied first to escrow requirements, then to delinquent interest, with any remainder to the principal balance. Loans are returned to full accrual status when the borrower has the ability and intent to make periodic principal and interest payments (this generally requires that the loan be brought current in accordance with its original contractual terms). Loans are classified as restructured when concessions are made to borrowers with respect to the principal balance, interest rate or the terms due to the inability of the borrower to meet the obligation under the original terms.

       A loan is considered to be impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In general, Home Savings considers a loan on income-producing properties to be impaired when the debt service ratio is less than 1.0 and it is not probable that all payments will be received in accordance with contractual terms. Loans on non-income producing properties are considered impaired whenever fair value of the underlying collateral is less than book value of the outstanding loan. Home Savings performs a review of all loans over $500 thousand to determine if the impairment criteria have been met. If the impairment criteria have been met, a reserve is calculated, including all collection costs, according to the provisions of the SFAS No. 114. Most of Home Savings' loan portfolios are excluded from the scope of SFAS No. 114 because the pronouncement is generally not applicable to large groups of smaller-balance homogeneous loans such as residential mortgage, and other consumer loans. For loans which are individually not significant ($500 thousand or less) and represent a homogeneous population, Home Savings evaluates impairment based on the level and extent of delinquencies in the portfolio and Home Savings prior charge-off experience with those delinquencies. Home Savings charges principal off at the earlier of (i) when a total loss of principal has been deemed to have occurred as a result of the book value exceeding the fair value, or (ii) when collection efforts have ceased.

ALLOWANCE FOR LOAN LOSSES
       The allowance for loan losses is established at a level believed adequate by management to absorb probable losses inherent in the loan portfolio. Management's determination of the adequacy of the allowance is based upon estimates derived from an analysis of individual credits, prior and current loss experience, loan portfolio delinquency levels, overall growth in the loan portfolio and current economic conditions. Consequently, these estimates are particularly susceptible to changes that could result in a material adjustment to results of operations. The provision for loan losses represents a charge against current earnings in order to maintain the allowance for loan losses at an appropriate level.

PREMISES AND EQUIPMENT
       Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the useful lives (or term of the lease, if shorter) of the related assets.

REAL ESTATE OWNED
       Real estate owned, including property acquired in settlement of foreclosed loans, is carried at the lower of cost or estimated fair value less estimated cost to sell after foreclosure. Costs relating to the development and improvement of real estate owned are capitalized, whereas costs relating to holding and maintaining the property are charged to expense.

LOAN FEES
       Loan origination fees received for loans, net of direct origination costs, are deferred and amortized to interest income over the contractual lives of the loans using the level yield method. Fees received for loan commitments that are expected to be drawn, based on Home Savings' experience with similar commitments, are deferred and amortized over the lives of the loans using the level yield method. Fees for other loan commitments are deferred and amortized over the loan commitment period on a straight-line basis. Unamortized deferred loan fees or costs related to loans paid off are included in income. Unamortized net fees or costs on loans sold are included in the basis of the loans in calculating gains and losses. Amortization of net deferred fees is discontinued for loans that are deemed to be nonperforming.

INCOME TAXES
       The provision for federal income taxes is based upon earnings reported for financial statement purposes rather than amounts reported on Home Savings' income tax returns. Deferred income taxes, which result from temporary differences in the recognition of income and expense for financial statement and tax return purposes, are included in the calculation of income tax expense. The effect on deferred tax assets and liabilities of a change in income tax rates is recognized in income in the period that includes the enactment date.

       Deferred income tax assets and liabilities are recorded annually for differences between financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established, based on the weight of available evidence, when it is more likely than not that some portion or all of the deferred tax asset will not be realized. Income tax expense is the tax payable or refundable for the period adjusted for the change during the period in deferred tax assets and liabilities.

EARNINGS PER SHARE
       Basic "Earnings Per Share" (EPS) is based on the weighted average number of common shares outstanding during the year. Diluted EPS is based on the weighted average number of common shares and common share equivalents outstanding during the year. See further discussion at Note 16.

POSTRETIREMENT BENEFITS
       Home Savings accrues estimated costs of retiree health care and life insurance benefits over the years employees render the services necessary to earn those benefits. Home Savings elected to recognize the accumulated postretirement benefit obligation when SFAS No. 106 "Employers' Accounting for Postretirement Benefits other than Pensions" was adopted.

STATEMENTS OF CASH FLOWS
       For purposes of the statement of cash flows, Home Savings considers all highly liquid investments with a term of three months or less to be cash equivalents.

POTENTIAL IMPACT OF CHANGES IN INTEREST RATES
       Home Savings' profitability depends to a large extent on its net interest income, which is the difference between interest income from loans and investments and interest expense on deposits. Like most financial institutions, Home Savings' short-term interest income and interest expense are significantly affected by changes in market interest rates and other economic factors beyond its control. Home Savings' interest earning assets consist primarily of long-term, fixed rate and adjustable rate mortgage loans and investments which adjust more slowly to changes in interest rates than its interest bearing liabilities which are deposits. Accordingly, Home Savings' earnings could be adversely affected during periods of rising interest rates.

NEW ACCOUNTING STANDARDS
       On January 1, 1997 Home Savings adopted SFAS No. 125. SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The statement also defines accounting treatment for servicing assets and other retained interests in the assets that are transferred. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is required to be applied prospectively. The adoption of this statement has not had a material effect on Home Savings financial condition or results of operations. The Financial Accounting Standards Board has issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125," that defers the effective date of certain provisions of SFAS No. 125 related to secured borrowings and collateral, repurchase agreements, dollar rolls, securities lending, and similar transactions until after December 31, 1997. Management has determined that the impact of adopting this statement is not material to the financial statements.

       On January 1, 1998, Home Savings adopted SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and presentation of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is presented with the same prominence as other financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required.

       On January 1, 1998, Home Savings adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the way public business enterprises report information about reportable operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement requires that a public enterprise report financial and descriptive information about its operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Information required to be disclosed includes segment profit or loss, certain specific revenue and expense items, segment assets and certain other information. The adoption of the statement did not change Home Savings' segment reporting. Home Savings continues to report its operations as one industry segment, retail banking.

       Home Savings adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," in 1998. This statement standardizes the disclosure for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer as useful as they were when SFAS No. 87 "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," were issued. SFAS No. 132 suggests combined formats for presentation of pension and other postretirement benefit disclosures. It does not change the measurement or recognition of those plans. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. Restatements of disclosures for earlier periods provided for comparative purposes is required.

       In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 is effective for financial statements for years beginning after June 15, 1999. Management does not believe the adoption of this statement will have a material impact on Home Savings' financial condition and results of operations.

RECLASSIFICATIONS
       Certain items in the financial statements for 1997 and 1996 have been reclassified to conform to the 1998 presentation.

2. CASH AND CASH EQUIVALENTS

       Federal Reserve Board regulations require depository institutions to maintain certain minimum reserve balances. These reserves, which consisted of vault cash and deposits at the Federal Reserve Bank, totaled approximately $3.7 million and $2.5 million at December 31, 1998 and 1997, respectively.

3. INVESTMENT SECURITIES

       Investment securities are summarized as follows:

                                                                           DECEMBER 31, 1998
---------------------------------------------------------------------------------------------------------------
                                                                           GROSS          GROSS
                                                        AMORTIZED       UNREALIZED      UNREALIZED        FAIR
                                                          COST             GAINS          LOSSES         VALUE
---------------------------------------------------------------------------------------------------------------
                                                                             (IN THOUSANDS)
Available for Sale
---------------------------------------------------------------------------------------------------------------
U.S. Treasury and agency securities                     $ 28,045            $391            $          $ 28,436
Corporate notes                                           82,249             331             128         82,452
---------------------------------------------------------------------------------------------------------------
  Total investment securities available for sale         110,294             722             128        110,888

Held to Maturity
---------------------------------------------------------------------------------------------------------------
U.S. Treasury and agency securities                        4,993              23                          5,016
---------------------------------------------------------------------------------------------------------------
  Total investment securities held to maturity             4,993              23                          5,016
---------------------------------------------------------------------------------------------------------------
Total investment securities                             $115,287            $745            $128       $115,904
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

                                                                              December 31, 1997
---------------------------------------------------------------------------------------------------------------
                                                                           Gross          Gross
                                                        Amortized       Unrealized      Unrealized       Fair
                                                          Cost             Gains          Losses         Value
---------------------------------------------------------------------------------------------------------------
                                                                               (IN THOUSANDS)
Available for Sale
---------------------------------------------------------------------------------------------------------------
U.S. Treasury and agency securities                      $25,072            $190                        $25,262
Corporate notes                                           14,019             121                         14,140
---------------------------------------------------------------------------------------------------------------
  Total investment securities available for sale          39,091             311                         39,402

Held to Maturity
---------------------------------------------------------------------------------------------------------------
U.S. Treasury and agency securities
Corporate notes                                            4,968              45                          5,013
---------------------------------------------------------------------------------------------------------------
  Total investment securities held to maturity             4,968              45                          5,013
---------------------------------------------------------------------------------------------------------------
Total investment securities                              $44,059            $356                        $44,415
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

       The weighted average interest rate on investment securities was 6.01% and 6.39% at December 31, 1998 and 1997, respectively. The corporate notes consist primarily of medium-term notes issued by corporations with investment grade ratings.

       Investment securities available for sale by contractual maturity, repricing or expected call date are shown below:

                                                         DECEMBER 31, 1998
--------------------------------------------------------------------------------
                                                 AMORTIZED COST       FAIR VALUE
--------------------------------------------------------------------------------
                                                           (IN THOUSANDS)
Due in one year or less                             $ 12,552           $ 12,600
Due after one year through five years                 97,742             98,288
Due after five years through ten years
Due after ten years
--------------------------------------------------------------------------------
  Total                                             $110,294           $110,888
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       Investment securities held to maturity by contractual maturity, repricing or expected call date are shown below:

                                                         DECEMBER 31, 1998
--------------------------------------------------------------------------------
                                                 AMORTIZED COST       FAIR VALUE
--------------------------------------------------------------------------------
                                                           (IN THOUSANDS)
Due in one year or less                             $ 4,993            $  5,016
Due after one year through five years
Due after five years through ten years
Due after ten years
--------------------------------------------------------------------------------
  Total                                             $ 4,993            $  5,016
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       There were no sales of investment securities during the years ended December 31, 1998 and 1997. Proceeds on sales of investment securities available for sale were approximately 21.0 million for the year ended December 31, 1996. There were realized gains of approximately $155 thousand and realized losses of approximately $110 thousand for the year ended December 31, 1996. There were no sales of investment securities held to maturity during the year ended December 31, 1996.

       Securities pledged for public funds deposits were approximately $2.1 million and $3.8 million at December 31, 1998 and 1997, respectively.

4. MORTGAGE-BACKED SECURITIES

       Mortgage-backed securities were summarized as follows:

                                                                        DECEMBER 31, 1998
----------------------------------------------------------------------------------------------------------
                                                                       GROSS          GROSS
                                                    AMORTIZED       UNREALIZED      UNREALIZED      FAIR
                                                      COST             GAINS          LOSSES        VALUE
----------------------------------------------------------------------------------------------------------
                                                                          (IN THOUSANDS)
Available for Sale
----------------------------------------------------------------------------------------------------------
  Participation certificates:
    Government agency issues                        $ 58,423          $  893           $ 55       $ 59,261
    Private issues                                     2,106                             77          2,029
  Collateralized Mortgage Obligations:
    Government agency issues                          13,075               5             34         13,046
    Private issues                                    24,753                            199         24,554
----------------------------------------------------------------------------------------------------------
      Total mortgage-backed securities
        available for sale                            98,357             898            365         98,890

Held to Maturity
----------------------------------------------------------------------------------------------------------
  Participation certificates:
    Government and government agency issues          182,999           4,071             60        187,010
----------------------------------------------------------------------------------------------------------
      Total mortgage-backed securities              $281,356          $4,969           $425       $285,900
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

                                                                        December 31, 1997
----------------------------------------------------------------------------------------------------------
                                                                      Gross          Gross
                                                    Amortized       Unrealized      Unrealized      Fair
                                                      Cost             Gains          Losses        Value
----------------------------------------------------------------------------------------------------------
                                                                          (IN THOUSANDS)
Available for Sale
----------------------------------------------------------------------------------------------------------
  Participation certificates:
    Government agency issues                        $ 59,304          $1,073           $205       $ 60,172
    Private issues                                     2,322                             78          2,244
----------------------------------------------------------------------------------------------------------
      Total mortgage-backed securities
        available for sale                            61,626           1,073            283         62,416

 Held to Maturity
----------------------------------------------------------------------------------------------------------
  Participation certificates:
    Government and government agency issues          243,848           4,672            534        247,986
----------------------------------------------------------------------------------------------------------
        Total mortgage-backed securities            $305,474          $5,745           $817       $310,402
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

       Mortgage-backed securities are classified by type of interest payment as follows:

                                                                                     December 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                    1998                                   1997
---------------------------------------------------------------------------------------------------------------------------
                                                       AMORTIZED              FAIR               Amortized           Fair
                                                         COST                 VALUE                Cost              Value
---------------------------------------------------------------------------------------------------------------------------
                                                                                    (IN THOUSANDS)
Available for Sale
---------------------------------------------------------------------------------------------------------------------------
  Adjustable rate:
    Private issues                                      $    571            $    571            $    757           $    757
---------------------------------------------------------------------------------------------------------------------------
        Total adjustable rate                                571                 571                 757                757
---------------------------------------------------------------------------------------------------------------------------
  Fixed rate:
    Participation certificates:
      Government agency issues                            58,423              59,261              59,304             60,172
      Private issues                                       1,535               1,458               1,565              1,487
    Collateralized Mortgage Obligations:
      Government agency issues                            13,075              13,046
      Private issues                                      24,753              24,554
---------------------------------------------------------------------------------------------------------------------------
        Total fixed rate                                  97,786              98,319              60,869             61,659
---------------------------------------------------------------------------------------------------------------------------
          Total available for sale                        98,357              98,890              61,626             62,416
---------------------------------------------------------------------------------------------------------------------------

Held to Maturity
---------------------------------------------------------------------------------------------------------------------------
  Adjustable rate:
    Participation certificates:
      Government agency Issues                               718                 712                 955                969
---------------------------------------------------------------------------------------------------------------------------
        Total adjustable rate                                718                 712                 955                969
---------------------------------------------------------------------------------------------------------------------------
  Fixed rate:
    Participation certificates:
      Government and government agency issues            182,281             186,298             242,893            247,017
        Total fixed rate                                 182,281             186,298             242,893            247,017
---------------------------------------------------------------------------------------------------------------------------
          Total held to maturity                         182,999             187,010             243,848            247,986
---------------------------------------------------------------------------------------------------------------------------
Total mortgage-backed securities                        $281,356            $285,900            $305,474           $310,402
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

       Proceeds on sales of mortgage-backed securities available for sale were $13.1 million and $3.1 million for the years ended December 31, 1998 and 1997, respectively. There were realized gains of $147 thousand and $80 thousand for the years ended December 31, 1998 and 1997, respectively, and no realized losses for 1998 or 1997. Proceeds on sales of mortgage-backed securities held to maturity for the year ended December 31, 1998 were $2.8 million with an amortized cost of $2.7 million. Mortgage-backed securities sold from the held to maturity portfolio were less than 15% of the principal outstanding at acquisition. There were realized gains of $106 thousand and no realized losses for the year ended December 31, 1998. There were no sales of mortgage-backed securities held to maturity during the year ended December 31, 1997. There were no sales of mortgage-backed securities available for sale or held to maturity during the year ended December 31, 1996.

5. LOANS

       Loans consists of the following:

                                                              December 31,
--------------------------------------------------------------------------------
                                                       1998                1997
--------------------------------------------------------------------------------
                                                            (IN THOUSANDS)
Real Estate:
  Permanent:
    One-to-four family                               $516,767           $489,677
    Multifamily                                         8,172              8,944
    Non-residential                                    31,308             33,479
    Land                                                  190                285
  Construction:
    One-to-four family                                 25,691             24,044
    Multifamily and non-residential                       833                325
--------------------------------------------------------------------------------
      Total real estate                               582,961            556,754
Consumer                                               41,773             43,388
Commercial                                             75,085             59,897
--------------------------------------------------------------------------------
      Total loans                                     699,819            660,039
--------------------------------------------------------------------------------
Less:
    Loans in process                                   31,026             16,485
    Allowance for loan losses                           6,398              5,982
    Deferred loan fees, net                             4,897              4,336
--------------------------------------------------------------------------------
      Total                                            42,321             26,803
--------------------------------------------------------------------------------
        Loans, net                                   $657,498           $633,236
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       Loans with adjustable rates included above totaled $161.1 million and $180.6 million at December 31, 1998 and 1997, respectively. Substantially all such loans have contractual interest rates that increase or decrease at periodic intervals no greater than three years, or have original terms to maturity of three years or less. Adjustable-rate loans reprice primarily based upon U.S. Treasury security rates.

       Home Savings' primary lending area is within the northeast, Ohio. At December 31, 1998 and 1997, substantially all of Home Savings' gross loans were to borrowers in Ohio.

       Home Savings originates or purchases commercial real estate and business loans. These loans are considered by management to be of somewhat greater risk of uncollectibility than single-family residential real estate loans due to the dependency on income production or future development of real estate. The following table sets forth Home Savings' commercial non-residential real estate portfolios by type of collateral.

                                                                     December 31,
-----------------------------------------------------------------------------------------------
                                                1998                             1997
-----------------------------------------------------------------------------------------------
                                                         PERCENT                        Percent
                                        AMOUNT          OF TOTAL          Amount       of Total
-----------------------------------------------------------------------------------------------
                                                          (DOLLARS IN THOUSANDS)
Strip shopping centers                 $ 1,614              5.16%        $ 1,736           5.19%
Office buildings                         8,230             26.29           9,160          27.36
Warehouses                              17,050             54.46          17,853          53.33
Hotel property                           4,111             13.12           4,373          13.06
Other                                      303              0.97             357           1.06
-----------------------------------------------------------------------------------------------
  Total                                $31,308            100.00%        $33,479         100.00%
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------

       Commercial real estate loans are typically collateralized by the property. Commercial loans are collateralized by accounts receivable, inventory and other assets used in the borrowers' business. Substantially all of the consumer loans, including consumer lines of credit, are secured by equity in the borrowers' residence.

       At December 31, 1998, 1997 and 1996, loans serviced for the benefit of others, not included in the detail above, totaled $6.0 million, $6.6 million and $7.0 million, respectively.

       Loan commitments are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments extend over various periods of time with the majority of such commitments disbursed within a ninety day period. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commitments to extend credit at fixed rates exposes Home Savings to some degree of interest rate risk. Home Savings evaluates each customer's creditworthiness on a case-by-case basis. The type or amount of collateral obtained varies and is based on management's credit evaluation of the potential borrower. Home Savings normally has a number of outstanding commitments to extend credit. At December 31, 1998, there were outstanding commitments to originate $23.6 million of fixed-rate mortgage loans and other loans (with interest rates that ranged from 6.5% to 9.0%), $1.0 million of adjustable-rate loans, all at market rates, and $14.0 million of commercial loans. Terms of the commitments extend up to nine months, but are generally less than two months.

       At December 31, 1998, there were also outstanding unfunded consumer lines of credit of $19.6 million and commercial lines of credit of $1.8 million. Substantially all lines of credit are adjustable-rate based on the one-year U.S. Treasury index and are generally renewable on an annual basis. Home Savings does not expect all of these lines to be used by the borrowers.

       Home Savings' business activity is principally with customers located in Ohio. Except for residential loans in Home Savings' market area, Home Savings has no other significant concentrations of credit risk.

ALLOWANCE FOR LOAN LOSSES
       Changes in the allowance for loan losses are as follows:

                                                                 Year Ended December 31,
---------------------------------------------------------------------------------------------
                                                            1998           1997         1996
---------------------------------------------------------------------------------------------
                                                                     (IN THOUSANDS)
Balance, beginning of year                                 $5,982        $ 5,040       $5,118
  Provision for (recovery of) loan loss allowances            650         (1,546)
  Amounts charged off                                        (270)          (446)         (85)
  Recoveries                                                   36          2,934            7
---------------------------------------------------------------------------------------------
Balance, end of year                                       $6,398        $ 5,982       $5,040
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

       Nonperforming loans (loans 90 days past due and restructured loans) were $7.6 million, $10.2 million and $9.8 million at December 31, 1998, 1997 and 1996, respectively.

                                                                                       As of or for the
                                                                                          Year Ended
                                                                                         December 31,
                                                                                   1998                1997
------------------------------------------------------------------------------------------------------------
                                                                                        (IN THOUSANDS)
Impaired loans on which no specific valuation allowance was provided               $5,677             $9,340
Impaired loans on which specific valuation allowance was provided                      52                151
------------------------------------------------------------------------------------------------------------
  Total impaired loans at year-end                                                  5,729              9,491

Specific valuation allowances on impaired loans at year-end                            52                157
Average impaired loans during year                                                  6,830              8,390
Interest income recognized on impaired loans during the year                          343                544
Interest income potential based on original contract terms of impaired loans          349                585
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

       Directors and officers of Home Savings are customers of the institution in the ordinary course of business. Loans of directors and officers have terms consistent with those offered to other customers. At December 31, 1998 and 1997, loans to officers or directors of Home Savings totaled approximately $1.4 million and $1.3 million, respectively.

6. PREMISES AND EQUIPMENT

       Premises and equipment consist of the following:

                                                             December 31,
--------------------------------------------------------------------------------
                                                       1998                1997
--------------------------------------------------------------------------------
                                                            (IN THOUSANDS)
Land and land improvements                            $ 1,952            $ 1,952
Buildings                                              10,103              9,992
Leasehold improvements                                    273                325
Furniture and equipment                                 5,221              4,773
--------------------------------------------------------------------------------
                                                       17,549             17,042

Less allowances for depreciation and amortization      10,026              9,112
--------------------------------------------------------------------------------
  Total                                               $ 7,523            $ 7,930
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

7. DEPOSITS

       Deposits consist of the following:

                                                          December 31,
-----------------------------------------------------------------------------------------------
                                          1998                               1997
-----------------------------------------------------------------------------------------------
                                                 Weighted                            Weighted
                                Amount         Average Rate         Amount         Average Rate
-----------------------------------------------------------------------------------------------
                                                         (IN THOUSANDS)
Checking accounts:
  Interest-bearing             $ 69,284           1.86%            $ 58,707            2.03%
  Noninterest-bearing             6,933                               5,387
Savings accounts                224,840           2.50              243,588            2.99
Money market accounts            44,764           2.57               56,727            2.99
Certificates of deposit         431,762           5.35              522,399            5.78
-----------------------------------------------------------------------------------------------
  Total deposits               $777,583           4.02%            $886,808            4.56%
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------

       Interest expense on deposits is summarized as follows:

                                            Year Ended December 31,
--------------------------------------------------------------------------------
                                   1998               1997                1996
--------------------------------------------------------------------------------
                                                (IN THOUSANDS)
Interest-bearing checking        $ 1,279             $ 1,165            $ 1,154
Savings accounts                   7,114               7,387              7,879
Money market accounts              1,340               1,741              2,094
Certificates of deposit           26,022              30,170             31,882
--------------------------------------------------------------------------------
  Total                          $35,755             $40,463            $43,009
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       A summary of certificates of deposit by maturity follows:

                                                             December 31, 1998
--------------------------------------------------------------------------------
                                                               (IN THOUSANDS)
Within 12 months                                                  $271,550
12 months to 24 months                                              83,246
24 months to 36 months                                              34,580
36 months to 48 months                                              26,576
Over 48 months                                                      15,810
--------------------------------------------------------------------------------
  Total                                                           $431,762
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       At December 31, 1998, deposit accounts with balances of $100 thousand and greater totaled approximately $37.6 million. Deposits in excess of $100 thousand are not federally insured. Home Savings does not have brokered deposits for the years ended December 31, 1998 and 1997.

8. INCOME TAXES

       The provision for federal income taxes consists of the following components:

                                              Year Ended December 31,
--------------------------------------------------------------------------------
                                    1998               1997               1996
--------------------------------------------------------------------------------
                                                 (IN THOUSANDS)
Current                          $  8,774             $6,807             $3,055
Deferred                           (3,925)               175                277
--------------------------------------------------------------------------------
  Total                          $  4,849             $6,982             $3,332
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       A reconciliation from tax at the statutory rate to the income tax provision is as follows:

                                                       Year Ended December 31,
-------------------------------------------------------------------------------------------------------------------------
                                          1998                              1997                             1996
                                 Dollars         Rate              Dollars          Rate             Dollars         Rate
-------------------------------------------------------------------------------------------------------------------------
                                                                    (IN THOUSANDS)
Tax at statutory rate            $4,888         35.00%             $7,010          35.00%             $3,487        35.00%
Increase (decrease) due to:
  Other                             (39)         (.35)                (28)          (.14)               (155)       (1.55)
-------------------------------------------------------------------------------------------------------------------------
Income tax provision             $4,849         34.65%             $6,982          34.86%             $3,332        33.45%
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

       Significant components of the deferred tax assets and liabilities are as follows. No valuation allowance was considered necessary for the years ended December 31, 1998 and 1997.

                                                       December 31,
-------------------------------------------------------------------------
                                                 1998                1997
-------------------------------------------------------------------------
                                                      (IN THOUSANDS)
Deferred tax assets:
  Charitable contribution                       $ 3,286
  Loan loss reserves                              2,239           $ 2,093
  Postretirement benefits                         2,776             2,676
  Deferred loan fees                              1,714             1,518
  Interest on non-accrual loans                     122               205
-------------------------------------------------------------------------
    Net deferred tax assets                      10,137             6,492
-------------------------------------------------------------------------

Deferred tax liabilities:
  ESOP compensation                                 128
  Accelerated depreciation                          379               479
  Pension benefit obligations                       309               461
  Original issue discount                         1,637             1,408
  FHLB stock dividends                            2,374             2,093
  Post 1987 tax bad debts                         1,614             2,152
  Mark-to-market                                    394               385
-------------------------------------------------------------------------
  Net deferred tax liabilities                    6,835             6,978
-------------------------------------------------------------------------
    Net deferred tax asset (liability)          $ 3,302           $  (486)
-------------------------------------------------------------------------
-------------------------------------------------------------------------

       During 1996, legislation was passed that repealed Section 593 of the Internal Revenue Code for taxable years beginning after December 31, 1995.
Section 593 allowed thrift institutions, including Home Savings, to use the percentage-of-taxable income bad debt accounting method, if more favorable than the specific charge-off method, for federal income tax purposes. The excess reserves (deduction based on the percentage-of-taxable income less the deduction based on the specific charge-off method) accumulated post-1987 are required to be recaptured ratably over a six-year period beginning in 1996. The recapture has no effect on Home Savings' statement of income as income taxes were provided for in prior years in accordance with generally accepted accounting principles. The pre-1988 reserve provisions are subject only to recapture requirements in the case of certain excess distributions to, and redemptions of shareholders or if Home Savings no longer qualifies as a "bank." Tax bad debt deductions accumulated prior to 1988 by Home Savings are approximately $14.4 million. No deferred income taxes have been provided on these bad debt deductions and no recapture of these amounts is anticipated.

       In December 1998, Home Savings made a charitable contribution of 1,183,438 shares of UCFC stock to the Home Savings Charitable Foundation in the amount of approximately $11.8 million. Charitable contributions can only be deducted to the extent of 10% of Home Savings' taxable income for the period in which the contribution is made. Any excess may be carried forward for a period of five years to be offset against future taxable income. A deferred tax asset in the amount of $3.3 million has been established to account for the contribution carryforward. No valuation allowance is deemed necessary as it is anticipated that Home Savings will have sufficient taxable income over the next five years to fully utilize this carryforward amount.

9. STOCKHOLDERS' EQUITY

DIVIDENDS
       UCFC's source of funds for dividends to its stockholders are earnings on its investments and dividends from Home Savings. During the year ended December 31, 1998, UCFC paid dividends in the amount of $2.4 million. However Home Savings primary regulator, the OTS has regulations that impose certain restrictions on payments of dividends to UCFC.

       OTS regulations provide that an institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution could, after prior notice to the OTS (approval is not required), make capital distributions during the calendar year of up to 100 percent of its net income to date during the calendar year plus 50% of its surplus capital at the beginning of the calendar year. Any capital distributions in excess of this amount would require prior regulatory approval. During the year ended December 31, 1998, Home Savings did not make any distributions.

OTHER COMPREHENSIVE INCOME
       Other comprehensive income included in the Consolidated Statements of Stockholders' Equity consists solely of unrealized gains and losses on available for sale securities. The change in net unrealized gain on available for sale securities includes reclassification adjustments to reclassify gains or losses for sales of the related security of $96 thousand, $52 thousand and $29 thousand for the year ended December 31, 1998, 1997 and 1996, respectively.

LIQUIDATION ACCOUNT
       In accordance with federal regulations, at the time Home Savings converted from a mutual savings and loan association to a capital stock savings and loan association, Home Savings established a liquidation account which amounted to approximately $141.4 million at the time of the conversion. The liquidation account is maintained for the benefit of eligible account holders who continue to maintain their accounts at Home Savings. The liquidation account is reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holders interest in the liquidation account. In the event of a complete liquidation of Home Savings, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to their current adjusted qualifying balance before any distribution may be made to UCFC as the sole shareholder of Home Savings. Under current regulations, Home Savings is not permitted to pay dividends on its stock if the effect would reduce its regulatory capital below the liquidation account.

10. REGULATORY CAPITAL REQUIREMENTS

       Home Savings is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Home Savings' financial statements. The regulations require Home Savings to meet specific capital adequacy guidelines and the regulatory framework for prompt corrective action that involve quantitative measures of Home Savings' assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Home Savings' capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

       Quantitative measures established by regulation to ensure capital adequacy require Home Savings to maintain minimum amounts and ratios of Core and Tangible capital (as defined in the regulations) to adjusted total assets (as defined) and of total capital (as defined) to risk-weighted assets (as defined).

                                                                        As of December 31, 1998
-----------------------------------------------------------------------------------------------------------------------------
                                                                                  Minimum            To Be Well Capitalized
                                                                                  Capital            Under Prompt Corrective
                                                    Actual                     Requirements            Action Provisions
                                            Amount         Ratio          Amount          Ratio        Amount         Ratio
-----------------------------------------------------------------------------------------------------------------------------
                                                                            (IN THOUSANDS)
Total capital (to risk-weighted assets)    $305,919       51.51%          $47,513            8.00%    $59,391          10.00%
Tier 1 capital (to risk-weighted assets)    299,617       50.45                 *            *         35,635           6.00
Core (Tier 1) capital (to adjusted
  total assets)                             299,617       26.80            33,534            3.00%     55,890           5.00
Tangible capital (to adjusted
  tangible assets)                          299,617       26.80            16,767            1.50%          *           *
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

                                                                         As of December 31, 1997
----------------------------------------------------------------------------------------------------------------------------
                                                                                 Minimum            To Be Well Capitalized
                                                                                 Capital            Under Prompt Corrective
                                                   Actual                     Requirements             Action Provisions
                                            Amount         Ratio          Amount          Ratio        Amount         Ratio
----------------------------------------------------------------------------------------------------------------------------
                                                                             (IN THOUSANDS)
Total capital (to risk-weighted assets)    $146,461       28.85%          $40,619          8.00%      $50,774          10.00%
Tier 1 capital (to risk-weighted assets)    140,636       27.70                 *             *        30,464           6.00
Core (Tier 1) capital (to adjusted
  total assets)                             140,636       13.47            31,322          3.00        52,203           5.00
Tangible capital (to adjusted
  tangible assets)                          140,636       13.47%           15,661          1.50%            *           *
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

*RATIO IS NOT REQUIRED UNDER REGULATIONS.

       As of December 31, 1998 and 1997, the Office of Thrift Supervision categorized Home Savings as well capitalized under the regulatory framework for Prompt Corrective Action. To be categorized as well capitalized, Home Savings must maintain minimum Core, Tier 1 and total capital ratios as set forth in the table above. There are no conditions or events since that notification that have changed Home Savings' category.

       Management believes, as of December 31, 1998, that Home Savings meets all capital requirements to which it is subject. Events beyond management's control, such as fluctuations in interest rates or a downturn in the economy in areas in which Home Savings' loans and securities are concentrated, could adversely affect future earnings and, consequently, Home Savings' ability to meet its future capital requirements.

11. BENEFIT PLANS

RETIREMENT PLANS
       Home Savings has a defined benefit pension plan covering substantially all of its full-time employees. The benefits are based on years of service and the employee's compensation during the last five years of employment. Participants become 100% vested upon completion of five years of service. Home Savings' funding policy is to contribute amounts to the plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as Home Savings may determine to be appropriate from time to time. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. As of December 31 1998, Home Savings amended the defined benefit pension plan to freeze benefit accruals effective December 31, 1998. A curtailment gain recognized as a result of freezing the plan was not significant.

OTHER POSTRETIREMENT BENEFIT PLANS
       In addition to Home Savings' retirement plans, Home Savings sponsors a defined benefit health care plan that provides postretirement medical benefits to full-time employees who have worked 15 years and attained age 60, or worked 5 years and attained age 65, while in service with Home Savings. The plan is contributory and contains minor cost-sharing features such as deductibles and coinsurance. In addition, postretirement life insurance coverage is provided for employees who were participants prior to December 10, 1976. The life insurance plan is non-contributory. Home Savings' policy is to pay premiums monthly, with no pre-funding.

       The weighted-average annual assumed rate of increase in the per capita cost of coverage benefits (i.e., health care cost trend rate) used in the 1998 valuation was 8 percent and 1997 valuation was 9 percent and was assumed to decrease 1 percent per year to 6 percent for the year 2000 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. A one-percentage point change in assumed health care cost trend rates would have the following effects:

                                                                                         1 Percentage        1 Percentage
                                                                                         Point Increase      Point Decrease
---------------------------------------------------------------------------------------------------------------------------
                                                                                                    (IN THOUSANDS)
Effect on total of service and interest cost components                                       $  130             $  (98)
Effect on the postretirement benefit obligation                                               $1,100              $(880)
---------------------------------------------------------------------------------------------------------------------------

                                                                              Year Ended December 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                     1998                                  1997
---------------------------------------------------------------------------------------------------------------------------
                                                     DEFINED BENEFIT     POSTRETIREMENT     DEFINED BENEFIT  POSTRETIREMENT
                                                          PLAN                PLAN               PLAN             PLAN
---------------------------------------------------------------------------------------------------------------------------
                                                                                  (IN THOUSANDS)
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year                  $ 8,612            $ 5,250             $ 8,350          $ 4,785
Service cost                                                 435                229                 376              208
Interest cost                                                557                325                 530              332
Actuarial (gain)/loss                                      2,529               (110)               (585)              10
Benefit paid                                                (178)              (319)                (59)             (85)
Curtailment                                               (4,119)
---------------------------------------------------------------------------------------------------------------------------
Benefit obligation at end of the year                    $ 7,836            $ 5,375             $ 8,612          $ 5,250
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of year           $ 7,445                                $ 5,991
Actual return of plan assets                               1,016                                  1,013
Employer contribution                                        575                                    500
Benefits paid                                               (178)                                   (59)
---------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of the year             $ 8,858            $     0             $ 7,445          $     0
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
Funded status of the plan                                $ 1,022            $(5,375)            $(1,167)         $(5,250)
Unrecognized net (gain)/loss from past
  experience different from that assumed and
  effects of changes in assumptions                                          (2,249)              1,544           (2,028)
Prior service cost not yet recognized in net
  periodic pension cost                                                        (343)                367             (369)
---------------------------------------------------------------------------------------------------------------------------
(Accrued)/prepaid pension cost included in
  other liabilities                                      $ 1,022            $(7,967)            $   744          $(7,647)
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

                                                                            Year Ended December 31,
---------------------------------------------------------------------------------------------------------------------------
                                                          1998                       1997                      1996
---------------------------------------------------------------------------------------------------------------------------
                                                  DEFINED       POST-        Defined      Post-       Defined       Post-
                                                  BENEFIT    RETIREMENT      Benefit   retirement     Benefit    retirement
                                                   PLAN         PLAN          Plan        Plan         Plan         Plan
---------------------------------------------------------------------------------------------------------------------------
                                                                              (IN THOUSANDS)
Service cost                                      $ 435         $ 229        $ 376        $ 208       $  357       $  189
Interest cost                                       557           325          530          332          544          316
Expected return on plan assets                     (609)                      (495)                     (525)

Net amortization of prior service cost               43           (26)         (92)         (26)        (118)         (26)
Recognized net actuarial loss/(gain)                 10          (123)          74         (108)          79         (102)
---------------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost                         $ 436         $ 405        $ 393        $ 406       $  337       $  377
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

       Assumption used in the valuations were as follows:

                                                                            Year Ended December 31,
---------------------------------------------------------------------------------------------------------------------------
                                                          1998                       1997                      1996
---------------------------------------------------------------------------------------------------------------------------
                                                  DEFINED       POST-        Defined      Post-       Defined       Post-
                                                  BENEFIT    RETIREMENT      Benefit   retirement     Benefit    retirement
                                                   PLAN         PLAN          Plan        Plan         Plan         Plan
---------------------------------------------------------------------------------------------------------------------------
Weighted average discount rate                        5.50%     6.50%         7.00%       7.00%        7.25%        7.25%
Rate of increase in future compensation levels        N/A       N/A           6.00        N/A          6.00         N/A
Expected long-term rate of return on plan assets      8.00      N/A           8.00        N/A          8.00         N/A
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

       The prior service cost is being amortized using the straight-line method over the average remaining service period of participants expected to receive benefits.

401(k) SAVINGS PLAN
       Home Savings also sponsors a defined contribution 401(k) savings plan, which covers substantially all employees. Under the provisions of the plan, Home Savings' matching contribution is discretionary and may be changed from year to year. For 1998 and 1997, Home Savings' match was 25% of pre-tax contributions, up to a maximum of 6% of the employees' base pay. In addition, in 1997 and 1996 Home Savings paid a 1% discretionary contribution to all employees who were eligible to participate in the plan. Also in 1996, Home Savings implemented a discretionary profit sharing pool as a part of the 401(k) plan which is based upon a formula involving the average net income of Home Savings over a three year period. Participants become 100% vested in Home Savings contributions upon completion of five years of service. For the years ended 1998, 1997 and 1996, the expense related to this plan was approximately $134 thousand, $468 thousand and $513 thousand, respectively.

EMPLOYEE STOCK OWNERSHIP PLAN
       In conjunction with the conversion, UCFC established an Employee Stock Ownership Plan (ESOP) for the benefit of the employees of UCFC and Home Savings. All full-time employees who meet certain age and years of service criteria are eligible to participate in the ESOP. An ESOP is a tax-qualified retirement plan designed to invest primarily in the stock of UCFC. The ESOP borrowed $26.8 million from UCFC to purchase 2,677,250 shares in conjunction with the conversion. The term of the loan will be 15 years and will be repaid primarily with contributions from Home Savings to the ESOP.

       The loan is collateralized by the shares of common stock held by the ESOP. As the note is repaid, shares are released from collateral based on the proportion of the payment in relation to total payments required to be made on the loan. The shares released from collateral are then allocated to participants on the basis of compensation as described in the plan. Compensation expense is determined by multiplying the per share market price of UCFC's stock during the period by the number of shares to be released. UCFC recognized approximately $1.3 million in compensation expense for the year ended December 31, 1998 related to the ESOP. Unallocated shares are considered neither outstanding shares for computation of basic earnings per share nor potentially dilutive securities for computation of diluted earnings per share. Dividends on unallocated ESOP shares are reflected as a reduction in the loan (and Home Savings' contribution is reduced accordingly). Shares released or committed to be released for allocation during the year ended December 31, 1998 totaled 91,088. Shares remaining not released or committed to be released for allocation at December 31, 1998 totaled 2,586,162 and had a market value of approximately $39.8 million. No shares have been specifically allocated as of December 31, 1998.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

       The estimated fair values of financial instruments have been determined by Home Savings using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that Home Savings could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

CASH, CASH EQUIVALENTS, ACCRUED INTEREST RECEIVABLE AND PAYABLE AND ADVANCE PAYMENTS BY BORROWERS FOR TAXES AND INSURANCE--The carrying amounts as reported in the Statements of Financial Condition are a reasonable estimate of fair value due to their short-term nature.

MORTGAGE-BACKED AND INVESTMENT SECURITIES--Fair values are based on quoted market prices, dealer quotes and prices obtained from independent pricing services.

LOANS--The fair value is estimated by discounting the future cash flows using the current market rates for loans of similar maturities with adjustments for market and credit risks.

FEDERAL HOME LOAN BANK STOCK--The fair value is estimated to be the carrying value, which is par. All transactions in the capital stock of the Federal Home Loan Bank are executed at par.

DEPOSITS--The fair value of demand deposits, savings accounts and money market deposit accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities.

LIMITATIONS--Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time Home Savings' entire holdings of a particular financial instrument. Because no market exists for a significant portion of Home Savings' financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

       Fair value estimates are based on existing on and off balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, a significant asset not considered a financial asset is premises and equipment. In addition, tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

       The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1998 and 1997. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                                                             DECEMBER 31, 1998                        December 31, 1997
---------------------------------------------------------------------------------------------------------------------------
                                                       CARRYING              FAIR               Carrying             Fair
                                                         VALUE               VALUE                Value              Value
---------------------------------------------------------------------------------------------------------------------------
                                                                                   (IN THOUSANDS)
ASSETS:
  Cash and cash equivalents                             $170,508            $170,508            $ 34,497           $ 34,497
  Investment securities:
    Held to maturity                                       4,993               5,016               4,968              5,013
    Available for sale                                   110,888             110,888              39,402             39,402
MORTGAGE-BACKED SECURITIES:
    Held to maturity                                     182,999             187,010             243,848            247,986
    Available for sale                                    98,890              98,890              62,416             62,416
  Loans                                                  657,498             668,600             633,236            640,354
  Federal Home Loan Bank stock                            11,958              11,958              11,136             11,136
  Accrued interest receivable                              7,259               7,259               6,414              6,414
LIABILITIES:
  Deposits:
  Checking, savings and money
    market accounts                                      345,821             345,821             364,409            364,409
    Certificates of deposit                              431,762             434,716             522,399            522,051
  Advance payments by borrowers
    for taxes and insurance                                3,954               3,954               3,715              3,715
  Accrued interest payable                                   672                 672                 845                845
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

13. STATEMENTS OF CASH FLOWS SUPPLEMENTAL DISCLOSURE

     Supplemental disclosures of cash flow information are summarized below:

                                                                              Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------
                                                                    1998                1997               1996
-----------------------------------------------------------------------------------------------------------------
                                                                                   (IN THOUSANDS)
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest on deposits and borrowings                            $35,928             $40,618            $43,026
    Income taxes                                                     9,100               5,500              4,425
Supplemental schedule of noncash activities:
    Loans exchanged for mortgage-backed securities                                                            224
    Transfers from loans to real estate owned                          191                 372                 71
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

14. SAVINGS ASSOCIATION INSURANCE FUND ASSESSMENT

       On September 30, 1996, the President signed into law an omnibus appropriations act for fiscal year 1997 that included, among other things, the recapitalization of the SAIF in a section entitled the Deposit Insurance Funds Act of 1996 (ACT). The Act included a provision where all insured depository institutions would be charged a one-time special assessment on their SAIF assessable deposits as of March 31, 1995. Home Savings recorded a pretax charge of $5.9 million ($3.8 million after tax), which represented 65.7 basis points of the March 31, 1995 assessable deposits. This charge was recorded upon enactment of the Act on September 30, 1996, and paid on November 29, 1996. The annual deposit insurance rate in effect after this recapitalization has been reduced to
6.5 basis points of insured deposits.

15. PARENT COMPANY FINANCIAL STATEMENTS

CONDENSED STATEMENT OF FINANCIAL CONDITION                     DECEMBER 31, 1998
--------------------------------------------------------------------------------
                                                                 (IN THOUSANDS)
ASSETS
  Cash and deposits with banks                                  $         98
  Federal funds sold and other                                       138,815
--------------------------------------------------------------------------------
    Total cash and cash equivalents                                  138,913
Note receivable                                                       26,235
  Investment in subsidiary                                           300,350
  Other assets                                                            20
--------------------------------------------------------------------------------
    Total assets                                                    $465,518
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
  Accrued expenses and other liabilities                            $    873
--------------------------------------------------------------------------------
    Total liabilities                                                    873
Total stockholders' equity                                           464,645
--------------------------------------------------------------------------------
    Total liabilities and stockholders' equity                      $465,518
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

CONDENSED STATEMENT OF INCOME                                  DECEMBER 31, 1998
--------------------------------------------------------------------------------
                                                                 (IN THOUSANDS)
INCOME
  Interest income                                                    $ 3,711
--------------------------------------------------------------------------------
    Total income                                                       3,711
EXPENSES
  Interest expense                                                       883
  Other expenses                                                         273
--------------------------------------------------------------------------------
    Total expenses                                                     1,156
--------------------------------------------------------------------------------
Income before income taxes                                             2,555
Income taxes                                                           1,040
--------------------------------------------------------------------------------
Income before undistributed net earnings of subsidiary                 1,515
Equity in undistributed net earnings of subsidiary                     7,184
    Net income                                                      $  8,699
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

CONDENSED STATEMENT OF CASH FLOWS                                      DECEMBER 31, 1998
----------------------------------------------------------------------------------------
                                                                         (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                               $   8,699
  Adjustments to reconcile net income to net cash provided by operating activities:
    Equity in earnings of the subsidiary                                      (7,184)
    Increase in other assets                                                     (20)
    Increase in other liabilities                                                873
    Issuance of stock for Charitable Foundation                               11,834
----------------------------------------------------------------------------------------
      Net cash provided by operating activities                               14,202
----------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of capital stock of subsidiary                                   (177,218)
  ESOP loan repayment                                                            335
----------------------------------------------------------------------------------------
      Net cash used in investing activities                                 (176,883)
----------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net proceeds from the sale or issuance of common shares                    303,995
  Dividends paid                                                              (2,401)
----------------------------------------------------------------------------------------
      Net cash provided by financing activities                              301,594
----------------------------------------------------------------------------------------
Increase in cash and cash equivalents                                        138,913
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                       0
----------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                     $ 138,913
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

16. EARNINGS PER SHARE

       For the purpose of computing weighted average shares outstanding, shares issued in the conversion on July 8, 1998 were assumed to have been outstanding since July 1, 1998. Earnings per share for all prior periods are not presented as there was no common stock issued or outstanding for the years ended December 31, 1997 and 1996. Earnings per share has been computed for the year ended December 31, 1998 as follows:

                                                         (DOLLARS IN THOUSANDS
                                                       EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------
BASIC:
  Net income applicable to common stock*                        $ 2,536
  Average common shares outstanding                              32,083
    Net income per common share--basic                          $  0.08
DILUTED :
  Net income applicable to common stock*                        $ 2,536
  Average common shares outstanding                              32,083
    Net income per common share--diluted                        $  0.08
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

*NET INCOME IS FOR THE SIX MONTHS ENDED 12/31/98.

                                       ANNEX A







                            AGREEMENT AND PLAN OF MERGER

                             DATED AS OF APRIL 15, 1999

                                      BETWEEN

                                 BUTLER WICK CORP.

                                        AND

                          UNITED COMMUNITY FINANCIAL CORP.

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of April 15, 1999, between Butler Wick Corp. ("BWC") and United Community Financial Corp. ("UCFC").

                                      RECITALS

     WHEREAS, BWC is an Ohio corporation, having its principal place of business in Ohio; and

     WHEREAS, UCFC is an Ohio corporation, having its principal place of business in Ohio; and

     WHEREAS, subject to the terms and conditions contained in this Agreement, the parties intend to effect the merger of a subsidiary of UCFC to be formed to facilitate the acquisition of BWC with and into BWC; and

     WHEREAS, it is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a "reorganization" under
Section 368(a) of the Internal Revenue Code of 1986, as amended; and

     WHEREAS, the respective Boards of Directors of each of UCFC and BWC have determined that it is in the best interests of their respective companies and their shareholders to consummate the transactions provided for in this Agreement;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:


                                     ARTICLE I
                            DEFINITIONS; INTERPRETATION

     1.01 DEFINITIONS. The following terms, as used in this Agreement, have the meanings set forth below:

     "Acquisition Proposal" has the meaning assigned in Section 6.05.

     "Affiliate" means, with respect to any specified person, any other person directly or indirectly controlling, controlled by or under common control with such specified person. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; and the terms "controlling" and "controlled" have correlative meanings to the foregoing.

     "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

     "Average Closing Price" means as of any date, the average of the daily last sale prices of UCFC Shares as reported on the Nasdaq National Market (as published in THE WALL STREET JOURNAL or, if not published therein, in another authoritative source) for the 20 consecutive full trading days ending at the close of trading on the full trading day immediately preceding such date.

     "BWC" means Butler Wick Corp.

     "BWC Articles" means the articles of incorporation of BWC, as amended.

     "BWC Board" means the Board of Directors of BWC.

     "BWC Certificates" means the certificates that represented issued and outstanding BWC Shares prior to the Effective Time.

     "BWC Code of Regulations" means the Code of Regulations of BWC, as amended.

     "BWC Meeting" has the meaning assigned in Section 6.02.

     "BWC Shares" means the common shares, without par value, of BWC.

     "Client" means any person to which BWC or any of its Subsidiaries provides products or services under any Contract.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Compensation Plans" has the meaning assigned in Section 4.17(a).

     "Contract" means any agreement, indenture, undertaking, debt instrument, contract, lease or other commitment to which such person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their properties is subject.

     "DOL" means the United States Department of Labor.

     "Derivatives Contracts" has the meaning assigned in Section 4.20.

     "Disclosure Schedule" means the schedule which BWC has delivered to UCFC, on or prior to the date hereof, setting forth, among other things, items the disclosure of which is necessary or appropriate either (1) in response to an express informational requirement contained in or requested by a provision hereof, or (2) as an exception to one or more representations or warranties contained in Article IV, or to one or more of its covenants contained in Article VI.

     "Dissenting Shares" means any BWC Shares as to which the shareholder exercises the right of dissent under Section 1701.59 of the OGCL.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" has, with respect to any person, the meaning assigned in
Section 4.17(c).

     "ERISA Plans" has the meaning assigned in Section 4.17(b).

     "Effective Date" means the date on which the Effective Time occurs.

     "Effective Time" means the date and time at which the Merger becomes effective.

     "Employment Agreement" means the employment agreements to be entered into by BWC, or a BWC Subsidiary, and the persons listed on Schedule C. Each of the Employment Agreements has been agreed as to form by UCFC and the applicable employee as of the date of this Agreement.

     "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement with force of law relating to: (1) the protection or restoration of the environment, health or safety (in each case as relating to the environment) or natural resources, or (2) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "Exchange Agent" means Registrar & Transfer Company in such capacity, and including any successor that may from time to time be appointed by UCFC.

     "Exchange Fund" has the meaning assigned in Section 2.06.

     "Exchange Ratio" has the meaning assigned in Section 2.02.

     "Executive Management" means each member of the board of directors of Butler Wick & Co., Inc., and James Sisek, Ronald Rzonca and Ralph Meacham.

     "Federal Reserve System" means the Board of Governors of the Federal Reserve System and the Federal Reserve Banks.

     "Financial Statements" means, as to any party, the statements of financial condition, statements of income, statements of cash flow and statements of changes in shareholders' equity, including any related notes and schedules.

     "GAAP" means generally accepted accounting principles.

     "Governmental Authority" means any court, administrative agency or commission or other foreign, federal, state or local governmental authority or instrumentality.

     "Hazardous Substance" means any hazardous or toxic substance, material or waste, including those substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 C.F.R. section 172.101), or by the United States Environmental Protection Agency as hazardous substances (40 C.F.R. Part 302) and amendments thereto, petroleum products or other such substances, materials and wastes that are or become regulated under any applicable local, state or federal law.

     "Home Savings" means The Home Savings and Loan Company of Youngstown, Ohio, a savings association organized under Ohio law which is a wholly-owned subsidiary of UCFC.

     "IRS" means the Internal Revenue Service.

     "Insurance Policies" has the meaning assigned in Section 4.22.

     "Investment Advisers Act" means the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder.

     "Investment Company" has the meaning assigned for purposes of the Investment Company Act that is sponsored, organized, advised or managed by BWC or one of its Subsidiaries.

     "Investment Company Act" means the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

     "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

     "Litigation" has the meaning assigned in Section 4.15.

     "Material" means, with respect to any fact, circumstance, event or thing, that such fact, circumstance, event or thing is material to (1) the financial position, results of operations, assets, properties or business of (a) UCFC and its Subsidiaries, taken as a whole, (b) BWC and its Subsidiaries, taken as a whole, or (c) the Surviving Corporation and its Subsidiaries, taken as a whole, as the case may be, or (2) the ability of either UCFC or BWC timely to perform its obligations under this Agreement or otherwise to consummate the transactions contemplated by this Agreement, other than any fact, circumstance, event or thing (i) generally affecting the securities industry or the banking industry, or resulting from general economic or market conditions (including changes in interest rates), changes in accounting principles or changes in laws, regulations or regulatory policies of general applicability (or interpretations thereof), or (ii) resulting from actions or omissions of a party hereto taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby.

     "Merger" means the merger of BWC and Merger Corp. in which BWC shall be the surviving corporation and the separate corporate existence of Merger Corp. shall cease.

     "Merger Agreement" means the form of Merger Agreement attached to this Agreement as Annex A to be entered into by BWC and Merger Corp.

     "Merger Consideration" has the meaning assigned in Section 2.04.

     "Merger Corp." means the Ohio corporation to be formed as a wholly-owned subsidiary of UCFC and which will merge with and into BWC.

     "MSRB" means the Municipal Securities Rulemaking Board.

     "Multiemployer Plans" has the meaning assigned in Section 4.17(b).

     "NASD" means the National Association of Securities Dealers, Inc.

     "OGCL" means the General Corporation Law of the State of Ohio.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Pension Plan" has, with respect to any person, the meaning assigned in
Section 4.17(b).

     "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

     "Previously Disclosed" means information set forth in the Disclosure Schedule, whether in response to an express informational requirement or as an exception to one or more representations or warranties or covenants, in each case, that is contained in a correspondingly enumerated portion of such Disclosure Schedule.

     "Proxy Statement" has the meaning assigned in Section 6.03(a).

     "Registration Statement" has the meaning assigned in Section 6.03(a).

     "Representatives" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

     "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

     "SEC" means the Securities and Exchange Commission.

     "SEC Documents" has the meaning assigned in Section 5.07(a).

     "Scheduled Closing Date" has the meaning assigned in Section 2.03.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     "Securities Laws" means, collectively, the Securities Act, the Exchange Act, the Investment Advisers Act, the Investment Company Act and any state securities and "blue sky" laws.

     "Self-Regulatory Organization" means the NASD, the New York Stock Exchange, the American Stock Exchange, the MSRB, the Midwest Stock Exchange, the Chicago Stock Exchange and the Philadelphia Stock Exchange, or other commission, board, agency or body that is not a Governmental Authority but is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which BWC or one of its Subsidiaries is otherwise subject.

     "Shareholder Agreement" means an agreement in the form attached hereto as Annex B pursuant to which the directors and officers of BWC identified on Schedule A agree to vote their BWC Shares for the approval of the Merger and the adoption of this Agreement.

     "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to them in Rule 1-02 of SEC Regulation S-X.

     "Surviving Corporation" means BWC at and after the Effective Time.

     "Taxes" means all federal, state, local and foreign taxes, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, and custom duties, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

     "Tax Returns" means, collectively, all returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or any foreign tax laws.

     "Termination Fee" has the meaning assigned in Section 8.03.

     "Treasury Shares" means BWC Shares owned by BWC or a Subsidiary of BWC.

     "UCFC Certificates" means the certificates to be issued to former holders of BWC Certificates as a result of the Merger.

     "UCFC Shares" means the common shares, without par value, of UCFC.


                                     ARTICLE II
                                     THE MERGER

     2.01 THE MERGER. Merger Corp. and BWC shall enter into the Merger Agreement. At the Effective Time, the business combination contemplated by this Agreement shall occur and in furtherance thereof:

          (a) Structure and Effects of the Merger. Pursuant to the Merger Agreement, Merger Corp. shall merge with and into BWC, and the separate corporate existence of Merger Corp. shall thereupon cease. BWC shall be the Surviving Corporation in the Merger and shall continue to be governed by the laws of the State of Ohio, and the separate corporate existence of BWC with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the OGCL.

          (b) Right to Revise Structure. At UCFC's election, the Merger may alternatively be structured so that (1) BWC is merged with and into any direct or indirect wholly owned subsidiary of UCFC, or (2) any direct or indirect wholly owned subsidiary of UCFC is merged with and into BWC; provided, however, that no such change shall (A) alter or change the amount or kind of the consideration to be issued to BWC's shareholders in the Merger or under such alternative structure, (B) adversely affect the tax treatment to BWC's shareholders as a result of the Merger or prevent the parties from obtaining the opinion of counsel referred to in Sections 7.01(h), or (C) materially impede or delay consummation of the Merger. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect any such election.

          (c) Articles Of Incorporation. The articles of incorporation of the Surviving Corporation shall be the articles of incorporation of BWC as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and the OGCL.

          (d) Code of Regulations. The Code of Regulations of the Surviving Corporation shall be the Code of Regulations of BWC as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof.

          (e) Directors. The directors of the Surviving Corporation shall be the persons set forth on Schedule B, and such directors shall hold such office until such times as their successors shall be duly elected and qualified.

          (f) Officers. The officers of BWC as of the Effective Time shall be the officers of the Surviving Corporation.

     2.02 MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any stockholder, the following shall occur:

          (a) Outstanding BWC Shares. Each of the BWC Shares, excluding Treasury Shares, issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive a number of UCFC Shares which is the quotient, rounded to the nearest hundreth, of 1,700,000 divided by the number of BWC Shares issued and outstanding immediately prior to the Effective Time (subject to adjustment pursuant to Section 2.07 and to the proviso to this Section 2.02(a), the "Exchange Ratio"); provided, that if the Average Closing Price is greater than $15.00, then, at the option of UCFC, by providing written notice to BWC, the Exchange Ratio shall equal (for all purposes of this Agreement) the quotient, rounded to the nearest hundreth, of
(i) $25,500,000 divided by the Average Closing Price, (ii) divided by the number of BWC Shares issued and outstanding immediately prior to the Effective Time. Notwithstanding the foregoing, if the Average Closing Price is greater than $15.00 and after the date hereof but prior to the Effective Time (i) a third party has commenced a tender offer for greater than 50% of the UCFC Shares; (ii) a proposal for the acquisition of all of the UCFC Shares or all of the outstanding shares of Home Savings, whether through merger, consolidation or other business combination involving UCFC or Home Savings by a bona fide third party has been publicly announced; or (iii) UCFC has entered into a letter of intent or a definitive agreement for a merger, consolidation or other business combination involving UCFC or Home Savings in which UCFC or Home Savings, as the case may be, would not be the surviving entity; then in any of such cases, the adjustment set forth in the proviso above reducing the total number of UCFC Shares below 1,700,000 shall not apply.

          (b) Outstanding UCFC Common Stock. Each UCFC Share issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding as one UCFC Share.

          (c) Treasury Shares. Each Treasury Share shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     2.03 EFFECTIVE TIME. The Merger shall become effective upon the filing, in the office of the Secretary of State of the State of Ohio, of a certificate of merger in accordance with Section 1701.78 of the OGCL, or at such later date and time as may be set forth in such certificate. Subject to the terms of this Agreement, the parties shall cause the Merger to become effective (1) on the date that is the fifth business day (the "Scheduled Closing Date") to occur after the last of the conditions set forth in Article VII (other than conditions relating solely to the delivery of documents dated the Effective Date) shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of UCFC, on the last business day of the month in which such day occurs), or (2) on such other date as the parties may agree in writing.

     2.04 RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of BWC Shares shall cease to be shareholders of BWC, and shall have no rights as shareholders of BWC other than the right to receive, upon compliance with the requirements of Section 2.06, certificates for the UCFC Shares, and cash in lieu of fractional shares, into which the BWC Shares shall have been converted as a result of the Merger (the "Merger Consideration"). Following the Effective Time, there shall be no transfers of BWC Shares on the stock transfer books of BWC or the Surviving Corporation.

     2.05 FRACTIONAL SHARES. Notwithstanding any other provision in this Agreement, no fractional UCFC Shares and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. UCFC shall pay to each holder of BWC Shares who otherwise would be entitled to a fractional UCFC Share (after taking into account all BWC Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the Average Closing Price as of the Effective Date.

     2.06 EXCHANGE PROCEDURES. (a) At or prior to the Effective Time, UCFC shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of BWC Certificates, for exchange in accordance with this
Article II, UCFC Certificates to be issued, and an estimated amount of cash to be paid, as Merger Consideration (such cash and UCFC Certificates, together with any dividends or distributions with a record date occurring after the Effective Time with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "Exchange Fund").

          (b) Promptly after the Effective Date, UCFC shall send or cause to be sent to each former holder of record of BWC Shares (other than Treasury Shares) immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder's BWC Certificates for the Merger Consideration. UCFC will cause UCFC Certificates and any check in respect of any fractional share interests or dividends or distributions that a former holder of BWC Shares is entitled to receive to be delivered to such shareholder upon delivery to the Exchange Agent of the BWC Certificates (or indemnity satisfactory to UCFC and the Exchange Agent, if any BWC Certificates are lost, stolen or destroyed), together with properly completed transmittal materials; provided that such UCFC Certificates and any such check shall not be issued to any BWC Affiliate unless and until such BWC Affiliate has delivered an agreement pursuant to Section
6.06. No interest will be paid on any Merger Consideration, including cash to be paid in lieu of fractional share interests, or in respect of dividends or distributions which any such person may be entitled to receive pursuant to this
Article II.

          (c) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of BWC Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (d) No dividends or other distributions on UCFC Shares with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered BWC Certificate until the holder thereof shall be entitled to receive UCFC Certificates in exchange therefor in accordance with this Article II, and no such shareholder shall be eligible to vote such UCFC Shares until the holder of such BWC Certificates is entitled to receive UCFC Certificates in accordance with this Article II.

          (e) Any portion of the Exchange Fund that remains unclaimed by holders of BWC Certificates for six months after the Effective Time shall be returned to UCFC. Any holders of BWC Certificates who have not theretofore complied with this Article II shall thereafter look only to UCFC, and not the Exchange Agent, for payment of any Merger Consideration, and any unpaid dividends and distributions on UCFC Common Stock to which such stockholder is entitled under this Section 2.06, in each case, without any interest thereon.

     2.07 ADJUSTMENT OF EXCHANGE RATIO. If, after the date of this Agreement but prior to the Effective Time, the issued and outstanding UCFC Shares shall, through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change (regardless of the method of effectuation of any of the foregoing, including by way of a merger or otherwise) in the capitalization of UCFC, increase or decrease in number or be changed into or exchanged of a different kind or number of securities, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio and to each of the prices referred to in Section 8.01(f) and the proviso to Section 2.02(a). The Exchange Ratio shall, in all instances, be rounded to the nearest hundreth.


                                    ARTICLE III
                         ACTIONS PENDING THE EFFECTIVE TIME

     3.01 FORBEARANCES OF BWC. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of UCFC (which consent shall not be unreasonably withheld), BWC will not, and will cause each of its Subsidiaries not to:

          (a) Ordinary Course. (1) Conduct the business of BWC or any of its Subsidiaries other than in the ordinary and usual course; (2) fail to use reasonable best efforts to preserve intact any of their business organizations and assets and maintain their rights, franchises and existing relations with clients, customers, suppliers, employees and business associates; or (3) engage in any new lines of business.

          (b) Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights, or enter into any contract, option or warrant with respect to the foregoing.

          (c) Dividends. (1) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any BWC Shares other than dividends from wholly owned Subsidiaries to BWC, or (2) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

          (d) Compensation; Employment Agreements. Enter into, amend, modify or renew any Contract regarding employment, consulting, severance or similar arrangements with any directors, officers, employees, or independent contractors of BWC or its Subsidiaries, or grant any salary, wage or other increase in compensation or increase in any employee benefit (including incentive or bonus payments), except for normal individual increases in compensation to employees in the ordinary and usual course of business consistent with past practice. BWC shall be entitled to pay bonuses to employees for the fiscal year ending June 30, 1999, in accordance with prior practice.

          (e) Benefit Plans. Enter into, establish, adopt, amend or modify any Compensation Plans for any directors, officers, employees or independent contractors of BWC or its Subsidiaries, including taking any action that accelerates the vesting or exercisability of any compensation or benefits payable thereunder. This provision shall not prohibit BWC from adopting the retention program as set forth in Section 6.10 hereof.

          (f) Dispositions. Sell, transfer, mortgage, lease, encumber or otherwise dispose of or discontinue any material portion of its assets, business or properties.

          (g) Acquisitions. Merge or consolidate with, or acquire a material portion of the assets of, any other Person.

          (h) Governing Documents. Amend the BWC Articles, the BWC Code of Regulations or the articles of incorporation or code of regulations (or similar governing documents) of any of BWC's Subsidiaries.

          (i) Accounting Methods. Implement or adopt any change in accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

          (j) Contracts. Except in the ordinary course of business consistent with past practice, enter into, renew or terminate any material Contract or amend or modify in any material respect any of its existing material Contracts.

          (k)   Claims.  Settle any Material claim, action or proceeding.

          (l) Adverse Actions. (1) Take any action reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or as a "pooling of interests" for accounting purposes, or (2) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied, or (C) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law.

          (m) Capital Expenditures. Authorize or make any capital expenditures, other than (1) budgeted amounts Previously Disclosed, or (2) in the ordinary and usual course of business consistent with past practice in amounts not exceeding $25,000 in the aggregate.

          (n) Risk Management. Except as required by applicable law or regulation, (1) implement or adopt any change in the risk management policies, procedures or practices of BWC which, individually or in the aggregate with all such other changes, would be Material, or (2) fail to use commercially reasonable means to avoid any material increase in the aggregate exposure of BWC to risk from the general United States securities markets.

          (o) Tax Matters. Make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, surrender or compromise any right to claim a material Tax refund, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment.

          (p) Regulated Activities. Initiate any new business activity that would be impermissible for a "savings and loan holding company" or a "bank holding company" under the Bank Holding Company Act of 1956, as amended.

          (q) Commitments. Agree or commit to do anything that would be precluded by clauses (a) through (p) without first obtaining UCFC's consent.

     3.02 FORBEARANCES OF UCFC. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of BWC, UCFC will not, and will cause each of its Subsidiaries not to
(1) take any action reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or as a "pooling of interests" for accounting purposes, or (2) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time,
(B) any of the conditions to the Merger set forth in Article VII not being satisfied, or (C) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law.


                                     ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES OF BWC

     4.01 ORGANIZATION, STANDING AND AUTHORITY. BWC is a corporation, duly organized, validly existing and in good standing under the laws of the State of Ohio, and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. BWC and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own or lease all of its properties and assets.

     4.02 CORPORATE AUTHORITY AND ACTION. BWC has the requisite corporate power and authority, and has taken all corporate action necessary (1) to authorize the execution and delivery of, and performance of its obligations under, this Agreement and (2) subject only to receipt of the requisite approval of this Agreement by the holders of a majority of the outstanding BWC Shares, to consummate the transactions contemplated by this Agreement. This Agreement is a valid and legally binding obligation of BWC, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

     4.03 REGULATORY FILINGS; NO DEFAULTS. (a) No consents or approvals of, or filings or registrations with, any Governmental Authority, Self-Regulatory Organization or with any third party are required to be made or obtained by BWC in connection with the execution, delivery or performance by BWC of this Agreement, or to consummate the Merger, except for (i) the filing of a change of control notice with the Ohio Division of Financial Institutions regarding Butler Wick Trust Company and the Pennsylvania Department of Banking regarding Butler Wick Trust Company (Penn.); (ii) the SEC, the NASD, any state securities administrators and the Chicago Stock Exchange regarding Butler Wick & Co., Inc.; and (iii) the filing of a certificate of merger with the Secretary of State of the State of Ohio pursuant to the OGCL.

          (b) Subject only to the approval by the holders of a majority of the outstanding BWC Shares, the receipt of the regulatory approvals referred to in
Section 4.03, the expiration of applicable waiting periods and the making of required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (1) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination (with or without the giving of notice, passage of time or both) under, any law, rule or regulation or any judgment, decree, order, governmental or non-governmental permit or license, or Contract of BWC or of any of its Subsidiaries or to which BWC or any of its Subsidiaries or its or their properties is subject or bound, (2) constitute a breach or violation of, or a default under, the BWC Articles or the BWC Code of Regulations or similar governing documents of any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental or non-governmental permit or license or Contract.

     4.04 COMPANY STOCK. As of the date hereof, the authorized capital stock of BWC consists solely of 200,000 common shares, of which 88,970 shares are outstanding as of the date hereof. As of the date hereof, 1,030 BWC Shares are held as Treasury Shares. The outstanding BWC Shares have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights and were not issued in violation of any subscriptive or preemptive rights. As of the date hereof, there are no BWC Shares authorized and reserved for issuance, BWC does not have any Rights issued or outstanding with respect to BWC Shares, and BWC does not have any commitment to authorize, issue or sell any BWC Shares or Rights, except pursuant to this Agreement.

     4.05 SUBSIDIARIES. (a) BWC has Previously Disclosed a list of all its Subsidiaries, including the states in which such Subsidiaries are organized, a brief description of such Subsidiaries' principal activities, and if any of such Subsidiaries is not wholly owned by BWC or one of its Subsidiaries, the percentage owned by BWC or any such Subsidiary and the names, addresses and percentage ownership of any other owner. No equity securities of any of BWC's Subsidiaries are or may become required to be issued (other than to BWC or a wholly owned Subsidiary of BWC) by reason of any Rights with respect thereto. There are no Contracts by which any of BWC's Subsidiaries is or may be bound to sell or otherwise issue any shares of its capital stock, and there are no Contracts relating to the rights of BWC to vote or to dispose of such shares. All of the shares of capital stock of each of BWC's Subsidiaries are fully paid and nonassessable and subject to no subscription or preemptive rights or Rights and are owned by BWC free and clear of any Liens. Each of BWC's Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and is duly qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

     4.06 FINANCIAL STATEMENTS.

          (a) Each of BWC's statements of financial condition, including the related notes and schedules, fairly present the consolidated financial condition of BWC and its Subsidiaries as of the date of such statement of financial condition, and each of the statements of income, cash flows and changes in shareholders' equity, including any related notes and schedules, fairly presented the consolidated results of operations, cash flows and shareholders' equity, as the case may be, of BWC and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved (except as may be noted therein and except that such unaudited statements include no notes).

          (b) There are no material liabilities of BWC or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances known to BWC which could reasonably be expected to result in such a liability that is not included in the Financial Statements.

     4.07 ABSENCE OF CERTAIN CHANGES. Since June 26, 1998, the business of BWC, and its respective Subsidiaries has been conducted in the ordinary and usual course, consistent with past practice, and there has not been:

          (a) any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to constitute or result in a Material adverse change in the financial condition, results of operations, business, assets, properties or shareholders' equity of BWC and its Subsidiaries, taken as a whole;

          (b) any amendment of any term of any outstanding security of BWC or any of its Subsidiaries or to BWC or any of its Subsidiaries' articles of incorporation or code of regulations (or similar governing documents);

          (c) any incurrence, assumption or guarantee by BWC or any of its Subsidiaries of any indebtedness for borrowed money, or assumption, guarantee, endorsement or otherwise by BWC of any obligations of any other person, other than in the ordinary and usual course of business, consistent with past practice, and in amounts and on terms consistent with past practices;

          (d) any creation or assumption by BWC or any of its Subsidiaries of any Lien on any Material asset other than in the ordinary and usual course of business consistent with past practices;

          (e) the making of any loan, advance or capital contributions to or investment in any person, other than in the ordinary and usual course of business consistent with past practice;

          (f) any change in any accounting policies or practices by BWC or any of its Subsidiaries; or

          (g) any (1) Compensation Plans entered into, established or amended, (2) grant of any severance or termination pay to any director, officer, consultant, partner or employee of BWC or any of its Subsidiaries, or (3) change in compensation or other benefits payable to any director, officer, consultant, partner or employee of BWC or any of its Subsidiaries, except in the ordinary course of business or as required by Contract or applicable law with respect to employees of the Company or any of its Subsidiaries.

     4.08 CONTRACTS. (a) BWC has Previously Disclosed each of the following Contracts to which either BWC or any of its Subsidiaries is a party, or by which any of them is bound or to which any of their properties is subject:

                (1) any lease of real property;

                (2) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments of $10,000 or more or (B) aggregate payments of $25,000 or more;

                (3) any partnership, joint venture or other similar agreement or arrangement, or any options or rights to acquire from any person any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities or such person, entered into other than in the ordinary course of business;

                (4) any executory agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

                (5) any outstanding indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money by BWC or any of its Subsidiaries or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);

                (6) any agreement that creates future payment obligations in excess of $25,000 in the aggregate and which by its terms does not terminate or is not terminable without penalty upon notice of 60 days or less;

                (7) any license, franchise or similar agreement Material to BWC or any of its Subsidiaries or any agreement relating to any trade name or intellectual property right that is Material to BWC or any of its Subsidiaries;

                (8) any exclusive dealing agreement or any agreement that materially limits the freedom of BWC or any of its Subsidiaries to compete in any line of business or with any person or in any area or that would so limit their freedom after the Effective Date;

                (9) any compensation, employment, severance, supplemental retirement or other similar agreement or arrangement with any employee or former employee of BWC or any of its Subsidiaries; and

                (10) any other Contract , if any, that is a "material contract" as defined in Item 601(b)(10) of SEC Regulation S-K.

          (b) Each Contract that has been, or is required to be Previously Disclosed pursuant to this Section, is a valid and binding agreement of BWC or one or more of its Subsidiaries, as applicable, and is in full force and effect, and BWC or its Subsidiaries which are parties thereto are not in default or breach in any material respect under the terms of any such Contract.

     4.09 CONTRACTS WITH CLIENTS. (a) Each of BWC and its Subsidiaries is in material compliance with the terms of each Contract with any Client, and each such Contract is in full force and effect with respect to the applicable Client. Except as Previously Disclosed, there are no disputes pending or threatened with any Client under the terms of any such Contract or with any former Client. BWC has made available to UCFC true and complete copies of all advisory, sub-advisory and similar agreements with any Clients.

          (b) Each extension of credit by BWC or any of its Subsidiaries to any Client (1) is in material compliance with Regulation T of the Federal Reserve System or any substantially similar regulation of any governmental or regulatory agency or authority, (2) is fully secured and (3) BWC or one or more of its Subsidiaries has a first priority perfected security interest in the collateral securing such extension of credit.

     4.10 REGISTRATIONS AND LICENSES. BWC has Previously Disclosed each Government Authority and Self-Regulatory Organization with which BWC is licensed or registered, or is required to be licensed or registered, or by which BWC is subject to regulation or examination. Except as Previously Disclosed, neither BWC nor any of its Subsidiaries or Affiliates is subject to regulation under the Investment Advisers Act or the Investment Company Act. BWC and its Subsidiaries and each of their employees which are or who are required to be registered as a broker/dealer, an investment advisor, a registered representative, an insurance agent or a sales person (or in similar capacity) with the SEC, the securities commission of any state or foreign jurisdiction or any Self-Regulatory Organization are duly registered as such and such registrations are in full force and effect. All federal, state and foreign registration requirements have been complied with in all material respects and such registrations, as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete in all material respects.

     4.11 COMPLIANCE WITH LAWS. Each of BWC and its Subsidiaries, and, to the best of BWC's knowledge, each of their respective officers and employees:

          (a) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to the conduct of its businesses or to the employees conducting such businesses, and the rules of all Self-Regulatory Organizations applicable thereto;

          (b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Self-Regulatory Organizations that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and are current and, to the best of BWC's knowledge, no suspension or cancellation of any of them is threatened or is reasonably likely; are in good standing with all relevant Governmental Authorities and are members in good standing with all relevant Self-Regulatory Organizations;

          (c) has received, since January 1, 1996, no notification or written communication (or, to the knowledge of BWC, any other communication) from any Governmental Authority or Self-Regulatory Organization (1) asserting non-compliance with any of the statutes, regulations, rules or ordinances that such Governmental Authority or Self-Regulatory Organization enforces, (2) threatening to revoke any license, franchise, seat on any exchange, permit, or governmental authorization (nor, to BWC's knowledge, do any grounds for any of the foregoing exist), (3) requiring any of them (including any of BWC's or its Subsidiary's directors or controlling persons) to enter into a cease and desist order, agreement, or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy), or (4) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on brokers or dealers generally);

          (d) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority or Self-Regulatory Organization against BWC, any of its Subsidiaries or any officer, director or employee thereof;

          (e) is not, nor is any Affiliate of any of them, subject to a "statutory disqualification" as defined in Section 3(a)(39) of the Exchange Act or is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any broker-dealer Subsidiary as a broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act and there is no reasonable basis for, or proceeding or investigation, whether formal or informal, or whether preliminary or otherwise, that is reasonably likely to result in, any such censure, limitations, suspension or revocation;

          (f) is not required to be registered as an investment company, commodity trading advisor, commodity pool operator, futures commission merchant, introducing broker, insurance agent, or transfer agent under any federal, state, local or foreign statutes, laws, rules or regulations;

          (g) in the conduct of its business with respect to employee benefit plans subject to Title I of ERISA, has not (A) breached any applicable fiduciary duty under Part 4 of Title I of ERISA which would subject it to liability under Sections 405 or 409 of ERISA and (B) engaged in a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975(c) of the Code which would subject it to liability or Taxes under Sections 409 or 502(i) of ERISA or
Section 4975(a) of the Code;

          (h) is subject to regulation under the Investment Advisers Act or the Investment Company Act; has complied in all material respects with all federal, state and foreign registration requirements and such registrations as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete in all material respects. BWC has made available to UCFC true and correct copies of (A) each Form G-37/G-38 filed with the MSRB since January 1, 1996 and (B) all records required to be kept by BWC under Rule G- 8(a)(xvi) of the MSRB. Since January 1, 1996, there have been no contributions or payments, and there is no other information, that would be required to be disclosed by BWC or any of BWC's Subsidiaries; and

          (i) is not subject to any cease-and-desist or other order issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, a recipient of any supervisory letter from or has adopted any board resolutions at the request of, any Governmental Authority or Self-Regulatory Organization, or been advised since January 1, 1996, by any Governmental Authority or Self-Regulatory Organization that it is considering issuing or requesting any such agreement or other action or have knowledge of any pending or threatened regulatory investigation.

     4.12 REGULATORY REPORTS. Since January 1, 1996, BWC and each of its Subsidiaries has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable law, regulation or rule, with (A) any applicable Governmental Authority and (B) any Self-Regulatory Organization (collectively, the "BWC Reports"). As of their respective dates, the BWC Reports complied, in all material respects, with the applicable statutes, rules, regulations and orders enforced or promulgated by the regulatory authority with which they were filed.

     4.13 PROPERTIES; SECURITIES. (a) Except as reserved against in BWC's Financial Statements dated before the date hereof, BWC and its Subsidiaries have good and marketable title, free and clear of all Liens (other than Liens for current taxes not yet delinquent) to all of the Material properties and assets, tangible or intangible, reflected in such Financial Statements as being owned by BWC and its Subsidiaries as of the dates thereof. To the best of BWC's knowledge, all buildings and all the Material fixtures, equipment, and other property and assets held under leases or subleases by any of BWC and its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and to general equity principles). BWC has Previously Disclosed, as of the date hereof, a list of all real estate owned by it or a BWC Subsidiary. Each of BWC and its Subsidiaries has good and marketable title to all securities held by it (except securities held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of each of BWC or any of its Subsidiaries. Such securities are valued on the books of BWC or its Subsidiaries in accordance with generally accepted accounting practices.

          (b) BWC has Previously Disclosed, as of the date hereof, a list of all equity securities it or a BWC Subsidiary holds for its own account involving, in the aggregate, ownership or control of 5% or more of any class of the issuer's voting securities or 25% or more of the issuer's equity (treating subordinated debt as equity) and, as of the Effective Time, no additional persons will need to be included on such a list. BWC has Previously Disclosed a list, as of the date hereof, of all partnerships, limited liability companies, joint ventures or similar entities in which it is a general partner, manager, managing member or holds some other similar position or owns or controls any interest, directly or indirectly, of 5% or more and the nature and amount of each such interest and, as of the Effective Time, no additional persons will need to be included on such a list.

     4.14 TAXES. (a) All Tax Returns with respect to BWC or its subsidiaries including consolidated United States federal income tax returns of it and its subsidiaries, have been timely filed, or requests for extensions have been timely filed and have not expired, and such Tax Returns were true, complete and accurate in all material respects;

          (b) all Taxes shown to be due on such Tax Returns have been paid in full or adequate reserves have been established in accordance with GAAP for the payment of such Taxes;

          (c) all Taxes due with respect to completed and settled examinations have been paid in full or adequate reserves have been established in accordance with GAAP for the payment of such Taxes;

          (d) no issues have been raised by the relevant taxing authority in connection with the examination of any such Tax Returns; and

          (e) no currently effective waivers of statutes of limitations have been given by or requested in writing (or to the best knowledge of BWC, any other communication) with respect to any Taxes of it or any of its subsidiaries.

     4.15 LITIGATION. Except as Previously Disclosed, no litigation, proceeding, investigation or controversy ("Litigation") before any court, arbitrator, mediator, Governmental Authority or Self-Regulatory Organization is pending against BWC or any of its Subsidiaries, and, to the best of BWC's knowledge, no such Litigation has been threatened.

     4.16 EMPLOYEES; LABOR MATTERS. (a) Each of BWC and its Subsidiaries is in material compliance with all currently applicable laws regarding employment and employment practices, terms and conditions of employment and wages and hours, and related matters. None of BWC nor any of its Subsidiaries is engaged in any unfair labor practice and there is no unfair labor practice complaint pending or threatened against BWC or any of its Subsidiaries before the National Labor Relations Board.

          (b) Neither BWC nor any of its Subsidiaries (i) is a party to, or is bound by, any collective bargaining agreement, Contract or other agreement or understanding with any labor union or organization, (ii) has agreed to recognize any union or other collective bargaining unit. No union or other collective bargaining unit has been certified as representing any of the employees of any of BWC or its Subsidiaries. Neither BWC nor any of its Subsidiaries is the subject of a proceeding under the National Labor Relations Act or any other federal, state or local law relating to labor organizations or collective bargaining. There are no pending or, to the best knowledge of BWC's Executive Management, threatened charges or complaints alleging sexual or other harassment or other discrimination by BWC, any of its Subsidiaries or any of their employees, agents or representatives .

     4.17 EMPLOYEE BENEFIT PLANS. (a) BWC has Previously Disclosed a complete list of all bonus, deferred compensation, consulting, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance Contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, Contracts or arrangements maintained or contributed to by it or any of BWC Subsidiaries for the benefit of current or former employees or directors or their beneficiaries (the "Compensation Plans"). True and complete copies of all Compensation Plans, including, but not limited to, any trust instruments and/or insurance Contracts, if any, forming a part thereof, and all amendments thereto have been made available to UCFC.

          (b) All "employee benefit plans" within the meaning of Section 3(3) of ERISA, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of BWC and BWC Subsidiaries (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified, under Section 401(a) of the Code, has received a favorable determination letter from the IRS with respect to "TRA" (as defined in Section 1 of IRS Revenue Procedure 93-39), and BWC is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. There is no pending or, to the knowledge of BWC, threatened litigation relating to the ERISA Plans. Neither BWC nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that would subject BWC or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be Material.

          (c) No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by BWC or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001 of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with BWC under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither BWC nor any of its Subsidiaries has contributed or been obligated to contribute to a Multiemployer Plan at any time. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.

          (d) All contributions required to be made under the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither BWC nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (e) Under each Pension Plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no adverse change in the financial condition of such plan since the last day of the most recent plan year.

          (f) Neither BWC nor any of its Subsidiaries has any obligations for retiree health and life benefits under any plan, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA. There are no restrictions on the rights of BWC or any of its Subsidiaries to amend or terminate any such plan without incurring any liability thereunder.

          (g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (1) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of BWC or any of its Subsidiaries under any Compensation Plan or otherwise from BWC or any of its Subsidiaries, (2) increase any benefits otherwise payable under any Compensation Plan, or (3) result in any acceleration of the time of payment or vesting of any such benefit.

     4.18 ENVIRONMENTAL MATTERS. (a) To the best knowledge of the Executive Management of BWC, BWC and its Subsidiaries have complied at all times with applicable Environmental Laws. To the best knowledge of the Executive Management of BWC, no property (including buildings and any other structures) currently or formerly owned or operated (or which BWC or any of its Subsidiaries would be deemed to have owned or operated under any Environmental Law) by BWC or any of its Subsidiaries or in which BWC or any of its Subsidiaries (whether as fiduciary or otherwise) has a Lien, has been contaminated with, or has had any release of, any Hazardous Substance in such form or substance so as to create any liability for BWC or its Subsidiaries. To the best knowledge of the Executive Management of BWC, BWC is not subject to liability for any Hazardous Substance disposal or contamination on any other third-party property. BWC and its Subsidiaries are not aware of any reasonably likely liability relating to environmental circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products or polychlorinated biphenyls) involving BWC or one of its Subsidiaries, any currently or formerly owned or operated property (whether as fiduciary or otherwise), or any reasonably likely liability related to any Lien held by BWC or one of its Subsidiaries.

          (b) Within the last six years, BWC and its Subsidiaries have not received any notice, demand letter, claim or request for information alleging any violation of, or liability of BWC under, any Environmental Law. BWC and its Subsidiaries are not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law.

          (c) BWC has made available to UCFC copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to BWC or one of its Subsidiaries or any currently or formerly owned or operated property or any property in which BWC or one of its Subsidiaries (whether as fiduciary or otherwise) has held a Lien.

     4.19 INTERNAL CONTROLS. BWC and its Subsidiaries have devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principals and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management's general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     4.20 DERIVATIVES; ETC. Except as Previously Disclosed, BWC has no exchange-traded, over-the-counter or other swaps, caps, floors, collars, option agreements, futures and forward contracts and other similar arrangements or Contracts (collectively, "Derivatives Contracts"), whether entered into for BWC's own account, or for the account of one or more of BWC's Subsidiaries or their customers. Any Derivatives Contracts, were entered into (1) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (2) with counterparties reasonably believed to be financially responsible at the time. Each of the Derivatives Contracts constitutes the valid and legally binding obligation of BWC or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither BWC nor its Subsidiaries, nor, to the best of BWC's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement. BWC's Financial Statements disclose the value of such agreements and arrangements on a mark-to-market basis in accordance with GAAP and, since June 27, 1998, there has not been a material change in such value.

     4.21 NAMES AND TRADEMARKS. BWC and its Subsidiaries have the right to use the names, service-marks, trademarks and other intellectual property currently used by them in the conduct of their businesses, free and clear of any Liens. To the best knowledge of the Executive Management of BWC, no other person has the right to use such names, service-marks or trademarks in any such state. Each of such names, service-marks, trademarks and other intellectual property has been Previously Disclosed.

     4.22 INSURANCE. BWC has Previously Disclosed all of the insurance policies, binders, or bonds maintained by BWC or its Subsidiaries ("Insurance Policies"). BWC and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as is prudent in accordance with industry practices. All of the Insurance Policies are in full force and effect, BWC and its Subsidiaries are not in material default thereunder, and no claims are pending thereunder.

     4.23 NO BROKERS. No action has been taken by BWC that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding the fees to be paid by BWC to Austin Associates, Inc. in amounts and on terms Previously Disclosed.

     4.24 BOOKS AND RECORDS. BWC has made available, or will promptly make available, to UCFC true and accurate copies of the BWC Articles and the BWC Code of Regulations and has granted UCFC access to all records of all meetings and other corporate actions occurring before the Effective Time by the BWC Shareholders, the BWC Board and committees of the BWC Board. Each of the BWC Subsidiaries has made available, or will promptly make available, to UCFC true and accurate copies of its articles of incorporation, code of regulations and bylaws, and has granted or will grant to UCFC access to all records of all meetings and other corporate actions occurring before the Effective Time by the respective shareholders, boards of directors and committees of the boards of directors of the BWC Subsidiaries. The minute books of BWC and each of the BWC Subsidiaries contain, in all material respects, complete and accurate records of all meetings and other corporate actions of their respective shareholders, boards of directors and committees of the boards of directors.


                                     ARTICLE V
                       REPRESENTATIONS AND WARRANTIES OF UCFC

     5.01 ORGANIZATION, STANDING AND AUTHORITY. UCFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

     5.02 CORPORATE POWER. UCFC has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets.

     5.03 CORPORATE AUTHORITY. UCFC has the requisite corporate power and authority, and has taken all corporate action necessary to authorize the execution and delivery of, and performance of its obligations under, this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement is a valid and legally binding agreement of UCFC, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

     5.04 REGULATORY APPROVALS; NO DEFAULTS. (a) No consents or approvals of, or filings or registrations with, any Governmental Authority, Self-Regulatory Organization or with any third party are required to be made or obtained by UCFC or any of its Subsidiaries in connection with the execution, delivery or performance by UCFC of this Agreement, or to consummate the Merger, except for
(1) the filing of applications and notices, as applicable, with the Federal Trade Commission and the Department of Justice; (2) approval of the listing on the Nasdaq of the UCFC Shares to be issued as Merger Consideration; (3) the filing and declaration of effectiveness of the Registration Statement; (4) the filing of a certificate of merger with the Secretary of State of the State of Ohio pursuant to the OGCL; (5) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of UCFC Shares in the Merger; and (6) such filings as may be required by the Office of Thrift Supervision. As of the date hereof, UCFC is not aware of any reason why the approvals of all Governmental Authorities necessary to permit consummation of the transactions contemplated hereby will not be received without the imposition of a condition or requirement described in Section 7.01(b).

          (b) Subject only to receipt of the regulatory approvals referred to in Section 5.04(a), the expiration of applicable waiting periods and the making of all required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (1) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Contract of UCFC or Home Savings or to which UCFC or Home Savings or properties is subject or bound,
(2) constitute a breach or violation of, or a default under, the certificate of incorporation or code of regulations (or similar governing documents) of UCFC or Home Savings, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or Contract.

     5.05 UCFC SHARES. (a) As of the date hereof, the authorized capital stock of UCFC consists solely of 499,000,000 common shares, without par value, of which 34,715,625 shares were outstanding as of the date hereof, and 1,000,000 preferred shares, of which no shares are outstanding.

          (b) The UCFC Shares to be issued as Merger Consideration, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and not in violation of any preemptive rights.

     5.06 HOME SAVINGS. Home Savings has been duly organized, is validly existing and is in good standing under the laws of the State of Ohio, and its deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation in the Savings Association Insurance Fund.

     5.07 SEC DOCUMENTS; FINANCIAL STATEMENTS. (a) UCFC has provided or made available to BWC copies of UCFC's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by UCFC or any of its Subsidiaries under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, filed with the SEC and will provide or make available any materials filed with the SEC prior to the Effective Date (collectively, the "SEC Documents"). As of their respective dates (and without giving effect to any amendments or modification filed after the date of this Agreement) each of the SEC Documents, including the financial statements, exhibits, and schedules thereto, filed or circulated prior to the date hereof complied (and each of the SEC Documents filed after the date of this Agreement will comply) as to form with applicable Securities Laws and did not (or, in the case of reports, statements, or circular filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) Each of UCFC's statements of financial condition included in or incorporated by reference into the SEC Documents, including the related notes and schedules, fairly presented (or, in the case of SEC Documents filed after the date of this Agreement, will fairly present) the consolidated financial condition of UCFC and its Subsidiaries as of the date of such statement of financial condition and each of the statements of income, cash flows and changes in shareholders' equity included in or incorporated by reference into the SEC Documents, including any related notes and schedules, fairly presented (or, in the case of SEC Documents filed after the date of this Agreement, will fairly present) the consolidated results of operations, cash flows and shareholders' equity, as the case may be, of UCFC and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved (except as may be noted therein and except that such unaudited statements include no notes).

     5.08 ABSENCE OF CERTAIN CHANGES. Since January 1, 1999, there has not been any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to constitute or result in a Material adverse change in the financial condition, results of operations, business, assets, properties or shareholders' equity of UCFC and its Subsidiaries, taken as a whole.


                                     ARTICLE VI
                                     COVENANTS

     6.01 REASONABLE BEST EFFORTS. (a) Subject to the terms and conditions of this Agreement, each of BWC and UCFC agrees to use its reasonable best efforts in good faith to take, or cause to be taken (including causing any of its Subsidiaries to take), all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, to permit consummation of the Merger as promptly as reasonably practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

          (b) Without limiting the generality of Section 6.01(a), BWC agrees to use its reasonable best efforts to obtain the consent or approval of all Persons party to a Contract with BWC, to the extent such consent or approval is required in order to consummate the Merger or for UCFC to receive the benefits thereof.

     6.02 SHAREHOLDER APPROVALS. BWC agrees to take, in accordance with applicable law, the BWC Articles and the BWC Code of Regulations, all action necessary to convene, and shall hold, the BWC Meeting to consider and vote upon the approval and adoption of this Agreement and any other matters required to be approved by BWC's shareholders for consummation of the Merger as promptly as practicable after the Registration Statement is declared effective. Unless the BWC Board, after having consulted with and considered the written advice of outside counsel, has determined in good faith that it is otherwise required in order to discharge properly the directors' fiduciary duties in accordance with the OGCL, the BWC Board shall recommend such approval, and BWC shall take all reasonable, lawful action to solicit such approval by its shareholders.

     6.03 REGISTRATION STATEMENT. (a) UCFC agrees to prepare a registration statement on Form S-4 (the "Registration Statement"), to be filed by UCFC with the SEC in connection with the issuance of UCFC Shares in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of BWC constituting a part thereof (the "Proxy Statement") and all related documents). BWC agrees to cooperate, and to cause its Subsidiaries to cooperate, with UCFC, its counsel and its accountants, in the preparation of the Registration Statement and the Proxy Statement. Provided that BWC and its Subsidiaries have cooperated as required above, UCFC agrees to file the Registration Statement with the SEC as soon as reasonably practicable following the execution of this Agreement. The Proxy Statement shall be provided to BWC and its counsel for review and comment prior to filing with the SEC. Each of BWC and UCFC agrees to use all reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. UCFC also agrees to use all reasonable best efforts to obtain all necessary state securities law or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement. BWC agrees to furnish to UCFC all information concerning BWC, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

          (b) Each of BWC and UCFC agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (2) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the BWC Meeting, contain any untrue statement which, at the time and in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of BWC and UCFC further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

          (c) UCFC agrees to advise BWC, promptly after UCFC receives notice thereof, of (i) the time when the Registration Statement has become effective or any supplement or amendment has been filed, (ii) the issuance of any stop order or the suspension of the qualification of UCFC Shares for offering or sale in any jurisdiction, (iii) the initiation or threat of any proceeding for any such purpose, or (iv) any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     6.04 ACCESS; INFORMATION. (a) Each of BWC and UCFC agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours and at such other times as are reasonably necessary throughout the period prior to the Effective Time to the books, records (including Tax Returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party
(1) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws and
(2) all other information concerning the business, properties and personnel of it as the other may reasonably request.

          (b) Each of BWC and UCFC agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section
6.04 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.04 unless such information (1) was already known to such party, (2) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (3) is disclosed with the prior written approval of the party to which such information pertains, or (4) is or becomes readily ascertainable from published information or trade sources. In the even that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

     6.05 ACQUISITION PROPOSALS. BWC agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving BWC or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or operations of, BWC or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing, an "Acquisition Proposal"); provided, that, if BWC is not otherwise in violation of this Section 6.05, the BWC Board may provide information to, and may engage in such negotiations or discussions with, a person, directly or through representatives, if (1) the BWC Board, after having consulted with and considered the written advice of outside counsel to the BWC Board, has determined in good faith that the provision of such information or the engaging in such negotiations or discussions is necessary in order to discharge properly the directors' fiduciary duties in accordance with the OGCL and (2) BWC has received from such person a confidentiality agreement on substantially the same terms as entered into by UCFC. BWC also agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than UCFC, with respect to any of the foregoing. BWC shall promptly advise UCFC on a current basis following the receipt by it of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise UCFC of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof.

     6.06 AFFILIATE AGREEMENTS. Not later than the 15th day prior to the mailing of the Proxy Statement, BWC shall deliver to UCFC a schedule of each person that, to BWC's knowledge, is or is reasonably likely to be, as of the date of the BWC Meeting, deemed to be an "affiliate" of BWC as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and
135. BWC agrees to use its reasonable best efforts to cause each person who may be deemed to be an affiliate of BWC to execute and deliver to BWC and UCFC on or before the date of mailing of the Proxy Statement an agreement in the form of Annex C.

     6.07 TAKEOVER LAWS. No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any takeover law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable takeover law, as now or hereafter in effect.

     6.08 NASDAQ LISTING. UCFC shall use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq, subject to official notice of issuance, the UCFC Shares to be issued to the holders of BWC Shares in the Merger.

     6.09 REGULATORY APPLICATIONS. (a) UCFC and BWC and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable. Each of UCFC and BWC shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of UCFC and BWC agrees to act reasonably and as promptly as practicable. Each of UCFC and BWC agrees that it will consult with the other party hereto with respect to obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of material matters relating to the completion of the transactions contemplated hereby.

          (b) Each of UCFC and BWC agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as maybe reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

     6.10 RETENTION PROGRAM. (a) At the Effective Time, UCFC will have established a retention program on terms acceptable to BWC to be used to retain certain employees of BWC.

Such retention program shall be set forth in a written document to be finalized prior to the Effective Date. The retention plan shall provide for funding of such plan in the amount of $3,700,000. The funds shall be invested at the discretion of the UCFC Board. The UCFC Board will consult with the management of BWC in establishing an investment policy for the retention plan.

          (b) The retention plan shall provide for a five-year cliff vesting for all participants, subject to acceleration of vesting upon a change of control of UCFC, BWC or any Subsidiary by which such participant is employed. The retention plan will permit each participant to elect a method of distribution of such funds when the funds become fully vested. Except as set forth below, in the event that a participant is terminated for cause or voluntarily leaves the employ of BWC, UCFC or any Subsidiary, as the case may be, before the expiration of the five-year vesting period, the participant shall forfeit all funds allocated to him or her under the retention plan. The participant shall be eligible to receive all or part of the funds allocated to the participant under the retention plan if the participant's employment terminates before the end of the five-year vesting period, under the following circumstances:

          (i) If a participant dies or becomes disabled prior to the expiration of the five-year vesting period, the participant, or the participant's estate, shall receive the funds allocated to the participant in the plan, increased for any earnings or reduced for any loss on such funds; provided, however, that in the case of disability, the participant shall execute a non-compete agreement to be entitled to receive a distribution. Any payments to be made to participants under the foregoing circumstances shall be made at the end of the five-year vesting period.

          (ii) If a participant retires at or after age 65 prior to the expiration of the five-year vesting period, the participant shall be entitled to receive the funds allocated to him or her under the retention plan, increased for any earnings or reduced for any loss on such funds; provided, however, that the participant shall execute a non-compete agreement to be entitled to receive his or her distribution. Any payments to be made to participants under the foregoing circumstances shall be made at the end of the five-year vesting period.

          (iii) If a participant retires before age 65 and prior to the expiration of the five-year vesting period, the participant shall be entitled to receive a portion of the funds allocated to him or her under the retention plan, prorated as of the last day of the participant's employment based on the number of days for which the participant was employed between the Effective Date and his or her termination date, with no increase for any earnings but with a reduction for any loss on such funds; provided, however, that the participant shall execute a non-compete agreement to be entitled to receive such distribution. Any payments to be made to participants under the foregoing circumstances shall be made at the end of the five-year vesting period.

          (iv) If a participant is involuntarily terminated by BWC or a Subsidiary without cause prior to the end of the five-year vesting period, the participant shall be entitled to receive the funds allocated to him or her under the retention plan, increased for any earnings or reduced for any loss on such funds. Any payments to be made to participants under the foregoing circumstances shall be made at the end of the five-year vesting period.

Any amounts forfeited under the plan shall revert to UCFC.

     6.11 STOCK OPTION PLAN. UCFC commits that it will seek the approval of its shareholders regarding the adoption of a stock option plan for the key employees of UCFC and its subsidiaries prior to the Effective Time. In the event that such a stock option plan is approved by the shareholders of UCFC, UCFC shall make available for issuance to senior officers, key producers and additional recruits of BWC and its Subsidiaries options to purchase not less than 165,000 common shares of UCFC. UCFC will consider the recommendations from the management of BWC in determining the allocations of such shares under the plan and future modifications to the plan including an increase in the number of options available to employees of BWC or its Subsidiaries.

     6.12 CERTAIN EMPLOYEE BENEFITS. At the Effective Time, BWC will maintain the Compensation Plans and employment arrangements currently provided by BWC. UCFC shall honor, pursuant to the terms of the Previously Disclosed Compensation Plans, and to the extent consistent with applicable law, all employee benefit obligations to current and former employees of BWC under such plans. Nothing in this Section 6.12 shall prevent BWC or UCFC from amending or terminating any Compensation Plans of BWC or UCFC (or its Subsidiaries) or any other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law, with the consent of the Board of Directors of BWC.

     6.13 INDEMNIFICATION. After the Effective Time, the Surviving Corporation shall continue to indemnify the directors, officers, agents and employees of BWC and its Subsidiaries, to the extent such persons would be entitled to indemnification under the BWC Articles or the BWC Code of Regulations. Such indemnification shall include claims arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, and UCFC shall cause director and officer liability insurance to be maintained in effect for not less than three years from the Effective Time for the benefit of the directors and officers of BWC and its Subsidiaries as of the Effective Time.

     6.14 NOTIFICATION OF CERTAIN MATTERS. (a) Each of BWC and UCFC shall give prompt notice to the other of any fact, event or circumstance known to it that is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a material breach of any of its representations, warranties, covenants or agreements contained herein.

          (b) BWC and each of its Subsidiaries shall promptly notify UCFC, and UCFC shall promptly notify BWC, of:

                (1) any notice in writing (or to the knowledge of BWC, any other communication) from any Person alleging that the consent of such Person is or may be required as a condition to the Acquisition;

                (2) any notice or other written communications from any client
(A) terminating or threatening to terminate any Material Contract with BWC or any of its Subsidiaries relating to the rendering of services to such client, or
(B) relating to any Material dispute with such client; or

                (3) any notice or other communication from any Governmental Authority or Self-Regulatory Organization in connection with the transactions contemplated by this Agreement.

     6.15 PRESS RELEASES. Each of BWC and UCFC agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or the rules of any applicable Self-Regulatory Organization.

     6.16 CERTAIN POLICIES OF BWC. (a) Upon the request of UCFC, BWC shall, consistent with GAAP and regulatory accounting principles, use its reasonable best efforts to record certain accounting adjustments intended to conform the litigation and other accrual and reserve policies of BWC so as to reflect the policies of UCFC; provided, however, that BWC shall not be obligated to record any such accounting adjustments pursuant to this Section 6.15(a) unless and until BWC shall be satisfied that the conditions to the obligation of the parties to consummate the Merger will be satisfied or waived on or before the Effective Time and (b) in no event until the day prior to the Effective Date. BWC's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this
Section 6.15.


                                    ARTICLE VII
                      CONDITIONS TO CONSUMMATION OF THE MERGER

     7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of UCFC and BWC to consummate the Merger is subject to the fulfillment or written waiver by UCFC and BWC prior to the Effective Time of each of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been duly adopted by the requisite vote of the holders of outstanding BWC Shares entitled to vote thereon in accordance with Section 1701.78 of the OGCL, other applicable law and the BWC Articles and the BWC Code of Regulations.

          (b) Governmental and Regulatory Consents. All approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Authorities and Self-

Regulatory Organizations required for the consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired; provided, however, that none of the preceding shall be deemed obtained or made if it shall be subject to any condition or restriction the effect of which would have been such that UCFC would not reasonably have entered into this Agreement had such condition or restriction been known as of the date hereof.

          (c) Third Party Consents. All consents or approvals of all persons, other than Governmental Authorities, required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material adverse effect on the Surviving Corporation.

          (d) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

          (e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (f) Blue Sky Approvals. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the UCFC Shares to be issued in the Merger shall have been received and be in full force and effect.

          (g) Listing. The UCFC Shares to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

          (h) Tax Opinions. UCFC and BWC shall have received an opinion of Vorys, Sater, Seymour and Pease LLP, counsel to UCFC, substantially to the effect that, based on the facts and assumptions stated therein, for United States federal income tax purposes, (i) the Merger qualifies as a "reorganization" within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized for federal income tax purposes by shareholders of BWC upon conversion of the BWC Shares into the UCFC Shares, except for those shareholders who receive cash in lieu of fractional shares or with respect to Dissenting Shares; (iii) the tax basis of the UCFC Shares received by the shareholders of BWC will be the same as the tax basis of the BWC Shares surrendered by the shareholders; and (iv) the holding period of the UCFC Shares received by shareholders of BWC will include the holding period of the BWC Shares surrendered by shareholders, provided that the BWC Shares are held as a capital asset by shareholders on the Effective Date. In rendering its opinion, Vorys, Sater, Seymour and Pease LLP may rely as to factual matters on the representations made in this Agreement and in separate certificates addressed to such counsel by both BWC and UCFC. In addition, such opinion may be subject to customary qualifications.

     7.02 CONDITIONS TO OBLIGATION OF BWC. The obligation of BWC to consummate the Merger is also subject to the fulfillment or written waiver by BWC prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of UCFC set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), and BWC shall have received a certificate, dated the Effective Date, signed on behalf of UCFC by the President of UCFC to such effect.

          (b) Performance of Obligations of UCFC. UCFC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and BWC shall have received a certificate, dated the Effective Date, signed on behalf of UCFC by the President of UCFC to such effect.

          (c) Fairness Opinion. BWC shall have received the written opinion of Austin Associates, Inc. that the Merger Consideration is fair to the shareholders of BWC from a financial point of view.

          (d) Employment Agreements. The employees of BWC identified on Schedule C shall have entered into the Employment Agreements.

          (e)   Retention Plan.  The retention program document described in
Section 6.10 of this Agreement shall have been finalized.

     7.03 CONDITIONS TO OBLIGATION OF UCFC. The obligation of UCFC to consummate the Merger is also subject to the fulfillment or written waiver by UCFC prior to the Effective Time of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of BWC set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date) and UCFC shall have received a certificate, dated the Effective Date, signed on behalf of BWC by the Chief Executive Officer and the Chief Financial Officer of BWC to such effect.

          (b) Performance of Obligations of BWC. BWC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and UCFC shall have received, prior to the Effective Time, a certificate, dated the Effective Date, signed on behalf of BWC by the Chief Executive Officer and the Chief Financial Officer of BWC to such effect.

          (c) Employment Agreements. The employees of BWC identified on Schedule C shall have entered into the Employment Agreements.

          (d) Fairness Opinion. UCFC shall have received the written opinion of Trident Securities, Inc., that the Merger Consideration is fair to the shareholders of UCFC from a financial point of view.

          (e) Dissenting Shares. No more than 5% of the BWC Shares shall be Dissenting Shares.


                                    ARTICLE VIII
                                    TERMINATION

     8.01 TERMINATION. This Agreement may be terminated, and the Merger may be abandoned:

          (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of UCFC and BWC.

          (b) Breach. At any time prior to the Effective Time, by UCFC or BWC in the event of either: (1) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 9.09(b), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, or (2) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and which breach would be reasonably likely, individually or in the aggregate, to have a Material adverse effect on the breaching party or the Surviving Corporation.

          (c) Delay. At any time prior to the Effective Time, by UCFC or BWC in the event that the Merger is not consummated by December 31, 1999, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

          (d) No Approval. By BWC or UCFC in the event (1) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority, or such Governmental Authority shall have requested the permanent withdrawal of any application therefor, or any such approval shall be made subject to any condition or restriction described in the proviso to Section 8.01(b), or (2) any stockholder approval required by Section 8.01(a) is not obtained at the BWC Meeting.

          (e) Failure to Recommend. By UCFC, if at any time prior to the BWC Meeting the BWC Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of UCFC (whether in accordance with Section 6.02 or otherwise).

          (f) Stock Price of UCFC. By BWC if the Average Closing Price is less than $10.00.

          (g) Shareholder Agreements. By UCFC, if a Shareholder Agreement has not been signed by each of the persons listed on Schedule A on or before April 30, 1999.

     8.02 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (1) as set forth in Sections 8.03, 9.01 and 9.05 and (2) that termination will not relieve a breaching party from liability for any willful breach of this Agreement.

     8.03 TERMINATION FEE.  If UCFC terminates this Agreement pursuant to
Section 8.01(e) following receipt by BWC of an Acquisition Proposal, then, within five business days of such termination, BWC shall pay UCFC by wire transfer in immediately available funds a fee of $1,250,000 (the "Termination Fee").


                                     ARTICLE IX
                                   MISCELLANEOUS

     9.01 SURVIVAL. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time or the termination of this Agreement if this Agreement is terminated prior to the Effective Time; provided, however, that (a) the agreements of the parties contained in Section
6.12 and in this Article IX shall survive the Effective Time and (b) if this Agreement is terminated prior to the Effective Time, the agreements of the parties contained in Sections 6.04(b), 8.02 and 8.03 and in this Article IX shall survive such termination.

     9.02 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be (1) waived by the party benefited by the provision, or (2) amended or modified at any time, by an agreement in writing between the parties hereto approved or authorized by their respective Boards of Directors and executed in the same manner as this Agreement, except that, after approval of the Merger by the shareholders of BWC, no amendment may be made which under applicable law requires further approval of such shareholders without obtaining such required further approval.

     9.03 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

     9.04 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within such State.

     9.05 EXPENSES. Except or provided in Section 8.03, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

     9.06 NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given

          (a) on the date of delivery, if personally delivered or telecopied (with confirmation),

          (b) on the first business day following the date of dispatch, if delivered by a recognized next-day courier service, or

          (c) on the fifth business day following the date of mailing, if mailed by registered or certified mail (return receipt requested), in each case to such party at its address or telecopy number set forth below or such other address or numbers as such party may specify by notice to the parties hereto.

If to UCFC, to:

          United Community Financial Corp.
          275 Federal Plaza West
          Youngstown, Ohio  44503
          Attention:  Douglas M. McKay
          Facsimile:  (330) 742-0532

     With a copy to:

          Terri Reyering Abare
          Vorys, Sater, Seymour and Pease LLP
          221 East Fourth Street
          Suite 2100, Atrium Two
          Cincinnati, Ohio  45202
          Facsimile:  (513) 723-4056

     If to BWC, to:

          Butler Wick Company
          City Center One, Suite 700
          Youngstown, Ohio  44501
          Attention:  Thomas J. Cavalier

          Facsimile:  (330) 743-7911

     With a copy to:

          Thomas C. Blank
          Werner & Blank
          7205 West Central Avenue
          Toledo, Ohio  43617
          Facsimile:  (419) 841-8380

     9.07 ENTIRE UNDERSTANDING. This Agreement (together with the Disclosure Schedule) represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made.

     9.08 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.09 INTERPRETATION.

          (a) When a reference is made in this Agreement to Sections, Annexes or Schedules, such reference shall be to a Section, Annex or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. Whenever this Agreement shall require a party to take an action, such requirement shall be deemed to constitute an undertaking by such party to cause its Subsidiaries, and to use its reasonable best efforts to cause its other Affiliates, to take appropriate action in connection therewith.

          (b)   No representation or warranty of BWC or UCFC contained in
Article IV or Article V shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event, or circumstance that should have been disclosed as an exception to one or more representations or warranties, unless such fact, event or circumstance (individually or taken together with all other facts, events or circumstances that should have been so disclosed with respect to any representation or warranty contained in Article IV or Article V) is not Previously Disclosed and would be Material with respect to BWC or UCFC, respectively.

                                  *    *    *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                         BUTLER WICK CORP.


                         By: /s/ Thomas J. Cavalier
                             --------------------------

                         Name:  Thomas J. Cavalier
                         Title: Chairman of the Board


                         UNITED COMMUNITY FINANCIAL CORP.


                         By: /s/ Douglas M. McKay
                             --------------------------

                         Name:  Douglas M. McKay
                         Title: Chairman of the Board

                   ANNEXES A,B and C and SCHEDULES A, B and C
                                    OMITTED

                                       ANNEX B


                                                       7205 West Central Avenue
 AUSTIN ASSOCIATES, INC.                               Toledo, OH  43617
 FINANCIAL INSTITUTION CONSULTANTS                     (419) 841-8521
 an AAI Affiliated Company                             FAX: (419) 841-8380






April 15, 1999




CONFIDENTIAL

Board of Directors
Butler Wick Corp.
City Centre One Building
Suite 700
Youngstown, Ohio 44501

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Butler Wick Corp. ("BWC") and its shareholders of the terms of the Agreement and Plan of Merger dated as of April 15, 1999 ("Agreement") between BWC and United Community Financial Corp. ("UCFC").

In consideration of the Merger, shareholders of BWC shall receive, in a tax-free exchange for BWC shares, 1,700,000 shares of UCFC common stock, in the aggregate, subject to possible adjustments based on the Average Closing Price of UCFC stock (as defined in the Agreement). If the Average Closing Price is less than $10.00 per share, BWC may terminate the Agreement.

In carrying out our engagement, we have reviewed and analyzed material bearing upon the financial and operating condition of BWC and UCFC, including but not limited to the following: (i) the Agreement; (ii) the audited financial statements of BWC for the periods ending June 26, 1998, June 27, 1997 and June 18, 1996; (iii) the unaudited financial statements of BWC for the period ending February 28, 1999; (iv) the audited financial statements of UCFC as of December 31, 1997; (v) unaudited financial statements of UCFC dated December 31, 1998 and March 31, 1999; (vi) publicly available information regarding the performance of certain other companies whose business activities were believed by Austin Associates to be generally comparable to those of BWC and UCFC; (vii) the financial terms, to the extent publicly available, of certain comparable transactions; and (viii) such other analysis and information as we deemed relevant.

Board of Directors
Butler Wick Corp.
April 15, 1999
Page 2


In our review and analysis, we relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and have not attempted to verify the same. We have made no independent verification as to the status of individual loans made by UCFC or the adequacy of UCFC's loan loss reserve. We have instead relied upon representations and information concerning loans of UCFC and the adequacy of the loan loss reserve, in the aggregate. In addition, we have assumed in the course of obtaining the necessary regulatory approvals for the transaction, no condition will be imposed that will have a material adverse effect on the contemplated benefits of the transaction to BWC and its shareholders.

Based upon our analysis and subject to the qualifications described herein, we believe that as of the date of this letter, the terms of the Agreement are fair, from a financial point of view, to BWC and its shareholders.

For our services in rendering this opinion, BWC will pay us a fee and indemnify us against certain liabilities.



AUSTIN ASSOCIATES, INC.

                                       ANNEX C


          Section 1701.85 DISSENTING SHAREHOLDER'S DEMAND FOR FAIR CASH VALUE OF SHARES.

     (A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

          (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

          (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 [1701.80.1] of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

          (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

          (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

     (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendenc of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

     (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

     (D) (1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

             (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

             (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

             (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

             (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

          (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

     (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                    PART II

ITEM 20.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.
--------       ------------------------------------------

          (a)  OHIO REVISED CODE

               Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by a corporation and provides as follows:

               (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

               (2) A corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

                    (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that the court of common pleas or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

                    (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

               (3) To the extent that a director, trustee, officer, employee, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in divisions (E)(1) and (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

               (4) Any indemnification under divisions (E)(1) and (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in divisions (E)(1) and (2) of this section. Such determination shall be made as follows:

                    (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with any such action, suit, or proceeding;

                    (b)  If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

                    (c)  By the shareholders; or

                    (d) By the court of common pleas or the court in which such action, suit, or proceeding was brought.

               Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division
(E)(2) of this section, and within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which action or suit was brought to review the reasonableness of such determination.

               (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in divisions (E)(1) and (2) of this section, the articles or the regulations of a corporation state by specific reference to this division that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in divisions (E)(1) and
(2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

                       (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

                       (ii) Reasonably cooperate with the corporation concerning
                    the action, suit, or proceeding.

               (b) Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, or agent in defending any action, suit, or proceeding referred to in divisions (E)(1) and (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding as authorized by the directors in the specific case upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

               (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices and positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

               (7) A corporation may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or profit, partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

               (8) The authority of a corporation to indemnify persons pursuant to divisions (E)(1) and (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or
(7).

               (9) As used in this division, references to "corporation" include all constituent corporations in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, or agent of such a constituent corporation, or is or was serving at the request of such constituent corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

          (b)  UNITED COMMUNITY FINANCIAL CORP.'S CODE OF REGULATIONS

               The Code of Regulations of United Community Financial Corp. ("United Community") provide that United Community shall indemnify its directors or officers against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs), judgments, fines, and amounts paid in settlement by reason of the fact that they are or were directors, officers, employees or agents of the corporation or, at the request of United Community, were serving another organization in a similar capacity, if the directors or officers acted in good faith and in a manner they reasonably believed to be in the best interest of the corporation. With regard to criminal matters, directors and officers must be indemnified by the corporation if the directors or officers had no reasonable cause to believe their conduct was unlawful. Directors or officers claiming indemnification shall be presumed to have acted in good faith and in a manner they reasonably believed to be not opposed to the best interests of the corporation and, with respect to any criminal matter, to have had no reasonable cause to believe their conduct was unlawful.

               United Community shall not indemnify any officer or director of the corporation who was a party to any completed action or suit instituted by (or in the right of) the corporation for any matter asserted in such action as to which the officer or director shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation. However, should the court in which such action was brought determine that the officer or director is fairly and reasonably entitled to such indemnity, United Community shall indemnify such officer or director to the extent permitted by the court.

               Any indemnification not precluded by judgment shall be made by the corporation only upon a determination that the director has met the applicable standard of conduct. Such determination may be made only (a) by a majority vote of a quorum of disinterested directors, (b) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel, (c) by the shareholders or (d) by the court, if any, in which such action was brought. Expenses incurred in defending any action, suit or proceeding shall be paid by United Community in advance upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if the director or officer is not entitled to be indemnified by the corporation.

               In addition, United Community has agreed to indemnify each of its directors and officers against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs), judgments, fines, and amounts paid in settlement by reason of the fact that he is or was a director, officer, employee or agent of the corporation or, at the request of United Community, was serving another organization in a similar capacity, if the director or officer acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation and if, with respect to any criminal action or proceeding, such director or officer had no reason to believe that his conduct was unlawful. Such indemnification shall be made, however, only upon a determination by the directors or shareholders of United Community, the Court of Common Pleas of Mahoning County or written opinion of legal counsel appointed by United Community that the director or officer has adhered to the appropriate standard of conduct.


ITEM 21.     EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
--------     -------------------------------------------


             (a)  EXHIBITS
                  --------

Exhibit No.  Description
-----------  -----------

   2.1 Agreement and Plan of Merger dated April 15, 1999, by and between United Community and Butler Wick Corp.

   2.2       Merger Agreement dated _, 1999, by and between UCFC
             Merger Corp. and Butler Wick Corp.

   3.1       Articles of Incorporation, as amended, of United
             Community

   3.2       Code of Regulations, as amended, of United Community

   4 Articles Sixth, Seventh and Eighth of the Articles of Incorporation of United Community and Sections 1.02, 1.04, 1.05, 1.06, 1.09, 1.10, 1.11 of Article One,
             Section 2.02, 2.03 and 2.04 of Article Two, Sections
             4.01 and 4.04 of Article Fourth, and Section 6.02 of Article Sixth of the Code of Regulations of United Community, defining the rights of United Community shareholders

   5 Opinion of Vorys, Sater, Seymour and Pease LLP regarding the legality of the shares of United
             Community being registered

   8 Opinion of Vorys, Sater, Seymour and Pease LLP regarding the tax consequences of the merger

   10.1 The Home Savings and Loan Company of Youngstown, Ohio Employee Stock Ownership Plan

   10.2 Employment Agreement between The Home Savings and Loan Company of Youngstown, Ohio and Douglas M. McKay, dated December 17, 1998

   10.3 Employment Agreement between The Home Savings and Loan Company of Youngstown, Ohio and Donald J. Varner, dated December 17, 1998

Exhibit No.  Description
-----------  -----------

   10.4 Employment Agreement between The Home Savings and Loan Company of Youngstown, Ohio and Patrick A. Kelly, dated December 17, 1998

   10.5 Form of employment agreement between Butler Wick Corp. and Thomas J. Cavalier

   10.6      Form of Retention Plan to be adopted by United
             Community

   21        Subsidiaries of the Registrant

   23.1 Consent of Deloitte & Touche LLP regarding the report on United Community's financial statements

   23.2 Consent of Packer, Thomas & Co. regarding the report on Butler Wick's financial statements

   23.3      Consent of Austin Associates, Inc.

   23.4      Consent of Vorys, Sater, Seymour and Pease LLP

   23.5 Consent of Packer, Thomas & Co. regarding the report on United Community's financial statements

   99.1      Form of Proxy for Butler Wick special meeting of shareholders

              (b)  FINANCIAL STATEMENT SCHEDULES
                   -----------------------------

               All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under related instructions or are inapplicable and, therefore, have been omitted.

              (c)  OPINION OF AUSTIN ASSOCIATES, INC.
                   ----------------------------------

              The Opinion of Austin Associates, Inc. has been provided as part of the Prospectus/Proxy Statement as Annex C.

ITEM 22.    UNDERTAKINGS
--------    ------------

            1.   The undersigned registrant hereby undertakes:

               (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (b) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            2. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

            3. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph 2 immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            4. Insofar as indemnification for liabilities arising under the Act, as amended may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

            5. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

            6. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                     SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Youngstown, State of Ohio on May 20, 1999.

                                  United Community Financial Corp.



                                  By:  /s/ Douglas M. McKay
                                       ---------------------------
                                       Douglas M. McKay,
                                        President and a Director
                                        (Duly Authorized Representative)


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been duly signed below by the following persons in the capacities and on the dates indicated.


By:  /s/ Richard M. Barrett            By:   /s/ Patrick A. Kelly
     ----------------------------            -----------------------------
     Richard M. Barrett, Director            Patrick A. Kelly, Treasurer
                                              (Principal Financial Officer)


Date: May 20, 1999                     Date: May 20, 1999


By:  /s/ Douglas M. McKay              By:   /s/ Herbert F. Schuler, Sr.
     ----------------------------            -----------------------------
     Douglas M. McKay, Director              Herbert F. Schuler, Sr.,
      Director and President                  Director


Date: May 20, 1999                     Date: May 20, 1999


By: /s/ Donald J. Varner               By:   /s/ John F. Zimmerman, Jr.
    -----------------------------            -----------------------------
    Donald J. Varner,                        John F. Zimmerman, Jr.,
     Director and Secretary                   Director


Date: May 20, 1999                     Date: May 20, 1999

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER   DESCRIPTION

  2.1    Agreement and Plan of Merger dated April 15, 1999, by and between   Included as Annex A to the Prospectus/Proxy Statement
         United Community and Butler Wick

  2.2    Merger Agreement dated May 28, 1999, by and between UCFC
         Merger Corp. and Butler Wick Corp.

  3.1    Articles of Incorporation, as amended, of United Community          Incorporated by reference to the Registration
                                                                             Statement on Form S-1 filed by United Community on
                                                                             March 13, 1998, ("S-1") with the Securities and
                                                                             Exchange Commission ("SEC"), Exhibit 3.1

  3.2    Code of Regulations, as amended, of United Community                Incorporated by reference to the annual report on the
                                                                             Form 10-K filed by United Community with the SEC on
                                                                             March 31, 1999 (the "1998 10-K"), Exhibit 3.2


  4      Articles Sixth, Seventh and Eighth of the Articles of               Included in Exhibits 3.1 and 3.2
         Incorporation of United Community and Sections 1.02, 1.04, 1.05,
         1.06, 1.09, 1.10, 1.11 of Article One, Section 2.02, 2.03 and 2.04
         of Article Two, Sections 4.01 and 4.04 of Article Fourth, and
         Section 6.02 of Article Sixth of the Code of Regulations of United
         Community, defining the rights of United Community shareholders

  5 Opinion of Vorys, Sater, Seymour and Pease LLP regarding the legality of the shares of United Community being registered

  8 Opinion of Vorys, Sater, Seymour and Peas LLP regarding the tax consequences of the merger

  10.1   The Home Savings and Loan Company of Youngstown, Ohio Employee      Incorporated by reference to the Pre-Effective
         Stock Ownership Plan                                                Amendment to the S-1 filed by United Community with
                                                                             the SEC on May 6, 1998 (the "Pre-Effective
                                                                             Amendment") Exhibit 10.3

  10.2   Employment Agreement between United Community, and Douglas M.       Incorporated by reference to the 1998 10-K, Exhibit
         McKay, dated December 17, 1998                                      10.2

  10.3   Employment Agreement between United Community and Donald J.         Incorporated by reference to the 1998 10-K, Exhibit
         Varner, dated December 17, 1998                                     10.3

  10.4   Employment Agreement between United Community and Patrick A.        Incorporated by reference to the 1998 10-K, Exhibit
         Kelly, dated December 17, 1998                                      10.4

                                      -9-


EXHIBIT
NUMBER   DESCRIPTION
  10.5   Form of employment agreement between Butler Wick and Thomas J.
         Cavalier

  10.6   Form of Retention Plan to be adopted by United Community

  21     Subsidiaries of the Registrant                                      Incorporated by reference to the 1998 10-K, Exhibit
                                                                             21

  23.1   Consent of Deloitte & Touche LLP regarding the report on
         United Community's financial statements

  23.2   Consent of Packer, Thomas & Co. regarding the report on Butler
         Wick's financial statements

  23.3   Consent of Austin Associates, Inc.

  23.4   Consent of Vorys, Sater, Seymour and Pease LLP

  23.5   Consent of Packer, Thomas & Co. regarding the report on
         United Community's financial statements

  99.1   Form of Proxy for Butler Wick for special meeting of shareholders

                                     -10-